Exhibit T3E

                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



 In re:                                  )          Chapter 11
                                         )          Case No. 99-3612 (JJF)
     PLANET HOLLYWOOD                    )          (Jointly Administered)
     INTERNATIONAL, INC., ET AL.,        )
                          -- --
                                         )
                     DEBTORS.            )
                                         )
                                         )

                   FIRST AMENDED DISCLOSURE STATEMENT PURSUANT
                     TO SECTION 1125 OF THE BANKRUPTCY CODE
                        FOR THE FIRST AMENDED JOINT PLAN
                    OF REORGANIZATION DATED DECEMBER 13, 1999
                     OF PLANET HOLLYWOOD INTERNATIONAL, INC.
                         AND CERTAIN OF ITS SUBSIDIARIES

                                          Respectfully Submitted,

                                          STROOCK & STROOCK & LAVAN LLP
                                          Lewis Kruger
                                          Robin E. Keller
                                          180 Maiden Lane
                                          New York, New York  10038
                                          (212) 806-5400

                                          YOUNG CONAWAY STARGATT & TAYLOR, LLP
                                          James L. Patton, Jr. (No. 2002)
                                          Pauline K. Morgan (No. 3650)
                                          Rodney Square North, 11th Floor
                                          P.O. Box 391
                                          Wilmington, Delaware 19899-0391
                                          (302) 571-6600

                                          ATTORNEYS FOR THE DEBTORS AND
                                          DEBTORS-IN-POSSESSION

           FIRST AMENDED DISCLOSURE STATEMENT, DATED DECEMBER 13, 1999

                              SOLICITATION OF VOTES
                        WITH RESPECT TO THE FIRST AMENDED
                         JOINT PLAN OF REORGANIZATION OF

                    PLANET HOLLYWOOD INTERNATIONAL, INC. AND
                           CERTAIN OF ITS SUBSIDIARIES

     THE DEBTORS BELIEVE THAT THE FIRST AMENDED JOINT PLAN OF REORGANIZATION ATTACHED HERETO AS EXHIBIT "1" IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS. THE HOLDERS OF CLAIMS IN IMPAIRED CLASSES SOLICITED HEREBY ARE URGED TO VOTE IN FAVOR OF THE PLAN.

     THE HOLDERS OF CLAIMS SOLICITED HEREBY ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN AND THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER "RISK FACTORS," PRIOR TO VOTING.

     VOTING INSTRUCTIONS ARE CONTAINED ON YOUR BALLOT AND ARE SET FORTH IN
SECTION VII.G. OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND ACTUALLY RECEIVED BY THE BALLOT AGENT NO LATER THAN 5:00 P.M., EASTERN TIME, ON JANUARY 14, 2000 (THE "VOTING DEADLINE").

     THE VOTES OF HOLDERS OF OLD COMMON STOCK INTERESTS AND HOLDERS OF OPTIONS OR RIGHTS TO ACQUIRE OLD COMMON STOCK ARE NOT BEING SOLICITED SINCE THEY ARE DEEMED TO HAVE REJECTED THE PLAN. ACCORDINGLY THIS DISCLOSURE STATEMENT HAS NOT BEEN SENT TO THE HOLDERS OF SUCH CLAIMS OR INTERESTS. AS DESCRIBED HEREIN, THE DEBTORS HAVE OBTAINED A COURT ORDER PERMITTING THE DEBTORS TO TRANSMIT INSTEAD TO SUCH HOLDERS A SUMMARY OF THE PRINCIPAL TERMS OF THE PLAN.

     THE CONFIRMATION HEARING HAS BEEN SCHEDULED TO COMMENCE ON JANUARY 20, 2000 AT 2:00 P.M. BEFORE THE HONORABLE JOSEPH J. FARNAN, JR. AT THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (THE "COURT"), J. CALEB BOGGS FEDERAL BUILDING, 844 KING STREET, WILMINGTON, DELAWARE 19801. THE CONFIRMATION HEARING MAY BE ADJOURNED WITHOUT FURTHER NOTICE TO PARTIES-IN-INTEREST EXCEPT FOR AN ANNOUNCEMENT OF THE ADJOURNED DATE MADE IN OPEN COURT.

     OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE IN WRITING, STATE THE NATURE AND AMOUNT OF CLAIMS OR INTERESTS HELD OR ASSERTED BY THE OBJECTOR AGAINST THE DEBTORS' ESTATES OR PROPERTY, THE BASIS FOR THE OBJECTION, AND THE SPECIFIC GROUNDS THEREFOR, AND MUST BE FILED WITH THE COURT AND SERVED UPON THE DEBTORS, THEIR COUNSEL, COUNSEL FOR THE CREDITORS' COMMITTEE AND THE OFFICE OF THE UNITED STATES TRUSTEE IN THE MANNER SET FORTH IN THE CONFIRMATION NOTICE SO AS TO BE RECEIVED NO LATER THAN 4:00 P.M. EASTERN TIME ON JANUARY 14, 2000.

     NO PERSON IS AUTHORIZED BY THE DEBTORS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES FOR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS. THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT UNDER ANY CIRCUMSTANCES IMPLY THAT ALL OF THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     INFORMATION CONTAINED HEREIN REGARDING THE DEBTORS, THEIR BUSINESSES, ASSETS AND LIABILITIES HAVE BEEN PROVIDED BY THE DEBTORS. WHERE STATED, THE DEBTORS HAVE RELIED ON INFORMATION PROVIDED BY THEIR ADVISORS.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

     EACH CAPITALIZED TERM USED IN THIS DISCLOSURE STATEMENT AND NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANING ASCRIBED TO SUCH TERM IN THE PLAN.

     The summaries of the Plan and the related documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan and such documents. If there is any inconsistency between this Disclosure Statement and the Plan and any operative documents Filed and to be Filed, the terms of the Plan and the operative documents Filed and to be Filed shall control. The information contained in this Disclosure Statement is included herein solely for the purposes of soliciting acceptances of the Plan. If the Plan is not confirmed, the Plan and this Disclosure Statement shall be deemed null and void, and notwithstanding anything in the Plan or in this Disclosure Statement to the contrary, nothing contained in the Plan or in this Disclosure Statement shall be deemed (a) to constitute a waiver or release of any Claims by the Debtors or any other Entity, (b) to prejudice in any manner the rights of the Debtors or any other Entity, (c) to constitute any admission by the Debtors or any other Entity, or (d) to constitute any admission or concession regarding any Claim or Interest.

                                TABLE OF CONTENTS
                                                                          PAGE

I.     INTRODUCTION.........................................................1

II.    SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE
       PLAN AND SUMMARY OF TERMS OF NEW SENIOR SECURED
       NOTES, NEW SECURED PIK NOTES, NEW WARRANTS, AND
       NEW STOCK OPTION PLANS...............................................3

III.   THE COMPANY.........................................................16

         A.     OVERVIEW OF BUSINESS.......................................16
         B.     OPERATIONAL RESTRUCTURING PLAN.............................18
         C.     CURRENT DEBT STRUCTURE AND MATERIAL AGREEMENTS.............19
                  1.     Bank Debt.........................................19
                  2.     Public Notes......................................19
                  3.     Major Suppliers and Vendors.......................19
                  4.     Leases and Contracts (franchises, joint
                          venture, other)..................................20
                  5.     Stockholder Interests.............................21
         D.     Pre-Petition Date Special Transactions.....................22
         E.     Legal Proceedings..........................................23

IV.    AVAILABLE FINANCIAL INFORMATION.....................................26

V.     PRE-FILING PLAN DISCUSSIONS AND AGREEMENT WITH
       INFORMAL NOTEHOLDERS' COMMITTEE; LANDLORD SETTLEMENTS,
       INSIDER TRANSACTIONS UNDER THE PLAN.................................26

         A.     Noteholders' Agreement.....................................26
         B.     Landlord Settlements.......................................28
         C.     Insider Transactions Under the Plan........................28
                  1.     Alternative Restructuring Efforts Resulting
                         in Current Plan Structure.........................28
                  2.     Other Insider Benefits Under the Plan.............30

VI.    POST-PETITION OPERATIONS............................................33

         A.     Commencement of the Reorganization Cases and
                First Day Orders...........................................33
         B.     Store Closings.............................................35
         C.     Formation of the Creditors' Committee......................36
         D.     Foreign Operations and Proceedings.........................36
         E.     Asset Transfers............................................36
         F.     Emergence Business Plan....................................37
         G.     Current and Post-Confirmation Management...................48
                  1.     Information Regarding Executive
                         Officers and Directors............................48
                         a.  Post-Confirmation Officers and Directors......48
                         b.  Current Executive Officers and Directors......49
                         c.  Current Director Compensation and
                             Shareholder Interests.........................49
                         d.  Current Executive Compensation................51
                  2.     Employment Contracts..............................52

VII.   CONFIRMATION STANDARDS; LIQUIDATION ANALYSIS AND VOTING PROCEDURES..54

         A.     Brief Explanation of Chapter 11............................54
         B.     Acceptance of the Plan.....................................54
         C.     Classification of Claims and Interests.....................56
         D.     Optional Plan Provisions/Substantive Consolidation.........56
         E.     Confirmation of the Plan...................................57
         F.     Liquidation Analysis.......................................61
         G.     Voting Procedures..........................................68

VIII.  DESCRIPTION OF THE PLAN.............................................72

         A.     Classification and Treatment of Claims and
                Interests Under the Plan...................................72
                  1.     Unclassified Claims - Administrative and
                         Priority Tax Claims...............................72
                  2.     Classified Claims and Interests...................74
                         Class 1.     Priority Claims......................74
                         Class 2.     The SunTrust Claims..................74
                         Class 3.     Miscellaneous Secured Claims.........74
                         Class 4.     Convenience Claims...................75
                         Class 5.     Old Senior Subordinated Notes Claims.75
                         Class 6.     General Unsecured Claims.............76
                         Class 7.     Landlord Settlement Agreement Claims.76
                         Class 8.     Old Common Stock.....................77
                         Class 9.     Claims for Issuance of Old
                                      Common Stock.........................77
                         Class 10.    Intercompany Claims..................78
                         Class 11.    Intercompany Interests...............78
         B.     Means for Execution of the Plan............................78
         C.     Distributions..............................................82
         D.     Acceptance or Rejection of the Plan/Confirmation
                Notwithstanding Rejection by an Impaired Class.............89
         E.     Procedure for Resolving Disputed Claims....................89
         F.     Executory Contracts........................................90
         G.     Conditions to Confirmation and the Occurrence of
                the Effective Date.........................................91
         H.     Effects of Confirmation and Effectiveness of Plan..........92
         I.     Releases and Injunctions...................................94
         J.     Retention Of Jurisdiction..................................96
         K.     Miscellaneous Provisions...................................97

IX.    CERTAIN RISK FACTORS................................................99

         Highly Leveraged Position.........................................99
         Risks Relating to the Exit Facilities............................100
         Risks Relating to the Projections................................100
         Competition in the Restaurant Industry...........................101
         Capital Requirements.............................................102
         Dividend Restrictions............................................102
         Certain Risks of Non-Confirmation................................102
         Noncomparability of Historical Financial Information.............103
         Seasonality......................................................103
         Government Regulations...........................................103
         Lack of Alternatives to Confirmation and Consummation
         of the Plan......................................................104
         Securities Law Considerations....................................105
         Market for Plan Securities.......................................107

X.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN................107

         A.     Certain Federal Income Tax Consequences to Holders
                 of Allowed Claims........................................108
                  1.     Tax Securities...................................108
                  2.     Exchange of Old Senior Subordinated Notes
                         for Cash, New Secured PIK Notes, New Common
                         Stock and Possibly New Senior Secured Notes......108
                  3.     Exchange of Allowed General Unsecured Claims
                         for Cash and New Secured PIK Notes...............111
                  4.     Cancellation of Old Common Stock or
                         Exchange of Old Common Stock for New Warrants....112
                  5.     Distributions in Discharge of Accrued Interest...112
                  6.     Original Issue Discount and Premium..............113
                  7.     Market Discount..................................116
                  8.     Disposition of Plan Securities...................116
                  9.     Backup Withholding...............................118
                  10.    Adjustments......................................118
         B..    Certain Federal Income Tax Consequences to the Debtors....119
                  1.     Cancellation of Indebtedness.....................119
                  2.     Limitation of Net Operating Loss
                         Carryforwards Following an Ownership Change......120
                  3.     Alternative Minimum Tax..........................122

XI.    RECOMMENDATION AND CONCLUSION......................................123


EXHIBITS

1.       Joint Plan of Reorganization
2.       List of Licensed or Franchised Units
3.       List of Locations Closed Since January 1, 1999
4.       List of Locations Subject to Landlord Settlement Agreements
5.       Historical Financial Information

                                 I. INTRODUCTION

          This First Amended Disclosure Statement is submitted by Planet Hollywood International, Inc. ("PHI") (hereafter referred to as "PHI" or the "Company") and certain subsidiaries of PHI that are debtors in the above-captioned Chapter 11 Cases (the "Filed Subsidiaries" and collectively with PHI, the "Debtors"). A copy of the Debtors' First Amended Joint Plan of Reorganization, together with certain exhibits and annexes thereto (collectively, the "Plan") is attached hereto as Exhibit 1. The Debtors, as proponents of the Plan, seek confirmation of the Plan under chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") and submit this Disclosure Statement in connection with their solicitation of votes on the Plan. The exhibits to the Plan will be Filed prior to the hearing on confirmation of the Plan and are an integral part of the Plan.

          The overall purpose of the restructuring embodied in the Plan (the "Restructuring") is to achieve changes in PHI's capital structure and raise working capital, which PHI believes will enhance its long-term viability. PHI believes that the Plan presents the best long-term solution to its present difficulties by providing liquidity for the turnaround of its operations through access to new debt and equity financing, and the means to maximize the recoveries available for creditors.

          In the past year, the Debtors have closed, sold or franchised more than 30 domestic and foreign locations, thereby reducing overhead costs and stemming losses from unprofitable operations. They have exited their SOUND REPUBLIC concept and are in the process of significantly reducing their OFFICIAL ALL STAR CAFE operations, in order to focus on their core concept and operations: PLANET HOLLYWOOD theme venues. The Debtors expect the consummation of the Plan, in conjunction with the continued implementation of their new business strategy (as described below under "The Company," the "Operational Restructuring Plan," Section III.B.), to result in (i) a reduction of more than $180 million in principal and accrued interest on their pre-Petition Date debt; and (ii) adequate cash flow to fund such obligations and the Company's operations.

          The Operational Restructuring Plan is the premise for a capital restructuring that has been agreed to between PHI and Holders of over $200 million of the $250 million principal amount of PHI's 12% Senior Subordinated Notes due 2005 ("Old Senior Subordinated Notes") and forms the basis for the Plan.

          The Plan of Reorganization contemplates a $30 million infusion of new equity by a group of investors organized by Robert Earl, PHI's current Chairman and Chief Executive Officer (the "New Money Investors"), in exchange for approximately 70% of the equity of Reorganized PHI in the form of New Class B Common Stock; a debt facility in the form of New Senior Secured Notes totaling up to $25 million, secured by substantially all of the Reorganized Debtors' assets (which is expected to be a temporary "bridge" facility pending the sale of the 1567 Broadway interests described below); and up to a $15 million post-Effective Date secured Working Capital Facility. The New Money Investors will primarily consist of Mr. Earl, or a Trust created in favor of his family or his children; His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud; Mr. Ong Beng Seng; HPL (a Singapore company); and one or more additional investors. The New Money Investors have made a $5 million cash good faith deposit into escrow, which will be applied toward their funding obligations if the Effective Date of the Plan occurs no later than February 29, 2000.

          The Plan provides for the payment of $47.5 million of Cash, the issuance of $60 million of New Secured PIK Notes and equity in the form of New Class A Common Stock totaling approximately 26.5% of Reorganized PHI to the Holders of Old Senior Subordinated Notes. If, prior to the Confirmation Date, PHI has entered into an agreement with Bay Harbour Management L.C. ("Bay Harbour"), whereby Bay Harbour agrees to acquire the balance, if any, of New Senior Secured Notes and the related Cash and New Class A Common Stock fee as described in Section 5.5 of the Plan, that are not subscribed to by Electing Holders of Class 5 Claims, then PHI shall deliver to Electing Holders of Class 5 Claims and to Bay Harbour in lieu of payment of up to $25 million Cash, their respective Pro Rata shares of (a) up to $25 million of New Senior Secured Notes having the principal economic terms set forth in Annex A to the Plan; and (b) a fee of $625,000 Cash and 350,000 shares of New Class A Common Stock. The terms of the New Senior Secured Notes as currently set forth in Annex A may be modified by Bay Harbour, but not in a manner materially adverse to PHI or other classes of Creditors or Interests under the Plan.

          THE TERMS OF THE PLAN HAVE BEEN AGREED UPON BY THE DEBTORS, AND HOLDERS OF APPROXIMATELY $200 MILLION OF PHI'S OLD SENIOR SUBORDINATED NOTES REPRESENTING IN EXCESS OF TWO THIRDS IN DOLLAR AMOUNT OF THE OLD SENIOR SUBORDINATED NOTES. THE PLAN IS SUPPORTED BY THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, COMPOSED OF FOUR REPRESENTATIVES OF THE OLD SENIOR SUBORDINATED NOTES AND TWO REPRESENTATIVES OF GENERAL UNSECURED CREDITORS.

          Other General Unsecured Creditors, which are classified in Class 6 under the Plan, consisting principally of Holders of Trade Claims, Rejection Claims, Litigation Claims, and non-priority Claims of past and present employees, and excluding those unsecured Creditors which fall within the limits of the administrative convenience class established in Class 4 under the Plan, will receive a combination of Cash and New Secured PIK Notes. The distribution to Holders of Class 6 Claims will have an aggregate value approximately equal to that received by Holders of Class 5 Claims, with the Cash portion of the distribution being the same for each such Class.

          Existing common stock interests, and options to acquire such interests and all other equity securities will be cancelled. If the Plan is accepted by all impaired creditor classes, Holders of Old Common Stock will receive in the aggregate 200,000 New Warrants, each for the purchase of one share of New Class A Common Stock.

          In addition, PHI has entered into separate Landlord Settlement Agreements with approximately twenty-six of the landlords holding interests in leases relating to Company-owned restaurant and merchandise store locations, pursuant to which PHI and the applicable landlord had agreed either (i) to restructure the lease terms under which PHI was conducting its operations, (ii) to franchise or license the existing restaurant or store to the landlord or a third party, or (iii) on the amount of the landlord's Rejection Claim resulting from PHI's cessation of operations and rejection of the lease. The Plan ratifies the Landlord Settlement Agreements, to the extent not previously approved by Order of the Bankruptcy Court.

          Under the Plan, Reorganized PHI will implement the New Stock Option Plan for the benefit of Post-Effective Date management and Celebrities who sponsor PHI post-Effective Date. Under the New Stock Option Plan, Celebrities and management will receive approximately 1.0 million options, each for the purchase of one share of New Class A Common Stock.

          The Debtors, the Creditors' Committee and other interested parties are still in the midst of negotiations over the details of the Plan Securities and other matters which may effect changes to the corporate structure of Reorganized PHI, but will not materially adversely affect the key economic terms of the Plan with respect to any Class.

                II. SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS
                     UNDER THE PLAN AND SUMMARY OF TERMS OF
                      NEW SENIOR SECURED NOTES, NEW SECURED
                          PIK NOTES, NEW WARRANTS, AND
                             NEW STOCK OPTION PLANS

          The following is a summary of certain provisions of the Plan describing the treatment of Claims and Interests, and of key elements of the new Plan Securities to be issued on or after the Effective Date. This overview is qualified in its entirety by reference to the provisions of the Plan itself. If there is an inconsistency between the Plan and its exhibits and annexes whether Filed or to be Filed, on the one hand, and this Disclosure Statement, on the other hand, the terms of the Plan and the exhibits and annexes thereto shall control. For a more extensive discussion of the Plan, see the discussion under the caption "Description of the Plan" in Section VIII of this Disclosure Statement. The Plan contemplates the substantive consolidation of the Debtors for purposes of the Plan only. Following the Effective Date, all Filed Subsidiaries with ongoing operations shall retain their corporate identity as it existed prior to the Petition Date.

          Pursuant to the Plan, Holders of Claims and Interests will receive, in full satisfaction of such Claims and Interests, the consideration set forth below.

 CLAIMS AND INTERESTS:                           TREATMENT:

UNCLASSIFIED CLAIMS:

ADMINISTRATIVE CLAIMS                   Holders of Administrative Claims
                                        incurred in the ordinary course of
                                        business shall be assumed and paid by
                                        the Reorganized Debtors, as applicable,
                                        pursuant to the terms and conditions of
                                        the transaction giving rise to the
                                        Claim.

                                        Holders of Administrative Reclamation
                                        Claims shall be paid in full in Cash
                                        their Allowed Administrative Reclamation
                                        Claim on the later of the Effective
                                        Date, the date of allowance of their
                                        Reclamation Claims, or as otherwise
                                        provided by Order of the Court. The
                                        Administrative Reclamation Claims are
                                        estimated to be approximately $600,000.

                                        Holders of Administrative cure cost
                                        Claims with respect to executory
                                        contracts and leases, shall be paid in
                                        full in Cash on the later of (i) the
                                        Effective Date, (ii) the date of
                                        allowance of their cure cost Claims, or
                                        (iii) as otherwise provided by Order of
                                        the Court. Administrative cure costs are estimated to be approximately $1.45 million.

                                        Administrative Claims by Professionals
                                        for fees and expenses or by any other
                                        Entity for substantial contribution that are authorized to be paid by Court Order shall be paid in Cash in the amounts Allowed by Final Order of the Court within ten (10) days after the date of such Order. Professional Claims are estimated to be approximately $3.5 million.

PRIORITY TAX CLAIMS                     Allowed Priority Tax Claims shall
                                        receive at the applicable Debtor's or
                                        Reorganized PHI's option, (i) payment in full in Cash on the Effective Date, or
                                        (ii) deferred payments of Cash in the
                                        full amount of the Allowed Claim payable in equal annual principal installments beginning on the first anniversary of the Effective Date and ending on the earlier of the sixth anniversary of the Effective Date or the sixth anniversary of the date of assessment of such Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Claim at the Treasury Rate or such other rate as may be set by the Court at the Confirmation
                                        Hearing. Priority Tax Claims are
                                        estimated to be approximately $500,000.

CLASSIFIED CLAIMS AND INTERESTS

CLASS 1:  PRIORITY CLAIMS:  Allowed     Each Holder of an Allowed Priority Claim
Claims entitled to priority under       will receive the Allowed amount of such
the Bankruptcy Code, other than an      Claim in Cash on the later of (i) the
Administrative Claim, or a Priority     Effective Date, (ii) the date such Claim
Tax Claim.  The estimated amount        becomes an Allowed Claim and (iii) the
of Priority Claims is $0.               date for payment provided by any
CLASS 1 IS UNIMPAIRED.                  agreements or understandings between the
                                        parties.


CLASS 2:  SUNTRUST CLAIMS: Commitments  Each Holder of Allowed SunTrust Claims
under the SunTrust Agreements in        will receive in Cash all amounts due, if
the aggregate amount of $2.5 million.   any, under the SunTrust Agreements plus
CLASS 2 IS UNIMPAIRED.                  accrued, unpaid interest thereon at the
                                        non-default contractual rate set forth
                                        in the SunTrust Agreements through the
                                        Effective Date, plus Allowed fees, costs and expenses. On or prior to the Effective Date, the Letter of Credit
                                        Facility will be terminated.

CLASS 3: MISCELLANEOUS SECURED CLAIMS: Each Holder of an Allowed Miscellaneous Allowed Claims that are Secured Claims. Secured Claim will at the applicable
The estimated amount of these           Debtor's option, either be treated
Claims is approximately $2.0 million    in accordance with Section 1124(2) of
and they consist primarily of security  the Bankruptcy Code,1 or in accordance
interests and liens of merchandise      with the terms of any agreements between
vendors. CLASS 3 IS UNIMPAIRED.         the Secured Creditor and the Debtors as
                                        approved by the Court.


CLASS 4: CONVENIENCE CLAIMS:            Each Holder of an Allowed Convenience
Convenience Claims consist of Allowed   Claim will receive Cash on the later of
Unsecured Claims of $2,000 or less, or  (i) the Effective Date, (ii) the date
that are reduced to $2,000 or less.     such Claim becomes an Allowed Claim or
There are estimated to be approximately (iii) as otherwise provided by Order of
1,900 Holders of Claims that are        the Court, equal to the lesser of $2,000
or will be reduced to $2,000 or less.   or the Allowed amount of the Claim.
The payment to Class 4 is expected to
total approximately $1.5 million.
CLASS 4 IS UNIMPAIRED.

CLASS 5: OLD SENIOR SUBORDINATED        On the Effective Date, each Holder of an
NOTES CLAIMS:  Claims under the Old     Old Senior Subordinated Notes Claim
Senior Subordinated Notes ($250         shall have an Allowed Claim equal to the
million aggregate principal amount      face amount of its Old Senior
plus unpaid accrued interest and        Subordinated Notes plus accrued interest
interest on defaulted payments of       through the Petition Date, and shall
interest at the default rate provided   receive on the Effective Date, in full
in the applicable documents of          satisfaction of its Allowed Class 5
approximately $32 million, calculated   Claim, its Pro Rata share of (i) $47.5
through October 11, 1999).The           million in Cash, (ii) $60 million of New
distribution to Class 5 is estimated    Secured PIK Notes, and (iii) 2.65
to be approximately 40% of the          million shares of New Class A Common
Old Senior Subordinated Notes Claims.   Stock. If, prior to the Confirmation
SEE Section VII.F.  "Hypothetical       Date, PHI has entered into the Bay
Liquidation Analysis; Estimated         Harbour Agreement, then PHI shall
Recovery For Unsecured Claims           deliver to Electing Holders of Class 5
Under the Plan."                        Claims in lieu of payment of up to $25
CLASS 5 IS IMPAIRED.                    million Cash and, if applicable, any
                                        unsubscribed amount to Bay Harbour under the Bay Harbour Agreement, their respective Pro Rata shares of up to $25 million of New Senior Secured Notes having the principal economic terms set forth in Annex A to the Plan, or other terms not materially more adverse to any Class under the Plan, plus their Pro
                                        Rata Share of a fee consisting of
                                        $625,000 Cash and 350,000 shares of New
                                        Class A Common Stock. In the event that
                                        the amount of any New Class A Common
                                        Stock paid to a third-party lender as
                                        partial consideration for the purchase
                                        of the New Senior Secured Notes is less
                                        than 350,000 shares of New Class A
                                        Common Stock, then the Holders of Class
                                        5 Claims shall receive, on the Effective
                                        Date, their Pro Rata share of that
                                        undistributed New Class A Common Stock
                                        up to a total of 350,000 shares (the
                                        "Supplemental Class 5 Distribution"),
                                        and the amount of New Secured PIK Notes
                                        distributed to Class 5 shall be reduced
                                        by the Class 6 Adjustment Amount.
                                        Failure of a Class 5 Claim holder to
                                        check the appropriate box on the Ballot
                                        will preclude them from receiving a
                                        distribution of New Senior Secured Notes under the Plan.

--------------------

    1 Section 1124(2) of the Bankruptcy Code provides that a claim is unimpaired if the plan:

          (A) cures any such default that occurred before or after the commencement of the case under this title, other than a default of a kind specified in section 365(b)(2) of this title;

          (B) reinstates the maturity of such claim or interest as such maturity existed before such default;

          (C) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

          (D) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

CLASS 6: GENERAL UNSECURED CLAIMS:      Each Holder of an Allowed Class 6 Claim
Allowed General Unsecured Claims        will receive, in full satisfaction of
including, without limitation,          its Allowed Claim, Cash and New Secured
Trade Claims, Rejection Claims,         PIK Notes having an aggregate value as a
Litigation Claims, and non-priority     percentage of its Allowed Claim equal to
Claims of present and former            the aggregate value of the consideration
employees of the Debtors. Claims in     to be received by each Holder of an
this Class aggregate approximately      Allowed Class 5 Claim as a percentage of
$22.5 million as of the Petition        its Allowed Claim. The Cash component of
Date. The distribution to Class 6       the distribution to Class 6 shall be the
is estimated to be approximately        same percentage of a Class 6 Holder's
40% of the Allowed Claim of each        Allowed Claim as the Cash component of
Holder of a General Unsecured           the distribution to Class 5 is as a
Claim. SEE Section VII.F.               percentage of the Allowed Claims of
"Hypothetical Liquidation Analysis;     Holders in Class 5, counting a
Estimated Recovery For Unsecured        distribution of New Senior Secured Notes
Claims Under the Plan." CLASS 6 IS      to Class 5 as a Cash payment. Based on
IMPAIRED.                               the projected level of Class 6 Claims,
                                        the Debtors will distribute
                                        approximately $3.8 million in Cash and
                                        $5.7 million of New Secured PIK Notes to
                                        Class 6 Holders. In the event Class 5
                                        receives the Supplemental Class 5
                                        Distribution, then the Holders of Class
                                        6 Claims shall receive, on the Effective
                                        Date, their Pro Rata share of the Class
                                        6 Adjustment Amount determined as
                                        provided in Section 5.6 of the Plan.

CLASS 7: LANDLORD SETTLEMENT            Each Holder of an Allowed Class 7 Claim
AGREEMENT CLAIMS: Allowed Claims        will receive the Cash payment, Debtor
arising out of pre- and                 performance or other treatment provided
post-petition date settlement           by its applicable Landlord Settlement
agreements between any of the           Agreement.
Debtors and landlords. The
Post-Petition Date Cash payment is
approximately $896,000. CLASS 7 IS
UNIMPAIRED.

CLASS 8: OLD COMMON STOCK: Shares       If Classes 5 and 6 accept the Plan, each
of Class A and Class B Common           Holder of an Allowed Class 8 Interest
Stock, par value $.01 per share, of     will receive its Pro Rata share of New
PHI (the "Old Common Stock") (an        Warrants, provided that not less than
aggregate of 109,089,940 shares         ten (10) New Warrants will be
issued and outstanding). CLASS 8 IS     distributed to any Holder. Thus, Holders
IMPAIRED.                               of less than 5,450 shares of Old Common
                                        Stock will receive no consideration. If
                                        Classes 5 or 6 reject the Plan, all
                                        Class 8 Interests will be cancelled as
                                        of the Effective Date, and no New
                                        Warrants will be issued.

CLASS 9: CLAIMS FOR ISSUANCE OF OLD     Holders of Class 9 Interests or rights
COMMON STOCK: Old Warrants, Old         shall receive no consideration or
Celebrity Options, Old Employee         property under the Plan, and their
Options and all other options or        Interests and rights will be cancelled
rights, if any, granted by PHI for      as of the Effective Date.
the purchase of Old Common Stock.
CLASS 9 IS IMPAIRED.

CLASS 10: INTERCOMPANY CLAIMS:          Each Holder of an Intercompany Claim
Claims of non-Debtor Subsidiaries       shall be treated in accordance with
of PHI against any of the Debtors.      Section 1124(2) of the Bankruptcy Code.
CLASS 10 IS UNIMPAIRED.

CLASS 11: INTERCOMPANY INTERESTS:       Holders of Interests in Class 11 will
Stock ownership Interests of PHI        retain such rights to which their
and any Filed Subsidiary in any         Interests entitle them, in accordance
other Subsidiary or Unconsolidated      with Section 1124(2) of the Bankruptcy
Affiliate that is not a Filed           Code.
Subsidiary. CLASS 11 IS UNIMPAIRED.


                   SUMMARY TERMS OF NEW SENIOR SECURED NOTES

Issuer:                  Reorganized Planet Hollywood International, Inc.
                         ("PHI")


Guarantors:              All Operating Subsidiaries of PHI (together with PHI,
                         the "Company")

Principal Amount:        Up to $25 million

Maturity:                First or Second Anniversary of the Effective Date
                         [subject to the approval of the Senior Secured Notes purchaser]

Interest:                Payable quarterly or semi-annually in arrears in cash
                         at a rate of 8% per annum, plus an applicable default interest rate as may be negotiated.

Security:                The New Senior Secured Notes shall be secured by first
                         liens on substantially all of the Reorganized Company's assets, except that their liens on certain collateral including inventory, receivables, Memorabilia and other collateral reasonably determined by PHI to be necessary in accordance with prudent business practices to secure the Working Capital Facility, shall be junior to the liens of the Working Capital Facility. The Company will negotiate in good faith with the Committee regarding terms for the release by the Working Capital Facility lender of Memorabilia and other collateral securing the Working Capital Facility based on liquidity levels of the Company to be determined, provided that after giving effect to such releases, the Company maintains adequate liquidity and working capital.

Asset Sales:             Any net proceeds from the sale of any collateral must
                         be used to repay the New Senior Secured Notes, subject to the terms of the Working Capital Facility.

Covenants:               Normal and customary for secured indebtedness of this
                         nature, to be determined to the reasonable satisfaction of the Creditors' Committee.

Commitment Fee:          To Be Determined

Equity:                  To Be Determined

                     SUMMARY TERMS OF NEW SECURED PIK NOTES

Issuer:                  Reorganized Planet Hollywood International, Inc.
                         ("PHI")

Guarantors:              All Operating Subsidiaries of PHI (together with PHI,
                         the "Company")

Principal Amount:        $65.7 million (estimated)

Maturity:                Fifth Anniversary of the Effective Date

Interest:                Payable semi-annually in cash, at 10% per annum, or at
                         the sole election of the issuer, payable in kind in additional New Secured PIK Notes at 12.75% per annum;
                         PROVIDED, HOWEVER, that commencing two and one-half years after the Effective Date, interest on the New
                         Secured PIK Notes shall be payable only in cash at 10% per annum; AND FURTHER PROVIDED, HOWEVER, that after one year from the date of issuance, interest on the New
                         Secured PIK Notes shall be paid in cash at 10% per annum if the ratio of the Reorganized Company's consolidated EBITDA to Interest Expense is greater than
                         1.75 for the last twelve month period.

Security:                The New Secured PIK Notes shall be secured by liens on
                         substantially all of the Reorganized Company's assets junior solely to the New Senior Secured Notes and the Working Capital Facility.

Optional
Redemption:              New Secured PIK Notes may be redeemed, in whole or in
                         part, at any time, at the option of the Issuer, at par plus accrued and unpaid interest to the date of redemption.

Mandatory Redemption:    At an annual measuring point to be agreed upon by PHI
                         and the Creditors' Committee: (a) if the ratio of the Company's consolidated EBITDA to Interest Expense is greater than 2.0 for the last twelve month period; and
                         (b) the sum of the Company's cash plus availability under its post-Effective Date Working Capital Facility exceeds $25 million, then 50% of such excess shall be used to redeem the New Secured PIK Notes.

Covenants:               Normal and customary for secured indebtedness of this
                         nature, to be determined to the reasonable satisfaction of the Creditors' Committee.


                          SUMMARY TERMS OF NEW WARRANTS

Issuer:                  Reorganized Planet Hollywood International, Inc.
                         ("PHI")

Strike Price:            $65.50 per share

Term:                    Expire three years after the Effective Date


                     SUMMARY TERMS OF NEW STOCK OPTION PLANS

a.     1999 STOCK AWARD AND INCENTIVE PLAN

Issuer:                  Reorganized Planet Hollywood International, Inc.
                         ("PHI").

Purposes:                The purpose of the Management Plan is to (i) attract
                         and retain persons eligible to participate in the Management Plan; (ii) motivate Participants (as defined below), by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that PHI believes are competitive within the market through compensation that is based on PHI's common stock; and thereby promote the long-term financial interests of PHI.

Administration:          The Management Plan will be administered by a committee
                         (the "Committee") appointed by the Board of Directors of PHI. The Committee will have the authority to administer the Management Plan and to exercise all the powers and authorities either specifically granted to it under the Management Plan or necessary or advisable in the administration of the Management Plan. The
                         Committee will consist of two or more persons selected by the Board of Directors of PHI.

Eligibility:             Awards may be granted to (i) officers, directors and
                         other employees of PHI, (ii) directors who are not employees of PHI and (iii) persons and service companies providing services in their capacities as independent contractors for PHI, in the sole discretion of the Committee.

Stock Subject to
the Management
Plan; Limitation The maximum number of shares of New Class A Common Stock, par value $.01 per share of PHI (the "Stock") to be reserved for issuance pursuant to the Management Plan shall be in an amount to be determined which together with amounts reserved under the Celebrity Stock Option Plan shall not exceed 1 million shares (subject to customary adjustments in the event of certain corporate transactions or events).

Stock Options:           The Committee will have the authority to grant
                         Non-Qualified Stock Options (as defined in the
                         Management Plan) to eligible participants (the
                         "Participants") and Incentive Stock Options (as defined in the Management Plan) to eligible grantees (the
                         "Grantees"). Each grant of Options will be memorialized by an Award Agreement. Each Award Agreement will set forth the number of Stock Options granted, whether the Option is a Non-Qualified Option or an Incentive Stock
                         Option, the exercise price of the Stock Options and the term and exercisability of the Stock Options. The exercise price will be paid in full, at the time of exercise, in cash or in shares of New Class A Common
                         Stock having a Fair Market Value (as defined in the Management Plan) equal to such exercise price or in a combination of cash and New Class A Common Stock or, in the sole discretion of the Committee, through a cashless exercise procedure.

                         Subject to such exceptions as may be determined by the Committee, if a Participant's or Grantee's employment by, or relationship with, the Company terminates, Options granted to such Participant or Grantee prior to such termination shall remain exercisable following the effective date of such termination in the manner and to the extent to be provided in the Stock Option Plan documents.

                         Options may be subject to other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion.

Maximum Exercise
Period: The exercise period for any options issued under the Management Plan shall not exceed ten years.

Incentive Stock
Options: The Committee will have the authority to issue Incentive Stock Options subject to the following special terms and conditions (in addition to the general terms governing Option Awards): (i) the aggregate Fair Market Value (as defined in the Management Plan) (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under the Management Plan and all other plans of the Group (defined as PHI and its subsidiaries) become exercisable for the first time by each Grantee during any calendar year shall not exceed $100,000;
                         (ii) in the case of an Incentive Stock Option granted to a Ten Percent Stockholder (as defined in the Management Plan), (x) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant of such Incentive Stock Option, and (y) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option; (iii) Incentive Stock Options shall be awarded solely to those eligible persons that are Grantees under the Management Plan; (iv) Incentive Stock Options will be granted under the Management Plan only within the ten
                         (10) year period commencing on the Effective Date of the Management Plan.
Stock Appreciation
Rights: The Committee is authorized to grant freestanding Stock Appreciation Rights ("SARs") and SARs granted in tandem with an Option to Participants. An SAR will confer on the Participant a right to receive with respect to each share subject thereto, upon exercise thereof, the excess of (i) the Fair Market Value (as defined in the Management Plan) of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

Restricted Stock:        The Committee will be authorized to grant restricted
                         Stock to Participants. Restricted Stock will be subject to restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter.

Restricted Stock
Units: The Committee will be authorized to grant to Participants the right to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of criteria determined by the Committee ("Restricted Stock Units").

Dividend
Equivalents:             The Committee is authorized to grant rights to receive
                         cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock ("Dividend Equivalents") to Participants.

Other Stock or
Cash-Based
Awards: The Committee is authorized to grant to Participants other Stock-based awards or other cash based awards as an element of or supplement to any other Award under the Celebrity Plan.

b.       1999 CELEBRITY STOCK AWARD AND INCENTIVE PLAN

Issuer:                  Reorganized Planet Hollywood International, Inc.
                         ("PHI").

Purposes:                The purpose of the Celebrity Plan is to afford an
                         incentive to selected celebrities and others (including certain producers, agents and business advisors) in their capacities as independent contractors of PHI or any of subsidiaries to (i) acquire a proprietary interest in PHI, (ii) continue as independent contractors, (iii) increase their efforts on behalf of PHI and (iv) promote the success of PHI's business.

Administration:          The Celebrity Plan will be administered by a committee
                         (the "Committee") appointed by the Board of Directors of PHI. The Committee will have the authority to administer the Celebrity Plan and to exercise all the powers and authorities either specifically granted to it under the Celebrity Plan or necessary or advisable in the administration of the Celebrity Plan. The
                         Committee will consist of two or more persons selected by the Board of Directors of PHI.

Eligibility:             Awards may be granted to independent contractors of PHI
                         in the sole discretion of the Committee.

Stock Subject to
the Celebrity Plan;
Limitation on
Grants: The maximum number of shares of New Class A Common Stock, value $.01 per share of PHI (the "Stock") to be reserved for issuance pursuant to the Celebrity Plan shall be in an amount to be determined which, together with amounts reserved under the Management Stock Option Plan, shall not exceed 1 million shares (subject to customary adjustments in the event of certain corporate transactions or events).

Stock Options:           The Committee will have the authority to grant Stock
                         Options to eligible participants. Only non-qualified stock options will be granted under the Celebrity Plan.
                         Each grant of Stock Options will be memorialized by an Award Agreement which will set forth the number of Stock Options granted, the exercise price of the Stock
                         Options and the term and exercisability of the Stock
                         Options. The exercise price will be paid in full, at the time of exercise, in cash or in shares of New Class
                         A Common Stock having a Fair Market Value (as defined in the Celebrity Plan) equal to such exercise price or in a combination of cash and New Class A Common Stock or, in the sole discretion of the Committee, through a cashless exercise procedure.

                         Subject to such exceptions as may be determined by the Committee, if a participant's independent contractor relationship with PHI terminates, Options granted to such participant prior to such termination shall remain exercisable following the effective date of such termination in the manner and to the extent to be provided in the Stock Option Plan documents.

                         Options may be subject to other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion.

Stock Appreciation
Rights: The Committee is authorized to grant freestanding Stock Appreciation Rights ("SARs")and SARs granted in tandem with a Stock Option to eligible participants. An SAR will confer on the participant a right to receive with respect to each share subject thereto, upon exercise thereof, the excess of (i) the Fair Market Value (as defined in the Celebrity Plan) of one share of Stock on the date of exercise over (ii) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

Restricted Stock:        The Committee will be authorized to grant restricted
                         Stock to eligible participants. Restricted Stock will be subject to restrictions on transfer.

Restricted Stock
Units: The Committee will be authorized to grant to eligible participants the right to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of criteria determined by the Committee ("Restricted Stock Units").

Dividend
Equivalents:             The Committee is authorized to grant rights to receive
                         cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock ("Dividend Equivalents") to eligible participants.

Other Stock or
Cash-Based Awards:       The Committee is authorized to grant to participants
                         other Stock-based awards or other cash based awards as an element of or supplement to any other Award under the Celebrity Plan.

                                III. THE COMPANY

A.       OVERVIEW OF BUSINESS

          PHI is a creator and world-wide developer of consumer brands that transcend international barriers and capitalize on the universal appeal of movies, sports and other entertainment-based themes. Since PHI commenced operations in October, 1991, the PLANET HOLLYWOOD name and distinctive logo design have become among the most widely-recognized trademarks in the world. To date, the Company has promoted its brands primarily through the operation of theme restaurants, most notably PLANET HOLLYWOOD and the OFFICIAL ALL STAR CAFE, that provide a unique dining and entertainment experience, and through their integrated retail stores, which offer a broad selection of merchandise displaying the Company's logos.

          Historically, an important part of the Company's strategy has been to promote its brands through the active involvement of Celebrities and Celebrity stockholders. Certain Celebrities have granted the Company the right to use their name, approved likeness, approved biography and selected career memorabilia ("Memorabilia") in connection with the promotion, advertising and operation of the Company's units. The restaurant experience offers popular cuisine, attentive service and an atmosphere of excitement created by combining unique layouts and decor with custom-designed videos, audio soundtracks, prominently displayed Celebrity memorabilia, and merchandise.

          The Company has entered into various license and franchise agreements, permitting the domestic or overseas operation of restaurant and/or merchandise locations, and the use of the Company's brands and trademarks in specified markets. Some franchisees have the exclusive right to open units in specified countries. In return for the license or franchise, the Company generally receives an initial non-refundable fee and continuing royalties based on a percentage of the total revenues of the units. A list of current licensed or franchised units is annexed hereto as Exhibit 2.

          The Company has also entered into several strategic ventures in movie theaters, lodging, and consumer products (the "Joint Ventures"), including PLANET MOVIES by AMC, a joint venture with AMC Entertainment, Inc. to develop, own and operate a multi-screen, movie theater megaplex in Columbus, Ohio; the PLANET HOLLYWOOD HOTEL, a joint venture to construct and own a hotel in New York City's Times Square; the development of additional COOL PLANET ice cream and dessert venues; and the recently disposed of SOUND REPUBLIC concept, a live-music based theme.

          As of the end of 1998, PHI, through its various operating Subsidiaries, together with its franchisees and licensees, operated 95 units, including 14 retail units only, located in 31 countries around the world, of which 60 were Company owned. All Company-owned units were located on leased sites, with long-term lease arrangements, substantially all of which were guaranteed by PHI. Approximately 72% of PHI's revenues at the end of 1998 were derived from domestic operations, approximately 24% from European operations, and approximately 4% from operations in other areas, including Canada.

          In 1998 and continuing in 1999, PHI and its Subsidiaries (collectively, the "PHI Group") experienced declines in revenues at their restaurants, and decreases in promotional and specialty retail sales. As compared with the twenty-six week period ended June 27, 1998, total revenues for the PHI Group for the twenty-six week period ended June 27, 1999 decreased approximately $49.9 million or 25%, while total operating costs, including costs of sales and related general and administrative expenses, decreased approximately $1.7 million or 1%. During the twenty-six week period ended June 27, 1999, the PHI Group incurred a loss from operations of approximately $44.9 million as compared with income of approximately $5.9 million for the 1998 fiscal year. For the twenty-six week period ended June 27, 1999, the operations of the PHI Group consumed approximately $27.7 million in cash. This compares with the twenty-six week period ended June 28, 1998, during which the PHI Group consumed approximately $20.9 million in cash.

          As of December 1998, PHI Group employed approximately 8,250 people. In fiscal 1998, the Company had revenues of approximately $387 million, down from revenues of approximately $475 million for fiscal 1997. The PHI Group experienced a loss on operations in 1998 of approximately $201 million, including $139 million of recorded charges relating to the impairment of long lived assets, restructuring, severance, and accelerated compensation costs. These losses and charges were primarily due to:

               o    declines in same unit revenues;

               o    overall disappointing operating results;

               o expenses due to the development of the SOUND REPUBLIC concept; and

               o losses from major spin-off projects such as the OFFICIAL ALL STAR CAFE and COOL PLANET locations.

          PHI attributes the decrease in revenues primarily to a decline in customer traffic resulting from increased competition in the theme dining industry and tourism in several major markets. There has likewise been a decline of significant promotional and specialty retail sales. The restaurant and retail merchandising industry has been and continues to be affected by (a) intense competition; (b) changes in consumer tastes; (c) international, national, regional and local economic conditions; and (d) patterns in tourist travel, among other factors.

          As reported in PHI's 1998 10K, the PHI Group re-evaluated its long-term growth strategy in 1998 and approved plans to refocus its business around its core PLANET HOLLYWOOD operations. It also determined to reduce operating costs, and to significantly downsize its corporate organization. Towards this end, prior to the commencement of these Chapter 11 Cases, PHI began to take a series of consumer-oriented initiatives aimed at rebuilding consumer excitement about its PLANET HOLLYWOOD restaurants and branded merchandise. Prior to the Petition Date, PHI introduced a new menu in all locations, began to refurbish the appearance of its restaurants and launched a new seasonal line of merchandise. Further, in the fourth quarter of 1998, PHI identified 93 employment positions which would be eliminated. Sixty of these positions were eliminated in fiscal 1998, and the balance were eliminated in the first quarter of 1999. Certain historical financial information concerning the Debtors is annexed to this Disclosure Statement as Exhibit "5". Exhibit 5 contains condensed consolidated statements of operations, cash flows and balance sheets.

B.       OPERATIONAL RESTRUCTURING PLAN

          In order to address its operating losses and restore profitability, the Company developed an operational restructuring program, portions of which it began implementing in the beginning of 1999, which forms the economic basis for the Plan. The key elements of that restructuring program are:

               o Sell or otherwise dispose of the SOUND REPUBLIC locations and joint venture, franchise, sell or otherwise dispose of several of the OFFICIAL ALL STAR CAFE locations and the COOL PLANET Irvine location;

               o Identify franchise and license opportunities for selected international Company-owned PLANET HOLLYWOOD locations;

               o Raise capital through the sale of assets and location of third party investment;

               o Reduce overhead and losses through strategic store closings domestically and overseas;

               o Refocus on core PLANET HOLLYWOOD operations by introducing a new menu, updating the look and appearance of the restaurants, launching a new merchandise strategy aimed at providing more fashion-oriented merchandise, and initiating new marketing and public relations strategies aimed at delivering a fresh, exciting and consistent message to consumers.

          PHI has developed a business plan which assumes a return to approximately 1998 levels of per store revenues at its remaining core operating units by 2004. SEE Projected Financial Information in Section VI. F. of this Disclosure Statement. As a result of the recapitalization under the Plan and following the anticipated sale of excess assets including the sale of the 1567 Broadway interests described below, PHI projects having ample liquidity post-bankruptcy to fund capital improvements, marketing and advertising needs, in addition to the debt service requirements under the Plan. License, franchise and royalty revenues will supplement store revenues. Proceeds from the sale of excess merchandise and Memorabilia, though not projected in the business plan, may augment revenues as well.

          Potential areas for expansion include additional PLANET MOVIES ventures, hotel and casino licensing, expansion of the COOL PLANET concept, new franchise opportunities, and e-commerce development concepts. Announcement of a successful emergence from Chapter 11, combined with ongoing and new Celebrity support and merchandise design innovations are expected to receive media attention and re-invigorate interest and excitement about PLANET HOLLYWOOD entertainment and dining.

C.       CURRENT DEBT STRUCTURE AND MATERIAL AGREEMENTS

          1. BANK DEBT. In March 1998, concurrently with the Notes offering described below, PHI replaced its existing $155 million multi-currency, long-term credit facility with a consortium of financial institutions, with a $65 million multi-currency revolving credit facility and a $35 million LIBOR-based leveraged lease facility. Interest rates were variable, with either prime or LIBOR indexes. SunTrust Bank, Central Florida, N.A. was the agent and lead lender for this facility (the "SunTrust Facility"). In December, 1998, PHI amended the existing SunTrust Facility which amendment terminated the revolving credit portion of the Facility, retaining the leveraged lease facility (the "Synthetic Lease") and up to $2 million coverage under an interest rate swap arrangement, which provided hedging against interest rate movements under the Synthetic Lease. The Facility also provided for a fully cash-collateralized Letter of Credit facility of up to $10 million. The SunTrust Facility matured on June 30, 1999. Principal payments were required under the Synthetic Lease in the amounts of $10 million by December 8, 1998, $12.5 million by March 31, 1999, and the balance by June 30, 1999. PHI was also required to commence marketing its headquarters property in Orlando, Florida, and the New York movie themed hotel property underlying the Synthetic Lease, and to use the proceeds to reduce principal on the SunTrust Facility.

          All outstanding indebtedness under the SunTrust Facility was paid in full prior to the Petition Date, with the exception of an outstanding balance under the Letter of Credit Facility pursuant to which two letters of credit totaling in the aggregate $2.5 million remain outstanding, fully secured by cash collateral accounts. The obligations of PHI under the SunTrust Facility were guaranteed by each of its material Subsidiaries, and secured by a mortgage on the Company's Orlando, Florida headquarters property and other assets.

          2. PUBLIC NOTES. In March 1998, PHI issued $250 million face amount of 12% Senior Subordinated Notes due in 2005. The Notes were issued pursuant to an Indenture with United States Trust Company of New York as Indenture Trustee. Interest on the Notes was payable semi-annually in arrears on April 1 and October 1 of each year, commencing October, 1998. The documents governing the Notes contain certain covenants which, among other things, restrict the issuance of additional debt and preferred stock, payment of dividends, and the sale of assets.

          3. MAJOR SUPPLIERS AND VENDORS. The Company has entered into a Supply Agreement effective January 1, 1999 with ProPlayer, Inc. and Salem Sportswear, Inc. for the provision of soft-line goods (T-shirts, fleecewear and other non-leather merchandise) which is secured by a purchase money security interest in such goods held for delivery or delivered to the Company for sale pursuant to a Purchase Money Security Agreement dated May 1, 1999. As of the Petition Date, ProPlayer asserts that it was owed approximately $1.1 million for goods delivered to various Company locations, and held merchandise worth approximately $1.2 million in its own warehouse pending the placement of orders. ProPlayer also asserts that PHI is indebted to it for an unearned advance of approximately $950,000. PHI is in the process of reviewing these Claims.

          Alliant Food Services distributes food supplies to all Company-owned store locations in the U.S., pursuant to a contract through the end of 1999. As of the Petition Date, Alliant was owed approximately $2.0 million, and has asserted a reclamation Claim of approximately $450,000. The Company is in the process of negotiating a new long-term Supply Agreement with Alliant. Other significant vendor agreements include exclusive supplier arrangements with PepsiCo for non-alcoholic beverages supplied to most Company locations, and which provide for promotional fees paid by Pepsi through rebates against purchases. In addition, there are Company-wide agreements for cleaning services and supplies.

          4. LEASES AND CONTRACTS (FRANCHISES, JOINT VENTURE, OTHER). PHI through its Domestic and Foreign Subsidiaries, is party to long term, non-cancelable operating and capital leases primarily for its unit sites. Leases are generally established using a base rental amount and/or the payment of a percentage of sales. Certain leases provide for fixed and/or variable escalating lease payments over the terms of the lease. PHI has guaranteed substantially all leases of its Subsidiaries. Leased units contain furniture, fixtures and equipment, leasehold improvements, and Memorabilia which are Company-owned, leased or on loan from third parties. Since January, 1999 approximately 30 leased sites have been closed, franchised, licensed or sold, or become subject to termination agreements. Approximately 25 locations are expected to continue, and approximately five continue to be evaluated. There are two significant joint ventures in which the Company has acquired either real property interests or development rights, which are held in part through non-Debtor subsidiaries.

          PLANET MOVIES

          The first such venture is the PLANET MOVIES arrangement with AMC for the development of a Columbus, Ohio theater, restaurant and retail complex. Through its wholly-owned, non-Debtor subsidiary Planet Hollywood Theaters, Inc., PHI has formed a 50-50 joint venture with AMC Entertainment, Inc., one of the nation's leading motion picture exhibitors, to develop, own and operate a multi-screen, movie theater megaplex under the brand name PLANET MOVIES BY AMC. The Columbus, Ohio megaplex opened in the summer of 1999, and includes PLANET HOLLYWOOD and ALL STAR CAFE restaurants. PHI has guaranteed the joint venture obligations of its Subsidiary.

          1567 BROADWAY

          The second major ongoing venture is a commercial condominium project with several prominent real estate developers to construct and own a 50-plus story building, containing a hotel, restaurant, and provisions for signage on the building's exterior facility, at the intersection of Broadway and 47th Street in New York City's Times Square redevelopment area. The premises are currently under construction, and consist of a "Hotel Unit," "Retail Unit" and "Sign Unit." PHI, through its wholly-owned, non-Debtor subsidiary Planet Hospitality Holdings, Inc. ("Holdings"), owns a 20% membership interest (the "Membership Interest") in Times Square Partners, LLC ("TSP"), the owner of the Hotel and Signage units. In addition, Filed Subsidiary Planet Hollywood (Region
III), Inc. ("Region III") owns a fee interest in the Retail Unit, consisting of portions of the lower four floors of the building, which was pledged to Atlantic Financial on behalf of SunTrust under the Synthetic Lease portion of the SunTrust Facility. The obligation underlying the Synthetic Lease has been fully repaid, and the Debtors are in the process of reconveying record title from Atlantic Financial.

          The agreement with TSP contains numerous, significant restrictions on transfer of the Retail Unit and the Membership Interest. The Debtors are presently in negotiations to sell the fee interest in the Retail Unit to Intell 1567 Broadway ("Intell"), an affiliate of the managing member of TSP, for approximately $30.0 million plus forgiveness of approximately $2.0 million of construction debt. As part of this transaction, TSP will relax the restrictions on transferability of the Membership Interest, enabling the Debtors to realize additional value for the Estates through either (i) sale by TSP of the entire hotel/restaurant/signage project, resulting in a PRO RATA distribution of net profits to the Debtors on account of the Membership Interest, or (ii) the amount realized from sale of the Membership Interest, which sale shall be subject to TSP's right of first refusal on the terms of the Debtors' contract with the potential buyer. The Debtors believe that the additional value realized from either of these alternatives would likely equal or exceed $15 million. The sale of the 1567 Broadway interest is a crucial component of the restructuring plan. The sale of the Retail Unit is not expected to close prior to the Effective Date, and thus the New Senior Secured Notes must be issued as a "bridge" source of funding until the Retail Unit Sale closes. Realization of the value of the TSP interests is also vital to the Reorganized Debtors' viability post-Effective Date, and is projected to be received in fiscal year 2000.

          5. STOCKHOLDER INTERESTS. Stockholder interests arise from a 1996 public offering of PHI's Class A Old Common Stock, the sale of Class A stock to an investor in 1997, and the issuance of PHI's restricted, non-voting, Class B Old Common Stock to certain Celebrities. As of the Petition Date, a majority of the outstanding shares of Old Common Stock was held by officers or directors, franchisees and joint venture partners of PHI and the balance was held by the public. The Company has issued Old Warrants in connection with private placement debt offerings, and issued Stock Options to management, employees and Celebrities.

          The Company's Common Stock had been traded on the New York Stock Exchange under the symbol "PHL", was delisted from the Exchange effective August 18, 1999, and has been trading on the over the counter market since. The Company's Old Senior Subordinated Notes also trade on the over the counter dealer market.

          The following table sets forth, for the calendar periods indicated, the high and low closing sales prices per share for the Company's Old Common Stock as reported on the New York Stock Exchange, and for the Company's Old Senior Subordinated Notes based on information available from Bloomberg. There is no single established source of information for PHI's bond prices.

                                                                                         Old Senior
                                                  Old Common Stock                      Subordinated  Notes
                                                 -----------------------            ---------------------
                                                  High            Low                 High            Low
1998                                                $              $                    $              $
Quarter ended March 31.................            14 1/8          7
Quarter ended June 30..................            10 4/7          7 1/8
Quarter ended September 30.............             7 1/4          4                    90.60          58.02
Quarter ended December 31..............             4 3/8          2 1/4                57.70          35.98

1999
Quarter ended March 31.................             4.00           1.00                 39.68          18.25
Quarter ended June 30..................             1.25           0.69                 28.05          19.24
Quarter ended September 30.............             0.94           0.14                 20.10          19.48


          At the present time, there are (i) approximately 4300 record owners and 19,000 street name Holders of the Company's Old Common Stock and (ii) one record owner and approximately 500 street name Holders of the Company's Old Senior Subordinated Notes.

D.       PRE-PETITION DATE SPECIAL TRANSACTIONS

          Prior to the Petition Date, PHI completed several asset dispositions certain of the proceeds of which were used to satisfy the SunTrust debt as it matured. The excess was held for working capital needs. In May of 1999, PHI completed the sale of property including a building under construction located on Boylston Street in Boston, Massachusetts, to a subsidiary of Atlantic Financial, for approximately $7.0 million. In July of 1999, PHI completed the sale/leaseback of its headquarters building in Orlando, Florida to a subsidiary of RREEF Funds. The property was sold for approximately $16.6 million, and leased back at an annual rental of approximately $2.7 million per year for fifteen years. In August 1999, PHI completed the sale of its 20% interest in the Pennsylvania Hotel in New York City and a related license agreement, to Vornado Realty Trust for approximately $18 million. In July of 1999, PHI completed a sale of its leasehold interest in 1501 Broadway, Inc. to Parkview Restaurant Group and effectuated a discharge of its long-term lease for that property. The improvements were sold for approximately $7.5 million including an approximate $1.0 million equity stake in the purchaser.

          The proceeds of the foregoing sales satisfied substantially all obligations owed under the SunTrust Agreements, including the obligation underlying the Synthetic Lease for the 1567 Broadway property.

E.       LEGAL PROCEEDINGS

          The Company and the Filed Subsidiaries are potential or named defendants in several lawsuits and claims arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial statements of the Company.

          In addition, there are several litigations which have been commenced by or against PHI or various affiliates which are unusual in nature. While PHI does not anticipate substantial liability against it as a result of any likely outcome of such actions, the nature of the claims asserted are as follows:

          (i) BONNIE FALKENBERG, ET AL. VS. PHI AND ITS BOARD MEMBERS. This action was commenced in the Delaware Chancery Court in August, 1999 immediately following PHI's announcement of its settlement agreement with the Holders of its Old Senior Subordinated Notes, and the potential elimination of Old Common Stock interests. It purports to be a class action on behalf of shareholders (no class has been certified, however) which seeks injunctive relief blocking the proposed restructuring. The complaint was neither served nor prosecuted prior to the Petition Date. The Debtors have filed a Motion to dismiss for lack of subject matter and personal jurisdiction, insufficiency of process and failure to state a claim.

          (ii) EDG VS. PHI, ET AL. This action was commenced in New York State Supreme Court in September, 1999. During the summer of 1999, PHI executed a letter of intent with EDG regarding the potential sale of several of the ALL STAR CAFE locations and entities. EDG failed to execute definitive agreements by the deadline required in the letter of intent, and the agreement expired by its own terms. Notwithstanding that expiration, caused solely by its own delay and indecision, EDG obtained a temporary restraining order against PHI in connection with the New York action to enjoin any other disposition of the ALL STAR CAFE assets. As of the Petition Date, PHI believed the temporary restraining order had expired without extension, and that all claims of EDG to any interest in the ALL STAR CAFE assets were entirely specious. EDG had asserted its belief that the temporary restraining order was still in effect and that PHI could not sell the assets to any third party. PHI has removed the state court action to the District Court for the Southern District of New York and moved for transfer of the action to the Bankruptcy Court. As of the Petition Date, PHI sought to reject a lease in Atlanta where it operated an All Star Cafe restaurant. EDG filed opposition papers to the rejection asserting that the state court restraining order prevented the Debtors from rejecting the lease. Following a hearing on November 2, 1999, the Court issued a Memorandum Decision holding that there was no evidence of any stay, and permitting the rejection of the Atlanta Lease. EDG has not sought to appeal the Court's ruling.

          (iii) PLANET HOLLYWOOD (REGION IV), INC., PLANET HOLLYWOOD, INTERNATIONAL INC. V. HOLLYWOOD CASINO CORPORATION, HOLLYWOOD CASINO AURORA INC., EDWARD T. PRATT, III, HOLLYWOOD CASINO TUNICA, INC. AND GREATE BAY CASINO CORP. This action is currently pending in the United States District Court for the Northern District of Illinois. Planet Hollywood initially filed a complaint against the defendants alleging causes of action under the Lanham Act for false designation of origin, trademark and trade dress infringement, dilution as well as related state law claims, based on the fact that defendants recently developed marks and trade dress infringe upon and dilute the value of Planet Hollywood marks and trade dress. Planet Hollywood also seeks a declaration from the Court that it be allowed to register and use its marks and trade dress for casino services, and that its use of the descriptive term "Hollywood" does not infringe upon any of defendant's rights. Defendants filed counterclaims against Planet Hollywood for trademark infringement, false designation of origin, unfair competition, trade dress infringement, trademark dilution and unjust enrichment. Defendants also seek a declaratory judgment that would enjoin Planet Hollywood from expanding into casino services under a mark or trade name which includes the term "Hollywood". The trial on liability was completed prior to the Filing Date. PHI and the defendants stipulated to lift the automatic stay solely to permit the Judge's ruling on liability to be entered, and appeals, if any to be brought. The District Court has just issued a 154 page ruling, the synopsis of which is that the Court dismissed both sides' declatory judgment actions relating to whether Planet Hollywood's use of its marks for casinos would infringe upon Hollywood Casino's marks on the grounds that the issue is not ripe because there is no immediate use in the Casino field. Otherwise, the Court denied both sides' claims with respect to trademark and trade dress infringement. There was no financial award. Both sides are to pay their own costs. The parties are reviewing appeal possibilities.

          (iv) ALL STAR CAFE (NEW YORK), INC. V. RICHTER & RATNER CONTRACTING CORP. All Star Cafe commenced an action against Richter & Ratner Contracting Corp., in the Supreme Court of New York County seeking damages in excess of $2.5 million arising out of a breach of contract in the construction of the All Star Cafe in New York City. In response, Richter & Ratner asserted counterclaims seeking an alleged contract balance and damages in excess of $4.0 million.

          (v) PHI V. AMERICA EUROPE ASIA INTERNATIONAL TRADE AND MANAGEMENT CONSULTANTS, LTD. ("AEA"). Prior to the Petition Date, PHI filed a Complaint against the Defendant in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, seeking recovery of damages related to an Asset Purchase Agreement ("APA") between the parties whereby PHI, INTER ALIA, repurchased franchise rights previously sold to AEA. The Company sustained damage as a result of Defendant's failure to indemnify the Company for expenses associated with third party litigation as required by the APA, as well as the damage to the Company's name and reputation therefrom, and damage to the value of the Company's rights to develop franchises in certain territories. PHI's out-of-pocket expenses associated with this litigation exceeded $400,000. The Defendant originally counterclaimed against the Company and its Chief Executive Officer, Robert Earl, for a variety of matters, including common law fraud, misrepresentation, deceit, constructive fraud, violations of certain securities laws and breach of contract. The Defendant's counterclaims sought damages in excess of $11 million. In October 1999, the court granted PHI's motion to strike and dismiss a variety of the Defendant's claims, including the claims based on fraud, securities law violations, deceit and other matters, and dismissed the claims against Robert Earl for failure to state a cause of action against him personally. Of the ten counts of the original counterclaim, six counts are still pending relating, in general, to the Defendant's claim that PHI has breached the terms of the APA, and leave has been granted to amend the counterclaim. The Defendant claims that PHI should pay Defendant certain amounts based upon the profitability of certain of the restaurant locations previously owned by the Defendant. The APA requires any such payments to be made by delivery of unregistered shares of PHI's Old Common Stock. PHI has not paid the Defendant any consideration under the APA. The Defendant asserts that PHI's failure to timely deliver to it the consideration due under the APA gives rise to an unsecured Claim in these cases. AEA has amended its alleged damage request in pleadings before the Bankruptcy Court to $25 million.

          On November 19, 1999, PHI removed the state court action to the Orlando Division of the United States District Court for the Middle District of Florida, and moved for a transfer of that action to the Bankruptcy Court. AEA has filed a Second Amended counterclaim against Robert Earl, which PHI believes contains the same defects which caused the prior dismissal of those claims. PHI also filed a motion with the Bankruptcy Court for an expedited estimation procedure under 11 U.S.C. Section 502(c), which would allow an estimation of AEA's Claims for purposes of allowance and distribution under the Plan, prior to the date set for confirmation of the Plan. AEA has filed an objection to the request for estimation. PHI asserts that such estimation is necessary because of the highly inflated nature of AEA's Claims, which on their face would more than double the cost of payment of General Unsecured Claims under the Plan. PHI strongly disputes the validity and amount of the AEA Claims and believes it is in the best interests of these Estates and their Creditors to have a prompt determination of the allowable amount of the AEA Claims. A hearing on the Debtors' estimation motion was held on December 3, 1999, and the parties were asked to submit supplemental information to the Court.

          (vi) BRIAN WOODS V. PHII. This action is currently pending in the Circuit Court of the Ninth Circuit in and for Orange County, Florida. Brian Woods, the former President of Planet Hollywood Entertainment filed a complaint against PHII alleging breach of contract and seeking damages in excess of $2.0 million. PHII denies the extent of Mr. Woods' claims, particularly the amount of alleged compensation sought, and has filed offsetting counterclaims.

          (vii) PLANET HOLLYWOOD (REGION I), INC. (MIAMI) V. NORTHPORT MARKETPLACE, LTD., CITY NATIONAL BANK CORPORATION AND NOMURA ASSET CAPITAL CORPORATION. Planet Hollywood (Miami) commenced an action against its Landlord, Northport Marketplace, on or about October 6, 1999, in the Circuit Court of the Seventh Judicial District, Broward County, Florida, seeking rescission for breach of contract. Specifically, Planet Hollywood asserts Defendant Northport Marketplace breached its contractual obligations in failing to complete construction of the unit premises, provide a grand opening event, provide parking for Planet Hollywood employees and guests and otherwise interfered with Planet Hollywood's possession and quiet use and enjoyment of the unit premises. As of October 29, 1999, Defendant Northport Marketplace has not filed its Answer to Planet Hollywood's Motion for Declaratory and Ancillary Relief.

                       IV. AVAILABLE FINANCIAL INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, which include its form 10-K for fiscal year 1998, Form 10-Q's for the first three quarters of 1999, 8-K's filed in the first three quarters of 1999, proxy statements and other information filed by the Company or by third parties with respect to the Debtors are incorporated herein by reference, and can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Room 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and are available on the Internet at www.sec.com. Creditors and shareholders may also obtain copies of the Debtors' public filings by written requests addressed to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attn: Rose Serrette.

                  V. PRE-FILING PLAN DISCUSSIONS AND AGREEMENT
                     WITH INFORMAL NOTEHOLDERS' COMMITTEE;
                     LANDLORD SETTLEMENTS, INSIDER TRANSACTIONS UNDER THE PLAN

A.       NOTEHOLDERS' AGREEMENT

          As a result of weaker than anticipated results, the Company did not have sufficient cash available to make the $15.0 million scheduled interest payments due April 1, 1999 and October 1, 1999 on the Old Senior Subordinated Notes.

          By letter agreement dated April 14, 1999 the Company retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to provide financial advice about various restructuring alternatives for the Company, and on April 8, 1999 retained Stroock & Stroock & Lavan LLP to provide legal restructuring advice. At the request of the Company, a group of Noteholders organized an unofficial committee for the purpose of negotiating a possible restructuring transaction with the Company. The Unofficial Noteholders' Committee, which then represented in excess of $200 million of the Notes, selected Willkie Farr & Gallagher ("Willkie") as its counsel and Houlihan Lokey Howard & Zukin ("Houlihan") as its financial advisors. As is customary in similar circumstances, the Company entered into letter agreements with Houlihan and Willkie dated as of April 23, 1999 and May 4, 1999, respectively, whereby the Company agreed to pay the fees and expenses of the Unofficial Noteholders' Committee's professionals and, as of the Petition Date, had paid approximately $325,000 (inclusive of a paid retainer, some portion of which is still held on account) to Willkie and $658,000 (inclusive of any amounts that may be held on account) to Houlihan. After their retention, the financial and legal advisors to the Unofficial Noteholders' Committee conducted business and legal due diligence, including discussions with the Company's management concerning the business and operations of the Company and its financial condition and prospects.

          In June, 1999, after the Company indicated that it had identified investors willing to make an investment in the Company, a restricted subcommittee (the "Subcommittee") of the Unofficial Noteholders' Committee was formed to negotiate with the Company regarding the terms of a restructuring. Members of the Subcommittee entered into confidentiality agreements with the Company pursuant to which such members agreed to become restricted from trading the Company's securities for a limited period of time for the purposes of negotiating the terms of a restructuring and evaluating financial information that had not yet been publicly released. The Subcommittee was initially comprised of: (i) Salomon Smith Barney; (ii) SF Investments, Inc.; and (iii) Varde Partners, Inc. Later in the process, Bay Harbour Management L.C., which had acquired a substantial position in the Old Senior Subordinated Notes, joined the Subcommittee.

          Nearly two months of active negotiations between the Subcommittee and the Company resulted in an agreed Term Sheet dated August 9, 1999, which set forth the key terms for this reorganization, including the designation of classes under the Plan of Reorganization and the treatment of those classes, and called for the ultimate filing of the Chapter 11 Cases to implement such restructuring. These negotiations involved significant compromises by both sides. The Term Sheet was ultimately approved by holders of over 2/3 in face amount of the Notes, who indicated in writing their agreements to support the Term Sheet, including support for a plan incorporating the Term Sheet provisions. No Noteholder expressly committed to vote its claim in any particular manner in the Company's prospective chapter 11 case.

          The parties agreed that on the Effective Date, Reorganized PHI's board shall consist of seven members, five of whom shall be appointed by the New Money Investors and two by the Creditors' Committee. A super-majority equal to a majority of the members of the Board including at least one Class A director will be required for the approval of any insider transactions and/or major transactions.

          The parties further agreed that Robert Earl, the co-founder of the PLANET HOLLYWOOD concept, shall remain as Chief Executive Officer. Selection of a Chief Financial Operator/Chief Operating Officer prior to the Effective Date of the Plan, is to be subject to the consent of the Unofficial Noteholders' Committee (now the Creditors' Committee), not to be unreasonably withheld, and thereafter to the super-majority approval of at least six members of the Company's Board.

          On August 17, 1999, PHI issued a press release announcing the agreement in principle with the Noteholders, and the Company's intention to file for Chapter 11 before the end of the year. On August 23, 1999 an 8-K was filed further describing the terms of the agreement.

B.       LANDLORD SETTLEMENTS

          In order to address another significant area of perceived potential exposure, the Company undertook an effort to approach landlords for facilities with leases that the Company needed to terminate or restructure in order to continue to operate profitably, to try to reach agreement on restructuring of the lease and other debt terms, or for the transfer to third parties or release of the property back to the landlord.

          Immediately prior to the Petition Date, the Company entered into agreements with certain of its landlords and other third parties regarding the disposition of various unprofitable leasehold obligations through a pre-petition termination agreement, franchise or license agreement or assignment. Generally, all such leases were at or above market for their locations.

          Twelve locations were disposed of through termination agreements whereby the landlords agreed to a termination of the lease, and, if applicable, the obligations of PHI as guarantor in exchange for a pre-petition cash payment and, in most cases, forfeiture of the tenant's rights to certain on-site furniture, fixtures and equipment. In all instances the cash payments made to the landlords were significantly less than the Company's calculation of the cost of payment of such landlord's Rejection Claim.

          Five locations were disposed of by way of pre-petition franchise or license agreements with an accompanying assignment of the lease to third parties or a franchise or license agreement directly with the landlord. Generally, these agreements provide for a limited license of the PLANET HOLLYWOOD or OFFICIAL ALL STAR CAFE trademark in order to operate for a period ranging from a few weeks to several years. In most instances, no fee or payments were due from the Company and, in connection with the longer-termed franchises and licenses, a continuing royalty will be payable in connection with such locations' operations. In all instances, any payments made to the landlords were substantially less than the Company's calculation of the cost of payment of such landlord's Rejection Claim. A list of the locations subject to Landlord Settlement Agreements is annexed hereto as Exhibit 4.

          In addition, the Company executed a number of lease amendments that enabled the Company to continue operations at the locations on more viable economic terms. Those agreements required the Debtors to assume the leases immediately or shortly after the Chapter 11 filings.

C.       INSIDER TRANSACTIONS UNDER THE PLAN

          1. ALTERNATIVE RESTRUCTURING EFFORTS RESULTING IN CURRENT PLAN
             STRUCTURE

          In the fall of 1998, the Company recognized that, based on its recent historical operating results and significant debt burden, if it were unable to reverse its poor operating results, it might not be able to meet its debt obligations as they came due with cash flow from operations. From the end of 1998 into the second quarter of 1999, management explored various financial and strategic alternatives including selling all or certain assets of the Company, raising additional capital or restructuring its debt obligations. The Company hired two international investment banking firms to help evaluate and explore alternatives. Faced with rapidly declining operating results, increased competition in the theme restaurant business and an impending liquidity problem due to the termination of the SunTrust working capital facility, the Company was unable to effectuate a transaction that would provide it the capital it needed to turnaround its operations.

          Because of the Company's continued deterioration in its operating results and its inability to find additional capital, the Company decided not to make its scheduled April 1, 1999 interest payment on the Old Senior Subordinated Notes. The Company retained DLJ to advise it on a restructuring of its outstanding debt. DLJ and the Unofficial Noteholders' Committee's financial advisor, Houlihan, reviewed the Company's business plan and operations and conducted due diligence on its properties and other assets and liabilities. In light of the Company's continued operating losses, declining comp store sales, operating margin erosion and negative EBITDA, each of which was expected to continue for the foreseeable future due to increased competition in the theme restaurant business, the Company and Unofficial Noteholders' Committee agreed that without additional capital, the Company could not continue as a going concern. In addition, the parties agreed that any restructuring would need to result in a significant reduction in debt and that the existing common equity was essentially worthless given the significant liabilities relative to the liquidation value of the Company.

          In the absence of any other apparent source of funding to effectuate a financial restructuring and operating turnaround, a group of investors (the "New Money Investors") including Robert Earl, Chairman and CEO of Planet Hollywood and a holder, directly or indirectly, of approximately 23.5% of PHI's Old Class A Common Stock, Mr. Ong Beng Seng, a director and holder of approximately 12.4% of PHI's Old Class A Common Stock, His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud, a holder of approximately 16.7% of PHI's Old Class A Common Stock, and other business and personal colleagues of Mr. Earl agreed to provide $30 million of capital to the Company. The $30 million of capital, in conjunction with asset sales, was to be used to reduce the Company's debt and provide working capital to fund operating losses until the restaurant operations could be improved. The plan was premised on Robert Earl remaining Chairman and CEO given that his intimate knowledge of the business and his relationships with both the old and new Celebrities would be vital to any turnaround. Through a series of negotiations between the New Money Investors and the Unofficial Noteholders' Committee, it was determined that the New Money Investors would receive approximately 70% of the new fully diluted equity of the Reorganized Debtors, representing an equity value of approximately $43 million and enterprise value of approximately $100 million.

          Neither the Company nor the Unofficial Noteholders' Committee obtained a fairness opinion with respect to the equity purchase price for the New Money Investors; however, negotiations between the New Money Investors, not all of whom are presently insiders of the Company, and the holders of the Old Senior Subordinated Notes were arms length. The Company and its financial advisors believe the valuation is reasonable based on the Company's going forward business plan which includes a significant reduction in the number of owned restaurants, a downsizing of corporate overhead and continued competition in the theme restaurant business. See, Section VII.F. "Emergence Business Plan."

          In evaluating the acceptability of the purchase price to be paid by the New Money Investors, the Unofficial Noteholders' Committee was guided in large measure by: (a) the advice of its financial advisor, Houlihan, which conducted substantial due diligence in connection with the restructuring negotiations and was provided full access to the Company's books and records and other non-public information; and (b) its consideration of available alternatives. Given the Company's financial condition, it appeared that, regardless of how thorough the Company's marketing efforts had been, no non-insider third party would be found that would be willing to make a meaningful equity investment in the Company. Consequently, the alternative to the Plan would have been either a restructuring of the Company pursuant to which the Noteholders and other creditors would have received little or no cash, but substantially all of the Company's equity, or a bankruptcy liquidation of the Company's assets. The former option, a restructuring of the Company without the New Money Investors, would have placed the entire risk of the Company's future prospects upon the Company's creditors. The latter option, the liquidation of the Company's assets, would have, based upon Houlihan's analysis, likely resulted in a cents on the dollar recovery to creditors substantially lower than that available under the Plan.

          In connection with negotiation of the Term Sheet and the Plan, PHI representatives consulted with holders of approximately 52% of the outstanding Old Common Stock of PHI, but did not negotiate or consult with holders or representatives of non-insider shareholders, nor has management been approached at any time by any representatives of such holders, despite the widespread publicity surrounding the announcement of the terms of PHI's restructuring by the press in early August, 1999 when the agreement with the Unofficial Noteholders' Committee was first announced, and again in connection with the commencement of these cases in October, 1999.

          2. OTHER INSIDER BENEFITS UNDER THE PLAN

          Post-Effective Date, current officers, directors and shareholders, namely Mr. Earl (or a trust held by his children), Mr. Ong Beng Seng, and His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud will control a substantial portion of the 70% of the New Common Stock allocable to the New Money Investors. The effect of ownership of the New Class B Common Stock is that the New Money Investors will have voting control of the stock and of the Board of Reorganized PHI, subject, however, to the Board membership rights of Holders of New Class A Common Stock under the Plan, the supermajority voting provisions contained in the Amended Articles of Incorporation and By-Laws of PHI, and other restrictions on transactions contained in the New Senior Secured Notes Indenture, the New Secured PIK Notes Indenture, and the Working Capital Facility. The New Money Investors will receive a substantial portion of the New Warrants to be issued, however, the "strike price" is such that there is minimal if any further dilutive effect on the interests of other New Class A Common Stock Holders. It is not anticipated that the New Money Investors will receive any Stock Options.

          Mr. Earl will remain as Chairman and Chief Executive Officer of Reorganized PHI, and will receive an employment agreement, expected to be substantially comparable economically to his current agreement. The identity and compensation arrangements for other directors and senior executive-level officers are not yet determined, and will be disclosed at or prior to the Confirmation Hearing; however, executive and director compensation is not expected to differ materially from the levels currently in place.

          Article XII of the Plan provides for present and former officers and directors to receive unconditional releases from each of the Reorganized Debtors and each Holder of a Claim or Interest from all claims, obligations, suits, judgments, damages and liabilities based upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date relating to the Reorganized Debtors, the Chapter 11 Cases or the Plan. The officers and directors are not entitled to releases from acts or omissions which are the result of gross negligence or willful misconduct. In addition, existing guarantees by any of the Debtors' officers or directors or their affiliates of leases, contracts or other obligations that are assumed under the Plan are not released, and their enforcement is not enjoined under the Plan.

          The Plan provides for the survival of indemnification obligations of PHI, the other Debtors and any non-Debtor affiliates to current or former officers or directors of the Debtors and the Old Indenture Trustee, whether such obligations arose prior or subsequent to the Petition Date. Such indemnification obligations might be dischargeable if the triggering claims were contingent at the time of confirmation of the Plan.

          Article XII of the Plan also provides a general injunction which precludes all Holders of Plan Securities and all Holders of Claims or Interests from taking any act to enforce against any officer or director of any of the Debtors any right, claim or cause of action arising under or related to any Old Security or any Claim, except for claims arising from the gross negligence or willful misconduct of such entities.

          The Debtors believe the releases and indemnities proposed to be granted to the Debtors' officers, directors and shareholders, and the injunctive provisions of which they are beneficiaries, are entirely appropriate in these cases, and will further the implementation of the Plan. As described above, the Plan is premised on an infusion of equity capital by the New Money Investors. Several of those parties are currently officers, directors or significant shareholders of PHI. In addition to the need to incentivize those entities to participate in the Plan, there are no known or asserted claims against any officers, directors or shareholders that should preclude the releases and indemnities provided under the Plan.

          Although PHI has not commissioned an independent investigation of potential claims against officers, directors, shareholders or third parties, its management has made a careful and thorough search in connection with the preparation of the Schedules of Liabilities and Statement of Financial Affairs filed with the Bankruptcy Court, and believes it has disclosed all known and knowable contingent claims. As more fully described in Section III.E. of this Disclosure Statement, only the following claims against officers, directors or shareholders (in their capacity as such) are known to exist:

          (a) Bonnie Falkenberg, et. al. vs. PHI and its Board Members. This action for injunctive relief against the restructuring contemplated by the Plan names certain officers and directors of PHI. The action has not been prosecuted or even served on the defendants, in PHI's view is entirely mooted by these Chapter 11 proceedings, and neither asserts nor gives rise to independent claims against the officers or directors of PHI.

          (b) PHI vs. AEA. AEA has asserted counterclaims in this proceeding alleging fraud, securities violations, criminal misconduct and other such charges against Robert Earl as well as PHI. Most of AEA's counterclaims against PHI were dismissed by the State Court prior to the commencement of these Chapter 11 Cases, and all claims against Mr. Earl were dismissed, but can be and have been re-asserted by AEA. In PHI's view of the case, AEA's claims are purely for breach of contract, at best, and are highly inflated in the amounts sought. PHI does not believe that Robert Earl has liability individually on these claims.

          (c) There may be other Claims that are or could be asserted against officers or directors as well as the Debtors that have not been identified, but they are not believed to be material.

          The Debtors' existing obligation to indemnify their current and former officers and directors for liability and expenses arises from their respective corporate by-laws. As an example, Article X of the existing by-laws of PHI provides that PHI may indemnify any person who is a party or is threatened to be made a party to any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including one by or in the right of PHI, by reason of the fact that he is or was a director, officer, employee or agent of PHI, or is or was serving at the request of PHI as a director, officer, employee or agent of another corporation, partnership, joint venture, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PHI, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful.

          PHI has no indemnification obligation in respect of any claim, issue or matter where such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to PHI unless the court in which such action is pending determines that such person is fairly and reasonably entitled to indemnity for expenses deemed proper by the court. While the aforementioned proceedings may give rise to Claims for indemnification by officers or directors of PHI, PHI believes that such Claims were incurred by those officers and directors in the fulfillment of their duties to PHI and are properly indemnifiable. It is not contemplated that PHI will be indemnifying its officers or directors for any, and certainly not for any willful, violations of federal securities laws. There are no known indemnity Claims being assumed under the Plan that arise out of unresolved securities litigation and that would otherwise be discharged.

          The Securities and Exchange Commission ("SEC") has raised questions with PHI, and in fact does so in connection with most Chapter 11 reorganization cases with public securities, where there are releases from direct or third-party claims, as to the propriety of the granting of the releases. Although PHI hopes to satisfy the SEC as to the propriety of the releases, indemnities and injunctive relief for officers, directors and insider shareholders under the facts and circumstances of the Plan, the SEC reserves its rights to raise objections to those provisions in connection with the confirmation hearing on the Plan. In addition, one Creditor, AEA, has filed an objection to the granting of releases as provided in the Plan, which objection the Debtors intend to oppose. See Section III.E.(v) for further discussion of AEA's Claims.

                          VI. POST-PETITION OPERATIONS

A.       COMMENCEMENT OF THE REORGANIZATION CASES AND FIRST DAY ORDERS

          On October 12, 1999, PHI and twenty-five of its Domestic Subsidiaries filed petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The petitions were filed for various entities authorized to be Debtors under U.S. bankruptcy laws, that were operating entities or held assets requiring protection from creditors. No petitions were filed for inactive subsidiaries, or for U.S. or foreign subsidiaries with assets located exclusively overseas, or for the entities participating in the PLANET MOVIES and 1567 Broadway joint ventures. With respect to the status of foreign operations, see Section VI.D. For the status of the PLANET MOVIES and 1567 Broadway ventures, see Section III.C.4.

          Since the Petition Date, the Debtors have continued in possession of their properties as debtors-in-possession, and are authorized to operate and manage their businesses and to enter into all transactions that they could have entered into in the ordinary course of their businesses had there been no Chapter 11 filings. Pursuant to various provisions of the Bankruptcy Code, the Debtors have sought and obtained numerous orders from the Bankruptcy Court intended to facilitate the operations of the Company. Those orders authorized the Debtors to, among other things: (i) use cash collateral subject to Liens;
(ii) continue their cash management programs, bank accounts, and investment practices; and (iii) pay certain prepetition Claims, including Claims of employees for wages, salaries and employee benefits, sales and use taxes, and special customer-related Claims in order to permit the Debtors to conduct their ongoing business substantially as they did prior to the Petition Date.

          In addition the Debtors have obtained authorization to assume their Pre-Petition Date liability insurance contracts with Zurich Insurance, and have been authorized to reject five leases of real property, for the following locations: Planet Hollywood (Coconut Grove, Florida), Planet Hollywood (Ft. Lauderdale, Florida), Planet Hollywood (Houston, Texas), All Star Cafe (Atlanta, Georgia) and Cool Planet (Irvine, California).

          The Debtors have obtained approval of the retentions of various professionals, namely Stroock & Stroock & Lavan LLP as lead bankruptcy counsel, Young Conaway Stargatt & Taylor LLP as local Delaware counsel, Gray Harris & Robinson as special Florida counsel, PriceWaterhouseCoopers as independent accountants, tax advisors, bankruptcy and reorganization consultants, as well as various "ordinary course" professionals, and expect shortly to retain DLJ as its financial advisors and investment bankers.

          The Debtors have obtained a commitment letter, subject to definitive documentation and Bankruptcy Court approval, from the CIT Group/Business Credit, Inc. ("CIT") for debtor-in-possession financing. When the applicable credit agreement and CIT's due diligence are finalized, the Debtors intend to seek court approval of this financing. Due to its strong cash position, the obtaining of DIP financing is not immediately urgent for the Company's survival, however, the Debtors believe the facility will (i) result in greater supplier/vendor comfort and credit support, (ii) free up excess cash currently collateralizing certain Letters of Credit, (iii) be available as a backstop against unforeseen liquidity drains or unanticipated delays in the restructuring process, and (iv) potentially result in the availability of exit financing from CIT.

BAR DATE MOTION/GLOBAL NOTICE

          On motion of the Debtors, the Bankruptcy Court entered an order (the "Bar Date Order") on October 13, 1999 authorizing the Debtors to fix a bar date for filing proofs of claim against each of the Debtors for Claims that arose prior to the Petition Date and that did not fall within one of the enumerated exceptions. These exceptions include: (A) Claims previously filed with the Bankruptcy Court; (B) Claims listed on the Debtors' Schedules of Liabilities if
(i) the creditor agrees with the classification and amount of its scheduled Claim and (ii) the Claim is not listed as disputed, contingent or unliquidated;
(C) Claims allowed by order of this Court entered on or before the Bar Date; (D) administrative expense Claims; (E) Claims of a governmental unit; and (F) Claims arising solely from (i) outstanding principal or interest due on account of ownership of the Senior Secured Notes and (ii) the ownership of Common Stock. In addition, the Court approved the form of the Bar Date Notice and mailing and publication procedures.

          The Bankruptcy Court also authorized the Debtors to employ Donlin, Recano & Company, Inc. as the official claims agent for the purpose of receipt and docketing of Claims. The Debtors fixed December 13, 1999 at 4:00 p.m. (Eastern Time) as the Bar Date, and timely sent Bar Date Notices to those parties designated to receive same under the Bar Date Order, consisting of: (i) the Office of the United States Trustee, (ii) all persons or entities filing a Notice of Appearance herein, (iii) all persons or entities listed on the Debtors' schedules of liabilities, (iv) all parties or entities known to be party to an executory contract or unexpired lease of the Debtors, and (v) all other entities known by the Debtors that hold or assert pre-petition Claims.

          In addition, notice of the Bar Date was published in the Wall Street Journal (Global Edition) covering the United States, Europe, Asia and Central America, and in local newspapers for each geographical area in which the Debtors conduct business.

EXTENSION OF TIME TO ASSUME/REJECT LEASES

          By motion dated November 24, 1999, the Debtors sought a Court order extending their time to assume or reject unexpired real property leases that the Debtors had not previously rejected or assumed, to the earlier of the Confirmation Date and March 11, 2000. Leases relating to twenty-four locations where the Debtors continue to operate theme restaurants and merchandise store units were identified on Exhibit A to the Motion. These leases are currently viewed as being integral to the Debtors' on-going operations and constitute assets of the Estates. The Debtors believe that until the Plan is confirmed, they need to be able to retain their flexibility in respect of which locations to assume, assume and assign to third parties, or reject. On December 9, 1999, the Bankruptcy Court approved the Motion.

MOTION TO ASSUME CERTAIN LEASES

          By motion dated November 24, 1999 the Debtors sought a Court order authorizing their assumption of leases located at the following locations:
Planet Hollywood and Official All Star Cafe, Myrtle Beach, S.C.; Planet Hollywood Mall of America, Bloomington, Minnesota; Planet Hollywood, Lake Tahoe, Nevada; Planet Hollywood, Baltimore, Maryland; Planet Hollywood, Honolulu, Hawaii; Planet Hollywood, San Diego, California; and Planet Hollywood, Seattle, Washington. Each of these leases is the subject of a favorable modification which the applicable Debtor and the landlord negotiated prior to the Petition Date. On December 9, 1999, the Bankruptcy Court approved the assumption motion. In addition, the Debtors intend to file a Motion to assume certain of their Leases with Walt Disney World Co. and related entities.

SUPPLEMENTAL MOTION EXTENDING TIME TO ASSUME/REJECT LEASES NOT INCLUDED WITHIN THE INITIAL LEASE EXTENSION MOTION

          On December 7, 1999, the Debtors filed with the Court a supplemental motion seeking to extend the time to assume or reject nine (9) additional unexpired leases regarding non-residential real property (the "Supplemental Motion"). These nine locations were unintentionally omitted from the Debtors' prior motion to extend the time to assume or reject such leases before expiration of the sixty (60) day period under Section 365 of the Bankruptcy Code. The hearing on the Supplemental Motion is currently scheduled for December 17, 1999. In the Supplemental Motion, the Debtors are seeking to extend through Confirmation the time to assume or reject the leases designated therein (with the exception of the Planet Hollywood Beverly Hills, California location as to which the Debtors have determined not to extend the time, and to allow the Lease to be deemed rejected), along with any other unexpired real property leases to which the Debtors were a party on the Petition Date.

B.       STORE CLOSINGS

          Immediately prior to the Petition Date, the Debtors closed 17 restaurant locations, and removed and warehoused inventory and Memorabilia pending their utilization elsewhere in the business, return to owners, or other disposition. The closing of restaurant locations is a significant component of the Debtors' operational restructuring plan, since the reduction of costs and losses related to those operations is necessary to return the Debtors' operations to stability and profitability. A list of the locations closed from and after January 1, 1999 is attached hereto as Exhibit 3.

C.       FORMATION OF THE CREDITORS' COMMITTEE

          On October 22, 1999, the United States Trustee appointed an Official Committee of Unsecured Creditors, consisting of (i) Alliant Foodservices, Inc.;
(ii) America Europe Asia International Trade and Management Consultants, Ltd.;
(iii) Bay Harbour Management L.C.; (iv) Rockwell Architecture, Planning and Design, P.C.; (v) SF Investments; (vi) United States Trust Company of New York; and (vii) Varde Partners, Inc. On November 23, 1999, Alliant resigned from the Creditors' Committee. The Creditors' Committee has retained Willkie Farr & Gallagher as its legal counsel and Houlihan Lokey Howard & Zukin as its financial advisors.

D.       FOREIGN OPERATIONS AND PROCEEDINGS

          As of the Petition Date, the Company operated 10 Company-owned restaurant/store units, located in London and Gatwick, England (2), Dublin, Ireland (1), Amsterdam, Holland (1), Germany (3), and France (3). The French and ongoing U.K. operations are owned by non-Debtor, U.S. subsidiaries, namely Planet Hollywood Paris, Inc./ Planet Hollywood France, L.C. and Planet Hollywood London, Inc./ Planet Hollywood Trocadero, L.C. The other European operations are owned by companies formed under the laws of the respective countries where operations are conducted. The Company has determined to shut down, franchise or sell unprofitable locations. The Company expects to continue to operate two PLANET HOLLYWOOD locations in the U.K., and has sold its interests in the London SOUND REPUBLIC location. The Company will retain and operate all units in France. The Company has already closed or franchised all locations in Canada, and liquidation proceedings have been commenced in Amsterdam for the entity operated there. The Company is currently evaluating its operations in Germany and Ireland.

E.       ASSET TRANSFERS

          The Debtors have filed a Motion seeking authorization to transfer before the last day of their current taxable year (i.e., December 26, 1999), certain assets, including items of Memorabilia and certain stock and partnership investments, to one or more newly-formed, wholly-owned subsidiaries of PHI. The transfer is expected to simplify and produce significant cost savings in the Debtors' compliance with state tax administrative and reporting requirements. These transfers will not adversely affect the rights of current Creditors, nor will they impede the effectuation of the Plan, as such assets will be available to be pledged as collateral for financing and debt securities issued before, on or after the Effective Date.

F.       EMERGENCE BUSINESS PLAN

          As a condition to confirmation of a plan of reorganization, Section 1129 of the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Company has analyzed the ability of the Reorganized Debtors to meet their future obligations under the Plan and to have sufficient liquidity and capital resources to conduct its business.

          In this regard the Company has prepared projections of the Reorganized Debtors' operations, for a five year period commencing January 1, 2000. The projections assume an Effective Date for the Plan of December 31, 1999. If the actual Effective Date is different from the December 31, 1999 assumed date, the projected results depicted may be materially different.

          The following projections were not prepared with a view toward compliance with published guidelines of the Securities Exchange Commission or the American Institute of Certified Public Accountants regarding projections or generally accepted accounting principles. The projections necessarily rely on numerous assumptions, all of which were made by the Company, with respect to industry performance, general business and economic conditions, taxes and other matters, many of which are beyond the Company's control. Such projections and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth below. Although the projections represent the best estimates of the Company, for which the Company believes it has a reasonable basis as of the date hereof, of the results of operations and financial position of the Company giving effect to the Restructuring, they are only estimates, and actual results may vary considerably from projections. Consequently, the inclusion of the projected information herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the projected results will be achieved. The projections have not been audited, reviewed or compiled by an independent public accountant and accordingly, no opinion, or any other form of assurance, has been expressed with respect to the financial information presented herein.. The projections were prepared by the Company and have not been independently verified or audited by any other party. The Company cannot and does not make any representation or warranty with respect to the adequacy or accuracy of the assumptions or the projections.

          The Company does not generally publish its business plans and strategies or make external projections of its anticipated financial positions or results of operations. Accordingly, the Company does not intend to update or otherwise revise the financial projections to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even in the event that the assumptions underlying the projections are shown to be in error, except as required by applicable law, after the hearing on the confirmation of the Plan even if the projections become false or misleading by reason of subsequent events. The projections should not be relied on for any purpose following the Confirmation Date. The projections should be read together with the available financial information described in Section IV, including the Consolidated Financial Statements of the Company and the related notes thereto set forth in the Company's public filings.

            1.    PROJECTED CONSOLIDATED STATEMENT OF OPERATIONS

             Planet Hollywood International, Inc. and Subsidiaries
                            (Debtors-in-Possession)
                Projected Consolidated Statements of Operations
               Fiscal Years Ending December 31, 2000 through 2004
                             (Amounts in Thousands)
                                  (Unaudited)


                         Projected Plan
                         Emergence Date               Projected Fiscal Years Ending December 31,
                          Adjustments
                          Jan. 1, 2000          2000         2001        2002         2003       2004

Total Revenues            $        -          $193,898     $201,541    $218,400     $237,718    $258,879

Cost and Expenses
Cost of Sales                      -            52,869       54,618      59,158       64,393      70,097
Operating Expenses                 -           118,100      122,177     127,071      132,881     138,297
General and                        -            19,000       19,950      20,948       21,995      23,095
  Administrative
Depreciation and
  Amortization                     -            10,785       11,585      12,385      13,185       13,985
                          __________          _________    _________    ________    ________    ________
Income (Loss) from                 -            (6,855)      (6,789)     (1,161)      5,264       13,406
  Operations              __________          _________    _________    ________    ________    ________

Other
  (Income)/Expenses
(Gain)/Loss on
  Continuing                       -               23             -           -           -            -
  Operations of All
  Star Units
(Gain)/Loss on Sale           17,643             106              -           -           -            -
  and Write-off of
  Assets
(Gain)/Loss on              (181,609)              -              -           -           -            -
  Extinguishment
  of Debt/Claims
Interest Expense                   -          10,985         11,240      11,024      10,400       10,396
Interest (Income)                  -            (714)          (306)       (336)       (393)        (438)
                           _________         ________        ________   ________     _______      _______
Pre-tax Income               163,966         (17,255)        (17,723)   (11,850)     (4,743)      (3,448)

Income Taxes                       -               -               -          -           -            -
                           _________        _________       ________   _________    ________     ________

Net Income/(Loss)          $ 163,966        $(17,255)       $(17,723)  $(11,850)    $(4,743)     $(3,448)
                           =========        =========       =========  =========    ========     ========

EBITDA                     $       -        $  3,930        $  4,796   $ 11,223     $18,449      $27,391
                           =========        =========       =========  =========    ========     ========

*    Projected fiscal year ending December 31, 2000 excludes the projected plan emergence date adjustments.
**   The accompanying footnotes and assumptions are an integral part of these financial projections.
***  Slight rounding may have occurred in calculations.



            2.    PROJECTED CONSOLIDATED BALANCE SHEETS

          A copy of the Debtors' projected consolidated balance sheets as of December 31, 1999 through December 31, 2004, is set forth on the next page of this Disclosure Statement.

                      PLANET HOLLYWOOD INTERNATIONAL, INC
                             (Debtor-in-Possession)
Projected Consolidated Balance Sheets as of December 31, 1999 through December 31, 2004
                             (Amounts in Thousands)

                                  Projected        Projected           Projected
                                     Pre              Plan               Post
                                  Emergence       Emergence Date       Emergence
                                     Date           Adjustments           Date                  Projected December 31,
                                  Dec 31, 1999     DR        CR       Jan 1, 2000     2000      2001      2002      2003      2004
Assets:

Cash                               $14,444       $52,950    $60,733    $6,661       $30,560    $33,585   $39,272   $43,769   $5,000
Accounts Receivable, Net            12,748                    5,000     7,748         8,202      8,317     8,429     8,558    8,699
Inventories, Net                    15,911                             15,911        15,988     16,047    16,092    16,145   16,202
Prepaid Expenses                     8,855                      950     7,905         8,001      8,056     8,110     8,172    8,240
                                   -------                             ------       -------    -------   -------   -------   ------
TOTAL CURRENT ASSETS                51,957                             38,225        62,750     66,004    71,903    76,643   38,140
                                   -------                             ------       -------    -------   -------   -------   ------

Restricted Cash                      6,355                              6,355         6,355      6,355     6,355     6,355    6,355
PP&E, Net                          185,889                            185,889       143,770    138,986   133,401   127,016  119,831
Goodwill, Net                       13,433                             13,433        12,633     11,833    11,033    10,233    9,433
Investments in Affiliated
   Entities                         18,096                             18,096        12,123     12,123    12,123    12,123   12,123
Other Assets                        15,847                   12,643     3,204         3,204      3,204     3,204     3,204    3,204
                                   -------                             ------       -------    -------   -------   -------   ------

TOTAL ASSETS                      $291,577                           $265,201      $240,836   $238,505  $238,019  $235,574 $189,086
                                  ========                           ========      ========   ========  ========  ======== ========

LIABILITIES AND  EQUITY:

Accounts Payable                    $3,369                             $3,369        $8,309    $12,529   $17,268   $18,277  $19,295
Taxes Payable                        2,013                              2,013         1,969      2,138     2,183     2,235    2,292
Accrued Liabilities                 19,289                             19,289        19,579     19,745    19,908    20,095   20,299
                                    ------                             ------        ------    -------   -------   -------  -------
Total Current Liabilities           24,671                             24,671        29,857     34,412    39,360    40,606   41,886
                                    ------                             ------        ------    -------   -------   -------  -------

OTHER LIABILITIES
Working Capital Revolving Loan        -                                  -             -          -         -         -      37,202
Senior Secured Notes                  -                      22,000    22,000          -          -         -         -        -
Capital Lease                        3,823                              3,823         3,791      3,755     3,715     3,672    3,624
Administrative/Priority Expenses     5,950         5,950                 -             -          -         -         -        -
Other Liabilities (Deferred
   Rentals/Credits)                 21,197                             21,197        21,197     21,197    21,197    21,197   21,197
                                   -------                             ------       -------    -------   -------   -------   ------

TOTAL OTHER LIABILITIES             30,970                             47,020        24,988     24,952    24,912    24,869   62,023
                                   -------                             ------       -------    -------   -------   -------   ------

Liabilities - Subject to
   Compromise
Class 1 Claims - Priority             -             -                    -             -          -         -         -        -
Class 2 Claims - SunTrust             -                                  -             -          -         -         -        -
Class 3 Claims - Miscellaneous
                 Secured             2,000         2,000                 -             -          -         -         -        -
Class 4 Claims - Convenience         1,500         1,500                 -             -          -         -         -        -
Class 5 Claims - Senior
                 Subordinated
                 Notes             282,000       282,000     55,000    55,000        63,894     73,826    79,724    80,724     -
Class 6 Claims - General
                 Unsecured          22,458        22,458      5,209     5,209         6,052      6,992     7,551     7,646     -
                                   -------       -------     ------    ------        ------     ------    ------    ------
    TOTAL LIABILITY - SUBJECT
                TO COMPROMISE      307,958                             60,209        69,945     80,819    87,275    88,369     -
                                   -------       -------     ------    ------        ------     ------    ------    ------
TOTAL LIABILITIES                  363,599                            131,901       124,790    140,182   151,547   153,845  103,909
                                   -------                             ------       -------    -------   -------   -------   ------

Stockholders' Equity               (76,726)       17,643    181,609    87,239        69,985     52,262    40,411    35,668   39,116
New Equity                            -                      41,357    41,357        41,357     41,357    41,357    41,357   41,357
Minority Interest                    4,704          -          -        4,704         4,704      4,704     4,704     4,704    4,704
                                   -------        ------    -------    ------       -------    -------   -------   -------   ------

TOTAL LIABILITIES AND EQUITY      $291,577      $384,501   $384,501  $265,201      $240,836   $238,505  $238,019  $235,574 $189,086
                                  ========      ========   ========  ========      ========   ========  ========  ======== ========


** The accompanying notes in the Disclosure Statements are an integral part of these financial projections.

***  Slight rounding may have occurred in calculations.

           3.     PROJECTED CONSOLIDATED STATEMENT OF CASH FLOW

             Planet Hollywood International, Inc. and Subsidiaries
                            (Debtors-in-Possession)
                 Projected Consolidated Statements of Cash Flow
               Fiscal Years Ending December 31, 2000 through 2004
                             (Amounts in Thousands)
                                  (Unaudited)


                           Projected
                         Emergence Date               Projected Fiscal Years Ending December 31,
                          Adjustment
                          Jan. 1, 2000          2000         2001        2002         2003       2004


NET CASH                    $   950           $ 7,898      $ 9,025     $ 11,688     $ 10,496   $ 18,393
PROVIDED BY
OPERATING ACTIVITIES
Cash Flow From
Investing Activities:
Additions to Property             -            (5,000)      (6,000)     (6,000)      (6,000)     (6,000)
and Equipment
Proceeds from Assets              -            43,000            -           -            -           -
Sales
Investment in Affiliates          -                 -            -           -            -           -

Other                             -                 -            -           -            -           -
                           --------           --------     --------    --------      -------    --------
NET CASH (USED IN)                -            38,000       (6,000)     (6,000)      (6,000)     (6,000)
PROVIDED BY                --------           --------     --------    --------      -------    --------
INVESTING
ACTIVITIES


Cash Flow From
Financing Activities:
Decrease/(Increase) in           -                 -            -           -            -           -
Restricted Cash
Proceeds from Refinance          -                 -            -           -            -      37,202
Notes Payable
Proceeds from Senior       22,000                  -            -           -            -           -
Secured Note
Proceeds from New          30,000                  -            -           -            -           -
Equity
Payment of                 (5,950)                 -            -           -            -           -
Administrative/Priority
Claims
Payment of Class 1        (54,783)                 -            -           -            -           -
through 6 Claims
Repayment of Senior             -            (22,000)           -           -            -           -
Secured Note
Repayment of New
Secured PIK Notes               -                  -            -           -            -     (88,369)
                          --------           --------     --------    --------      -------    --------
NET CASH (USED IN)
PROVIDED BY
FINANCING                  (8,733)           (22,000)           -           -            -     (51,167)
ACTIVITIES                --------           --------     --------    --------      -------    --------

Net Increase (Decrease)    (7,783)            23,898        3,025       5,688        4,496     (38,769)
in Cash                   --------           --------     --------    --------      -------    --------

BEGINNING CASH             14,444              6,661       30,560      33,585       39,272      43,769
BALANCE                   --------           --------     --------    --------     --------    --------

ENDING CASH                $6,661            $30,560      $33,585     $39,272      $43,769     $5,000
BALANCE                   ========           ========     ========    ========     ========    ========

*    Projected fiscal year ending December 31, 2000 excludes the projected plan emergence date adjustments.
**   The accompanying footnotes and assumptions are an integral part of these financial projections.
***  Slight rounding may have occurred in calculations.


           4.     NOTES AND ASSUMPTIONS

The projected financial information reflects management's judgment as of November 8, 1999, the Plan and Disclosure Statement filing date, and should be read in conjunction with the assumptions, qualifications and explanations set forth herein.

The "Debtor Entities" referred to herein, are the units that are included in the bankruptcy and are assumed to continue operating after the Effective Date. However, the Company is continuing to evaluate all currently operating locations, and may be required to adjust these assumptions. These PLANET HOLLYWOOD ("PH"), OFFICIAL ALL STAR CAFE ("OASC"), and COOL PLANET ("CP") entities include the following operations:(1)

PH Atlanta               PH Myrtle Beach            PH Seattle
PH Atlantic City         PH Nashville               PH St. Louis
PH Baltimore             PH New York (3)            PH Washington DC
PH Dallas                PH Orlando(4)              PH South Beach(5)
PH Honolulu              PH Reno                    CP Anaheim
PH Lake Tahoe            PH San Antonio             CP Santa Monica
PH Las Vegas(2)          PH San Diego               OASC Disney(6)
PH Mall of America       PH San Francisco           OASC Myrtle Beach (7)

---------------

(1) In addition, the Company operates the Worldwide Warehouse Store in Orlando, FL, which is expected to continue operating after the Effective Date. Due to the immaterial nature of its operations, this location has not been included in the Company's projections.

(2) This location includes the PH Las Vegas restaurant as well as the PH Las Vegas Superstore.

(3) This location includes the PH New York restaurant and retail store. It is anticipated that these units will be moved to the current location of the OASC New York restaurant. See footnote (5).

(4) This location includes the PH Orlando restaurant and the PH Orlando Superstore.

(5) It is anticipated that OASC units will be converted to PH units in the first quarter of Fiscal Year 2000.

(6) This location includes the OASC Orlando restaurant and the OASC Gear Superstore. It is anticipated that OASC Orlando restaurant will be sold or otherwise disposed of in Fiscal Year 2000.

(7) It is anticipated that OASC Myrtle Beach will be sold or otherwise disposed of in Fiscal year 2000.

The "Non-Debtor Entities," referred to herein, are units not included in the bankruptcy and are assumed to continue operating as company-owned units after the Effective Date. These entities include the following operating units:

PH Cannes              PH Gatwick                   PH Paris(9)
PH EuroDisney          PH London(8)                 Planet Movies


(8)       This location includes the PH London restaurant and the London
          Superstore.

(9) This location includes the PH Paris restaurant and the Notre Dame retail store.

For presentation purposes, the projected operating results of the Debtor Entities and those of the Non-Debtor Entities are shown on a consolidated basis. Cure costs relating to the assumption of unexpired leases are included in the estimate of $1.45 million for administrative cure costs.

Additional information concerning the assumptions underlying the projections is as follows:

NOTE 1 - PLAN TERMS AND CONSUMMATION
The projections assume an Effective Date as of December 31, 1999 with Allowed Claims and equity Interests treated in accordance with the treatment provided in the Plan.

NOTE 2 - ECONOMIC CONDITIONS
The projections were prepared assuming that economic conditions in the markets served by the Company do not differ markedly over the next five years from current economic conditions. Inflation in revenues and costs are assumed to remain at current levels.

NOTE 3 - REVENUES
Revenues reflect the assumed effect of closing under-performing stores, implementing a new menu, and launching a new public relations and advertising campaign which includes the introduction of new Celebrity talent. Comparable store sales for food, beverage and bar are projected to be approximately (6.8%) and 3.0% during Fiscal Year 2000 and Fiscal Year 2001, respectively and to increase to approximately 8.0% in subsequent years. Comparable store sales for merchandise are projected to be approximately (9.1%), 3.0%, and 8.0% for Fiscal Year 2000, Fiscal Year 2001 and Fiscal Year 2002, respectively. Increase in comparable store sales for merchandise is assumed to be approximately 10% in the following years. The plan assumes no new Company-owned store openings during the projection period. It is projected that Planet Movies' EBITDA will be approximately $1.1 million in Fiscal Year 2000 and will increase by approximately 5% in Fiscal Year 2001 and 10% each subsequent year.

Franchisee fees constitute amounts owed by franchisees for buying the franchise and for royalties based on gross revenues from food, beverage and merchandise. The royalties typically range from 3% to 10% for food and beverage sales and from 5% to 15% for merchandise sales. The Company also receives royalties for licensing its brand and trademarks to its joint ventures and other parties. During the projection period, the Company projects to sell three site franchises in Fiscal Year 2000 and four site franchises in each subsequent year. The plan assumes that royalties will be approximately $5.9 million in Fiscal Year 2000 and will increase through same store sales growth and additional franchises.

NOTE 4 - COST OF SALES - RESTAURANT AND MERCHANDISE
The plan assumes that food, beverage and bar cost of sales is approximately 25.2% throughout the projection period. Merchandise cost of sales is assumed to be approximately 33.5% for the projection period. The merchandise cost of sales is based on historical run rates of the go-forward stores. The food, beverage and bar cost of sales reflects the roll-out of the Company's new menu.

NOTE 5 - OPERATING EXPENSES
Operating expenses includes the following expenses for the stores and Planet
Movies: payroll, occupancy, store level general and administrative expense, store level public relations and advertising expense and other miscellaneous operating expenses. These expenses are projected based on historical run rates. The plan assumes that store level operating expenses will be approximately $105 million in Fiscal Year 2000 and will increase approximately 3.5% each year during the projected period. The plan assumes that Planet Movies will have operating expenses of approximately $12.8 million in Fiscal Year 2000 and will increase approximately 5% in Fiscal Year 2001 and 10% each subsequent year.

NOTE 6 - CORPORATE GENERAL AND ADMINISTRATIVE
It is projected that expenses will be reduced to approximately $19 million in Fiscal Year 2000 and will increase approximately 5% annually throughout the projection period. This reflects an overall reduction of corporate costs due to the store closure program including a reduction in work force, decreased discretionary spending, reduced use of outside consultants and other cost containment measures.

NOTE 7 - WORKING CAPITAL
Accounts receivable and inventory are projected on the basis of historic patterns applied to projected levels of operations. Accounts payable for foreign, non-Debtor entities is forecast based on the historic pattern of approximately 30 days outstanding. Domestic accounts payable days outstanding are projected to be approximately 15 days by the end of Fiscal Year 2000, approximately 22 days for Fiscal Year 2001 and approximately 30 days in the following years.

NOTE 8 - CAPITAL EXPENDITURES / ASSET SALES
Capital expenditures in Fiscal Year 2000 - Fiscal Year 2004 reflect investments in existing stores and corporate. The Company estimates that it will spend approximately $5 million in Fiscal Year 2000 and $6 million in Fiscal Year 2001 on store renovations, conversions and general corporate matters. In the second quarter of Fiscal Year 2000, the plan assumes the sale of the 1567 Broadway interests. It is assumed that this sale will contribute in excess of $43 million net of commissions.

NOTE 9 - EQUITY INVESTMENT
On the Effective Date, an equity investment of approximately $30 million will be used to finance the Effective Date payments and going-forward working capital needs.

NOTE 10 - SENIOR SECURED NOTES
On the Effective Date, the Company will obtain an approximately $22 million bridge loan facility which will be used to finance the payments on the Effective Date and for going-forward working capital needs. The 1567 Broadway interests and other assets will secure the Senior Secured Notes. Interest on the notes is calculated at a rate of 8% per annum. The Senior Secured Notes are assumed to be repaid in the second quarter of Fiscal Year 2000 when the 1567 Broadway interests are sold.

NOTE 11 - REFINANCE NOTE PAYABLE
The Plan assumes the Company will obtain new Notes payable of approximately 37.0 million in Fiscal Year 2004 to repay the Senior Subordinated Secured PIK Notes.

NOTE 12 - ACCOUNTS PAYABLE, TAXES PAYABLE AND ACCRUED LIABILITIES
These balances include liabilities of Non-Debtor Entities and the post-petition liabilities of Debtor Entities. Accrued liabilities include accrued interest, rent, payroll and related benefits, insurance, taxes and other miscellaneous accrued items.

NOTE 13 - ADMINISTRATIVE EXPENSE/ PRIORITY CLAIMS
On the Effective Date, this balance includes approximately $3.5 million of professional fees, approximately $400 thousand of taxes, approximately $600 thousand of reclamation claims and approximately $1.4 million for curing contracts and leases.

NOTE 14 - CLAIMS CLASSES
Treatment of all Classes of Claims, except Classes 5 and 6, is projected in accordance with Article V of the Plan of Reorganization.

NOTE 15 - CLASS 5 CLAIMS: OLD SENIOR SUBORDINATED NOTES
The New Secured PIK Notes to be provided to the Holders of Class 5 Claims have a par value of $60.0 million but have been recorded by the Company at their estimated fair market value as of the Effective Date of approximately $55.0 million, reflecting a 12% - 15% yield on the New Secured PIK Notes.

NOTE 16 - CLASS 6 CLAIMS: GENERAL UNSECURED CLAIMS
The New Secured PIK Notes to be provided to Holders of the Class 6 Claimants have a par value of $5.7 million but have been recorded by the Company at their estimated fair market value as of the Effective Date of approximately $5.2 million, reflecting a 12% - 15% yield on the New Secured PIK Notes.

NOTE 17 - OTHER CREDITOR CLASSES AND EQUITY INTERESTS
Treatment of all Classes of Claims, except Classes 5 and 6, is projected in accordance with Article V of the Plan.

NOTE 18 - FRESH START ACCOUNTING
Fresh start accounting has not been adopted in the financial projections included herein. The Company is evaluating whether fresh start accounting is required upon emergence from bankruptcy. The fresh start principals are contained in the American Institute of Certified Public Accountants Statements of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." If the Company concludes that fresh start accounting is appropriate, such adoption would not impact the projected cash flow depicted herein.

G.       CURRENT AND POST-CONFIRMATION MANAGEMENT

1.       INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

          A. POST-CONFIRMATION OFFICERS AND DIRECTORS

          On the Effective Date, the initial board of directors of Reorganized PHI shall consist of Robert Earl, and four other designees of the New Money Investors, and two members designated by the Creditors' Committee, to be announced at or prior to the Confirmation Hearing. Any changes as of the Effective Date to the executive officers of Reorganized PHI shall be announced at or prior to the Confirmation Hearing. The identity of additional officers and directors is not yet finally determined but PHI believes the selections will be consistent with the best interest of the Debtors, their Creditors, and consistent with public policy. Subject to any requirement of Bankruptcy Court approval under Section 1129(a)(5) of the Bankruptcy Code, such persons designated as directors and officers of Reorganized PHI shall assume their offices on the Effective Date and shall continue to serve in such capacity thereafter, pending further action of the board of directors or shareholders of Reorganized PHI in accordance with the Amended PHI Articles, the Amended PHI Bylaws and applicable state law. Post-Confirmation compensation of such officers and directors including the terms of any new employment agreements have not been finally determined, but are not expected to differ materially from current levels and terms of compensation for the various positions.

          Certain biographical information relating to Mr. Earl is as follows:

------- -----------------------------------------------------------------------
NAME AND PRINCIPAL OCCUPATION

Robert Earl, Chairman and Chief         Mr. Earl has been Chief Executive
Executive Officer of PHI.               Officer of the Company since its
                                        inception in 1993, and Chairman of the
                                        Board of Directors since November 1998.
                                        Prior to joining the Company, Mr. Earl
                                        was the Chief Executive Officer of Hard
                                        Rock Cafe p.l.c. Mr. Earl was the
                                        founder of Presidents Entertainment in
                                        1977, a company that developed theme
                                        restaurants. Mr. Earl has over 24 years
                                        experience in the restaurant industry.
-------------------------------------------------------------------------------

                   B. CURRENT EXECUTIVE OFFICERS AND DIRECTORS

         The current executive officers and directors of the Company and their ages and positions are listed below:

-------------------------------------------------------------------------------
NAME                       AGE            POSITION/PRINCIPAL OCCUPATION

Robert Earl                47           Chairman of the Board since November,
                                        1998, President and Chief Executive
                                        Officer of PHI.

Michael Tarnopol           62           Director since June 1996

Thomas Avallone            41           Executive Vice President and Chief
                                        Financial Officer; Director since
                                        February 1996

Mark McCormack             68           Director since June 1996

Claudio Gonzalez           64           Director since June 1996

Michael Montague           67           Director since May 1998 (recently
                                        deceased)

Ong Beng Seng              53           Director since February 1996

CURRENT EXECUTIVE OFFICERS WHO DO NOT SERVE AS DIRECTORS

Scott E. Johnson           43           Executive Vice President, General
                                        Counsel and Secretary
-------------------------------------------------------------------------------

         C.       CURRENT DIRECTOR COMPENSATION AND SHAREHOLDER INTERESTS

         Directors who are not compensated as officers of PHI receive $20,000 in annual fees, with an additional $1,000 payment for each Board of Directors' meeting attended and a $500 payment for each meeting attended of a special committee (i.e. audit, compensation and stock option committee) of the Board. The Board of Directors held monthly meetings through March, 1999 and have generally held weekly meetings thereafter. Directors who are compensated as PHI employees receive no additional compensation for service as a director. PHI will also reimburse each director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. All directors, except Mr. Earl, were eligible to receive stock options.

         The following current directors were known by PHI to be beneficial owners of outstanding shares of PHI's Class A Common Stock or shares underlying options to acquire such shares as of February 28, 1999.

-------------------------------------------------------------------------------
                              AMOUNT OF BENEFICIAL
NAME                          OWNERSHIP OF CLASS A         PERCENT OF CLASS (%)
                                  COMMON STOCK

Robert Earl                    22,876,367                        23.5 1

Michael Tarnopol                   22,666 2                        <1

Thomas Avallone                   226,232 3                        <1

Mark McCormack                     16,666 4                        <1

Claudio Gonzalez                   61,111 5                        <1

Michael Montague                   26,667 6                        <1
  (recently deceased)

Ong Beng Seng                  12,050,335 7                      12.4
-------------------

 1. 100 shares of stock are held individually. The rest of the shares owned by Mr. Earl are held of record by Ropat Limited Partnership. A related entity also owns 1,053,793 shares of PHI's non-registered, non-voting Class B Common Stock, representing approximately 9.0% of such class.

 2. 16,666 shares represent shares underlying options to acquire Class A Common Stock which were exercisable on or before May 31, 1999.

 3. 24,221 of the shares listed represent shares underlying options to acquire Class A Common Stock which were exercisable on or before May 31, 1999.

 4. All of these shares represent shares underlying options to acquire Class A Common Stock which were exercisable on or before May 31, 1999.

 5. 33,333 shares represent shares underlying options to acquire Class A Common Stock which were exercisable on or before May 31, 1999.

 6. 16,667 shares represent shares underlying options to acquire Class A Common Stock which were exercisable on or before May 31,1999.

 7. Shares are owned of record by Leisure Ventures Pte. Ltd., formally Planet Hollywood Holdings Pte., Ltd. Mr. Ong disclaims beneficial ownership of the shares.

-------------------------------------------------------------------------------

                        D. CURRENT EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth, as to PHI's Chief Executive Officer and the other two most highly compensated executive officers serving as executive officers at the end of the 1999 fiscal year, all compensation awarded to, earned by, or paid to said individuals (the "Named Executive Officers") for all services rendered in all capacities to PHI and its Subsidiaries for the fiscal years ended June 1997, 1998 and 1999 except as may otherwise be specifically noted.

                           SUMMARY COMPENSATION TABLE

----- ------------ ----------------------------------------------------------------------------------------------------

                         FISCAL     ANNUAL       COMPENSATION       OTHER ANNUAL                         ALL OTHER
NAME AND  POSITION       YEAR       SALARY ($)   ANNUAL BONUS ($)   COMPENSATION     STOCK OPTIONS (#)   COMPENSATION

Robert I. Earl           1997        $600,000           --               4419                                  --
Chief Executive          1998         600,000           --               6309                                  --
Officer and Chairman     1999         600,000           --               6309                                  --
of the Board                                                          (estimated)

Thomas Avallone          1997        $300,000           --               8854                                  --
Executive Vice           1998         375,000         75,000             8228             100,000              --
President and Chief      1999         375,000           --               8228
Financial Officer                                                     (estimated)

Scott E. Johnson         1997        $200,000           --               7,506                                 --
Executive Vice           1998         250,000         40,385             8,436             70,000              --
President, General       1999         250,000           --               8436
Counsel and Secretary                                                 (estimated)


2.       EMPLOYMENT CONTRACTS

          Several current and former Senior Executive Officers have entered into employment agreements with PHI. Set forth below is a brief description of each such agreement.

EMPLOYMENT AGREEMENT WITH ROBERT EARL

          Mr. Earl and PHI entered into an employment agreement dated as of August 8, 1995 providing for his employment as Chief Executive Officer of PHI and its significant subsidiaries and affiliates, including Official All Star Cafe, through December 31, 2001. The agreement currently provides for a base salary of $600,000 per year with annual increases of at least 10%, an annual incentive bonus in the discretion of the Board of Directors of PHI, and participation in all benefits generally made available to executive officers of the company. PHI has the right to terminate the agreement without any further obligation in the event Mr. Earl (i) resigns from the company; (ii) willfully breaches the agreement; or (iii) is convicted, of or pleads guilty to, a felony involving moral turpitude or certain crimes involving the company's property. The agreement provides that Mr. Earl may terminate the agreement in the event he is not elected or retained in his present positions at PHI or PHI materially reduces his responsibilities. In the case of such termination, or if the agreement is terminated by the company without cause or upon Mr. Earl's death or disability, the agreement provides for him to receive the remainder of his base salary, all incentive bonuses granted and all options awarded under the stock incentive plan. The agreement includes a non-competition provision prohibiting Mr. Earl for a period of two years following the termination of his employment with PHI in most circumstances from working for any company that operates restaurants with a movie, sports or action hero theme.

EMPLOYMENT AGREEMENT WITH THOMAS AVALLONE

          Mr. Avallone and PHI entered into an employment agreement dated January 1, 1998 providing for his employment as Executive Vice President and Chief Financial Officer through January 1, 2001, with such term automatically renewing for additional one-year periods unless either party provides notice to the other of its unwillingness to renew. The agreement currently provides for a base salary of $375,000 with additional bonuses and salary increases to be determined by the Board of Directors. The agreement may be terminated by PHI for cause in the event (i) Mr. Avallone is convicted of, or pleads guilty to, a crime involving moral turpitude or certain other crimes involving the company's property, or (ii) he willfully breaches the agreement. If PHI terminates the agreement for any reason other than for cause, the agreement provides for Mr. Avallone to receive his base salary for the following twelve month period and to become fully vested in all his stock options. Mr. Avallone may terminate the agreement in the event of a material breach thereof by PHI after giving the company notice and an opportunity to cure the breach or in the event that Mr. Avallone no longer reports to Mr. Earl. In the case of any such termination, the agreement provides for Mr. Avallone to receive his base salary for the following twelve month period and to become fully vested in all his stock options. The agreement also contains customary non-disclosure and non-competition provisions.

EMPLOYMENT AGREEMENT WITH IAN HAMILTON

          Mr. Hamilton and PHI entered into an employment agreement dated January 7, 1997 providing for his employment as President of PHI's subsidiary, All Star Cafe, Inc. through February 28, 2000. The agreement provided for a base salary of $250,000, with a minimum bonus of $50,000 per year, payable in cash or stock options and such additional bonuses and salary increases as determined by the Board of Directors. In connection with PHI 's decision to refocus on its Planet Hollywood brand and joint venture, franchise, sell or otherwise dispose of its Official All Star Cafe concept, Mr. Hamilton and PHI agreed to the early release of Mr. Hamilton's employment agreement. Mr. Hamilton left the company in April 1999. Pursuant to the terms of Mr. Hamilton's severance arrangement with PHI, Mr. Hamilton was to receive his base salary and minimum bonus through February 2000 and became fully vested in certain of his stock options.

EMPLOYMENT AGREEMENT WITH SCOTT JOHNSON

          Mr. Johnson and PHI entered into an employment agreement dated May 1, 1996 (as amended on April 13, 1999) providing for his employment as Senior Vice President, General Counsel and Secretary through February 28, 2000, with such term automatically renewing for additional one-year periods unless either party provides notice to the other of its unwillingness to renew. The agreement currently provides for a base salary of $250,000, with additional bonuses and salary increases to be determined by the President and/or Chief Executive officer, and for Mr. Johnson's participation in the company employee benefit plans. The agreement may be terminated by PHI for cause in the event Mr. Johnson
(i) is convicted of, or pleads guilty to, a crime involving moral turpitude or certain other crimes involving the company's property; (ii) willfully breaches the agreement; or (iii) has his license to practice law revoked. The agreement provides that Mr. Johnson may terminate the agreement in the event of a material breach thereof by PHI after giving the company notice and an opportunity to cure the breach. In the case of such termination or non-renewal, the agreement provides for him to receive his base salary and benefits for one year. The agreement also contains customary non-disclosure and non-competition provisions.

          Other employment agreements have been executed with lower level corporate management employees (and with certain general managers as well).

   VII. CONFIRMATION STANDARDS; LIQUIDATION ANALYSIS AND VOTING PROCEDURES

A.       BRIEF EXPLANATION OF CHAPTER 11

          Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and shareholders.

          Consummation of a plan of reorganization is the principal objective in a Chapter 11 case. In general, a plan of reorganization divides the claims against and interests in a debtor into separate classes and allocates plan of reorganization distributions among those classes. If the legal, equitable and contractual rights of a class are unaffected by the plan of reorganization, it is considered "unimpaired". Because they are unaffected, all claimants with claims in unimpaired classes are deemed to have accepted the plan, and are therefore not entitled to vote on the plan. All classes of claims or interests that do not receive or retain any property under the plan on account of such claim or interest are deemed to have rejected the plan of reorganization under
Section 1126(g) of the Bankruptcy Code. All other classes of claims or interests are considered "impaired", and are entitled to vote on the plan of reorganization.

          Under the Bankruptcy Code, acceptance of the Chapter 11 plan of reorganization is determined by class, and therefore it is not required that each holder of an impaired claim or interest vote in favor of a plan of reorganization in order for the Bankruptcy Court to confirm the plan of reorganization, so long as the requisite majorities voting in a class accept the plan. If an impaired class does not vote to accept the plan of reorganization, the Bankruptcy Court may nonetheless confirm the plan, but only if at least one impaired class (determined without including the acceptances of insiders) votes to accept the plan and certain other statutory tests are satisfied. Many of these tests are designed to protect the interests of creditors and equity holders who do not vote or who vote against the plan of reorganization but who will nonetheless be bound by the plan's provisions if confirmed. Under Section 1109(b) of the Bankruptcy Code, all parties in interest, including creditors and equity security holders of the debtor will have the right to appear and be heard on any issue in a Chapter 11 case.

B.       ACCEPTANCE OF THE PLAN

          Except as discussed below, as a condition to a consensual confirmation process, Section 1129(a) of the Bankruptcy Code requires that (i) each impaired class of claims or interests that receives or retains property under a plan of reorganization votes to accept the plan of reorganization and (ii) the plan of reorganization meets the other requirements of Section 1129(a). An impaired Class of Claims will be deemed to have accepted the Plan if Holders of at least two-thirds in dollar amount and a majority in number of the Holders of Claims in such Class that cast timely Ballots vote to accept the Plan. An impaired Class of Interests will be deemed to have accepted the Plan if Holders of at least two-thirds in amount of the Interests in such Class that cast timely Ballots vote to accept the Plan. Holders of Claims or Interests that fail to vote or that abstain on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan by the impaired Class of Claims or Interests of which they are a member.

          If at least one impaired class of claims votes to accept a plan of reorganization (not counting the votes of insiders), the plan of reorganization may be confirmed despite rejection by the other impaired classes if the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code are satisfied. The "cramdown" provisions of Section 1129(b) essentially provide that a plan of reorganization may be confirmed over the rejection of an impaired class of claims or interests if the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired class. Further discussion of the provisions of Section 1129(b) is set forth below.

          The Plan has two classes of Claims that are Impaired and are entitled to vote on the Plan. These are:

          - Holders of Claims in Class 5 (Old Senior Subordinated Notes); and

          - Holders of Claims in Class 6 (General Unsecured Claims)

          Prior to the Petition Date, Holders of in excess of $200 million principal amount of Old Senior Subordinated Notes agreed to support the Plan, and the affirmative vote of the requisite majorities in Class 5 is a condition to confirmation of the Plan. Since over two thirds in face amount have agreed to the Plan treatment, it is anticipated (subject to the "numerosity" requirement that more than one-half in number of those voting accept the Plan) that Class 5 will accept the Plan.

          The rights and interests of Holders in Class 8 (Old Common Stock) and Class 9 (Claims for Issuance of Old Common Stock) are impaired, and these Classes are deemed to have rejected the Plan without solicitation of their votes. Although Holders of Class 8 Old Common Stock Interests are entitled to receive their PRO RATA share of 200,000 New Warrants under the Plan unless any voting Class of Creditors rejects the Plan, the value of the New Warrants is sufficiently minimal as of the Effective Date that the Debtors believe it is appropriate to deem Class 8 to have rejected the Plan, and thus save the Estates the burden and expense of soliciting votes. Nonetheless, as of February 28, 1999 over 52% of the outstanding shares of Old Common Stock were held by officers or directors, franchisees and joint venture partners of PHI who are supportive of the reorganization and several of whom are participating New Money Investors.

C.       CLASSIFICATION OF CLAIMS AND INTERESTS

          Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall designate Classes of a debtor's claims and interests, and shall specify whether such Classes are not impaired, and the treatment of any Classes that are impaired, and must provide the same treatment for each Claim or Interest in a particular Class, unless a holder of such Claim or Interest agrees to a less favorable treatment. The Plan divides the Claims and Interests into Classes, designates each Class as Impaired or Unimpaired and sets forth the treatment offered each Class. Section 101(4) of the Bankruptcy Code defines "claim" as a right to payment, whether or not such right is "reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured" or a "right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured."

          Section 1122 of the Bankruptcy Code requires that each class of claims and interests contain only claims or interests which are substantially similar to each other. The Debtors believe that they have classified all Claims and Interests in compliance with the provisions of Sections 1122 and 1123. It is possible, however, that a Holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the present intent of the Debtors, to the extent permitted by the Bankruptcy Court, to modify the classifications in the Plan as required by the Bankruptcy Court and to use the acceptances received in the Solicitation for the purpose of obtaining the approval of the Class or Classes of which the accepting Holder is ultimately deemed to be a member.

D.       OPTIONAL PLAN PROVISIONS/SUBSTANTIVE CONSOLIDATION

          Section 1123(b) of the Bankruptcy Code specifies provisions that a plan may but need not contain, including any appropriate provision not inconsistent with the applicable provisions of Title 11 of the Bankruptcy Code. The Plan avails itself of certain such provisions which in the Debtors' view, are in compliance with applicable standards of law. With respect to all executory contracts and unexpired leases not previously assumed or rejected and which have not terminated after the Petition Date by their own terms or by operation of law, the Plan specifies the proposed treatment to be accorded to those contracts. In addition, the confirmation, consummation and implementation of the Plan is premised on the substantive consolidation of the Debtors' Chapter 11 Cases into a single case. Under the doctrine of substantive consolidation, courts have the power, under certain circumstances, to treat the assets and liabilities of related separate legal entities, including a parent and one or more of its subsidiaries, as if the assets were held by, and the liabilities were incurred by, a single entity. As part of the Confirmation, the Court will need to find that consolidation, in the manner proposed, is fair to Creditors and in the best interests of the Debtors' Estates. There are no prescribed standards for substantive consolidation in the Bankruptcy Code. Instead, courts have developed several standards in determining whether substantive consolidation should be granted in any given case.

          One such approach has been articulated as a balancing of the equities; the court determines whether the necessity or benefit of consolidation counterbalances or outweighs the harm to its objecting creditors if consolidation is granted. SEE, E.G., EASTGROUP PROPERTIES SOUTHERN MOTEL ASSOC., LTD., 935 F.2d 245, 249 (11th Cir. 1991) ("Eastgroup Properties"). In considering whether consolidation should be granted, some courts have employed numerous factors in evaluating the propriety of substantive consolidation in the case before it. SEE, E.G., EASTGROUP PROPERTIES, 935 F.2d 245; IN RE UNITED STAIRS CORPORATION, 176 B.R. 359, 369 (Bankr. D.N.J. 1995); IN RE VECCO CONSTRUCTION INDUSTRIES, INC., 4 B.R. 407, 410 (Bankr. E.D.Va. 1980). Courts which utilize factors in their analysis often use one or more of the following factors: (i) the presence or absence of consolidated financial statements; (ii) the unity of interests and ownership between the various corporate entities;
(iii) the existence of parent and inter corporate guaranties on loans; (iv) the degree of difficulty in segregating and ascertaining individual assets and liabilities; (v) the existence of transfers of assets without formal observance of corporate formalities; (vi) the commingling of assets and business functions; and (vii) whether creditors dealt with the entities as a single economic unit. In general, courts have not clearly articulated the weight to be accorded to particular factors and have stated that each analysis is to be done on a case by case basis.

          The Debtors believe that substantive consolidation is necessary and appropriate in these cases and will be granted by the Court. The substantial identity of PHI and its Debtor Subsidiaries is evident; all of the Debtors' operations are similar in nature, operating theme restaurants in which the Debtors' world recognized brands and Celebrity Memorabilia are prominently displayed. Many of the trade Creditors are the same for each Debtor entity. PHI, its Debtor Subsidiaries and other affiliates have consistently filed consolidated tax returns, and have prepared and made public only consolidated financial statements. Further, PHI has guaranteed substantially all of the leases executed by one or more of the Debtors. Moreover, as discussed in Section IX, "Certain Risk Factors", a prompt exit from Chapter 11 is believed essential to preserving the Debtors' customer base, Celebrity support and consequently, the viability of the Debtors' core business operations. Consolidation of the Debtors' Chapter 11 Cases for purposes of the Plan will avoid the significant cost and inevitable delay attendant to performing a separate valuation of PHI and each of its twenty-five Debtor Subsidiaries, and the task of attempting to negotiate and prepare separate Chapter 11 Plans for each Debtor. As a consequence, the absence of consolidation will not only significantly increase the administrative costs of these Chapter 11 Cases, but may also seriously threaten the Debtors' ability to achieve a successful reorganization. Confirming the Plan as proposed should preserve value for the Debtors' Creditors that are Impaired under the Plan.

E.       CONFIRMATION OF THE PLAN

          CONFIRMATION HEARING

          Section 1128 of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Plan and its proponents have fulfilled the confirmation requirements of Section 1129 of the Bankruptcy Code. A hearing (the "Confirmation Hearing") to consider Confirmation of the Plan has been scheduled for January 20, 2000 at 2:00 p.m. before the Honorable Joseph J. Farnan, Jr., at the United States District Court for the District of Delaware,
J. Caleb Boggs Federal Building, 844 King Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned hearing date made in open Court. Any objection to Confirmation must be made in writing and must specify in detail the name and the address of the objector, all grounds for the objection and the nature and amount of the Claim or Interest held by the objector. Any such objection must be filed with the Clerk of the United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 824 Market St., 5th Floor, Wilmington, Delaware 19801, and served upon the parties designated in the notice of the Confirmation Hearing (the "Confirmation Notice") so as to be actually received on or before January 14, 2000, at 4:00 p.m. Eastern Time. Unless an objection to Confirmation is timely filed and served it may not be considered by the Court.

   THE PLAN MUST COMPLY WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

          In order for the Plan to be confirmed, the Bankruptcy Code requires that the Bankruptcy Court determine that the Plan complies with certain requirements set forth in Section 1129(a) of the Bankruptcy Code. Section 1129(a) requires that:

               (i) the Plan comply with all applicable provisions of the Bankruptcy Code, including requirements as to the classification of Claims and Interests, specification of the treatment of impaired and unimpaired classes, provision of equal treatment within each class, provision for adequate means of implementation, inclusion of required charter provisions and provision for the selection of the officers and directors;

               (ii) the Debtors comply with all applicable provisions of the Bankruptcy Code, including requirements for disclosure and solicitation of acceptances;

               (iii) the Plan be proposed in good faith;

               (iv) all payments made by the Debtors for services and expenses in or in connection with the Chapter 11 Cases or in connection with the Plan and incident to the Chapter 11 Cases be subject to the approval of the Bankruptcy Court as reasonable;

               (v) all necessary information regarding directors, officers and insiders be disclosed;

               (vi) any rate change subject to the jurisdiction of any governmental regulatory commission be approved or subject to approval by such commission;

               (vii) the Plan satisfies the "Best Interests Test" of Section 1129(a)(7) of the Bankruptcy Code, which requires that with respect to each Impaired Class, each Holder of a Claim or Interest either (a) accepts the Plan or (b) receives at least as much pursuant to the Plan as such Holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code;

               (viii) the Plan be accepted by each Impaired Class and, in any case, that at least one Impaired Class of Claims accept the Plan (without considering votes by insiders);

               (ix) the Plan provides for payment in full of all Allowed Administrative and Priority Claims in the manner set forth in the Bankruptcy Code;

               (x) the Plan satisfies the "Feasibility Test" of Section 1129(a)(11) of the Bankruptcy Code, that is, that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without liquidation or further financial reorganization;

               (xi) all statutory fees of the United States Trustee under 28 U.S.C.ss. 1930 are to be paid by the Debtors; and

               (xii) the Plan provides for continued payment of all retiree benefits, if any.

          The Debtors believe that the Plan will meet all such tests. However, it is possible that one or more Impaired Classes may reject the Plan. In addition, Classes 8 and 9 are deemed to have rejected the Plan. Accordingly, the Debtors may seek confirmation of the Plan under the "cramdown" procedures of
Section 1129(b) of the Bankruptcy Code, which permit the confirmation of a plan of reorganization over the objection of one or more classes if certain additional tests are met. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

          FEASIBILITY TEST. Under the Feasibility Test as set forth in Section 1129(a)(11) of the Bankruptcy Code, in order to confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors. For the Plan to meet the Feasibility Test, the Bankruptcy Court must determine that the Reorganized Debtors have a reasonable probability ("more likely than not") of performing their obligations under the Plan, including performing their obligations under the debt instruments issued under the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors with their financial advisors have prepared the Projections, which together with the material assumptions on which they are based, are set forth in Section VI. F., "Emergence Business Plan". Based upon the Projections, the Debtors believe that the Debtors' reorganization under the Plan will meet the feasibility requirements of Section 1129(a) of the Bankruptcy Code.

          BEST INTERESTS TEST. In order to confirm the Plan if any member of an Impaired Class votes to reject the Plan, the Bankruptcy Court must independently determine that the Best Interests Test under Section 1129(a)(7) of the Bankruptcy Code is satisfied with respect to each member of an Impaired Class. The Best Interests Test requires that each member of an Impaired Class of Claims or Interests either (i) accept the Plan or (ii) receive under the Plan property of a value not less than the value of the distribution that such non-accepting member would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Management believes that recoveries under the Plan are equal to or better than those in a liquidation under Chapter 7, and that the Plan therefore satisfies the Best Interests Test. See Section VII.F. below, "Liquidation Analysis" for an analysis of projected recoveries to Creditors in a hypothetical liquidation of the Debtors in a Chapter 7 Case under the Bankruptcy Code.

         CRAMDOWN REQUIREMENTS

          The Bankruptcy Code provides for Confirmation of the Plan even if it is not accepted by all Impaired Classes, as long as at least one Impaired Class of Claims has accepted it (without counting the acceptances of insiders). These so-called "cramdown" provisions are set forth in Section 1129(b) of the Bankruptcy Code. The Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each Class of Claims or Interests that is impaired under, and has not accepted, such Plan.

          THE PLAN MUST BE FAIR AND EQUITABLE. With respect to a dissenting Class of unsecured creditors, the "fair and equitable" standard requires, among other things, that the Plan contain one of two elements. It must provide either that each unsecured Creditor in the Class receives or retains property having a value, as of the Effective Date, equal to the Allowed amount of its Claim, or that no Holder of Allowed Claims or Interests in any junior Class may receive or retain any property on account of such Claims or Interests. With respect to a dissenting Class of Interests the "fair and equitable" standard requires that the Plan contain one of two elements. It must provide either (i) that each Holder of an Interest in the Class receive or retain property having a value, as of the Effective Date, equal to the greater of the Allowed amount of any fixed liquidation preference to which such Holder is entitled, or the value of such Interests or (ii) that no Holder of an Interest in any junior Class may receive or retain any property on account of such Interests. The strict requirement as to the allocation of full value to dissenting Classes before junior Classes can receive a distribution is known as the "absolute priority rule."

          The Debtors believe that the Plan meets the requirements of the absolute priority rule. In the event that either Class 5 or Class 6 rejects the Plan, the Plan provides that the Holders of Class 8 Interests will not receive any consideration. As a result, no Classes junior to Class 5 and Class 6 will receive or retain any property under the Plan on account of their Claims or Interests if Classes 5 or 6 reject the Plan. The Plan also meets the absolute priority requirements in respect of Classes 8 and 9, which Interests are deemed to reject the Plan, as no Class junior to such Classes is receiving or retaining any property on account of its Claim or Interest under the Plan.

          The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than one hundred percent of its Allowed Claims. The Plan complies with that requirement with respect to all Holders of Claims and Interests.

          THE PLAN MUST NOT DISCRIMINATE UNFAIRLY. As a further condition to approving a cramdown, the Court must find that the Plan does not "discriminate unfairly" in its treatment of dissenting Classes. A plan of reorganization does not "discriminate unfairly" if (a) the plan does not treat any dissenting impaired class of claims or interests in a manner that is materially less favorable than the treatment afforded to another class with similar legal claims against or interests in the debtor and (b) no class receives payments in excess of that which it is legally entitled to receive for its claims or interests. The Debtors believe that the Plan does not discriminate unfairly as to any Impaired Class of Claims or Interests. Under the Plan, Classes 5 and 6 are receiving comparable treatment: a distribution valued at approximately 40% of the Allowed amount of each such Claim.

          Class 5 Claims are expected to accept the Plan as it embodies the restructuring agreement negotiated by the Debtors and the Holders of over two-thirds in amount of those Claims. If Class 6 (General Unsecured Claims) votes to reject the Plan, the Debtors intend to seek to confirm the Plan pursuant to the cramdown provisions, and, if the Court were to determine it to be necessary, modify the Plan in order to comply with such cramdown requirements.

F.       LIQUIDATION ANALYSIS

          INTRODUCTION

The hypothetical liquidation scenario set forth in this report is based upon the orderly Chapter 7 liquidation of the Company, including Debtor and non-Debtor Subsidiaries. This report projects a low and high recovery range based upon the estimated December 31, 1999 Balance Sheet and has been prepared on a consolidated basis.

Nothing contained within this Hypothetical Liquidation Analysis is, or should be relied upon as, a promise or representation of the future. There are no representations, warranties or other assurances that any of the projected results will be realized. Because the projected financial information is based upon estimates and assumptions about circumstances and events that have not yet taken place and are subject to variations, actual results will differ and may significantly vary from projected results which could impact recoveries materially.

         SIGNIFICANT OVERALL ASSUMPTIONS

All legal entities (including those that did not file Chapter 11 on October 12, 1999) would be liquidated. All the legal entities are assumed to be substantively consolidated.

No assumptions (recoveries or claims) have been made with respect to contingent claims (e.g. lawsuits) or unrecorded claims that may ultimately be deemed valid after all claims are reconciled. In addition, no adjustment in creditor recoveries has been made for any potential preference, fraudulent conveyance or other avoidance action that the Company may be capable of asserting.

The liquidation is assumed to be performed over a six to ten month period. Cash proceeds are assumed to be invested and distributed at a later date.

All units would be closed immediately after the Company's announcement of liquidation.

All Holders of Allowed General Unsecured Claims are treated pari passu with the Holders of Old Senior Subordinated Notes Claims.


                       PLANET HOLLYWOOD INTERNATIONAL INC.
                        HYPOTHETICAL LIQUIDATION ANALYSIS
                             AS OF DECEMBER 31, 1999
                                (in thousands)

                                                          --------------- ------------------------- ---------------------------
                                                          Estimated Net
                                                          Book Value as        Estimated Recovery %       Estimated Recovery $
                                                           of 12/31/99         Low            High         Low         High
                                                          --------------- --------- --------------- -------------- ------------
Cash                                                            $ 14,444      100%            100%       $ 14,444     $ 14,444
Restricted Cash                                                    6,355       25%             33%          1,600        2,100
Accounts Receivable                                               12,748       26%             35%          3,377        4,493
Inventory                                                         15,911       25%             40%          3,967        6,368
Prepaid Expenses                                                   8,855        3%              6%            264          528
Property, Plant and Equipment                                    185,889       19%             23%         35,430       42,835
Goodwill                                                          13,433        0%              0%           -             -
Other Assets                                                      15,847        0%              0%           -             -
Investment                                                        18,096       58%             79%         10,410       14,265
                                                                  ------     ------           ------      -----------  --------
TOTAL ASSETS                                                   $ 291,577       24%             29%         69,492       85,033
                                                               =========

Less:  Secured Claims                                                                                       2,000        2,000

Less:
Administrative/Priority Expenses

     Wind Down Costs                                                                                        3,000        1,800
     Trustee Fees                                                                                           2,085        2,551
     Severance                                                                                              1,800        1,200
     Professional Fees                                                                                      4,000        3,500
     Reclamation Claims                                                                                       600          600
     Priority Tax                                                                                             400          400
     Post Petition Accounts Payable                                                                         3,369        3,369
     Post Petition Taxes Payable                                                                            2,013        2,013
     Post Petition Accrued Liabilities                                                                     15,289       15,289
                                                                                                           ------       ------
        Total Administrative and Priority Expenses                                                         32,556       30,722

Total Proceeds Available to Unsecured Creditors                                                          $ 34,936     $ 52,311
                                                                                                         ========     ========

Unsecured Claims
     Senior Subordinated Notes & Accrued Interest                                                       $ 282,000     $282,000
     Accounts Payable                                                                                      11,955       11,955
     Other Short Term Debt                                                                                  5,453        5,453
     Lease Rejection Claims                                                                                62,000       62,000
                                                                                                        ----------     --------
        Total Unsecured Claims                                                                          $ 361,408     $361,408
                                                                                                        =========     ========

ESTIMATED RECOVERY FOR UNSECURED CLAIMS
   ASSUMING A LIQUIDATION                                                                                     10%          14%
                                                                                                              ===          ===
                                                                                                    ---------------------------
                                                                                                            RECOVERY %
ESTIMATED RECOVERY FOR UNSECURED CLAIMS UNDER THE PLAN                                                  PAR            ESTIMATED
                                                                                                       VALUE              FMV
                                                                                                    ----------- ---------------

   Class 1 Claims - Priority                                                                              100.0%        100.0%
   Class 2 Claims - SunTrust                                                                              100.0%        100.0%
   Class 3 Claims - Miscellaneous Secured                                                                 100.0%        100.0%
   Class 4 Claims - Convenience                                                                           100.0%        100.0%
   Class 5 Claims - Senior Subordinated                                                                    42.1%         40.4%
          Notes
   Class 6 Claims - General Unsecured                                                                      42.1%         40.4%
   Class 7 Claims - Landlord Settlement                                                                   100.0%        100.0%
   Class 8 Claims - Interests of Holders of                                                                 0.0%          0.0%
         Old Common Stock
   Class 9 Claims - Issuance of Old                                                                         0.0%          0.0%
          Common Stock
   Class 10 Claims - Intercompany                                                                         100.0%        100.0%
   Class 11 Claims - Intercompany Interest                                                                100.0%        100.0%


NOTES - THE FOLLOWING NOTES DESCRIBE THE SIGNIFICANT ASSUMPTIONS THAT ARE REFLECTED IN THE LIQUIDATION ANALYSIS.

NOTE 1 - CASH: The Company's cash balance represents the estimated cash balance as of December 31, 1999. It is assumed that the Cash balance, excluding the restricted Cash, is available for distribution to Creditors.

NOTE 2 - RESTRICTED CASH: The restricted cash balance of approximately $6.4 million is pledged against letters of credit and secures the payroll account. The Company believes that approximately $700 thousand to $1.2 million could be recovered from the approximate $5.5 million that has been pledged against the letters of credit. The approximate $900 thousand of collateral for the payroll account is assumed to be fully recoverable in a liquidation scenario.

NOTE 3 - ACCOUNTS RECEIVABLE: The outstanding Accounts Receivable balance is primarily comprised of receivables due from franchisees, credit cards, vouchers and house accounts.

Franchisee Receivables constitute amounts owed by franchisees for initial franchise fees and for royalties based on gross revenues from food, beverage, bar and merchandise. The Company does not believe that it will be able to recover these receivables in a liquidation scenario.

Historically, the Company collected Credit Card Receivables in 2-7 days and had negligible chargebacks on these receivables. Management believes that the Company would recover approximately 90% of the receivables in the low scenario and approximately 95% in the high scenario.

Voucher Receivables relate to vouchers issued by travel agencies to their clients, which are subsequently redeemed at the Company's units. Upon receipt, the Company submits the voucher to the respective travel agent for payment. Historically, such receivables are paid within 60 to 90 days and have an uncollectable rate of approximately 10%. Under a liquidation scenario, management believes that a recovery between 25% and 50% could be achieved with respect to these receivables.

House Account Receivables primarily relate to corporate functions. Historically, these receivables have an uncollectable rate of approximately 10% and are usually collected in 60 to 90 days. Management believes that a recovery rate of 15% to 25% could be achieved, given that a significant portion of these receivables are foreign.

Other Receivables are composed of a loan to a celebrity, which is collateralized by real estate and miscellaneous other receivables. The Company estimates that the recovery on these receivables would be from 25% to 50% of book value in liquidation.

NOTE 4 - INVENTORY: Inventory is composed of food, beverage, bar and merchandise inventory. It is assumed that merchandise inventory would be sold to a liquidator and the recovery would be between approximately 25% and 40% of net book value. The food, beverage and bar inventory has been ascribed no value upon liquidation.

NOTE 5 - PREPAID EXPENSES: Prepaid expenses consist primarily of prepaid rent, smallwares, and deposits. The recovery rate on prepaid expenses is assumed to fall between 3% and 6%.

NOTE 6 - PROPERTY, PLANT & EQUIPMENT: Property, plant & equipment (net) are comprised of leasehold improvements, equipment and fixtures, construction work in process and Memorabilia.

Leasehold improvements are not separable from their respective leased buildings and, therefore, are estimated to have no recoverable value upon liquidation.

Planet Hollywood has numerous leases associated with its restaurants, warehouses and offices. A leasehold interest may have value if the contract rent is lower than the current market rent. Management does not believe that any of the Company's leases have a contract rent that is significantly below market.

Recoveries on store-level equipment and fixtures are assumed to be approximately 10%-15% of net book value.

Management estimates the recovery of Memorabilia to be between 60% and 70% of book value. The Memorabilia cases and installation are believed to have no recovery in liquidation.

Construction work in process is primarily associated with the 1567 Broadway project and Planet Movies. The Company believes that the condominium portion of its 1567 Broadway interests could be sold for approximately $30.0 to $35.0 million. In liquidation, a 30% liquidation discount on these proceeds is assumed to reflect the estimated effect of liquidating these properties in a relatively short period of time. Commissions and other costs associated with selling the asset are assumed to be 7% of proceeds. Potential recoveries on the Planet Hollywood Hotel and Planet Movies are discussed in Note 9.

NOTE 7 - GOODWILL: Goodwill relates to past acquisitions and has been ascribed no value in a liquidation.

NOTE 8 - OTHER ASSETS: Other Assets primarily includes trademarks, software development costs, loan origination costs, merger-related costs and other non-current assets. The Company believes that there is no value to these assets in a liquidation.

NOTE 9 - INVESTMENTS: The Company owns a 50% equity interest in Planet Hollywood Asia, which operates and franchises PLANET HOLLYWOOD units in the Pacific Rim. Planet Hollywood Asia has been operating at a significant loss and, as a result, no recovery is estimated in liquidation.

Additionally, the Company owns a 20% equity interest in ECE, a publicly traded Mexican company, which operates themed restaurants/retail units in Mexico, South America and the Caribbean. Based upon recent market prices, PHI's interest in ECE has a value of approximately $6.5 million. Recoveries in liquidation, however, are estimated at $3.9 million to $4.5 million, due to the impact that such a large stock sale would have on ECE's share price.

The Company also owns a 20% equity interest in the Planet Hollywood Hotel portion of the 1567 Broadway project, a themed hotel under development in New York City. The Company believes that its portion of the 1567 Broadway project, would provide between $10.0 million and $15.0 million in proceeds. A 30% liquidation discount on these proceeds is assumed. Commissions and other costs associated with selling the asset are assumed to be 7% of proceeds.

The Company is unable to transfer its ownership in Planet Movies. As a result, no recovery on this investment is assumed in a liquidation scenario.

NOTE 10 - SECURED CLAIMS: Secured Claims relate to approximately $2.0 million of merchandise inventory received from secured vendors.

NOTE 11 - ADMINISTRATIVE/PRIORITY: It is assumed that administrative and priority expenses are comprised of wind down costs associated with liquidating the Company's assets over a six to ten month period, trustee fees, severance, professional fees, reclamation Claims and post-petition accounts payable and accrued liabilities. It is assumed that the wind down costs would average approximately $300 thousand per month for the duration of the wind down. It is assumed that the cost associated with a trustee overseeing the liquidation would approximate 3% of receipts.

It is assumed that upon termination, individuals employed for more than one year will receive two weeks of severance, and individuals employed for less than one year will receive one week of severance. The Debtors estimate that their weekly payroll for corporate employees and those employees at units remaining open at the time of the filing is approximately $900 thousand per week and that total severance would be approximately $1.2 million to $1.8 million.

Professional fees represent the costs of attorneys, accountants, appraisers and other professionals from the Petition Date through the liquidation. Approximately $2.0 million of fees relate to services provided prior to December 31, 1999 and the remainder relates to services to be provided to effectuate the wind down and maximize recovery.

Reclamation Claims represent claims from vendors of approximately $600 thousand for inventory that the Company received within the ten day period after the inventory was received prior to the Petition Date.

Priority Tax Claims are estimated to be approximately $400 thousand as of December 31, 1999.

Post-petition accounts payable, taxes and accrued liabilities relate to liabilities incurred by the Debtors and the Company's non-Debtor affiliates subsequent to the Petition Date.

NOTE 12 - ALLOWED UNSECURED CLAIMS: The Company's estimate of Allowed Unsecured Claims is $361.4 million and primarily consists of the Old Senior Subordinated Notes Claims, Trade Claims and Rejection Claims. It is assumed in this hypothetical liquidation analysis that the Company would reject all store leases. The impact of any contingent Claims has been excluded from this analysis.

NOTE 13 - Estimated recovery to Class 5 Claims and Class 6 Claims under the Plan assumes a 12-15% yield on the New Secured PIK Notes, and an equity value of $4.79 per share based on the price per share paid by the New Money Investors.

         SUMMARY

         In a chapter 7 liquidation scenario, the asset recovery value ranges from approximately 24% of the net book value of assets in the low scenario to approximately 29% in the high scenario. These ranges would provide a recovery to Unsecured Creditors of approximately 10% to 14%, substantially below the projected recoveries under the Plan.

G.       VOTING PROCEDURES

         VOTING REQUIREMENTS - GENERALLY

         Pursuant to the Bankruptcy Code, only Holders of Claims against or Interests in the Debtors that are Allowed pursuant to Section 502 of the Bankruptcy Code and that are impaired under the terms and provisions of the Plan are entitled to vote to accept or reject the Plan. Pursuant to the Bankruptcy Code, a class of claims or interests is "impaired" if the legal, equitable, or contractual rights attaching to the claims or interests of that class are altered. Each Holder of an Old Senior Subordinated Note Claim in Class 5, and each Holder of a General Unsecured Claim in Class 6, as of the Voting Record Date of December 6, 1999 established by the Court are entitled to vote to accept or reject the Plan. The Debtors propose that for voting purposes each Holder of a Class 5 Claim shall be entitled to vote its Claim in the outstanding principal amount. General Unsecured Claims entitled to vote may vote in the liquidated, undisputed amount of such Claims. Claims which are not liquidated in amount or are objected to prior to the Voting Deadline may not vote, or if they have voted, such vote will not be counted, unless a voting amount is established by the Court.

          Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan, are presumed to have accepted the Plan and will not receive a Ballot. As set forth above, Claims in Classes 1, 2, 3, 4, 7 and 10 and Interests in Class 11 are not impaired, and such Classes are not entitled to vote on the Plan and are presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Holders of Claims in Class 9 (Claims for Issuance of Old Common Stock) and Holders of Interests in Class 8 (Old Common Stock), are Impaired under the Plan, and are deemed to have rejected the Plan and will not receive Ballots for voting. The classification of Claims and Interests and their designation as Impaired or not Impaired is summarized above in Sections VII. C. "Classification of Claims and Interests".

          BALLOTING AGENT

          Donlin Recano & Company, Inc. will act as Balloting Agent in connection with the solicitation. All deliveries, correspondence and questions should be directed to the Balloting Agent at the following address or telephone number (i) if by mail: Planet Hollywood International, Inc., ET AL., c/o Donlin, Recano & Company, -- -- Inc., P.O. Box 2089, Murray Hill Station, New York, New York 10156-0701; (ii) if by hand: Planet Hollywood International, Inc., ET AL., c/o Donlin, Recano & Company, Inc., 419 Park Avenue South, Suite 1206, New York, NY -- -- 10016; and (iii) if by telephone: (212) 481-1411. The Balloting Agent will provide Holders of Claims and Interests with information regarding the solicitation, assist Holders in obtaining copies of this Disclosure Statement and Ballots, to the extent applicable, and respond to questions with respect to any of the foregoing.

          VOTING PROCEDURES - GENERALLY

          Consistent with the provisions of Bankruptcy Rule 3018, the Court has fixed the close of business on December 6, 1999 as the record date for determining the Holders of Claims who are entitled to receive a copy of this Disclosure Statement and to vote to accept or reject the Plan (the "Voting Record Date"). Entities that acquire Claims after the Voting Record Date will not be entitled to vote on the Plan.

          A Ballot, or in some cases, a Master Ballot, for voting to accept or reject the Plan is enclosed with each copy of the Disclosure Statement. IF YOU HAVE A CLAIM OR INTEREST THAT IS IMPAIRED UNDER THE PLAN AND YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT, OR LOST YOUR BALLOT, PLEASE CONTACT DONLIN RECANO & COMPANY, INC., THE BALLOTING AGENT, AT
(212) 481-1411. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE AND SIGN AND RETURN EACH BALLOT YOU RECEIVE.

          Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, ONLY THOSE HOLDERS THAT VOTE TO ACCEPT OR REJECT THE PLAN WILL BE COUNTED. VOTES CANNOT BE TRANSMITTED ORALLY OR BY FACSIMILE TRANSMISSION. Accordingly it is important that you return your signed and properly completed Ballot(s) promptly. PLEASE FOLLOW THE INSTRUCTIONS CONTAINED ON THE BALLOT CAREFULLY. To accept the Plan, the Holder must check the box entitled "accept the Plan" on the appropriate Ballot. Any Ballot cast that does not indicate whether the Holder of the Claim is voting to accept or reject the Plan or indicates that the Holder both accepts and rejects the Plan will NOT be counted as either an acceptance or rejection of the Plan. Any Ballot that does not indicate a vote to accept or reject the Plan will not be counted at all. You must sign your Ballot. Failure by any Holder to send a duly executed Ballot with an original signature will be deemed an abstention by such holder with respect to a vote on the Plan and will not be counted as a vote for or against the Plan. A vote may be disregarded if the Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code or if a Claim was voted in bad faith.

          VOTING PROCEDURES - CLASS 5 (OLD SENIOR SUBORDINATED NOTES) CLAIMS

         Copies of this Disclosure Statement and appropriate Ballots and Master Ballots have been sent to all registered Holders of Class 5 Claims as of the Voting Record Date, including brokerage firms, commercial banks, trust companies, or other nominees ("Nominees"). If such Nominees do not hold for their own account, they must provide copies of this Disclosure Statement and appropriate Ballots to their customers and to Holders of such Claims who are the beneficial owners of such Claims. ANY BENEFICIAL OWNER WHO DOES NOT RECEIVE A COPY OF THIS DISCLOSURE STATEMENT AND A BALLOT SHOULD CONTACT ITS APPROPRIATE NOMINEE OR THE BALLOTING AGENT.

          Any beneficial owner holding Old Senior Subordinated Notes in "street name" can vote only by following these instructions:

         a. fill out the appropriate account and other information on the Ballot;

         b.    sign the Ballot unless already signed by the Nominee; and

         c. return the completed Ballot to the Nominee in the self-addressed, stamped envelope enclosed with the Ballot, in sufficient time to enable such Nominee to include your vote on the Master Ballot which itself must be actually received by the Balloting Agent by the Voting Deadline to be counted. If no envelope was enclosed, contact the Balloting Agent or your Nominee for instructions.

          The Nominee will be responsible for completing a Master Ballot reflecting its vote and the votes of other beneficial owners for which the Nominee acts as nominee, and for delivering the Master Ballot in a timely manner (i.e. prior to the Voting Deadline) to the Balloting Agent. Any Ballot submitted to an Nominee will not be counted unless such Nominee timely delivers the Ballot to the Balloting Agent.

          Any beneficial owner which is also the record holder of the Old Senior Subordinated Notes will receive from the Balloting Agent a copy of this Disclosure Statement and an appropriate Ballot to be properly filled out and signed. Such beneficial owners should return the completed Ballot directly to the Balloting Agent prior to the Voting Deadline, in order for such vote to count.

          UNITED STATES TRUST COMPANY OF NEW YORK, THE OLD INDENTURE TRUSTEE FOR THE OLD SENIOR SUBORDINATED NOTES, WILL NOT VOTE ON BEHALF OF THE HOLDERS OF OLD SENIOR SUBORDINATED NOTES CLAIMS. ACCORDINGLY, EACH HOLDER OF OLD SENIOR SUBORDINATED NOTES CLAIMS MUST SUBMIT ITS OWN BALLOT. DO NOT RETURN THE CERTIFICATES REPRESENTING YOUR CLAIMS WITH YOUR BALLOTS.

          Each Holder of an Old Senior Subordinated Notes Claim may elect in writing, at the appropriate place on the Ballot, to participate Pro Rata in the distribution, if any, of up to $25 million of New Senior Secured Notes, $625,000 Cash and 350,000 shares of New Class A Common Stock as provided for by the Plan. Only Holders of Class 5 Claims that make such election on a validly executed ballot and whose election is included in a Master Ballot timely delivered to the Balloting Agent may be treated as an Electing Holder of Class 5 Claims.

          VOTING PROCEDURES - CLASS 6 (GENERAL UNSECURED) CLAIMS

         General Unsecured Claims entitled to vote may vote in the liquidated, undisputed amount of such Claims. Claims which are not liquidated in amount or are disputed may not vote unless a voting amount is established by the Court.

          In most cases, the Ballot enclosed with this Disclosure Statement is printed with the amount of your Claim for voting purposes. Such amount is based either on your proof of claim, the Debtors' Schedules of Liabilities or an order of the Court. If your Claim is or may become a Disputed Claim this amount may not be the amount ultimately Allowed for purposes of distribution in the Class in which your Claim has been classified. All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement, or by obtaining a duplicate Ballot from the Balloting Agent.

          CONVENIENCE CLASS ELECTION BY GENERAL UNSECURED CREDITORS

          Each Holder of a General Unsecured Claim in excess of $2,000 may elect, in writing, at the appropriate place on the Ballot, to voluntarily reduce its Claim to $2,000. All Holders of Class 6 Claims that make such election on a validly executed and timely delivered Ballot will receive the treatment accorded to the Holders of Convenience Claims (Class 4) under the Plan (payment in Cash, in full of the lesser of the Allowed Claim amount or $2,000).

          VOTING DEADLINE

          IN ORDER TO BE COUNTED, BALLOTS AND MASTER BALLOTS MUST BE SIGNED AND RETURNED SO THAT THEY ARE RECEIVED BY THE BALLOTING AGENT NO LATER THAN 5:00 P.M. EASTERN TIME ON JANUARY 14, 2000 (THE "VOTING DEADLINE"). ANY BALLOT OR MASTER BALLOT RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

                          VIII. DESCRIPTION OF THE PLAN

          THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF THE PLAN. THIS SUMMARY IS FOR DESCRIPTIVE PURPOSES ONLY, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN, WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT 1. TO THE EXTENT THAT THE TERMS OF THIS DISCLOSURE STATEMENT VARY FROM THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL BE CONTROLLING.

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

          Set forth below is the classification of Claims and Interest and the treatment of such Claims and Interests under the Plan. The Plan contains 11 Classes of Claims and Equity Interests. In accordance with the Bankruptcy Code, Administrative and Priority Tax Claims are not classified for purposes of voting on or receiving distributions under the Plan, but must be paid in full or as otherwise agreed by the parties. A Claim or Interest is part of a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class, and such Claim or Interest shall be part of a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. The Debtors believe they have classified the Claims and Interests in the Plan in accordance with Section 1123(a)(1) of the Bankruptcy Code.

         1.       UNCLASSIFIED CLAIMS - ADMINISTRATIVE AND PRIORITY TAX CLAIMS

          ADMINISTRATIVE CLAIMS. Administrative Claims are those Claims entitled to priority in payment pursuant to Sections 503, 507(a)(1) or 507(b) of the Bankruptcy Code and include all amounts required to be paid in connection with reclamation claims and the assumption of executory contracts and unexpired leases. Priority Tax Claims are those tax Claims of governmental units entitled to priority under Section 507(a)(8) of the Bankruptcy Code. Holders of Priority Tax Claims shall not be required to file Proofs of Claim.

          ORDINARY COURSE LIABILITIES. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' business shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized PHI pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Claims without any further action by the Holders of such Claims or the need for Bankruptcy Court approval.

          ADMINISTRATIVE RECLAMATION CLAIMS. Holders of Allowed Administrative Reclamation Claims shall be paid in full, in Cash, on the later of the Effective Date, the date of allowance of their Reclamation Claims, or such other date as shall be approved by an order of the Court. Administrative Reclamation Claims are those reclamation Claims that are entitled to Administrative Expense status pursuant to an order of the Bankruptcy Court entered under 11 U.S.C. ss. 546(c). Administrative Reclamation Claims are expected to total approximately $600,000.

          CURE COST CLAIMS. Claims relating to cure costs in connection with contracts or leases assumed by the Debtors under 11 U.S.C. ss. 365 are entitled to Administrative Expense status. Such Claims shall be paid on the later of the Effective Date, the date of Allowance of a cure cost Claim, or such other date as shall be approved by order of the Bankruptcy Court. Cure cost Claims are expected to total approximately $1.45 million.

          FEES OF PROFESSIONALS AND CLAIMS FOR SUBSTANTIAL CONTRIBUTION. All Professionals retained by any Debtor and any other Entities (other than any Professionals retained by the Old Indenture Trustee, which Professionals shall be paid in accordance with Section 6.4 of the Plan) requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code for services rendered before the Confirmation Date (including, without limitation, any compensation requested by any Professional or any other Entity for making a substantial contribution in the Chapter 11 Cases), shall File and serve on Reorganized PHI, the Creditors' Committee and the United States Trustee an application for final allowance of compensation and reimbursement of expenses no later than thirty (30) days after the Effective Date. Objections to applications of Professionals for compensation or reimbursement of expenses must be Filed and served on Reorganized PHI, the United States Trustee, the Creditors' Committee and the Professionals to whose application the objections are addressed, no later than fifteen (15) days after service of the related application. Reorganized PHI shall pay the amounts Allowed by Final Order of the Bankruptcy Court within ten (10) days after the date of such Order.

          PRIORITY TAX CLAIMS. Unless otherwise agreed between the Holder of a Priority Tax Claim and any Debtor or Reorganized PHI, in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code, each Holder of an Allowed Priority Tax Claim shall receive, at such Debtor's or Reorganized PHI's option, as the case may be, either (i) Cash, in the full amount of such Allowed Priority Tax Claim on the Effective Date or (ii) deferred payments of Cash in the full amount of such Allowed Priority Tax Claim, payable in equal annual principal installments beginning the first anniversary of the Effective Date and ending on the earlier of the sixth anniversary of the Effective Date or the sixth anniversary of the date of the assessment of such Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at an annual rate equal to the Treasury Rate or such other rate as may be set by the Bankruptcy Court at the Confirmation Hearing. The amount of any Allowed Priority Tax Claim for which the time for filing a return, if required, under applicable law or under any authorized extension thereof, has not expired on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, PROVIDED, HOWEVER, that the Debtors reserve the right to seek a determination of the amount of or liability for any Priority Tax Claim under 11 U.S.C. ss. 505;
(ii) survive the Effective Date and consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy Code.

         2.       CLASSIFIED CLAIMS AND INTERESTS

          CLASS 1. PRIORITY CLAIMS.

          Class 1 consists of all Priority Claims, which are defined in the Plan as any Allowed Claim, to the extent entitled to priority under Section 507 (a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim, against any Debtor. The Debtors do not believe that there are any unpaid Holders of Allowed Priority Claims, due to the entry of First-Day Orders authorizing payment of Priority Claims.

          To the extent that there are any Holders of an Allowed Priority Claim, each Holder of an Allowed Priority Claim shall be entitled to receive, in full satisfaction of such Claim, the Allowed amount of such Claim in full in Cash on the later of (i) the Effective Date; (ii) the date that such Claim becomes an Allowed Priority Claim; and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between any Debtor and the Holder of such Claim.

          CLASS 1 CLAIMS ARE UNIMPAIRED. Holders of Priority Claims are presumed to have accepted the Plan and solicitation of votes from Holders of Class 1 Claims is not required under the Bankruptcy Code.

          CLASS 2. THE SUNTRUST CLAIMS.

          Class 2 consists of the SunTrust Claims, which are defined in the Plan as the outstanding commitments under the SunTrust Agreements and any other amounts due thereunder. As of the Petition Date, the outstanding balance owed to Sun Trust was approximately $2.5 million.

          On the Effective Date, the Holder of the Allowed Class 2 Claim shall receive in full satisfaction thereof, the outstanding unpaid amount due, if any, under the Sun Trust Agreements, plus accrued and unpaid interest, if any, at the non-default contractual rate set forth in the SunTrust Agreements through the Effective Date, plus Allowed fees, costs and expenses, all payable in Cash.

          CLASS 2 CLAIMS ARE UNIMPAIRED. Holders of the SunTrust Claims are presumed to have accepted the Plan and solicitation of votes from holders of Class 2 Claims is not required under the Bankruptcy Code.

          CLASS 3. MISCELLANEOUS SECURED CLAIMS.

          Class 3 consists of all Miscellaneous Secured Claims, which are defined in the Plan as any Allowed Claim that is a Secured Claim other than the SunTrust Claim. These Claims generally include the Claims of equipment lessors and merchandise suppliers.

          Each Holder of an Allowed Miscellaneous Secured Claim shall be treated in accordance with Section 1124(2) of the Bankruptcy Code, or in accordance with the terms of any agreements between the Secured Creditor and the Debtors as approved by the Bankruptcy Court.

          CLAIMS 3 CLAIMS ARE UNIMPAIRED. Holders of Miscellaneous Secured Claims are presumed to have accepted the Plan and solicitation of votes from Holders thereof is not required under the Bankruptcy Code.

          CLASS 4. CONVENIENCE CLAIMS.

          Class 4 consists of all Convenience Claims, which are defined in the Plan as Unsecured Claims in Allowed Amounts not to exceed $2,000, or that are voluntarily reduced to $2,000 by written election of the holders of such Claims on validly executed and timely delivered ballots. The Debtors project that approximately 1,900 Claims will fall within or opt into this category, resulting in a total payment obligation of approximately $1.5 million.

          On the later of the Effective Date, the date of allowance of its Convenience Class Claim, or such other date as shall be approved by an order of the Court, each Holder of an Allowed Claim that is $2,000 or less or reduced to $2,000 or less shall receive a Cash payment equal to the lesser of the Allowed amount of the Claim or $2,000.

          CLASS 4 CLAIMS ARE UNIMPAIRED. Holders of Convenience Claims are presumed to have accepted the Plan and solicitation of votes from Holders of Class 4 Claims is not required under the Bankruptcy Code.

          CLASS 5. OLD SENIOR SUBORDINATED NOTES CLAIMS.

          Class 5 consists of all Old Senior Subordinated Notes Claims held by the Holders of the 12% Senior Subordinated Notes due 2005, issued by PHI pursuant to the Old Senior Subordinated Notes Indenture.

          On the Effective Date, each Holder of an Allowed Class 5 Claim as of the Distribution Record Date, shall have an Allowed Claim equal to the face amount of its Old Senior Subordinated Notes plus unpaid accrued interest and interest on defaulted payments of interest at the default rate provided in the Old Senior Subordinated Notes Indenture and related documents through the Petition Date. Under the Plan, the holder of an Allowed Class 5 Claim shall receive, in full satisfaction of its Allowed Class 5 Claim, its Pro Rata share of: (i) $47.5 million in Cash, (ii) $60 million of New Secured PIK Notes; and
(iii) 2.65 million shares of New Class A Common Stock. If, prior to the Confirmation Date, PHI has entered into the Bay Harbour Agreement, then PHI shall deliver to Electing Holders of Class 5 Claims in lieu of payment of up to $25 million Cash and, if applicable, any unsubscribed amount to Bay Harbour under the Bay Harbour Agreement, their respective Pro Rata shares of up to $25 million of New Senior Secured Notes having the principal economic terms set forth in Annex A to the Plan, or other terms not materially more adverse to any Class under the Plan, plus their Pro Rata Share of a fee consisting of $625,000 Cash and 350,000 shares of New Class A Common Stock. In the event that the amount of any New Class A Common Stock paid to a third-party lender as partial consideration for the purchase of the New Senior Secured Notes is less than 350,000 shares of New Class A Common Stock, then the Holders of Class 5 Claims shall receive, on the Effective Date, their Pro Rata share of that undistributed New Class A Common Stock up to a total of 350,000 shares (the "Supplemental Class 5 Distribution"), and the amount of New Secured PIK Notes distributed to Class 5 shall be reduced by the Class 6 Adjustment Amount. The principal economic terms of the New Secured PIK Notes are set forth in Section II of this Disclosure Statement, and on ANNEX B to the Plan. Failure of a Class 5 Claim holder to check the appropriate box on the Ballot will preclude them from receiving a distribution of New Senior Secured Notes under the Plan.

          CLASS 5 CLAIMS ARE IMPAIRED. The beneficial Holders of the Old Senior Subordinated Notes are entitled to vote to accept or reject the Plan.

          CLASS 6. GENERAL UNSECURED CLAIMS.

          Class 6 consists of all General Unsecured Claims, which are defined as any Claim (including any Trade Claim, Rejection Claim, and Litigation Claim) that is not a Consolidated Claim, Old Senior Subordinated Notes Claim, Intercompany Claim, Administrative Claim, Priority Claim, SunTrust Claim, a Miscellaneous Secured Claim, Landlord Settlement Agreement Claim or Old Indenture Trustee Claim. Each Holder of an Allowed Class 6 Claim shall receive, in full satisfaction of its Allowed Claim, Cash and New Secured PIK Notes having an aggregate value as a percentage of its Allowed Claim, equal to the aggregate value of the consideration to be received by each Holder of an Allowed Class 5 Claim as a percentage of its Allowed Claim. The Cash component of the distribution to Class 6 shall be the same percentage of a Class 6 Holder's Allowed Claim as the Cash component of the distribution to Class 5 is as a percentage of the Allowed Claims of Holders in Class 5, counting a distribution of New Senior Secured Notes to Class 5, if any, as a Cash payment. For purposes of calculating the Class 6 distribution, the New Secured PIK Notes shall be valued at their face amount, and New Class A Common Stock shall be valued at $4.2857 per share. In the event Class 5 receives the Supplemental Class 5 Distribution, then the Holders of Class 6 Claims shall receive, on the Effective Date, their Pro Rata share of the Class 6 Adjustment Amount determined as provided in Section 5.6 of the Plan.

          CLASS 6 CLAIMS ARE IMPAIRED. Holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.

          CLASS 7. LANDLORD SETTLEMENT AGREEMENT CLAIMS.

          Class 7 consists of Landlord Settlement Agreement Claims which are defined in the Plan as pre Petition Date or post Petition Date agreements between PHI or any of its Filed Subsidiaries and a landlord regarding the restructuring, termination or sale of a Debtor's leasehold rights and obligations which requires approval or ratification thereof by the Bankruptcy Court, and which give rise to Claims for the payment of Cash, performance by a Debtor under a lease, a Debtor's surrender of leasehold or other property rights, or as otherwise provided under the applicable Landlord Settlement Agreement. All such Claims shall be Allowed unless the Court enters a Final Order disallowing, disapproving or unwinding a Landlord Settlement Agreement.

          CLASS 7 CLAIMS ARE UNIMPAIRED. Holders of Landlord Settlement Agreement Claims are presumed to have accepted the Plan and solicitation of votes from Holders of Class 7 Claims is not required under the Bankruptcy Code.

          CLASS 8. OLD COMMON STOCK.

          Class 8 consists of all Interests of Holders of Old Common Stock of PHI which is defined in the Plan as, collectively, the Class A and Class B common shares, par value $.01 per share, issued and outstanding, or held in treasury, immediately prior to the Effective Date.

          If both Class 5 and Class 6 accept the Plan, each Holder of an Allowed Class 8 Interest as of the Distribution Record Date shall receive on the Effective Date, in full satisfaction of its Allowed Interest, its Pro Rata share of New Warrants, PROVIDED, HOWEVER, that no distribution will be made to a Holder of less than 5,450 shares of Old Common Stock. If either Class 5 or Class 6 rejects the Plan, Holders of Class 8 Interests shall not receive or retain any property on account of their Class 8 Interests and no New Warrants shall be issued.

          CLASS 8 INTERESTS ARE IMPAIRED. Holders of Old Common Stock Interest are presumed to have rejected the Plan and solicitation of votes from them is not required under the Bankruptcy Code.

          CLASS 9. CLAIMS FOR ISSUANCE OF OLD COMMON STOCK.

          Class 9 consists of all Old Warrants, Old Celebrity Options and Old Employee Options and all other options or rights to acquire Old Common Stock, including, without limitation, all Claims arising out of the rejection of Old Warrants, Old Celebrity Options and Old Employee Options and other options to acquire Old Common Stock, to the extent they constitute executory contracts, and any Claim that has the same priority as the Old Common Stock pursuant to Section 510(b) of the Bankruptcy Code, including, without limitation, any Claim for the issuance of Old Common Stock in connection with an acquisition or otherwise.

          The Holders of Class 9 Claims shall not receive or retain any property under the Plan. All options or rights to acquire the Old Common Stock shall be canceled, annulled and extinguished on the Effective Date.

          CLASS 9 CLAIMS ARE IMPAIRED. Holders of Claims for issuance of Old Common Stock are presumed to have rejected the Plan and solicitation of votes from Holders of Class 9 Claims is not required under the Bankruptcy Code.

          CLASS 10. INTERCOMPANY CLAIMS.

          Class 10 consists of all Intercompany Claims, which are defined under the Plan as any Claim held by any Domestic Subsidiary or Foreign Subsidiary, other than any of the Consolidated Debtors, against any of the Debtors.

          Each Holder of an Allowed Class 10 Claim shall be treated in accordance with Section 1124(2) of the Bankruptcy Code.

          CLASS 10 CLAIMS ARE UNIMPAIRED. Holders of Intercompany Claims are presumed to have accepted the Plan and solicitation of votes from Holders of Class 10 Claims is not required under the Bankruptcy Code.

          CLASS 11. INTERCOMPANY INTERESTS.

          Class 11 consists of all stock ownership Interests of PHI and any Subsidiary in any other Subsidiary or Unconsolidated Affiliate.

          The Holders of Class 11 Interests shall retain unaltered the legal, equitable and contractual rights to which their Interests entitle them in accordance with Section 1124(2) of the Bankruptcy Code.

          CLASS 11 INTERESTS ARE UNIMPAIRED. Holders of Intercompany Interests are presumed to have accepted the Plan and solicitation of votes from Holders of Class 11 Interests is not required under the Bankruptcy Code.

          POST-PETITION INTEREST. To the extent required by the Bankruptcy Court or applicable law, the aggregate distribution paid to Holders of Allowed Claims deemed to be unimpaired under the Plan shall include interest accrued thereon from the Petition Date through the Effective Date at the lower of (i) the Treasury Rate; (ii) the rate earned on the Debtors' cash investments; or (iii) the rate determined by the Bankruptcy Court.

          ALLOCATION BETWEEN PRINCIPAL AND ACCRUED INTEREST. The aggregate consideration paid to Holders in respect of their Allowed Claims shall be treated under this Plan as allocated first to the principal amount of such Allowed Claim to the extent thereof and, thereafter, to the interest, if any, accrued thereon through the Effective Date.

B.       MEANS FOR EXECUTION OF THE PLAN

          FUNDING THE PLAN. On the Effective Date, PHI shall (i) receive $30 million cash from the New Money Investor as the purchase price for 7.0 million shares of New Class B Common Stock; (ii) issue up to $25 million face amount of the New Senior Secured Notes and any applicable fee in Cash and/or New Common Stock to third party lenders and/or to Bay Harbour and Electing Holders of Class 5 Claims; and (iii) obtain such other financing on terms reasonably acceptable to the Committee as necessary to fund the Debtors' obligations under the Plan and to operate the Reorganized Debtors. Reorganized PHI shall issue the New Senior Secured Notes, the New Secured PIK Notes, the New Warrants, New Options and New Common Stock, and shall deliver Cash to the Entities entitled to receive distributions under the Plan.

          CANCELLATION OF OLD SECURITIES, INSTRUMENTS AND AGREEMENTS RELATING TO IMPAIRED CLAIMS AND INTERESTS. On the Effective Date, except as otherwise provided in the Plan or by Court order, all securities, instruments and agreements governing any Claims and Interests Impaired by the Plan shall be deemed canceled and terminated, and the obligations of the Debtors relating to, arising under, in respect of or in connection with such securities, instruments and agreements shall be discharged; PROVIDED, HOWEVER, that notes, securities and other evidences of Claims and Interests shall, effective upon the Effective Date, represent the right to participate, to the extent such Claims and Interests are Allowed, in the distributions contemplated by the Plan.

          EFFECTIVENESS OF SECURITIES, INSTRUMENTS AND AGREEMENTS. On the Effective Date, all securities, instruments and agreements entered into or issued pursuant to the Plan, including, without limitation, the Plan documents and any security, instruments or agreements entered into in connection with any such documents shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

          CORPORATE GOVERNANCE AND VOTING. On the Effective Date, Reorganized PHI will be authorized to issue 225 million shares of Common Stock consisting of 100 million shares of New Class A Common Stock, par value $.01 per share, and 25 million shares of New Class B Common Stock, par value $.01 per share and 100 million shares of preferred stock, par value $.01 per share. The New Class A Common Stock and the New Class B Common Stock are referred to collectively herein as the "Common Stock." On the Effective Date, approximately 3.0 million shares of New Class A Common Stock and 7.0 million shares of New Class B Common Stock are expected to be issued and outstanding. On the Effective Date, no shares of preferred stock will be issued and outstanding.

          Each share of New Common Stock held of record as of the record date of any meeting shall entitle the holder thereof to one vote on each matter submitted to a vote of the stockholders. Except in connection with the election or removal of Directors or as may otherwise be provided by the Amended PHI Articles or Delaware law, the New Class A Common Stock and the New Class B Common Stock shall vote together, as a single class, on all matters.

          The Amended PHI Articles provide that all dividends, whether cash, property or stock, shall be shared ratably among all holders of Common Stock; provided that all dividends and distributions on the New Class A Common Stock payable in stock of Reorganized PHI shall be made in shares of New Class A Common Stock, and all dividends and distributions on the New Class B Common Stock payable in stock of the Reorganized PHI shall be made in shares of New Class B Common Stock. Similarly, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Reorganized PHI, the holders of New Class A Common Stock and New Class B Common Stock shall be entitled to share ratably as a single class in all of the remaining assets of Reorganized PHI of whatever kind available for distribution to stockholders.

          The Board of Directors of Reorganized PHI shall be comprised of seven directors, consisting of two Class A Directors and five Class B Directors. The holders of the New Class A Common Stock, voting separately as a single class, will elect the Class A Directors by a plurality of votes cast, and the holders of the New Class B Common Stock, voting separately as a single class, will elect the Class B Directors by a plurality of votes cast.

          On the Effective Date, the Board of Directors of Reorganized PHI shall consist of five members appointed by the New Money Investors (the "Class B Directors") and two members appointed by the Creditors' Committee (the "Class A Directors"). After the Effective Date, Holders of New Class A Common Stock shall have the right to elect the two Class A Directors until repayment in full of the New Secured PIK Notes, at which time the number of Class A Directors shall be reduced to one and the number of Class B Directors shall be increased to six, and thereafter the Class A Director shall be elected by the holders of New Class A Common Stock and the Class B Directors shall be elected by the Holders of New Class B Common Stock, in each case, voting separately as a single class, by a plurality of the votes cast. Any one or more of the Class A Directors may be removed with or without cause only by a vote of the holders of a majority of the outstanding shares of New Class A Common Stock, voting separately as a single class. Anyone or more of the Class B Directors may be removed with or without cause only by a vote of the holders of a majority of the outstanding shares of New Class B Common Stock, voting separately as a single class.

          Robert Earl shall be the Chief Executive Officer of PHI as of the Confirmation Date and on and after the Effective Date. Selection of a Chief Financial Officer and Chief Operating Officer for Reorganized PHI prior to or as of the Effective Date shall be subject to the consent, not to be unreasonably withheld, of the Creditors' Committee, and after the Effective Date shall be subject to the approval of a majority of the members (including at least one Class A Director) of Reorganized PHI's Board of Directors. Officers and directors for all of the Reorganized Debtors other than PHI shall be designated by the Board of Directors of Reorganized PHI. Except as otherwise provided herein or in any Plan Document, the members of the existing Board of Directors of PHI shall have no continuing obligations to any of the Debtors or Reorganized PHI on and after the Effective Date.

          The individuals listed as directors of Reorganized PHI as of the Confirmation Date shall serve as directors of Reorganized PHI and their elections to the Board of Directors of Reorganized PHI shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by stockholders of PHI or Reorganized PHI. The Class B Directors will be chosen by the New Money Investors and the Class A Directors will be chosen by the Creditors' Committee.

          The Amended PHI Articles will provide that New Class B Common Stock may be transferred to any other Person, provided that upon such transfer (other than a transfer to a New Money Investor or an affiliate of a New Money Investor) such shares shall be automatically converted into an equal number of shares of New Class A Common Stock. All shares of New Class B Common Stock shall be convertible at any time after payment in full of the New Secured PIK Notes, at the option of the holders thereof, into New Class A Common Stock; provided that any such optional conversion must include all then outstanding shares of New Class B Common Stock. In addition, in the event that the number of outstanding shares of Class B Common Stock constitutes 10% or less of the aggregate number of all outstanding shares of Common Stock, all outstanding shares of New Class B Common Stock shall be automatically converted into New Class A Common Stock. At such time as there are no shares of New Class B Common Stock outstanding, the holders of New Class A Common Stock shall elect all members of the Board of Directors of Reorganized PHI. In addition, the certificates and articles of incorporation and by-laws of each Subsidiary shall be amended as required by applicable law to incorporate all other relevant provisions of the Plan with respect to such certificates, articles and by-laws.

          STOCK OPTION PLANS. The Company shall execute on the Effective Date two stock option plans, one for management and one for Celebrities. The terms of those plans as developed to date are set forth in Section II of this Disclosure Statement, "Summary Terms of New Stock Option Plans". The options to be issued under the plans are exercisable into shares of New Class A Common Stock. A committee to be appointed by the Board of Directors will determine the exercise price and exercise term of the options. PHI shall reserve for issuance upon exercise of the options a total of 1 million shares of New Class A Common Stock, representing 10% of all issued and outstanding shares of New Common Stock as of the Effective Date. Holdings of New Class A Common Stock are subject to dilution upon exercise of the options. The stock options will be issued pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act") provided by Section 4(2) thereof or pursuant to a Form S-8 filing by Reorganized PHI.

          SUBSTANTIVE CONSOLIDATION. The Plan contemplates the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Case solely for purposes of confirmation, consummation and implementation of the Plan. Pursuant to the Confirmation Order, on the Confirmation Date: (i) all assets, and all proceeds thereof, and all liabilities of the Consolidated Debtors will be merged or treated as though they were merged with and into the assets and liabilities of Reorganized PHI; (ii) all Consolidated Claims and Claims among the Consolidated Debtors will receive no distribution under the Plan; (iii) any obligation of any Consolidated Debtor, and all guarantees thereof executed by one or more of the Consolidated Debtors, and any Claims Filed or to be Filed in connection with any such obligation and guarantee will be deemed one Claim against Reorganized PHI; (iv) each and every Claim Filed in the individual Chapter 11 Case of any of the Consolidated Debtors will be deemed Filed against Reorganized PHI; and (v) for purposes of determining the availability of the right of set-off under Section 553 of the Bankruptcy Code, the Consolidated Debtors shall be treated for purposes of the Plan as one entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to any of the Consolidated Debtors may be setoff against the debts of any of the Consolidated Debtors.

          The Debtors believe substantive consolidation for purposes of confirmation, consummation and implementation of the Plan is fair, equitable and in the best interests of Creditors. SEE Section VII. D. for further discussion.

          EXTINGUISHMENT OF GUARANTEES. Except as otherwise provided in the Plan or in any Plan Document, or in executory contracts or leases assumed by the Debtors, on the Effective Date, all Claims based upon guarantees of collection, payment or performance made by any of the Debtors as to the obligations of each other, including, without limitation, the Leasehold Guarantees, shall be discharged, released and of no further force and effect. Guarantees by the Debtors, non-Debtor affiliates or any officers or directors or other third parties or their affiliates of leases or contracts that are assumed by the Debtors on or prior to the Effective Date shall remain in existence and shall not be discharged or extinguished.

          CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED PHI AND THE OTHER REORGANIZED Debtors. PHI shall continue to exist on and after the Effective Date as Reorganized PHI, a corporation duly organized under the laws of Delaware, with all the rights and powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under Delaware law, subject to the terms and provisions of the Plan and the Confirmation Order. Unless otherwise determined by PHI, the other Reorganized Debtors shall continue to exist on and after the Effective Date as entities duly organized under the laws of their respective states of incorporation or organization. Except as otherwise provided in the Plan, on or after the Effective Date, all property of the Consolidated Estates, and any property and assets acquired by the Debtors or the Reorganized Debtors under any provisions of the Plan, shall vest in the Reorganized Debtors, free and clear of any and all Claims, Liens, charges and other Encumbrances. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property or assets and compromise or settle any Claims against them without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional fees, disbursements, expenses or related support services without application to the Bankruptcy Court, except to the extent otherwise provided in the Plan.

C.       DISTRIBUTIONS

          GENERALLY. Except as otherwise provided in the Plan, any distribution required by the Plan to be made on the Effective Date in respect of a Claim or Interest that is Allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than the later to occur of: (i) 45 days after the Effective Date or (ii) the date on which such Claim or Interest becomes Allowed and any other conditions to distribution with respect to such Claim or Interest shall have been satisfied.

          DISTRIBUTIONS TO THE HOLDER OF SUNTRUST CLAIMS. Any Cash payment required to be made on the SunTrust Claims will be delivered by Reorganized PHI to SunTrust on the Effective Date conditioned on the delivery by SunTrust of executed releases of Liens, guarantees and cash collateral including any necessary mortgage satisfactions, UCC Termination Statements or other documents reasonably requested by PHI.

          DISTRIBUTIONS TO HOLDERS OF OLD SENIOR SUBORDINATED NOTES CLAIMS. All distributions provided for in the Plan on account of Old Senior Subordinated Notes Claims will be made to the Old Indenture Trustee for further distribution to individual Holders of Old Senior Subordinated Notes Claims. Any such distribution made by the Old Indenture Trustee will be made pursuant to the Old Senior Subordinated Notes Indenture; provided, however, that any distributions of New Senior Secured Notes shall be made only to Electing Holders of Class 5 Claims. Notwithstanding any provision in the Plan to the contrary, the Old Senior Subordinated Notes Indenture will continue in effect to the extent necessary to allow the Old Indenture Trustee to receive and make distributions pursuant to the Plan on account of Old Senior Subordinated Notes Claims. Any actions taken by the Old Indenture Trustee on or after the Effective Date that are not for this purpose will be null and void as against the Debtors and Reorganized PHI, and Reorganized PHI will have no obligations to the Old Indenture Trustee for any fees, costs or expenses incurred in connection with any such actions.

          DISTRIBUTIONS TO HOLDERS OF OTHER CLAIMS AND INTERESTS. Reorganized PHI will make all distributions required under the Plan, except for distributions made by the Old Indenture Trustee. Reorganized PHI may employ or contract with other Entities including but not limited to the Old Stock Transfer Agent to assist it in making the distributions required by the Plan.

          COMPENSATION FOR SERVICES RELATED TO DISTRIBUTION. In consideration for providing services related to distributions pursuant to the Plan, the Old Indenture Trustee and any other Entity employed by Reorganized PHI will receive from Reorganized PHI without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized PHI and will not be deducted from distributions to be made pursuant to the Plan to Holders of Allowed Claims and Allowed Interests.

     DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS.

                    (a) Distributions to Holders of Allowed Claims and Holders of Allowed Interests will be made as follows: (a) with respect to Old Senior Subordinated Notes Claims by the Old Indenture Trustee, in accordance with the applicable Old Senior Subordinated Notes Indenture; (b) with respect to all other Allowed Claims, by Reorganized PHI (i) at the addresses set forth on the respective proofs of Claim Filed by Holders of such Claims; (ii) at the addresses set forth in any written notices of address change delivered to Reorganized PHI after the Bar Date; (iii) at the addresses reflected in the applicable Debtor's records if no proof of Claim has been Filed and Reorganized PHI has not received a written notice of a change of address; and (c) with respect to Allowed Class 8 Interests by Reorganized PHI at the addresses for record holders supplied by the Old Transfer Agent or by PHI as of the Distribution Record Date.

                    (b) If any distribution to a Holder of a Class 5 Claim is returned to the Old Indenture Trustee as undeliverable (an "Undeliverable Class 5 Distribution"), no further distributions will be made to that Holder until the Old Indenture Trustee is notified in writing of such Holder's then current address. If a Holder of Old Senior Subordinated Notes is not entitled to a distribution under the Old Senior Subordinated Notes Indenture, the Plan, or any order of the Bankruptcy Court, such distribution shall be treated as an Undeliverable Class 5 Distribution. Any such Undeliverable Class 5 Distributions will be held by the Old Indenture Trustee until they become deliverable or one year from the Effective Date, whichever is earlier. After one year from the Effective Date, the Old Indenture Trustee may redistribute the Undeliverable Class 5 Distributions to other claimants receiving Class 5 Distributions, on a pro rata basis. Any such distribution shall not alter the calculation of the aggregate value distributable to Class 5 for purposes of calculating the distribution to Class 6. If the Undeliverable Class 5 Distributions are so small as to make it unduly burdensome to distribute them to other claimants, the Old Indenture Trustee will return the Undeliverable Class 5 Distributions to Reorganized PHI.

                    (c) If any distribution to any other Holders of Allowed Claims or Allowed Interests is returned as undeliverable, no further distributions will be made to such Holders until Reorganized PHI or its distribution agents are notified in writing of such Holder's then current address.

                    (d) Undeliverable Cash (including dividends or other distributions on account of undeliverable New Common Stock) will be held in segregated bank accounts in the name of Reorganized PHI for the benefit of the potential claimants of such funds. Undeliverable Cash will be invested by Reorganized PHI in a manner consistent with Reorganized PHI's investment and deposit guidelines. Subject to paragraph 6.3.6(b) above, undeliverable Plan Securities will be held by Reorganized PHI for the benefit of the potential claimants of such securities. Any Holder of an Allowed Claim or an Allowed Interest that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by Reorganized PHI or the Old Indenture Trustee, as the case may be, within one year after the Effective Date will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Debtors, Reorganized PHI, the other Reorganized Debtors or their respective property. In such case, (i) any Cash held for distribution on account of such claims for undeliverable distributions (including Cash interest, maturities, dividends and other distributions on undelivered Plan Securities, as the case may be) shall be property of Reorganized PHI, free of any restrictions thereon (except as otherwise provided in any Plan Document); (ii) any New Secured PIK Notes held for distribution on account of such claims for distribution shall be canceled and of no further force or effect; and (iii) any New Common Stock held for distribution on account of such claims for distribution shall either be canceled or held as treasury shares as Reorganized PHI may determine is appropriate.

                    (e) Pending the distribution of the New Common Stock, Reorganized PHI will cause all of the New Common Stock held by it for distribution under the Plan to be: (i) represented in person or by proxy at each meeting of the stockholders of Reorganized PHI; and (ii) voted proportionately with the votes cast with respect to New Class A Common Stock, by the other holders of New Class A Common Stock taken as a whole, and with respect to New Class B Common Stock by the other holders of New Class B Common Stock taken as a whole.

         DISTRIBUTION RECORD DATE.

          As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Securities (as applicable) will be closed, and Reorganized PHI, the Old Indenture Trustee, the Old Stock Transfer Agent and their respective agents will have no obligation to recognize the transfer of any Old Securities occurring after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

          MEANS OF CASH PAYMENTS. Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a domestic bank selected by Reorganized PHI, or by wire transfer from a domestic bank, at the option of Reorganized PHI.

          FRACTIONAL PLAN SECURITIES.

                    (a) Notwithstanding any other provisions of the Plan, principal amounts of the New Secured PIK Notes, or the New Senior Secured Notes will be initially issued only in denominations of $1,000 and integral multiples thereof. When any distribution on account of an Allowed Claim would otherwise result in the issuance of New Secured PIK Notes or the New Senior Secured Notes with an aggregate principal amount that is not an integral multiple of $1,000, the actual distribution of such notes will be rounded to the next higher or lower integral multiple of $1,000, as follows: (a) aggregate principal amounts that exceed an integral multiple of $1,000 by $500 or more will be rounded to the next higher integral multiple of $1,000 and (b) aggregate principal amounts that exceed an integral multiple of $1,000 by less than $500 will be rounded to the next lower integral multiple of $1,000. If, as a result of such rounding, the sum of such principal amounts differs from the aggregate principal amount of such New Secured PIK Notes or the New Senior Secured Notes specified to be distributed pursuant to the Plan, as applicable, the aggregate principal amount of the New Secured PIK Notes or the New Senior Secured Notes specified will be adjusted upward or downward to provide for the distribution of the applicable New Secured PIK Notes or the New Senior Secured Notes specified in an aggregate principal amount equal to such sum. No consideration will be provided in lieu of principal amounts that are rounded down.

                    (b) Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock, and whole numbers of New Warrants will be issued. When any distribution on account of an Allowed Claim or an Allowed Interest would otherwise result in the issuance of a number of shares of New Common Stock or a number of New Warrants that is not a whole number, the actual distribution of shares of such stock or warrants will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (ii) fractions less than 1/2 will be rounded to the next lower number. The total number of shares of New Common Stock or New Warrants specified to be distributed to a Class of Claims or Interests will be adjusted as necessary to account for the rounding provided for herein. If, as a result of such rounding, the amount of shares of New Common Stock or the amount of New Warrants to be distributed to a particular Class differs from the aggregate number of shares of New Common Stock or New Warrants specified to be distributed pursuant to the Plan to that Class, the aggregate number of shares of New Common Stock or the amount of New Warrants specified with respect to such Class will be adjusted upward or downward to provide for the appropriate distribution of New Common Stock or New Warrants, as the case may be. No consideration will be provided in lieu of fractional shares or warrants that are rounded down. In addition, notwithstanding the foregoing, no de minimis distributions shall be made as provided in Section 14.17 of the Plan.

         SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES.

                    (a) As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or an Allowed Interest evidenced by the notes, instruments, securities or other documentation canceled pursuant to the Plan, the Holder of such Claim or Interest will tender the applicable notes, instruments, securities or other documentation evidencing such Claim or Interest to Reorganized PHI or its designated agent, or the Old Indenture Trustee, as applicable. Any Cash or Plan Securities to be distributed pursuant to the Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.3.6 of the Plan.

                    (b) Except as provided in Section 6.3.10(c) of the Plan, each Holder of an Allowed Claim or an Allowed Interest will tender its Old Security to Reorganized PHI or its designated agent or the Old Indenture Trustee, as applicable, together with a letter of transmittal to be provided to such Holder by Reorganized PHI or its designated agent, or the Old Indenture Trustee as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the Holder of the applicable Old Security to act and the authenticity of any signatures required thereon. All surrendered Old Securities will be marked as canceled by Reorganized PHI or its designated agent, or the Old Indenture Trustee, as applicable, and delivered to Reorganized PHI.

                    (c) In addition to any requirements under the applicable Old Senior Subordinated Notes Indenture, any Holder of a Claim or Interest evidenced by an Old Security that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Old Security, deliver to Reorganized PHI or its designated agent, or the Old Indenture Trustee, as applicable: (i) evidence satisfactory to such Entity of such loss, theft, mutilation or destruction and
(ii) such security or indemnity as may be required by such Entity to hold such Entity harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Old Security. Upon compliance with Section 6.3.10(c) of the Plan by a Holder of a Claim or an Interest evidenced by an Old Security, such Holder will, for all purposes under the Plan, be deemed to have surrendered an Old Security.

                    (d) Any Holder of an Old Security that fails to surrender or be deemed to have surrendered such Old Security within one year after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Old Security discharged and will be forever barred from asserting any such claim against the Debtors, Reorganized PHI, the other Reorganized Debtors or their respective property.

          SETOFF. Reorganized PHI may, but shall not be required to, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, claims of any nature that the Debtors or Reorganized PHI may have against the Holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a setoff nor the allowance of any Claim against the Debtors or Reorganized PHI shall constitute a waiver or release by the Debtors or Reorganized PHI of any claim that the Debtors or Reorganized PHI may possess against such Holder.

          INDENTURE TRUSTEE CHARGING LIENS. In full satisfaction of Allowed Claims secured by Indenture Trustee Charging Liens, the Old Indenture Trustee will receive from Reorganized PHI Cash equal to the amount of such Claims, and any Indenture Trustee Charging Liens will be released. Distributions received by Holders of Allowed Claims pursuant to the Plan will not be reduced on account of payment of Allowed Claims secured by Indenture Trustee Charging Liens. Notwithstanding any other provisions of the Plan, upon: (a) submission of appropriate documentation to Reorganized PHI regarding fees and expenses incurred by the Old Indenture Trustee in connection with the Chapter 11 Cases through the Effective Date that are secured by an Old Indenture Trustee Charging Lien and (b) the failure of Reorganized PHI to object on the grounds of reasonableness, as determined under the terms of the applicable Old Senior Subordinated Notes Indenture, to the payment of such fees and expenses within 20 Business Days after receipt of such documentation, the Old Indenture Trustee will be deemed to hold an Allowed Claim for such fees and expenses, which Reorganized PHI will pay in Cash within 30 Business Days after the receipt of the documentation regarding the fees and expenses of such Old Indenture Trustee, without further Bankruptcy Court approval.

          RETIREE BENEFITS. On and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized PHI shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in Section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

          EXEMPTIONS FROM SECURITIES LAWS AND SHELF REGISTRATION.

                    (a) The Confirmation Order will provide that the offer and sale of those Plan Securities that are issued in exchange for a Claim against, an interest in, or a Claim for an administrative expense against the Debtors, or principally in such exchange and partly for cash or property, are exempt from registration pursuant to Section 1145(a) of the Bankruptcy Code and that those Plan Securities may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an "underwriter," as defined in Section 1145(b)(1) of the Bankruptcy Code with respect to the Plan Securities. With respect to Plan Securities issued to the New Money Investors, or to a purchaser of the New Senior Secured Notes that is not exchanging Claims for such securities, the Company does not rely on Section 1145 for an initial exemption from registration, but rather intends to utilize a private placement exemption provided by Section 4(2) of the Securities Act.

          The Company is presently negotiating with several individual and institutional potential purchasers of the New Senior Secured Notes. No final agreement has been reached as yet. If no such agreement is finalized, the Debtors intend to ask the Holders of Old Senior Subordinated Notes Claims to take the New Senior Secured Notes in lieu of a portion of the Cash otherwise distributable to Class 5. The Company recognizes that the New Senior Secured Notes (if issued to the Holders of Old Senior Subordinated Notes Claims) and the New Secured PIK Notes, will need to have indentures that are qualified under the Trust Indenture Act. The Company intends, if possible, to file the necessary application(s) for such qualifications at or prior to the time of commencement of the solicitation of votes on the Plan. However, such application may be amended as the terms of the Indentures are finalized.

          (b) Reorganized PHI, the New Money Investors and certain other Holders of Plan Securities, if any, who may be deemed to be "underwriters" as defined in
Section 1145(b)(1) of the Bankruptcy Code with respect to the Plan Securities, shall enter into a Registration Rights Agreement, substantially in the form to be Filed as EXHIBIT "12" to the Plan at or prior to the Confirmation Hearing. The Registration Rights Agreement requires Reorganized PHI to use its reasonable best efforts to file within [90] days after the Effective Date, or such longer time as may be required to prepare the necessary financial statements, at its expense, a "shelf" registration statement (the "Shelf Registration Statement"), and to have the Shelf Registration Statement declared effective as soon as practicable after such filing and to keep the Shelf Registration Statement continuously effective until the second anniversary of the effective date thereof. No securities other than the New Common Stock, the New Senior Secured Notes, the New Secured PIK Notes and the New Warrants, in each instance held by the New Money Investors or an Entity deemed to be an "underwriter" under Section 11245(b)(1) of the Bankruptcy Code, shall be included in the Shelf Registration Statement. Reorganized PHI shall also, if necessary, supplement or make amendments to the Shelf Registration Statement to the extent necessary to keep the Shelf Registration Statement effective as aforesaid.

D. ACCEPTANCE OR REJECTION OF THE PLAN/CONFIRMATION NOTWITHSTANDING REJECTION BY AN IMPAIRED CLASS.

          Only Holders of Allowed Claims in Class 5 (Old Senior Subordinated Notes Claims) and Class 6 (General Unsecured Claims) are Impaired Classes entitled to vote on the Plan. Holders of Claims or Interests in Classes 1, 2, 3, 4, 7, 10 and 11 are presumed to have accepted the Plan since they are Unimpaired. Holders of Claims or Interests in Classes 8 and 9 are deemed to have rejected the Plan.

          An Impaired Class of Claims shall have accepted the Plan if two-thirds in amount and a majority in number of Claims that are actually voted accept their treatment under the Plan.

          If any Impaired Class (other than Class 5) does not accept the Plan, the Debtors may request confirmation of the Plan under the "cramdown" provisions, and reserve the right to seek to modify the Plan as necessary to ensure satisfaction of the confirmation requirements, PROVIDED, HOWEVER, that the Debtors shall not reduce the distributions to Classes 1, 2, 3, 4, 5, 6, 7, 10 or 11, nor increase the distributions to any Class without the consent of the Creditors' Committee. SEE ALSO Sections VII. B. and E. of this Disclosure Statement.

E.       PROCEDURE FOR RESOLVING DISPUTED CLAIMS

          CLAIMS GENERALLY. The amount of any Allowed Unimpaired Claim including the rights, if any, of the Holder of any such Claim that has properly Filed a proof of Claim on or prior to the Bar Date, or any other date determined by the Bankruptcy Court with respect to such Claim, to payment thereof shall (a) be determined, (i) in the event no objection to, or request for estimation with respect to, such Claim is Filed in accordance with Section 8.3 of the Plan, by any court of competent jurisdiction other than the Bankruptcy Court in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved and adjudicated if the Chapter 11 Cases had not been commenced or (ii) in the event that an objection to, or request for estimation with respect to, such Claim is Filed in accordance with Section 8.3 of the Plan, by the Bankruptcy Court, (b) except as otherwise provided in
Section 8.1(a)(ii) of the Plan, survive the Effective Date and consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (c) not be discharged pursuant to Section 1141 of the Bankruptcy Code. In order to carry out the foregoing provisions of the Plan, the Debtors, Reorganized PHI and the Holders of Unimpaired Claims that have properly Filed a proof of Claim on or before the Bar Date, shall have, among other rights and obligations, the following rights and obligations:

                    a. Except to the extent that an objection to, or a request for estimation with respect to an Unimpaired Claim has been Filed in accordance with Section 8.3 of the Plan, the Holder of such Claim shall be entitled, after the Effective Date, to commence any action or proceeding against Reorganized PHI, or to continue any action or proceeding against any of the Debtors, to determine the amount of its Claim in any court of competent jurisdiction.

                    b. The Debtors or Reorganized PHI, as the case may be, may at any time before or after the Confirmation Date and before or after the Effective Date, dispute, defend against or otherwise oppose, in accordance with bankruptcy and/or nonbankruptcy law, any such Unimpaired Claim (other than any such Claim to the extent allowed by Final Order of the Bankruptcy Court or the Confirmation Order) without taking any formal action either in or out of court (except as otherwise required by bankruptcy or nonbankruptcy law). Reorganized PHI shall retain, in addition to all claims, rights, and causes of action retained by Reorganized PHI pursuant to Section 14.5 of the Plan, all defenses, at law or in equity, to any and all such Unimpaired Claims (other than any such Claim to the extent allowed by Final Order of the Bankruptcy Court or the Confirmation Order).

          REJECTION CLAIMS. Any Rejection Claim not barred pursuant to the provisions of Section 9.2 of the Plan will be an Allowed Claim in the amount set forth in the Filed proof of Claim evidencing such Claim unless an objection is Filed to such Claim not later than sixty (60) days after the Effective Date or such later time ordered by the Bankruptcy Court without need for notice and hearing. Upon the Filing of any such objection, the amount of the Allowed Rejection Claim, if any, will be determined by the Bankruptcy Court unless it will have sooner become an Allowed Claim.

          DISPUTED CLAIMS. The amount of any Claim which is a Disputed Claim and the rights of the Holder of such Claim, if any, to payment in respect thereof will be determined by the Bankruptcy Court, unless it will have sooner become an Allowed Claim. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than as provided in Section 4.1 of the Plan) and Interests will be Filed and served upon the Holder of such Claim or Interest no later than sixty (60) days after the Effective Date; PROVIDED, HOWEVER, that, unless otherwise ordered by the Bankruptcy Court, any of the Debtors, or Reorganized PHI will be entitled to File an objection to any Claim Filed after the Bar Date, including, without limitation, any Claim Filed by a governmental unit pursuant to Section 502(b)(9) of the Bankruptcy Code, on or prior to the later of (i) sixty (60) days after the Effective Date and (ii) sixty (60) days after the service of such Claim on any of the Debtors or Reorganized PHI.

          AUTHORITY TO OPPOSE CLAIMS. On and after the Effective Date, except as the Bankruptcy Court may otherwise order, Reorganized PHI will have the exclusive right to make, prosecute and settle any objections to Claims or Interests.

          TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or Interest until such Claim or Interest becomes an Allowed Claim or an Allowed Interest, as the case may be.

F.        EXECUTORY CONTRACTS

          GENERAL TREATMENT. If the Effective Date occurs, all executory contracts and unexpired leases of the Debtors, designated by the Debtors for assumption at or prior to the Confirmation Date will be assumed by Reorganized PHI or the applicable other Reorganized Debtor as of the Confirmation Date. All other executory contracts and unexpired leases will be deemed rejected as of the Confirmation Date.

          BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not previously evidenced by a Filed proof of Claim or barred by a Final Order, will be forever barred and will not be enforceable against the Debtors, Reorganized PHI, the other Reorganized Debtors or their properties or agents, successors, or assigns, unless a proof of Claim relating thereto is filed with the Bankruptcy Court within thirty (30) days after the later of (i) the entry of a Final Order authorizing such rejection and (ii) the Effective Date, or within such shorter period as may be ordered by the Bankruptcy Court.

          CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Each executory contract and unexpired lease to be assumed pursuant to the Plan will be reinstated and rendered unimpaired in accordance with Sections 1124(2) and 365(b)(1) of the Bankruptcy Code, or in accordance with the applicable Landlord Settlement Agreement or any other agreement that is approved by the Bankruptcy Court. In connection therewith, the Debtors will cure or provide adequate assurance that they will cure any monetary default (other than of the kind specified in Section 365(b)(2) of the Bankruptcy Code), by payment of the default amount in Cash on the Effective Date (or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree), compensate, or provide adequate assurance that the Debtors will promptly compensate parties other than the Debtors to such contract or lease for any actual pecuniary loss to such parties resulting from such default, and provide adequate assurance of future performance under such contract or lease. In the event of a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized PHI, the other Reorganized Debtors or any of their assignees to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments or performance required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

G.       CONDITIONS TO CONFIRMATION AND THE OCCURRENCE OF THE EFFECTIVE DATE

          CONDITIONS TO CONFIRMATION. Confirmation of the Plan is conditioned upon the occurrence of the following, or waiver of the following, conditions jointly by the Debtors and the Creditors' Committee:

                    (a) PHI shall have Filed with the Bankruptcy Court a fully-executed agreement with the New Money Investors for the acquisition of New Class B Common Stock on terms consistent with the Plan;

                    (b) PHI shall have Filed with the Bankruptcy Court a fully-executed agreement for the acquisition by Bay Harbour Management L.C. or one or more third parties of the New Senior Secured Notes for up to $25 million on terms consistent with the Plan, or evidence of other financing as necessary to implement the Plan on terms acceptable to the Debtors and the Creditors' Committee;

                    (c) The Plan shall have been accepted by not less than two-thirds in amount and a majority in number of the Holders of the Claims in Class 5 (Old Senior Subordinated Notes) entitled to vote and that do vote on the Plan;

                    (d) A Confirmation Order in form and substance acceptable to the Debtors and the Creditors' Committee shall have been Filed with and signed by the Bankruptcy Court; and

                    (e) No material alterations to the Plan as Filed shall be required by the Bankruptcy Court unless consented to by the Debtors.

          CONDITIONS TO THE OCCURRENCE OF THE EFFECTIVE DATE. The Plan shall not be consummated and the Effective Date shall not occur unless and until each of the following conditions have been satisfied or, if waivable, waived jointly by the Debtors and the Creditors' Committee:

                    (a) All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall have been paid;

                    (b) The provisions of the Plan and all exhibits thereto shall be reasonably satisfactory to the Debtors and the Creditors' Committee;

                    (c) The Confirmation Order shall have become a Final Order;

                    (d) The Effective Date shall have occurred no later than February 29, 2000; and

                    (e) All actions and documents necessary to implement the provisions of the Plan shall have been effected, executed or duly provided for in a manner reasonably satisfactory to the Debtors and the Creditors' Committee.

H.       EFFECTS OF CONFIRMATION AND EFFECTIVENESS OF PLAN

         DISCHARGE OF CLAIMS. Except as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date: (i) the rights afforded in the Plan and the payments and distributions to be made will discharge all existing debts and Claims of any kind, nature, or description whatsoever against the Debtors, any of their assets or properties or any property dealt with under the Plan to the extent permitted by Section 1141 of the Bankruptcy Code; (ii) all existing Claims against the Debtors will be and will be deemed to be discharged; (iii) all obligations of the Debtors, directly or as guarantors, under the SunTrust Agreements and the Old Senior Subordinated Notes Indenture, will be deemed released, discharged and satisfied; and (iv) all Holders of Claims and Interests will be precluded from asserting against the Debtors, any of their assets or properties, or any property dealt with under the Plan, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such Holder Filed a proof of Claim.

          DISCHARGE OF DEBTORS. Except as otherwise provided in the Plan, any consideration distributed to Creditors under the Plan will be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and, except as otherwise provided herein, upon the Effective Date, the Debtors will be deemed discharged and released to the extent permitted by Section 1141 of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Confirmation Date, and all debts of the kinds specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based upon such debt is Filed or deemed Filed under Section 501 of the Bankruptcy Code; or (ii) the Holder of a Claim based upon such debt has accepted the Plan. Except as provided in the Plan or Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors. As provided in Section 524 of the Bankruptcy Code, such discharge will void any judgment against the Debtors at any time obtained to the extent it relates to a discharged Claim, and operates as an injunction against the commencement or continued prosecution of any action against the Debtors, Reorganized PHI, the other Reorganized Debtors, or any of their respective properties, to the extent it relates to a discharged Claim.

          SURVIVAL OF INDEMNIFICATION CLAIMS AND OBLIGATIONS. Notwithstanding any other provision of the Plan, existing provisions of the by-laws, the Old Senior Subordinated Notes Indenture or other applicable laws, corporate documents or agreements of the Debtors or any Foreign Subsidiary or Domestic Subsidiary providing for the indemnification of current or former officers or directors of any of the Debtors, or the Old Indenture Trustee, and all Claims of such officers, directors or the Old Indenture Trustee, under the bylaws of such Debtor, the Old Senior Subordinated Notes Indenture or other applicable law, corporate documents or agreements will expressly survive Confirmation of the Plan and be binding on and enforceable against Reorganized PHI irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date.

          TERMINATION OF CLAIMS OF CONTRACTUAL SUBORDINATION AGAINST HOLDERS OF OLD SENIOR SUBORDINATED NOTES CLAIMS. Provided that (i) the Bankruptcy Court shall have entered the Confirmation Order and (ii) the Effective Date shall have occurred, all rights, actions or causes of action between or among Holders of "senior indebtedness" (as defined in the Old Senior Subordinated Notes Indenture) and Holders of Old Senior Subordinated Notes Claims based upon any claimed right to contractual subordination shall be satisfied, terminated, void and of no further force or effect as of the Effective Date so that, notwithstanding any such rights, actions or causes of action, each Holder of Old Senior Subordinated Notes Claims shall have the rights and benefits of the distributions provided in the Plan.

I.       RELEASES AND INJUNCTIONS

          EXTENT OF RELEASE. Except as set forth in Article XII of the Plan, nothing contained in the Plan will affect any right of any Entity to assert or pursue any claim or cause of action against any entity other than the Debtors.

          RELEASES. On the Effective Date, Reorganized PHI and the other Reorganized Debtors are deemed to release unconditionally (i) each present or former officer, director, shareholder, employee, consultant, financial advisor, attorney, accountant and other representatives of the Debtors, the Domestic Subsidiaries and the Foreign Subsidiaries; provided, however, that in no event shall the Reorganized Debtors be deemed to have released any Releasee that asserts a Disputed Claim against the Debtors or the Reorganized Debtors or the Reorganized Debtors from any claim, counterclaim, defense or offset that may be asserted in connection with such claim; (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee each consultant, attorney, accountant or other representative or member (and each of such member's respective officers, directors, shareholders, employees, consultants, attorneys, accountants and other representatives) of the Creditors' Committee, and (iii) the Holders of Old Senior Subordinated Notes Claims that are or were at any time members of the Unofficial Noteholders' Committee and, solely in their capacity as representatives of such Holders, each of such Holder's respective officers, directors, shareholders, employees, consultants, attorneys, accountants and other representatives as well as attorneys and financial advisors to the Unofficial Noteholders' Committee and their officers, directors, shareholders and employees (the Entities specified in clauses (i), (ii) and (iii) are referred to collectively as the "Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases or the Plan, except that no Releasees shall be released from acts or omissions which are the result of gross negligence or willful misconduct.

          On the Effective Date, each Holder of a Claim or Interest is deemed to have released unconditionally, the Releasees, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to Reorganized PHI, the other Reorganized Debtors, the Chapter 11 Cases or the Plan, except that no Releasees shall be released from acts or omissions which are the result of gross negligence or willful misconduct.

          If and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then the Debtors reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them.

          NO LIABILITY FOR SOLICITATION OR PARTICIPATION. As specified in
Section 1125(e) of the Bankruptcy Code, Entities that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable, on account of such solicitation or participation, for violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of securities in connection therewith.

          LIMITATION OF LIABILITY. Neither the Debtors, Reorganized PHI, the other Reorganized Debtors, nor any of their respective employees, officers, directors, agents, or representatives, nor any Professionals employed by any of them, nor the Creditors' Committee or any of its members, agents, representatives, or professional advisors, will have or incur any liability to any Entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating the Plan, or any contract, instrument, release, or other agreement or document created in connection with the Plan.

GENERAL INJUNCTION. Except as provided in the Plan or in the Confirmation Order, from and after the Effective Date, all Entities who received or are Holders of Plan Securities and all Holders of Claims against or Interests in the Estates will be permanently restrained and enjoined after the Confirmation Date (i) from commencing, continuing, or taking any act, to enforce against any of the Debtors or any Subsidiary or any officer, director or employee of any of the Debtors any right, claim or cause of action arising under or related to any Old Security or any claim (ii) from creating, perfecting or enforcing any encumbrance of any kind against any Debtor or any Subsidiary or any right, claim or cause of action arising under or related to any Old Security or any claim, (iii) from asserting any setoff, right of subrogation, indemnification, contribution or recoupment of any kind against any obligation due any Debtor or any Subsidiary, or any right, claim or cause of action arising under or related to any Old Security or any claim, and (iv) from performing any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan and orders of the Bankruptcy Court; PROVIDED, HOWEVER, that each Holder of a Claim or Interest may, to the extent permitted by and in accordance with the provisions of the Plan, commence or continue any action or proceeding to determine the amount of its Claim or Interest in the Bankruptcy Court or any other court of competent jurisdiction, and all Holders of Claims or Interests will be entitled to enforce their rights under the Plan and the Plan Documents; PROVIDED FURTHER, HOWEVER, that nothing herein shall restrain and enjoin all Entities who received or are Holders of Plan Securities and all Holders of Claims against or Interests in the Estates from taking any action to enforce liability arising from acts or omissions which are the result of gross negligence or willful misconduct.

          SECTION 346 INJUNCTION. In accordance with Section 346 of the Bankruptcy Code, for purposes of any state or local law imposing a tax, income will not be realized by the Estates, the Debtors or Reorganized PHI by reason of the forgiveness or discharge of indebtedness resulting from the Chapter 11 Cases. As a result each state or local taxing authority is permanently enjoined and restrained, after the Confirmation Date, from commencing, continuing or taking any act to impose, collect or recover in any manner any tax against any Debtor, Reorganized PHI or the other Reorganized Debtor, arising by reason of the forgiveness or discharge of indebtedness of any such Entity under the Plan.

J.       RETENTION OF JURISDICTION

          SCOPE OF JURISDICTION. Pursuant to Sections 1334 and 157 of Title 28 of the United States Code, notwithstanding occurrence of the Effective Date or substantial consummation of the Plan, the Bankruptcy Court will retain and have jurisdiction from and after the Confirmation Date of all matters arising in, arising under, and related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          (a) To hear and determine any and all adversary proceedings, applications or contested matters pending on the Effective Date or brought after the Effective Date including, but not limited to, Avoidance Actions, if any;

          (b) To hear and determine any and all applications for substantial contribution and for compensation and reimbursement of expenses Filed in accordance with the Plan;

          (c) To hear and determine Rejection Claims, disputes arising from the assumption and assignment of executory contracts and unexpired leases, and Disputed Claims which are Impaired Claims or which are held by Holders of Unimpaired Claims;

          (d) To hear and determine, pursuant to the provisions of Section 505 of the Bankruptcy Code, all issues related to the liability of a Debtor for any tax incurred prior to the Effective Date;

          (e) To enforce the provisions of the Plan and to determine any and all disputes under the Plan;

          (f) To enter and implement such orders as may be appropriate in the event Confirmation is for any reason stayed, reversed, revoked, modified or vacated;

          (g) To modify any provision of the Plan to the extent permitted by the Bankruptcy Code and to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

          (h) To enter such orders as may be necessary or appropriate in furtherance of consummation and implementation of the Plan;

          (i) To determine the allowance of Claims and Interests as provided in the Plan; and

          (j) To enter an order closing the Chapter 11 Cases.

          FAILURE OF THE BANKRUPTCY COURT TO EXERCISE JURISDICTION. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, Article XIII of the Plan will have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

K.       MISCELLANEOUS PROVISIONS

          COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, the Debtors, Reorganized PHI, the other Reorganized Debtors, the Collateral Agent, and the Old Indenture Trustee will comply with all applicable withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and all distributions made under the Plan will be subject to such withholding and reporting requirements. Creditors may be required to provide certain tax information as a condition to receipt of distributions pursuant to the Plan. Notwithstanding any other provision of the Plan, each Entity receiving a distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

          DISCHARGE OF OLD INDENTURE TRUSTEE. Subsequent to the performance of the Old Indenture Trustee, or its agents, of their duties and obligations under the provisions of the Plan and the Confirmation Order, if any, and under the terms of the Old Senior Subordinated Notes Indenture, such Old Indenture Trustee and its agents will be relieved, discharged and released from all obligations, claims, rights, demands and causes of action associated with or arising from such Old Senior Subordinated Notes Indenture. The Confirmation Order will enjoin from and after the Effective Date the prosecution, whether directly, derivatively or otherwise, of any claim, debt, right, cause of action or liability against the Old Indenture Trustee and its agents released or to be released pursuant to the Plan.

          POST-EFFECTIVE DATE FEES AND EXPENSES OF PROFESSIONALS. Reorganized PHI will, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court (except as may be required by Section 1129(a)(4) of the Bankruptcy Code), pay the reasonable fees and reasonable expenses of the Professionals related to implementation and consummation of the Plan that are incurred after the Effective Date; PROVIDED, HOWEVER, that no such fees and expenses will be paid except upon receipt by Reorganized PHI of a detailed written invoice from the Professional seeking compensation and expense reimbursement and PROVIDED, FURTHER, HOWEVER, that Reorganized PHI may, within ten (10) Business Days after receipt of an invoice for fees and expenses, object to some or all of any such invoice, and if the dispute cannot be resolved with the Professional seeking compensation, then either party may request that the Bankruptcy Court determine the reasonableness of such fees and expenses.

          VESTING OF PROPERTY OF THE DEBTORS. Except as otherwise provided in the Plan (including any Plan Document) or any other indentures, instruments or agreements to be executed and delivered pursuant to the Plan or the Confirmation Order, upon the Effective Date, all property of the Consolidated Estates, wherever situated, will vest in Reorganized PHI or the other Reorganized Debtors, as applicable, and will be retained by Reorganized PHI or the other Reorganized Debtors, as applicable, or distributed to Creditors or Interest Holders as provided in the Plan. On the Effective Date, all property of the Consolidated Estates, whether retained by Reorganized PHI or the other Reorganized Debtors, as applicable, or distributed to Creditors or Interest Holders, will be free and clear of all Claims, Liens, Encumbrances and Interests, except the Claims, Liens, Encumbrances and Interests of Creditors and Holders of Interests expressly provided for in the Plan (including in any Plan Document).

          CAUSES OF ACTION. Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized PHI will retain and may enforce any Avoidance Actions or any claims, rights and causes of action that any of the Consolidated Debtors or the Consolidated Estates may hold against any entity. Reorganized PHI or any successor may pursue those rights of action, as appropriate, in accordance with what is in the best interests of Reorganized PHI or any successor holding such rights of action.

          OTHER DOCUMENTS AND ACTIONS. Without a further order of the Bankruptcy Court, the Debtors and Reorganized PHI may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

          BINDING EFFECT From and after the Confirmation Date, the Plan will be binding upon and inure to the benefit of the Reorganized Debtors, Holders of Claims, Holders of Interests, and their respective successors and assigns.

          DISSOLUTION OF CREDITORS' COMMITTEE. On the Effective Date, the Creditors' Committee shall dissolve and the members of the Creditors' Committee will be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases and the Professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date.

         AMENDMENTS AND MODIFICATIONS.

                    (a) The Debtors may, with the consent of the Creditors' Committee and in accordance with Section 1127(a) of the Bankruptcy Code amend or modify the Plan prior to the entry of the Confirmation Order. Prior notice of such action will be served in accordance with the Bankruptcy Rules.

                    (b) After the entry of the Confirmation Order, PHI may, with the consent of the Creditors' Committee and in accordance with Section 1127(b) of the Bankruptcy Code, amend or modify this Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, and after the Effective Date the parties to any Plan Document may amend or modify any such Plan Document pursuant to the terms thereof without notice to any Entity not entitled to receive notice under such Plan Document and without an order from the Bankruptcy Court.

          REVOCATION. The Debtors reserve the right to revoke and withdraw the Plan prior to Confirmation. If the Debtors revoke or withdraw the Plan in accordance with Section 14.14 of the Plan then the Plan shall be deemed null and void. In that event, nothing contained in the Plan or herein shall be deemed (i) to constitute a waiver or release of any Claims by the Debtors or any other Entity, (ii) to prejudice in any manner the rights of the Debtors or any other Entity, (iii) to constitute any admission by any of the Debtors, or any other Entity, or (iv) to constitute any admission or concession regarding any Claim or Interest.

          SEVERABILITY. Should any provision in the Plan be determined to be unenforceable, with the consent of the Debtors or Reorganized PHI, as applicable, such provisions shall be deemed to be severed, and such determination will in no way limit or affect the enforceability and operative effect of any other provisions of the Plan.

          DE MINIMIS DISTRIBUTIONS. Notwithstanding any provision to the contrary in the Plan, no distribution of less than twenty-five dollars ($25) in Cash or less than 100 shares of New Common Stock or 10 New Warrants or New Options shall be made to any Holder of an Allowed Claim or an Allowed Interest. Such undistributed amount will be retained by Reorganized PHI, and in the case of undistributed New Common Stock, held as treasury shares.

                            IX. CERTAIN RISK FACTORS

          In considering whether or not to accept the Plan, Holders of Claims and Interests should carefully consider the following factors, together with all of the other information contained in this Disclosure Statement.

          THE NEW SENIOR SECURED NOTES, THE NEW SECURED PIK NOTES, THE NEW COMMON STOCK AND THE NEW WARRANTS TO BE ISSUED PURSUANT TO THE PLAN ARE SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THOSE ENUMERATED BELOW. THE RISK FACTORS ENUMERATED BELOW GENERALLY ASSUME THE CONFIRMATION AND CONSUMMATION OF THE PLAN AND ALL TRANSACTIONS CONTEMPLATED THEREBY, AND, EXCEPT AS INDICATED, DO NOT GENERALLY INCLUDE MATTERS THAT COULD PREVENT OR DELAY CONFIRMATION. PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST IN AN IMPAIRED VOTING CLASS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, ESPECIALLY THE FACTORS MENTIONED IN THE FOLLOWING PARAGRAPHS.

HIGHLY LEVERAGED POSITION

          The Company is now highly leveraged and although the reorganization will significantly reduce the Company's debt obligations, the Company will still have substantial indebtedness and debt service requirements, both in absolute terms and in relation to shareholders' equity.

          The Company's management believes that, based on its forecasts, the Company will have sufficient operating cash flow from operations (together with funds available under a working capital and letter of credit bank facility) to pay interest and scheduled amortization on all of its outstanding indebtedness and to fund anticipated capital expenditures through 2004, after giving effect to the reorganization. However, even if the reorganization is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain operating cash flow, and there can be no assurance that targeted levels of operating cash flow will actually be achieved. The Company's ability to maintain or increase operating cash flow will depend upon consumer tastes, the success of marketing initiatives and other efforts by the Company to increase customer traffic in its restaurants, prevailing economic conditions and other factors, many of which are beyond the control of the Company.

          The Company's highly leveraged position may limit its ability to obtain additional financing in the future on terms and subject to conditions deemed acceptable by Company management. Even after the reorganization, a substantial portion of its cash flow from operations must be dedicated to the payment of interest and principal on outstanding debt. The agreements governing that debt will impose significant operating and financial restrictions on the Company. Based on the Projections, the Company will be required to re-finance approximately $37 million of the New Secured PIK Notes in 2004. Its highly leveraged position may limit its ability to do so on acceptable terms.

RISKS RELATING TO THE EXIT FACILITIES

          Pending the sale of its 1567 Broadway property interests, the Company will require the proceeds from the New Senior Secured Notes to fund its obligations under the Plan (the "Exit Financing"). Consummation of Exit Financing is regarded as critical to the successful emergence of the Debtors from the Chapter 11 Cases and to their operations thereafter. The closing of such facility, however, is subject, among other conditions, to the negotiation of definitive agreements with Bay Harbour Management L.C., or one or more third-party lenders on terms acceptable to the lender(s), the Debtors and the Creditors' Committee. In addition, the Debtors may require up to a $15 million Working Capital Facility upon emergence. The closing of such facility is subject to the negotiation of definitive agreements with one or more third-party lenders on terms acceptable to the lender(s), the Debtors and the Creditors' Committee.

RISKS RELATING TO THE PROJECTIONS

          The management of PHI has prepared the projected financial information contained in this Disclosure Statement relating to the Reorganized Debtors (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of the Reorganized Debtors' operations following the Effective Date. The assumptions and estimates underlying such Projections are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) the uncertain ability of the Reorganized Debtors to generate sufficient funds or to gain access to additional capital, if needed, to meet their capital expenditure and refinancing needs; (2) seasonality; (3) the possible effects that commencement of the Reorganization Cases, even in connection with the Plan, may have on the Company's relationships with its customers, suppliers, employees and franchisees. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Reorganized Debtors. Consequently, the projected financial information contained herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the Projections can or will be achieved.

COMPETITION IN THE RESTAURANT INDUSTRY

          The restaurant and retail merchandising industries are affected by changes in consumer tastes and by international, national, regional and local economic conditions and demographic trends. Discretionary spending priorities, traffic patterns, tourist travel, weather conditions, employee availability and the type, number and location of competing restaurants, among other factors, also directly affect the performance of the Company's units. Changes in any of these factors in the markets where the Company currently operates units could adversely affect the Company's results of operations. Moreover, the theme restaurant industry is relatively young, is particularly dependent on tourism and has seen the entrance of a number of new competitors.

          The restaurant and retail merchandising industries are highly competitive based on the type, quality and selection of the food or merchandise offered, price, service, location and other factors. Many well-established companies with greater financial, marketing and other resources and longer operating histories than the Company compete with the Company in many markets. In addition, some competitors have design and operating concepts similar to those of the Company. There can be no assurance that the Company will be able to respond to various competitive factors affecting the restaurant and retail industries.

          The motion picture exhibition industry is affected by a number of factors, including the availability of desirable motion pictures and their performance in the exhibitors' markets. Poor performance of, or disruption in the production of or access to, motion pictures, whether produced by the major studios or independent producers, could adversely affect the performance of the PLANET MOVIES BY AMC joint venture. In addition, were the joint venture to experience poor relationships with one or more major motion picture distributors, its business could be adversely affected. The joint venture will be subject to varying degrees of competition with respect to licensing films, attracting patrons, obtaining new theater sites and acquiring theater circuits. In addition, the joint venture's theaters face competition from a number of motion picture exhibition delivery systems, such as pay television, pay-per-view and home video systems, and from other forms of entertainment that compete for the public's leisure time and disposable income.

CAPITAL REQUIREMENTS

          The Reorganized Debtors' businesses are expected to have substantial capital expenditure needs. While the Projections assume that the Reorganized Debtors will generate sufficient funds to meet their capital expenditure needs for the foreseeable future, the ability of the Reorganized Debtors to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

DIVIDEND RESTRICTIONS

          PHI has never paid dividends on its Common Stock and does not intend to do so in the foreseeable future. In addition, instruments governing indebtedness of the Reorganized Debtors following consummation of the Plan will restrict the ability of the Reorganized Debtors to pay dividends. Accordingly, it is not anticipated that any cash dividends will be paid on the New Common Stock in the foreseeable future.

CERTAIN RISKS OF NON-CONFIRMATION

          Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Creditor or a stockholder might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met. In this regard, there is a risk that if the Bankruptcy Court were to determine that certain third party release provisions of the Plan contravene applicable provisions of the Bankruptcy Code, the Bankruptcy Court could determine not to confirm the Plan. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting Creditors and Interest Holders will not be less than the value of distributions such Creditors and Interest Holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting Creditors and Interest Holders will receive greater distributions than they would receive following a liquidation pursuant to Chapter 7 of the Bankruptcy Code.

          Additionally, December 13, 1999 is the Bar Date for certain non-governmental Claims to be filed against the Debtors. The Debtors have given extensive notice through direct mailings and world-wide publication of the pendency of these Chapter 11 Cases and of the Bar Date for Claims. While the Debtors believe that they have an adequate grasp of all Claims likely to be asserted prior to the Bar Date, it is possible that Claims exist or will be asserted of which the Debtors are unaware. In addition, certain Claims will be asserted in amounts which are disputed or unliquidated, and which may far exceed the levels at which the Debtors believe they should be Allowed. The Claims of AEA described in more detail in Section III. E. of this Disclosure Statement are a case in point. Nonetheless, the Debtors have taken and will take aggressive action to liquidate such Claims to an appropriate level, and as of now, with the exception of AEA, are aware of no Claims that would materially adversely affect the Plan assumptions and projections.

          The confirmation and consummation of the Plan are also subject to certain other conditions. See "The Plan of Reorganization-Conditions Precedent to Confirmation and Consummation of the Plan."

          If the Plan, or a plan determined not to require resolicitation of any Classes by the Bankruptcy Court, were not to be confirmed, it is unclear whether a reorganization could be implemented and what holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that Holders of Claims and Interests would receive less than they would have received pursuant to the Plan. Alternatively, there could be significant delays in the development of an alternative plan, which could materially adversely impact the recoveries for Creditors due to potential continuing declines in revenues caused, in part, by the continuation of these bankruptcy proceedings and delays in the infusion of new working capital.

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

          As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Debtors.

SEASONALITY

          The Company's business is moderately seasonal Restaurant sales are generally greater in the second and third calendar quarters (April through September) than in the first and fourth calendar quarters (October through March). Occupancy and other operating costs, which remain relatively constant, have a disproportionately negative effect on operating results during quarters with lower restaurant sales. The Company's working capital requirements also fluctuate seasonally, with its greatest needs occurring during its first and fourth quarters.

GOVERNMENT REGULATIONS

          The Company and its franchisees are subject to federal, state and local laws and regulations governing health, sanitation, environmental matters, safety, the sale of alcoholic beverages and hiring and employment practices. Restaurant operations are also subject to federal and state laws that prohibit discrimination and laws regulating the design and operation of facilities, such as the Americans With Disabilities Act of 1990. The operation of the Company's franchisee system is also subject to the regulations enacted by the governments of numerous foreign countries. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, caused by the future enactment of additional legislation regulating the franchise relationship.

LACK OF ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

          If the Plan is not confirmed, and if the Debtors' exclusive period to File a plan is terminated or expires, the Debtors or any other party in interest could attempt to formulate and propose a different plan. Such plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation. The Debtors have explored various alternatives to the Plan prior to and in connection with their extensive negotiations with the Unofficial Noteholders' Committee. The Debtors have concluded that confirmation and consummation of the Plan is the best alternative and will enable the Holders of Claims and Interests to obtain the maximum value possible.

          It is unclear whether any alternative plan of reorganization could be implemented and what amounts, if any, Holders of Claims and Interests would ultimately recover under an alternative plan. It is clear to the Debtors, however, that any successful restructuring of their business must be premised upon the continued operation of the Debtors' core PLANET HOLLYWOOD restaurant and retail merchandise locations with the continued involvement of Mr. Robert Earl as the Reorganized Debtors' Chief Executive Officer.

          The failure of Mr. Earl to remain as the Company's Chief Executive Officer constitutes a material breach under the terms and conditions of the Debtors' contracts with certain of its key landlords, which would cause such agreements to be terminated. Further, the Debtors believe that the significant amount of good will associated with the PLANET HOLLYWOOD name and intellectual property and the theme ambience of the Company's units would be substantially adversely impacted if Mr. Earl no longer served in his top executive capacity.

          Historically, an important component of the Company's marketing and consumer awareness strategy has been to promote its operating units and branded apparel through the active participation of Celebrities and Celebrity stockholders. While certain Celebrities have granted the Company the right to use their name, approved likeness and Memorabilia in connection with promoting the Company's units, it is the Debtors' belief that without Robert Earl's involvement the Celebrity support which has been so critical for the Company will evaporate.

          An alternative plan or plans of reorganization which does not have the support of Robert Earl and maintain his key role in the Company's operations is likely to result in the Debtors having to liquidate their assets under chapter 7 of the Bankruptcy Code, in which case it is likely that Holders of Claims and Interests would receive less than they will receive pursuant to the Plan.

SECURITIES LAW CONSIDERATIONS

          The Company has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to any of the Plan Securities that they may be deemed to be offering by virtue of the Company's solicitation of acceptances of the Plan pursuant to this Disclosure Statement. The Company is relying on Section 1145(a) of the Bankruptcy Code ("Section 1145(a)") to exempt from registration under the Securities Act and any applicable state securities laws the offer of any Plan Securities that may be deemed to be made pursuant to the Plan to Creditors or shareholders in exchange for their Claims against or Interests in the Company. Generally,
Section 1145(a)(1) exempts the offer and sale of securities pursuant to a plan of reorganization from such registration requirements if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly for cash or property." The Company believes that the Plan Securities issued to Holders of Class 5 and Class 6 pursuant to the Plan will satisfy the requirements of
Section 1145(a)(1).

          With respect to Plan Securities issued to the New Money Investors, or to a purchaser of the New Senior Secured Notes that is not exchanging Claims for such securities, the Company does not rely on Section 1145 for an initial exemption from registration, but rather intends to utilize a private placement exemption provided by Section 4(2) of the Securities Act.

          Recipients of Plan Securities issued in reliance upon the exemption provided under Section 4(2) of the Securities Act should be advised that until the Shelf Registration is declared effective by the Commission such Plan Securities may not be offered, sold, pledged or otherwise transferred except in compliance with the registration requirements of the Securities Act and other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

          The Plan Securities issued to Holders of Class 5 and Class 6 may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" with respect to the Plan Securities as defined in Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) defines an "underwriter" as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued pursuant to a bankruptcy plan for the holders of such securities, (iii) offers to buy securities issued pursuant to a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an issuer within the meaning of Section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of Section 1145), particularly if such management position is coupled with the ownership of a significant percentage of a debtor's (or its affiliate's or successor's) voting securities. Any entity that is an "underwriter" but not an "issuer" with respect to an issue of securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of Section 11245(b).

          Holders of such securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof. Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other Entities (E.G., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (E.G., NASDAQ).

          To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (E.G., one-year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph
(k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company.

MARKET FOR PLAN SECURITIES

          There is no existing market for the Plan Securities and there can be no assurance that an active trading market for the Plan Securities will develop. The Debtors have agreed to use their best efforts to list the New Common Stock on a nationally recognized exchange. However, no assurance can be given that a Holder of Plan Securities will be able to sell such Plan Securities in the future or as to the price at which such Plan Securities might trade. The liquidity of the market for such Plan Securities and the prices at which such Plan Securities trade will depend upon the number of Holders thereof, the interest of securities dealers in maintaining a market in such Plan Securities and other factors beyond the Company's control.

             X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

          The following is a summary of certain federal income tax consequences of the Plan to the Debtors, and to the Holders of the Old Senior Subordinated Notes, General Unsecured Claims and the Old Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date hereof and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial or administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the Internal Revenue Service (the "Service") as to any of such tax consequences. There can be no assurance that the Service will not challenge one or more of the tax consequences of the Plan described below.

          The following discussion is limited to Holders that hold Old Senior Subordinated Notes, General Unsecured Claims, Old Common Stock and Plan Securities (collectively, "Securities") as capital assets and does not address all matters that may be relevant to particular classes of Holders that are subject to special rules under the Code, including, without limitation, financial institutions, securities dealers, broker-dealers, tax-exempt entities, insurance companies, foreign persons, Holders that hold their Securities as part of a "straddle" or a "conversion transaction" (as defined in the Code) and Holders who acquired their stock through the exercise of an employee stock option or otherwise acquired their stock or employee stock options as compensation. Consequently, such Holders may be subject to special rules not discussed below. In addition, the tax treatment of employees of the Company who receive as compensation New Common Stock or options to acquire New Common Stock in connection with the Plan, any restructuring of the Debtors or post-restructuring operations of the Debtors or of any amounts paid by the Debtors with respect to the Unofficial Noteholders' Committee Substantial Contribution Claim, is not described below.

          THIS DISCUSSION DOES NOT ADDRESS ANY TAX LAWS OTHER THAN FEDERAL INCOME TAX LAWS. THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. ALL HOLDERS OF ALLOWED CLAIMS AND PLAN SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF PLAN SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL ESTATE, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

A.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS

1.        TAX SECURITIES

          The federal income tax consequences of the Plan may vary depending upon, among other things, whether a Holder's Claim being exchanged and each of the Plan Securities being received constitute a "security" of PHI for federal income tax purposes (a "tax security"). Whether a debt instrument constitutes a tax security within the meaning of federal income tax law is relevant to determining whether and the extent to which a Holder of such a debt instrument will recognize gain or loss in a reorganization. There is no definition of a tax security in the Code or Treasury regulations for this purpose. Whether a debt instrument is classified as a tax security depends on an overall evaluation of the nature of the debt instrument at the time it is issued (or subsequently amended), with the term of the debt instrument usually regarded as the most important factor. Under current law, debt instruments with a five-year term or less generally have not qualified as tax securities, whereas debt instruments with a ten-year term or more generally have qualified as tax securities. Further, under Treasury regulations, warrants to purchase stock of a party to a reorganization, such as the Old Warrants and the New Warrants, are tax securities.

          The Debtors believe that it is likely, although not free from doubt, that the Old Senior Subordinated Notes will qualify as tax securities, and this discussion assumes they will be so treated. The New Secured PIK Notes will have a term of five years, subject to the possibility of early redemption. The New Senior Secured Notes will have a term of two years. The Debtors believe that the New Secured PIK Notes may not and that the New Senior Secured Notes will not qualify as tax securities. This discussion assumes that the New Senior Secured Notes will not qualify as tax securities. Holders are urged to consult their tax advisors regarding the classification of the debt instruments involved in the Plan as tax securities and the resulting tax consequences if the Old Senior Subordinated Notes are not treated as tax securities.

2. EXCHANGE OF OLD SENIOR SUBORDINATED NOTES FOR CASH, NEW SECURED PIK NOTES, NEW COMMON STOCK AND POSSIBLY NEW SENIOR SECURED NOTES

          Holders of Old Senior Subordinated Notes will receive its Pro Rata share of $47.5 million Cash, $60 million principal amount of the New Secured PIK Notes and 2.65 million shares of New Class A Common Stock under the Plan. If, however, PHI is unable to complete an agreement in a timely manner and on reasonable terms acceptable to it with a third-party lender to purchase the New Senior Secured Notes, PHI may with the written consent of Holders of at least $167 million in principal amount of the Old Senior Subordinated Notes, deliver the New Senior Secured Notes to the Holders of the Senior Subordinated Note Claims, in lieu of the payment of up to $25 million in Cash. In addition, the amount of Cash and New Class A Common Stock received by the Holders will be increased by a fee of $625,000 and 350,000 shares, respectively, to reflect a fee that otherwise would have been payable to a third-party lender (the principal amount of New Secured PIK Notes given as consideration remains unchanged at $60 million). In addition, in the event a third-party lender purchases the New Senior Secured Notes without taking some or all of the New Class A Common Stock allocable to such lender, then the Holders of Old Senior Subordinated Notes Claims shall receive, Pro Rata, the undistributed New Class A Common Stock up to a total of 350,000 shares and the amount of New Secured PIK Notes distributed shall be reduced. If the Holders of Old Senior Subordinated Notes receive New Senior Secured Notes, the tax consequences to them may vary depending on whether the consideration received in such circumstances is all treated as given in exchange for the Old Senior Subordinated Notes Claims, or the Holders are instead treated as having received, in exchange for their Old Senior Subordinated Notes Claims, the consideration to which they otherwise would have been entitled had there been a third-party lender and then purchased the New Senior Secured Notes and received, as additional consideration or as a fee in connection therewith, the additional Cash and the additional shares of New Class A Common Stock. Except as specifically provided below, this discussion assumes that if the Holders of Old Senior Subordinated Notes receive New Senior Secured Notes, all the consideration received by such Holders in such circumstances will be treated as received in exchange for their Old Senior Subordinated Note Claims (although the more likely treatment may be that described in the last paragraph of this Section X.A.2).

          A Holder of Old Senior Subordinated Notes that receives Cash, New Secured PIK Notes, New Common Stock and New Senior Secured Notes, if any, will recognize ordinary interest income to the extent that any portion of the Cash, New Secured PIK Notes, New Common Stock or New Senior Secured Notes received is allocable to accrued but untaxed interest. See "Distributions in Discharge of Accrued Interest," below. The following discussion addresses only that portion of the consideration received by a Holder of Old Senior Subordinated Notes which is not allocable to accrued but untaxed interest.

          A Holder of Old Senior Subordinated Notes will recognize gain (but not loss) equal to the lesser of (i) the sum of the Cash, the fair market value of the New Common Stock, and the issue prices of the New Secured PIK Notes and any New Senior Secured Notes received in exchange for such Holder's Old Senior Subordinated Notes, less the Holder's tax basis in the Old Senior Subordinated Notes, and (ii) the sum of the Cash, the fair market value of any New Senior Secured Notes, and, in the event the New Secured PIK Notes are not tax securities, the fair market value of the New Secured PIK Notes received in exchange for such Holder's Old Senior Subordinated Notes. Such gain will be capital gain and will be long-term capital gain if the holding period with respect to the Old Senior Subordinated Notes exceeds one year, except to the extent of any accrued (but not recognized) market discount, which will be treated as ordinary income, as described below under the heading, "Market Discount." It is expected that the Old Senior Subordinated Notes will be treated as publicly traded in an established securities market and that installment reporting will not be available with respect to the exchange. See "Original Issue Discount and Premium."

          Assuming the New Secured PIK Notes and New Senior Secured Notes are not tax securities, a Holder's initial tax basis in the New Common Stock received generally will equal the Holder's adjusted tax basis in the Old Senior Subordinated Notes surrendered, reduced by the amount of Cash and the fair market value of the New Secured PIK Notes and any New Senior Secured Notes received in the exchange, and increased by any capital gain recognized by the Holder on the exchange. In such case, the Holder's initial tax basis in the New Secured PIK Notes and any New Senior Secured Notes received will be equal to their respective fair market values.

          If the New Secured PIK Notes are treated as tax securities, a Holder's aggregate initial tax basis in the New Common Stock and the New Secured PIK Notes generally will equal the Holder's adjusted tax basis in the Old Senior Subordinated Notes surrendered, reduced by the amount of Cash and the fair market value of any New Senior Secured Notes received in the exchange, and increased by any capital gain recognized by the Holder on the exchange. Such aggregate initial tax basis will be allocated between the New Secured PIK Notes and New Common Stock in accordance with their relative fair market values. The Holder's initial tax basis in any New Senior Secured Notes received will be equal to their fair market value.

          The Holder's holding period in the New Common Stock and, if the New Secured PIK Notes are tax securities, the New Secured PIK Notes received will include such Holder's holding period for the Old Senior Subordinated Notes surrendered. The Holder's holding period in any New Senior Secured Notes and, if the New Secured PIK Notes are not tax securities, the New Secured PIK Notes received will begin on the day following the Effective Date. The holding period of any additional New Secured PIK Notes which are issued in lieu of paying Cash interest on a New Secured PIK Note will include such Holder's holding period for the New Secured PIK Notes received in exchange for its Old Senior Subordinated Notes.

          The Company intends to treat the New Secured PIK Notes received in the exchange as issued with original issue discount. Accordingly, each Holder thereof will include such original issue discount in income on a constant-yield basis over the entire term of such Notes, regardless of the timing of Cash payments. Depending on their issue price, the New Senior Secured Notes may be issued with original issue discount. See "Original Issue Discount and Premium," below.

          As indicated earlier, it is possible that the Holders of Old Senior Subordinated Notes will be treated as having received, in exchange for their Old Senior Subordinated Notes Claims, the consideration to which they otherwise would have been entitled had there been a third-party lender and then purchased the New Senior Secured Notes and received, as additional consideration or as a fee in connection therewith, the additional Cash and the additional shares of New Class A Common Stock. In such case, the Holders may be treated as having purchased an investment unit comprised of the New Senior Secured Notes and the additional shares of New Class A Common Stock they receive over the amount they would have otherwise received had there been a third-party lender. The amount paid for the investment unit would have to be allocated between the New Senior Secured Notes and such additional shares of New Class A Common Stock based on their relative fair market values. The portion of the purchase price allocated to the New Senior Secured Notes would constitute their issue price and their initial tax basis. To the extent such allocable portion is less than the face amount of the New Senior Secured Notes, the New Senior Secured Notes may be treated as issued with original issue discount, which as described under "Original Issue Discount and Premium" below, is includible in income on a constant-yield basis over the entire term of such Notes, regardless of the timing of Cash payments. Further, if the price paid for the investment unit is considered reduced by the amount of the additional Cash the Holders receive that would otherwise have been paid as a fee to the third-party lender, the purchase price allocable to the New Senior Secured Notes will be less and the New Senior Secured Notes will have a larger amount of original issue discount. On the other hand, if the purchase price is not reduced by the additional Cash, it is possible that such additional Cash may be viewed as a fee to the Holders of the Old Senior Subordinated Notes, which fee would be includible in income to such Holders upon its receipt. Further, it is possible that the additional shares of New Class A Common Stock also may be viewed as a fee to the Holders of the Old Senior Subordinated Notes, and not as consideration for their Old Senior Subordinated Notes Claims or as part of a purchased investment unit. In such case, the Holders would have to include the value of the additional shares of New Class A Common Stock in income upon its receipt as well.

3.        EXCHANGE OF ALLOWED GENERAL UNSECURED CLAIMS FOR CASH AND NEW SECURED
          PIK NOTES

          In general, gain or loss will be recognized by a Holder of an Allowed General Unsecured Claim in an amount equal to the difference between (i) the "amount realized" by the Holder in respect of its claim (other than any claim for accrued but unpaid interest) and (ii) the Holder's adjusted tax basis in its General Unsecured Claim (other than any claim for accrued but unpaid interest). See "Distributions in Discharge of Accrued Interest," below. The amount realized by a Holder will equal the amount of Cash and the issue price of the New Secured PIK Notes received in respect of its claim (other than any claim for accrued but unpaid interest). For this purpose, the issue price, as described below under "Original Issue Discount and Premium," should equal the fair market value of the New Secured PIK Notes.

          Where gain or loss is recognized by a Holder of a General Unsecured Claim, the character of such gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the obligation from which a Claim arose constitutes a capital asset in the hands of the Holder and how long it has been held, and whether and to what extent the Holder has previously claimed a bad debt deduction. A Holder which purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Code which could characterize a portion of the gain recognized as ordinary income. In addition, Section 582(c) of the Code provides that the sale or exchange of a bond, debenture, note, or certificate or other evidence of indebtedness by certain financial institutions shall be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their Claims. Since it is expected that the New Secured PIK Notes will be treated as traded in an established securities market, installment reporting will not be available with respect to the receipt of the New Secured PIK Notes. See "Original Issue Discount and Premium."

          A General Unsecured Creditor's initial tax basis in the New Secured PIK Notes received will be equal to their fair market value. A General Unsecured Creditor's holding period in the New Secured PIK Notes received, including any additional New Secured PIK Notes issued in lieu of paying Cash interest on a New Secured PIK Note, will begin on the day following the Effective Date.

          The Company intends to treat the New Secured PIK Notes received in the exchange as issued with original issue discount. Accordingly, each Holder thereof will include such original issue discount in income on a constant-yield basis over the entire term of such Notes, regardless of the timing of Cash payments. See "Original Issue Discount and Premium," below.

4. CANCELLATION OF OLD COMMON STOCK OR EXCHANGE OF OLD COMMON STOCK FOR NEW WARRANTS

          If a Holder of the Old Common Stock receives no consideration in exchange for its Old Common Stock and such Old Common Stock is cancelled, such Holder of Old Common Stock will generally recognize a loss equal to the Holder's tax basis in its Old Common Stock. Any such loss will generally be a capital loss and will be a long-term capital loss if the Old Common Stock was held for more than one year.

          If a Holder of the Old Common Stock receives New Warrants in exchange for its Old Common Stock, the exchange will be treated as an exchange of stock for tax securities pursuant to a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, a Holder of Old Common Stock should not recognize gain or loss upon such exchange. In general, a Holder's tax basis in the New Warrants received will equal the Holder's adjusted tax basis in the Old Common Stock surrendered, and a Holder's holding period in the New Warrants will include its holding period for the Old Common Stock surrendered.

5.        DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST

          To the extent the amount received by a Holder is received in discharge of interest accrued on its Claim during its holding period, such amount will be taxable to the Holder as interest income (if, under the Holder's applicable accounting method, such interest was not previously included in the Holder's gross income). Conversely, a Holder will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full.

          Pursuant to the Plan, any distributions received by a Holder in respect of an Allowed Claim shall be allocated first to the principal portion of the Claim to the extent thereof and thereafter to any Claim representing accrued interest through the Effective Date. There is no assurance, however, that such allocation will be respected for federal income tax purposes. Accordingly, all Holders are advised to consult their own tax advisors to determine the amount of consideration received under the Plan that may be allocable to accrued interest.

6.       ORIGINAL ISSUE DISCOUNT AND PREMIUM

          GENERAL RULES

          In general, a debt instrument is considered for federal income tax purposes to be issued with original issue discount ("OID") if the "stated redemption price at maturity" of the instrument exceeds the instrument's "issue price" by more than a prescribed de minimis amount.

          The issue price of a debt instrument will depend upon whether or not the debt instrument is treated as "publicly traded" for purposes of the OID rules. If the debt instrument is publicly traded (whether or not the property for which it is exchanged is publicly traded), its issue price will be its fair market value on the issue date. On the other hand, if the debt instrument is not publicly traded, but the property for which it is exchanged is publicly traded, the issue price of the debt instrument will be the fair market value of the property on the issue date of the debt instrument. The issue date is generally the date on which a substantial amount of the debt instrument is issued. Property is considered "publicly traded" under Treasury regulations, if, in general, at any time during the 60 day period ending 30 days after the issue date, it is traded on a recognized securities exchange, or is listed on a quotation medium that is a system of general circulation providing a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders, or actual prices of recent sales transactions.

          It is expected that the Old Senior Subordinated Notes and the New Secured PIK Notes will, and that the New Senior Secured Notes may, be treated as publicly traded for purposes of the OID rules. Accordingly, the issue price of the New Secured PIK Notes will equal their fair market value (i.e., their trading price on the date of issuance) and the issue price of the New Senior Secured Notes will equal their fair market value (if they are publicly traded) or the fair market value of the Old Senior Subordinated Notes for which they are exchanged (if the New Senior Secured Notes are not publicly traded). Accordingly, it is possible that the issue prices of the New Senior Secured Notes and the New Secured PIK Notes could be significantly less than their respective principal amounts. Thus, the New Senior Secured Notes may be issued with OID and the New Secured PIK Notes could have OID in addition to that resulting from the inclusion of all interest payments in their stated redemption price at maturity, as described immediately below.

          The stated redemption price at maturity of a debt instrument is the aggregate of all payments due to the Holder under such debt instrument at or before its maturity date, other than interest that is actually and unconditionally payable in Cash or property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the instrument at certain specified rates ("qualified stated interest"). Under this definition, no interest payable with respect to the New Secured PIK Notes will be treated as qualified stated interest (since the Debtor may issue additional New Secured PIK Notes ("Additional Notes") in lieu of paying Cash interest on a New Secured PIK Note under certain circumstances) and all such interest will be included in the stated redemption price at maturity of the New Secured PIK Notes. Further, since interest on the New Senior Secured Notes will be paid currently in Cash, all such interest will be treated as qualified stated interest and will not be included in the stated redemption price at maturity. As a result, the stated redemption price of the New Secured PIK Notes will exceed their issue price by more than the de minimis amount and the New Secured PIK Notes will be issued with OID. Further, unless the issue price of the New Senior Secured Notes is less than their principal amount, the New Senior Secured Notes should not be treated as issued with OID.

          Even if the New Senior Secured Notes were not treated as issued with OID under the rules described above, they may have OID if they are treated as part of a purchased investment unit and not as consideration for the Old Senior Subordinated Notes Claims. In such case, their issue price will equal the portion of the investment unit purchase price which is properly allocable to the New Senior Secured Notes, which issue price may be significantly less than the stated redemption price at maturity of such Notes. As a result, if the New Senior Secured Notes are properly viewed as part of an investment unit, they may be issued with OID.

          In general, OID with respect to a debt instrument is includible in income on a constant-yield method, based on the original yield to maturity of the debt instrument calculated by reference to its issue price, regardless of the taxpayer's method of accounting and regardless of when interest on the debt instrument is actually paid in Cash. Accordingly, the holder of a debt instrument issued with OID may be required to take OID into income prior to the receipt of Cash payments with respect to that instrument.

          For purposes of the OID rules, any Additional Notes issued in lieu of paying Cash interest on a New Secured PIK Note will be aggregated with the New Secured PIK Note such that the issuance of an Additional Note will not be treated as a payment with respect to the New Secured PIK Notes and payments with respect to the Additional Notes will be treated as made with respect to the original New Secured PIK Notes.

         BOND PREMIUM

          If a holder's tax basis with respect to a debt instrument upon its acquisition exceeds its issue price, the debt instrument will be treated as having been acquired with "acquisition premium" and the holder may reduce its OID accruals with respect to such debt instrument by the proportion of the aggregate amount of OID remaining to be accrued that is represented by the amount of such excess.

          If a holder's tax basis with respect to a debt instrument upon its acquisition exceeds the stated redemption price at maturity of such debt instrument, then the holder will not be required to accrue OID with respect of such debt instrument and such excess may be deductible by the holder as "amortizable bond premium" under Section 171 of the Code on a constant-yield basis over the term of the debt instrument, subject to certain limitations. Such deductions are available only if the holder makes (or has made) a timely election under Section 171 of the Code. Any such election to amortize bond premium would apply to all debt instruments held or subsequently acquired by the electing holder and cannot be revoked without permission from the Service.

          CONTINGENT PAYMENT DEBT INSTRUMENTS

          Special rules apply to debt instruments treated as "contingent payment debt instruments" under applicable Treasury regulations. The New Secured PIK Notes are subject to mandatory redemption if certain tests relating to the Debtors' consolidated EBITDA, interest expense and working capital are satisfied. Accordingly, if the issue price of the New Secured PIK Notes (i.e., their fair market value on the date of issuance) does not equal their principal amount, the Debtors intend to treat the New Secured PIK Notes as contingent payment debt instruments (under Treasury regulations Section 1.1275-4) issued with OID since it is not possible to predict if and when the mandatory redemption will occur.

          Under the contingent payment debt rules, OID with respect to the New Secured PIK Notes will be calculated based on a projected payment schedule and assuming the same yield for the New Secured PIK Notes as the yield which would result for comparable fixed rate debt instruments issued by the Debtors as of the issue date of the New Secured PIK Notes. The amount of accrued OID is adjusted to reflect differences in actual and projected payments with respect to the New Secured PIK Notes. The excess of an actual contingent payment over a projected payment is a "positive adjustment" and the excess of a projected payment over an actual contingent payment is a "negative adjustment." Where the positive adjustments for a taxable year exceed the negative adjustments for a taxable year, the difference (the "net positive adjustment") is treated as additional interest for the taxable year. Where the negative adjustments for a taxable year exceed the positive adjustments for the taxable year, the difference (the "net negative adjustment") is first, applied as a reduction of OID that would otherwise be accrued on the bond for the taxable year; second, treated as an ordinary loss to the extent the holder's total interest inclusions on the bond exceed the total amount of the holder's net negative adjustments treated as ordinary losses on the bond in prior taxable years; and third, carried forward and treated as a negative adjustment occurring on the first day of the next taxable year. Any net negative adjustment carryforward for the taxable year in which the bond is sold, exchanged or retired is treated as a reduction in the holder's amount realized upon such sale, exchange or retirement. The projected payment schedule used by the Debtors to calculate OID with respect to the New Secured PIK Notes will be made available to all holders of New Secured PIK Notes by submission of a written request to the Debtors. All holders of Old Senior Subordinated Notes and General Unsecured Claims should consult their tax advisors concerning the applicability and effect of the Treasury regulations relating to contingent payment debt instruments.

          Under the Treasury regulations relating to contingent payment debt instrument, if a Holder's tax basis in the New Secured PIK Notes exceeds their issue price (adjusted for any accrued OID, any noncontingent payments and the projected amount of any contingent payments), any difference is allocated in a reasonable manner to daily portions of interest or projected payments over the term of the New Secured PIK Notes and, on the date a daily portion accrues or the payment is made, the amount allocated to such daily portion or payment is treated as a negative adjustment, which is treated as described above. The election under Section 171 of the Code relating to bonds acquired at a premium is not applicable with respect to contingent payment debt instruments.

7.        MARKET DISCOUNT

          In general, a debt instrument issued with OID is considered to have been acquired with "market discount" if its holder's adjusted tax basis is less than its adjusted issue price by more than a prescribed de minimis amount.

          A holder that acquires a debt instrument with market discount will be required to include accrued and unrecognized market discount in income as ordinary income to the extent partial principal payments are made on the debt instrument or gain is realized by the holder on the sale, exchange, redemption or other taxable disposition of the debt (unless the holder of the debt instrument elects to include market discount in income as it accrues). In addition, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a debt instrument acquired with market discount.

          The market discount rules of Section 1276 of the Code do not apply to contingent payment debt instruments. Accordingly, if the New Secured PIK Notes are treated as contingent payment debt instruments under the applicable Treasury regulations and a holder's basis in a New Secured PIK Note is less than the issue price of the New Secured PIK Note (adjusted for any accrued OID, any noncontingent payments and the projected amount of any contingent payments), any difference is allocated in a reasonable manner to daily portions of interest or projected payments over the term of the New Secured PIK Note, and, on the date a daily portion accrues or the payment is made, the amount allocated to such daily portion or payment is treated as a positive adjustment. See "Original Issue Discount and Premium" above for the treatment of positive adjustments. Holders of New Secured PIK Notes should consult their tax advisors regarding the applicability of interest deductions with respect to debt incurred to purchase or carry New Secured PIK Notes that have market discount.

8.       DISPOSITION OF PLAN SECURITIES

          Generally, any sale, exchange or redemption of a New Secured PIK Note or a New Senior Secured Note will result in gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and a Holder's adjusted tax basis in such Notes. If the New Secured PIK Notes are treated as contingent payment debt instruments, as described in "Original Issue Discount and Premium" above, the amount realized for purposes of calculating gain or loss from a disposition will be reduced by any negative adjustment carryforwards for the taxable year of such disposition.

          The calculation of the adjusted tax basis of the New Secured PIK Notes will depend on whether or not such Notes are treated as contingent payment debt instruments. See "Original Issue Discount and Premium" above. If the New Secured PIK Notes are not contingent payment debt instruments, a Holder's adjusted tax basis in the New Secured PIK Notes (and, in all cases, a Holder's adjusted tax basis in the New Senior Secured Notes, if any) is generally the initial tax basis in such Notes on the Effective Date (as described above under "Exchange of Old Senior Subordinated Notes for Cash, New Secured PIK Notes, New Common Stock and Possibly New Senior Secured Notes" and under "Exchange of Allowed General Unsecured Claims for Cash and New Secured PIK Notes"), increased by any OID or market discount included in income with respect to such Notes and decreased by any payments received on the Notes and any amortized premium.

          If the New Secured PIK Notes are contingent payment debt instruments, a Holder's adjusted tax basis in the New Secured PIK Notes is generally the initial tax basis in such Notes on the Effective Date (as described above under "Exchange of Old Senior Subordinated Notes for Cash, New Secured PIK Notes, New Common Stock and Possibly New Senior Secured Notes" and under "Exchange of Allowed General Unsecured Claims for Cash and New Secured PIK Notes"), increased by any OID previously accrued on the New Secured PIK Notes (determined before accounting for positive and negative adjustments), and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the bond to the holder. The basis of a contingent New Secured PIK Note is further increased (decreased) by a positive (negative) adjustment that results from a difference in a Holder's basis in and the adjusted issue price of a New Secured PIK Note on the date of such adjustment, as described in "Market Discount" and "Original Issue Discount and Premium" above.

          If a Holder has received additional New Secured PIK Notes in lieu of Cash payments of interest on the New Secured PIK Notes and separately disposes of the original New Secured PIK Notes or the additional notes, the adjusted tax basis generally will be allocated among the original New Secured PIK Notes and such additional notes in proportion to their respective principal amounts.

          Except to the extent treated as ordinary income or loss under the contingent payment debt rules, gain or loss on the disposition of a New Secured PIK Note or a New Senior Secured Note generally will be capital gain or loss if the New Secured PIK Note was held as a capital asset. Capital losses generally may be used only to offset capital gains. The Treasury regulations relating to contingent payment debt instruments provide that gain upon the disposition of a contingent payment debt instrument will be ordinary income if the contingencies relating to payments on the debt instrument are unresolved as of the time of the disposition, and some or all of any loss upon the disposition of the contingent payment debt instrument may be ordinary. All holders of New Secured PIK Notes should consult their tax advisors concerning the applicability and effect of the Treasury regulations relating to contingent payment debt instruments.

          In general, any gain or loss recognized on a subsequent sale or exchange of the New Common Stock received under the Plan will be capital gain or loss. However, if the Old Senior Subordinated Notes are treated as tax securities with respect to which the Holder accrued but had not recognized market discount, a portion of the gain on the disposition of the New Common Stock received in exchange therefor may be treated as ordinary income, as described above under "Market Discount."

          In general, any gain or loss recognized on a subsequent sale or exchange of the New Warrants received under the Plan will be capital gain or loss and such gain or loss will be long-term capital gain or loss if the New Warrants were held for more than one year. If the New Warrants are not exercised and lapse, a Holder generally will recognize a capital loss equal to the Holder's tax basis in the New Warrants, and such loss will be a long-term capital loss if the New Warrants were held for more than one year.

          The exercise of the New Warrants will not be a taxable event to the Holder thereof. The Holder's tax basis in the New Common Stock received upon such exercise will be equal to the Holder's tax basis in the New Warrants plus the amount paid by the Holder to exercise the New Warrant.

9.        BACKUP WITHHOLDING

          A noncorporate Holder of Old Securities or Plan Securities may be subject to backup withholding at the rate of 31 percent with respect to "reportable payments," which include payments in respect of dividends, interest or accrued OID, and the proceeds of a sale, exchange or redemption of Old Securities or Plan Securities. Generally, a payor will be required to deduct and withhold the prescribed amounts if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required, (b) the Service notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code, or (d) the payee is notified by the Service that he or she failed to report properly payments of interest and dividends and the Service has notified the Debtors that he or she is subject to backup withholding.

          Amounts paid as backup withholding do not constitute an additional tax and will be credited against the Holder's federal income tax liabilities, so long as the required information is provided to the Service. The Debtors will report to the Holders of Old Securities and Plan Securities and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such securities to any noncorporate Holder other than an "exempt recipient" (which, if necessary, provides adequate proof of its exempt status).

10.       ADJUSTMENTS

          The conversion ratio and exercise price of the New Warrants are subject to adjustments under certain circumstances. If such adjustments to the conversion ratio and/or exercise price of the New Warrants are made, Holders of the New Warrants could be treated as having received a constructive distribution under Section 301 and Section 305(c) of the Code that may be treated as a dividend distributed by the Debtor and taxable as ordinary income (regardless of whether the Holder ever exercises the New Warrant). In general, a Holder's basis in a New Warrant will include the amount of any such deemed taxable dividend.

B.        CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

1.        CANCELLATION OF INDEBTEDNESS

          In connection with the Plan, the amount of the Debtors' aggregate outstanding indebtedness will be substantially reduced. A taxpayer generally realizes cancellation of debt ("COD") income for federal income tax purposes equal to the amount of any indebtedness that is discharged or canceled during the taxable year. In the case of an exchange such as that contemplated by the Plan, where outstanding indebtedness is canceled in exchange for newly issued indebtedness (such as the New Secured PIK Notes and possibly the New Senior Secured Notes) and other property (such as the Cash and New Common Stock), the amount of such COD income is, in general, equal to the excess of the adjusted issue price (including accrued but unpaid interest) of the indebtedness satisfied over the sum of the issue prices of the new debt instruments and the fair market value of the other property issued therefor. If the discharge is granted by a court in a Chapter 11 proceeding or is pursuant to a plan approved by such court, however, such income is excluded from the taxpayer's taxable income under Section 108(a) of the Code. Consequently, any COD income attributable to the Plan will be excluded from the Debtors' taxable income.

          However, Section 108(b) of the Code provides, in general, that certain tax attributes of a debtor, including any net operating loss carryforwards ("NOLs") and a portion of certain tax credits, must be reduced by the amount of the debtor's COD income that is excluded under Section 108(a) of the Code. To the extent that the amount excluded exceeds these tax attributes, the debtor's tax basis in its property is reduced by the amount of such excluded COD income, except that such reduction is limited to the excess of the aggregate tax basis of the property held by the debtor over the aggregate liabilities of the debtor immediately after the transaction. Although not entirely clear, the Debtors believe and intend to take the position that any attribute reduction under
Section 108(b) of the Code is to be applied on a separate company basis (i.e., COD income of a debtor company can be applied only against attributes of that company), even though a debtor may be part of an affiliated group that files a consolidated income tax return.

          As a result of the Plan, and assuming an aggregate issue price for each of the debt instruments issued in the Plan equal to its aggregate principal amount, the Debtors estimate that they will realize approximately $182 million of COD income in connection with the Plan. The amount of COD income will be greater if and to the extent the issue price of the New Secured PIK Notes or any New Senior Secured Notes issued to Holders is less than their principal amount. In either event, this COD income will completely eliminate the NOLs of PHI and could substantially eliminate the NOLs of PHI's subsidiaries if attribute reduction were applied on a consolidated group basis. However, assuming separate company attribute reduction, the Debtors expect that the subsidiaries of PHI will continue to have significant NOLs following implementation of the Plan.

2.        LIMITATION OF NET OPERATING LOSS CARRYFORWARDS FOLLOWING AN
          OWNERSHIP CHANGE

          The Debtors estimate that as of the end of their 1999 Fiscal Year, they will report NOL carryforwards of approximately $150 million (and tax credits of approximately $9 million), although there can be no assurance that the Service will concur in the reporting positions on which the Debtors' calculations are based. These NOLs are expected to be reduced to approximately $75 million (and the tax credits to approximately $4.5 million) as a result of the COD income described above (and assuming separate company attribute reduction).

          Section 382 of the Code generally limits a corporation's use of its NOLs (and may limit a corporation's use of certain built-in losses recognized within a five-year period) if the corporation undergoes an "ownership change."
Section 383 of the Code applies similar limitations to capital loss carryforwards and tax credits. In general, an ownership change occurs when the percentage of the corporation's stock owned by certain "5 percent shareholders" increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable "testing period" (generally the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). A 5 percent shareholder for these purposes includes, very generally, an individual or entity that directly or indirectly (and taking into account certain attribution rules) owns 5 percent or more of the value of the corporation's stock during the relevant period, and may include one or more groups of shareholders that in the aggregate own less than 5 percent of the value of the corporation's stock.

          As a result of the Plan, it is anticipated that the Debtors will undergo an "ownership change" within the meaning of Section 382 of the Code. Consequently, the ability of the Debtors to use their NOLs, as well as any losses arising in the taxable period ending on the Effective Date of the Plan, will become subject to the provisions of Section 382 of the Code.

          If an ownership change occurs pursuant to the consummation of a bankruptcy debt restructuring and Section 382(l)(5) of the Code (as described below) does not apply, the NOLs available each year to offset income of the loss corporation's group is limited (to the extent not previously limited) to the product of (a) the aggregate fair market value (after taking into account any increase in value as a result of such bankruptcy restructuring) of the outstanding stock of the common parent of the group, and (b) the federal long-term tax-exempt interest rate in effect on the date of the ownership change, plus the portion of any such limitation amount not utilized in prior years (the "Section 382 limitation"). (If the ownership change does not occur as a result of a bankruptcy debt restructuring, the aggregate fair market value of the common stock referred to in clause (a) of the preceding sentence is the stock's value before the ownership change, whether or not the ownership change occurs while the loss corporation is under the jurisdiction of the bankruptcy court). If the group ceases the conduct of its historic business within the two-year period following the date of the ownership change, the ability of the group to utilize its NOLs under the foregoing formula restriction is eliminated entirely.

          In addition, the Section 382 limitation of a loss corporation's group is increased if and to the extent the group recognizes certain "built-in gains" (generally the excess, at the time of the ownership change, of the fair market value of the assets of the corporation over their adjusted tax basis - in the case of an affiliated consolidated group, built-in gains or losses are computed on a group basis taking into account each member's assets but disregarding stock owned by a member in any other member corporation) during the five-year period beginning with the date of an ownership change (the "recognition period"), up to the amount of the net unrealized built-in gain on the date of the ownership change, provided that the amount of such net unrealized built-in gain exceeds the lesser of $10,000,000 or 15% of the fair market value of the group's assets, excluding Cash and certain other assets. Conversely, if a corporation has a net unrealized built-in loss exceeding the threshold amount, any portion of such net unrealized built-in loss recognized during the recognition period is subject to the Section 382 limitation.

          Unless a debtor elects for it not to apply, Section 382(l)(5) of the Code provides that in the case of a debtor under the jurisdiction of a bankruptcy court in a Title 11 case, assuming no prior ownership change, the annual formula limitations imposed by Section 382 of the Code (as discussed above) will not apply to any ownership change resulting from such a proceeding if qualifying creditors and shareholders (determined immediately before such ownership change) own, after such ownership change as a result of being shareholders or creditors immediately before such change, 50% or more of the stock of the loss corporation.

          A cost of applying Section 382(l)(5) of the Code is that NOL carryovers must be reduced by any deduction of interest claimed by the loss corporation, with respect to any indebtedness converted into stock, for any taxable year ending during the three-year period preceding the taxable year of the ownership change and the portion of the year of the ownership change prior to the date of the ownership change. Any NOL reduction arising from the application of Section 382(l)(5) of the Code will not again be taken into account in computing the amount of COD income realized by the Debtors.

          In addition, if Section 382(l)(5) of the Code is applicable and is applied, a second ownership change within two years will result in Section 382(l)(5) of the Code being inapplicable and the Debtors' Section 382 limitation for the second ownership change will be zero.

          The Debtors do not currently believe that the requirements for applying Section 382(l)(5) of the Code will be satisfied in connection with the anticipated ownership change resulting from the consummation of the Plan. Prior to the time prescribed for electing not to apply Section 382(l)(5) of the Code, the Debtors will determine whether they satisfy such requirement and, if so, whether it will be preferable to choose to apply the approach incorporated in
Section 382(l)(5) of the Code.

3.        ALTERNATIVE MINIMUM TAX

          In general, an "alternative minimum tax" ("AMT") is imposed on a corporation's "alternative minimum taxable income" at a rate of 20% to the extent such tax exceeds the corporation's regular federal income tax. In computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might be able to offset all of its taxable income for regular federal income tax purposes by available NOL carryovers, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryovers (as recomputed for AMT purposes), resulting in an effective AMT rate of 2%.

          Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

          THE FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF THE OLD SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE RESTRUCTURING AND THE OWNERSHIP AND DISPOSITION OF THE PLAN SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

                        XI. RECOMMENDATION AND CONCLUSION

          For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all Holders of Claims solicited hereby to vote to ACCEPT the Plan, and to duly complete their Ballots and/or Master Ballots such that they will be ACTUALLY RECEIVED by the Balloting Agent on or before 5:00 p.m., Eastern Time, on January 14, 2000.

Dated:   December 13, 1999
         Orlando, Florida

Respectfully submitted,

PLANET HOLLYWOOD INTERNATIONAL,              COOL PLANET, INC.
  INC.

By: \S\ THOMAS AVALLONE                      By:\S\ THOMAS AVALLONE
   ---------------------------------             -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


COOL PLANET II, INC.                         PLANET HOLLYWOOD (ASPEN), INC.

By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    --------------------------------            -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (ATLANTIC                   PLANET HOLLYWOOD (CHICAGO), INC.
  CITY), INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    ---------------------------------            -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


PLANET HOLLYWOOD (HONOLULU),                 PLANET HOLLYWOOD (LP), INC.
  INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    ---------------------------------            -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


PLANET HOLLYWOOD (NEW YORK                   PLANET HOLLYWOOD (NEW YORK),
  CITY), INC.                                  LTD.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    ---------------------------------            -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


PLANET HOLLYWOOD (ORLANDO), INC.             PLANET HOLLYWOOD (PHOENIX), INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    ----------------------------------           -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


PLANET HOLLYWOOD (REGION I), INC.            PLANET HOLLYWOOD (REGION II), INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    -----------------------------------          -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


PLANET HOLLYWOOD (REGION III), INC.          PLANET HOLLYWOOD (REGION IV), INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    -----------------------------------          -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (REGION V), INC.            PLANET HOLLYWOOD (REGION VI), INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    ----------------------------------           -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


PLANET HOLLYWOOD (REGION VII),               PLANET HOLLYWOOD (TEXAS), LTD.
  INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    -----------------------------------          -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


PLANET HOLLYWOOD (WAREHOUSE),                SOUND REPUBLIC, INC.
  INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    -----------------------------------          -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


SOUND REPUBLIC I, INC.                       ALL STAR CAFE INTERNATIONAL, INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    ----------------------------------           -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer


ALL STAR CAFE (NEW YORK), INC.               EBCO MANAGEMENT, INC.

By: \S\ THOMAS AVALLONE                      By: \S\ THOMAS AVALLONE
    -----------------------------------          -------------------
    Name: Thomas Avallone                        Name: Thomas Avallone
    Title: Executive Vice President              Title: Executive Vice President
           Chief Financial Officer                      Chief Financial Officer

                                    EXHIBIT 1

                                       TO

                   FIRST AMENDED DISCLOSURE STATEMENT FOR THE
                   FIRST AMENDED JOINT REORGANIZATION PLAN OF
                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                              )
                                    )        CHAPTER 11
PLANET HOLLYWOOD                    )
INTERNATIONAL, INC., ET AL.         )        CASE NO. 99-3612(JJF)
                                    )        (JOINTLY ADMINISTERED)
                      DEBTORS.      )


               DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION

Dated:  December 13, 1999

          Planet Hollywood International, Inc., Cool Planet, Inc., Cool Planet II, Inc., Planet Hollywood (Aspen), Inc., Planet Hollywood (Atlantic City), Inc., Planet Hollywood (Chicago), Inc., Planet Hollywood (Honolulu), Inc., Planet Hollywood (LP), Inc., Planet Hollywood (New York City), Inc., Planet Hollywood (New York), Ltd., Planet Hollywood (Orlando), Inc., Planet Hollywood (Phoenix), Inc., Planet Hollywood (Region I), Inc., Planet Hollywood (Region
II), Inc., Planet Hollywood (Region III), Inc., Planet Hollywood (Region IV), Inc., Planet Hollywood (Region V), Inc., Planet Hollywood (Region VI), Inc., Planet Hollywood (Region VII), Inc., Planet Hollywood (Texas), Ltd., Planet Hollywood (Warehouse), Inc., Sound Republic, Inc., Sound Republic 1, Inc., All Star Cafe International, Inc., All Star Cafe (New York), Inc., and EBCO Management, Inc., Debtors and Debtors-in-Possession (collectively, the "Debtors") in the above-captioned Chapter 11 cases, propose the following Joint Plan of Reorganization (the "Plan") pursuant to Section 1121(a) of Title 11 of the United States Code, as amended.

                                TABLE OF CONTENTS


ARTICLE I .............................................................. 1

DEFINITIONS AND RULES OF CONSTRUCTION....................................1


ARTICLE II............................................................. 14

CLASSIFICATION OF CLAIMS AND INTERESTS..................................14

         2.1    Pre-Petition Claims and Equity Interests Classified.....14
         2.2    Administrative Claims and Priority Tax Claims...........14
         2.3    Claims Against and Interests in the Debtors.............14

ARTICLE III.............................................................15


IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.......15

         3.1    Impaired Classes of Claims and Interests................15
         3.2    Unimpaired Classes of Claims and Interests..............15
         3.3    Impairment Controversies................................15

ARTICLE IV .............................................................16

TREATMENT OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS.....................16

         4.1    Fees of Professionals and Claims for Substantial
                Contribution............................................16
         4.2    Ordinary Course Liabilities.............................16
         4.3    Administrative Reclamation Claims.......................16
         4.4    Cure Cost Claims........................................16
         4.5    Priority Tax Claims.....................................16

ARTICLE V...............................................................17

TREATMENT OF CLAIMS AND INTERESTS.......................................17

         5.1    CLASS 1.  Priority Claims...............................17
         5.2    CLASS 2.  The SunTrust Claims...........................17
         5.3    CLASS 3.  Miscellaneous Secured Claims..................17
         5.4    CLASS 4.  Convenience Claims............................17
         5.5    CLASS 5.  Old Senior Subordinated Notes Claims..........18
         5.6    CLASS 6.  General Unsecured Claims......................18
         5.7    CLASS 7.  Landlord Settlement Agreement Claim...........18
         5.8    CLASS 8.  Old Common Stock..............................19
         5.9    CLASS 9.  Claims for Issuance of Old Common Stock.......19
         5.10   CLASS 10.  Intercompany Claims..........................19
         5.11   CLASS 11.  Intercompany Interests.......................19
         5.12   Post-Petition Interest..................................19
         5.13   Allocation Between Principal and Accrued Interest.......19

ARTICLE VI..............................................................20


MEANS FOR EXECUTION OF THE PLAN.........................................20

         6.1    Implementation of Plan..................................20
         6.2    General Corporate Matters...............................20
                  6.2.1  Cancellation of Old Securities, Instruments
                         and Agreements Relating to Impaired Claims
                         and Interests..................................20
                  6.2.2  Effectiveness of Securities,
                         Instruments and Agreements.....................20
                  6.2.3  Corporate Action...............................21
                  6.2.4  Management and Board of Directors..............21
                  6.2.5  New Stock Options..............................22
                  6.2.6  Substantive Consolidation......................22
                  6.2.7  Extinguishment of Guarantee....................22
                  6.2.8  Continued Corporate Existence and Vesting
                         of Assets in Reorganized PHI and the Other
                         Reorganized Debtors............................22
         6.3    Distribution............................................23
                  6.3.1  Generally......................................23
                  6.3.2  Distributions to the Holder of SunTrust Claims.23
                  6.3.3  Distributions to Holders of Old Senior
                         Subordinated Notes Claims......................23
                  6.3.4  Distributions to Holders of Other Claims
                         and Interests..................................24
                  6.3.5  Compensation for Services Related to
                         Distribution...................................24
                  6.3.6  Delivery of Distributions and Undeliverable
                         or Unclaimed Distributions.....................24
                  6.3.7  Distribution Record Date.......................25
                  6.3.8  Means of Cash Payments.........................25
                  6.3.9  Fractional Plan Securities.....................26
                  6.3.10 Surrender of Canceled Instruments or
                         Securities.....................................26
                  6.3.11 Setoff.........................................27
         6.4    Indenture Trustee Charging Liens........................27
         6.5    Retiree Benefits........................................28
         6.6    Exemptions from Securities Laws and Registration Rights.28

ARTICLE VII.............................................................29


ACCEPTANCE OR REJECTION OF THE PLAN.....................................29

         7.1    Classes Entitled to Vote................................29
         7.2    Class Acceptance Requirement............................29
         7.3    Confirmation Notwithstanding Rejection of Plan by an
                Impaired Class..........................................29

ARTICLE VIII............................................................30


PROCEDURE FOR RESOLVING DISPUTED CLAIMS.................................30

         8.1    Unimpaired Claims Generally.............................30
                  8.1.1  Debtor Actions; Reservation of Rights..........30
                  8.1.2  Creditor Actions...............................30
         8.2    Rejection Claims........................................30
         8.3    Disputed Claims.........................................31
         8.4    Authority to Oppose Claims..............................31
         8.5    Treatment of Disputed Claims and Disputed Interests.....31

ARTICLE IX............................................................. 31


EXECUTORY CONTRACTS.....................................................31

         9.1    General Treatment.......................................31
         9.2    Bar to Rejection Damages................................31
         9.3    Cure of Defaults for Executory Contracts and
                Unexpired Leases........................................32

ARTICLE X...............................................................32


CONDITIONS TO CONFIRMATION AND THE OCCURRENCE OF THE EFFECTIVE DATE.....32

         10.1   Conditions to Confirmation..............................32
         10.2   Conditions to the Occurrence of the Effective Date......33

ARTICLE XI............................................................. 33


EFFECTS OF CONFIRMATION AND EFFECTIVENESS OF PLAN.......................33

         11.1   Discharge of Claims.....................................33
         11.2   Discharge of Debtors....................................34
         11.3   Survival of Indemnification Claims and Obligations......34
         11.4   Termination of Claims of Contractual Subordination
                Against Holders of Old Senior Subordinated
                Notes Claims............................................34

ARTICLE XII.............................................................35


RELEASES AND INJUNCTIONS................................................35

         12.1   Releases................................................35
         12.2   No Liability for Solicitation or Participation..........36
         12.3   Limitation of Liability.................................36
         12.4   General Injunction......................................36
         12.5   Section 346 Injunction..................................37

ARTICLE XIII............................................................37


RETENTION OF JURISDICTION...............................................37

         13.1   Scope of Jurisdiction...................................37
         13.2   Failure of the Bankruptcy Court to Exercise
                Jurisdiction............................................38

ARTICLE XIV.............................................................38


MISCELLANEOUS PROVISIONS................................................38

         14.1   Compliance With Tax Requirements........................38
         14.2   Discharge of Old Indenture Trustee......................38
         14.3   Post-Effective Date Fees and Expenses of Professionals..39
         14.4   Vesting of Property of the Debtors......................39
         14.5   Causes of Action........................................39
         14.6   Assumption of Liabilities...............................39
         14.7   Other Documents and Actions.............................40
         14.8   Section 1146 Exemption..................................40
         14.9   Binding Effect..........................................40
         14.10  Governing Law...........................................40
         14.11  Filing of Additional Documents..........................41
         14.12  Dissolution of Creditors' Committee.....................41
         14.13  Amendments and Modifications............................41
         14.14  Revocation..............................................41
         14.15  Severability............................................41
         14.16  Notices.................................................42
         14.17  De Minimis Distributions................................42
         14.18  Plan and Plan Documents Control.........................42

                                    EXHIBITS


1        Form of Amended and Restated PHI Certificate of Incorporation
2        Form of Amended and Restated PHI By-Laws
3        Form of New Senior Secured Notes Indenture
4        Form of New Senior Secured Notes Security and Pledge Agreement
5        Form of New Working Capital Facility
6        Form of Working Capital Facility Security and Pledge Agreement
7        Form of New Secured PIK Notes Indenture
8        Form of New Secured PIK Notes Security and Pledge Agreement
9        Intercreditor and Collateral Agency Agreement
10       Form of New Warrant Agreement
11       Form of New Warrants
12       Form of Registration Rights Agreement

                                     ANNEXES

A        Summary of Terms of New Senior Secured Notes
B        Summary of Terms of New Secured PIK Notes
C        Summary of Terms of New Warrants

                                   ARTICLE I

                      DEFINITIONS AND RULES OF CONSTRUCTION


         The following terms used in the Plan shall, unless the context otherwise clearly requires, have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms.

          1.1 "ADMINISTRATIVE CLAIM" means a Claim or expense allowed under
Section 503(b) of the Bankruptcy Code that is entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation, amounts required to be paid in connection with any assumption of executory contracts and unexpired leases, Administrative Reclamation Claims and all Post-Petition Trade Claims.

          1.2 "ADMINISTRATIVE RECLAMATION CLAIM" means that portion of a reclamation Claim entitled to Administrative Claim status pursuant to an order of the Bankruptcy Court entered under 11 U.S.C.ss.546(c).

          1.3 "ALLOWED" means with respect to any Claim or Interest, a Claim or Interest as to which (i) no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been Filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules and/or the Bankruptcy Court, or (ii) as to which any objection, or motion to estimate for purposes of allowance shall have been so Filed, to the extent allowed by a Final Order.

          1.4 "ALLOWED CLAIM" means a Claim, or a portion thereof, including any guarantee by any Debtor of such debt, if any, (i) that is deemed Allowed under the Plan, (ii) that has been scheduled by a Debtor other than as contingent, disputed or unliquidated, (iii) proof of which has been timely filed with the Bankruptcy Court and as to which the period of time in which to file objections as fixed by the Bankruptcy Code, the Bankruptcy Rules, the Plan or an order of the Bankruptcy Court, has expired with no such objection having been filed, or
(iv) that has been Allowed by a Final Order of the Bankruptcy Court.

          1.5 "ALLOWED INTEREST" means an Interest (i) that is deemed Allowed under the Plan, (ii) that has been scheduled by a Debtor, (iii) proof of which has been timely filed with the Bankruptcy Court and as to which the period of time in which to file objections as fixed by the Bankruptcy Code, the Bankruptcy Rules, the Plan or an order of the Bankruptcy Court, has expired with no such objection having been filed, or (iv) that has been Allowed by a Final Order of the Bankruptcy Court.

          1.6 "AMENDED PHI ARTICLES" means the amended and restated certificate of incorporation of Reorganized PHI that shall become effective on the Effective Date, substantially in the form Filed as EXHIBIT 1 to this Plan at or prior to the Confirmation Hearing.

          1.7 "AMENDED PHI BY-LAWS" means the fourth amended and restated by-laws of Reorganized PHI that shall become effective on the Effective Date, substantially in the form Filed as EXHIBIT 2 to this Plan at or prior to the Confirmation Hearing.

          1.8 "AVOIDANCE ACTION" means an action pursuant to Sections 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code brought by the Debtors or their assigns, if any.

          1.9 "BANKRUPTCY CODE" means Title 11 of the United States Code, as now in effect and as hereafter amended.

          1.10 "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware, or any other court of competent jurisdiction exercising jurisdiction over the Chapter 11 Cases, including the United States District Court for the District of Delaware.

          1.11 "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as amended and promulgated under Section 2075, Title 28, United States Code.

          1.12 "BAR DATE" means the date established by the Bankruptcy Court as the Bar Date pursuant to the Bar Date Order.

          1.13 "BAY HARBOUR AGREEMENT" means an agreement between PHI and Bay Harbour Management, L.C. to be executed prior to the Confirmation Date if PHI determines to accept Bay Harbour's proposed terms whereby Bay Harbour shall acquire the balance, if any, of the New Senior Secured Notes and a Pro Rata portion of the Cash and New Class A Common Stock fee related to those Notes that are not subscribed to by Electing Class 5 Holders. The terms of the New Senior Secured Notes as currently set forth in Annex A to the Plan may be modified in the Bay Harbour Agreement, but not in a manner materially adverse to PHI or other classes of Creditors or Interests under the Plan.

          1.14 "BAR DATE ORDER" means the Order (1) Establishing Procedures and Deadlines for Filing Proofs of Claims and (2) Approving Form and Manner of Notice, signed by the Bankruptcy Court on or after the Petition Date, as amended or supplemented from time to time.

          1.15 "BUSINESS DAY" means any day except a Saturday, Sunday, or any other day on which commercial banks are authorized by law to close in the State of New York.

          1.16 "CASH" means cash or cash equivalents.

          1.17 "CASH COLLATERAL ORDER" means one or more Order(s) authorizing use of cash collateral as defined in Section 363(a) of the Bankruptcy Code of SunTrust and Pro Player, Inc. entered by the Bankruptcy Court on or after the Petition Date.

          1.18 "CELEBRITIES" means actors or actresses in motion picture or television programs and sports figures who, in the opinion of management of the Reorganized Debtors, have achieved celebrity status and whose affiliation with the Debtors or the Reorganized Debtors is beneficial to the Debtors' or the Reorganized Debtors' business.

          1.19 "CELEBRITY OPTIONS" means options to purchase Class A common stock issued to Celebrities prior to the Petition Date.

          1.20 "CHAPTER 11" means Chapter 11 of the Bankruptcy Code.

          1.21 "CHAPTER 11 CASES" means the cases under Chapter 11 with respect to the Debtors, pending in the District of Delaware and administered as IN RE PLANET HOLLYWOOD INTERNATIONAL, INC., ET AL., Chapter 11 Case Nos. 99-3612
(JJF) through 99-3637 (JJF).

          1.22 "CHAPTER 11 SCHEDULES" means the Schedules of Assets and Liabilities and the Statements of Financial Affairs Filed by the Debtors with the Bankruptcy Court, in the form Filed or as thereafter amended, modified or supplemented in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court's local bankruptcy rules.

          1.23 "CLAIM" means (i) any right to payment from any Debtor arising before the Confirmation Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) any right to an equitable remedy against any Debtor arising before the Confirmation Date for breach of performance if such breach gives rise to a right of payment from such Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and shall include any guarantee by any Debtor of such right, if any.

          1.24 "CLASS" means a class of Claims or Interests as defined in
Article II of the Plan.

          1.25 "CLASS 6 ADJUSTMENT AMOUNT" means the face amount of New Secured PIK Notes which, together with all other consideration provided for in Section
5.6 of the Plan, is necessary to ensure the recovery by Holders of Allowed Class 6 Claims of an aggregate value as a percentage of their Allowed Claims equal to the aggregate value of the consideration to be received by Holders of Allowed Class 5 Claims as a result of their receipt of the Supplemental Class 5 Distribution and all other consideration provided to them in Section 5.5 of the Plan.

          1.26 "COLLATERAL AGENT" means the entity designated to serve as collateral agent under the Intercreditor and Collateral Agency Agreement with respect to the Working Capital Facility, the New Senior Secured Notes Indenture and the New Secured PIK Notes Indenture.

          1.27 "CONFIRMATION" means the entry of the Confirmation Order by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code.

          1.28 "CONFIRMATION DATE" means the date on which the Confirmation Order is entered in the Chapter 11 Cases by the Bankruptcy Court.

          1.29 "CONFIRMATION HEARING" means the hearing or hearings pursuant to which the Bankruptcy Court enters the Confirmation Order.

          1.30 "CONFIRMATION ORDER" means an order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

          1.31 "CONSOLIDATED CLAIM" means any Claim of any Consolidated Debtor against any other Consolidated Debtor.

          1.32 "CONSOLIDATED DEBTORS" means PHI and all Filed Subsidiaries.

          1.33 "CONSOLIDATED ESTATES" means the substantively consolidated estates of PHI and all Filed Subsidiaries.

          1.34 "CONVENIENCE CLAIM" means Unsecured Claims in Allowed amounts not to exceed $2,000, or that are voluntarily reduced to $2,000.

          1.35 "CREDITOR" means any entity that is the holder of any Claim against the Debtors that arose on or before the Petition Date or any Claim against the Debtors' Estates of a kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.

          1.36 "CREDITORS' COMMITTEE" means the official committee of unsecured creditors appointed in the Chapter 11 Cases by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code, as reconstituted by the addition or removal of members from time to time.

          1.37 "CURE COST CLAIM" means the amount required to cure pre-petition defaults on leases or contracts that are assumed by any of the Debtors pursuant to 11 U.S.C.ss.365.

          1.38 "DEBTOR" or "DEBTORS" means PHI or any other Filed Subsidiary, individually or collectively, as the context may require.

          1.39 "DISCLOSURE STATEMENT" means the First Amended Joint Disclosure Statement dated December 13, 1999, that was Filed by the Debtors in connection with the Plan, as further amended, modified, restated, or supplemented from time to time.

          1.40 "DISPUTED CLAIM" means any Claim, to the extent it has not since become an Allowed Claim, including those (i) listed on the Chapter 11 Schedules as unliquidated, disputed or contingent, or (ii) as to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

          1.41 "DISPUTED INTEREST" means an Interest in the Debtors to the extent it has not become an Allowed Interest including those (i) listed on the Chapter 11 Schedules as contingent, unliquidated or disputed, or (ii) as to which the Debtors or any other party in interest has interposed a timely objection in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection has not been withdrawn or determined by a Final Order.

          1.42 "DISTRIBUTION RECORD DATE" means the date specified in the Confirmation Order as the Distribution Record Date with respect to each Class, or, if no such date is specified, the fifth Business Day prior to the Effective Date.

          1.43 "DOMESTIC SUBSIDIARY" means any entity incorporated or formed under the laws of the United States of America or any state, province or territory thereof, that is wholly-owned or otherwise controlled by PHI or by PHI and/or one or more of its subsidiaries.

          1.44 "EFFECTIVE DATE" means a Business Day selected by the Debtors that is the later of (i) a day that is not less than ten (10) nor more than thirty (30) days after the Confirmation Date, and (ii) the first Business Day on which all conditions to the occurrence of the Effective Date have been satisfied or duly waived, or such other date as agreed to by the Debtors and the Creditors' Committee.

          1.45 "ELECTING HOLDERS OF CLASS 5 CLAIMS" means those Holders of Class 5 Claims that have elected to receive their Pro Rata share of New Senior Secured Notes, a fee of $625,000 Cash and New Class A Common Stock, which election shall be evidenced by checking a box on the Class 5 Ballot sent to Holders of Class 5 Claims providing for an affirmative participation in the New Senior Secured Notes.

          1.46 "ENCUMBRANCE" means any Lien, imperfection of title, option, or restriction of any kind affecting any property of any Debtor.

          1.47 "ENTITY" means a person, a corporation, a partnership, an association, a joint stock company, a joint venture, a limited liability company, an estate, a trust, an unincorporated organization, a government or any subdivision thereof or any other entity.

          1.48 "ESTATES" means the estates of the Debtors created under Section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

          1.49 "FILE," "FILED" or "FILING" means file, filed or filing with the Bankruptcy Court in the Chapter 11 Cases or any other Court with jurisdiction over the cases of the Debtors or a Filed Foreign Subsidiary.

          1.50 "FILED FOREIGN SUBSIDIARY" means a Foreign Subsidiary that has filed an insolvency proceeding under the laws of its jurisdiction of incorporation or formation.

          1.51 "FILED SUBSIDIARIES" means all subsidiaries of PHI and/or one or more of its subsidiaries that Files a Chapter 11 petition in the Bankruptcy Court.

         1.52 "FINAL ORDER" means an order of the Bankruptcy Court or any other court of competent jurisdiction (i) which is not subject to a stay of effectiveness; (ii) as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no timely appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending; or (iii) if a timely appeal, writ of certiorari, reargument or rehearing thereof has been sought, which shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for modification of such order, or move for reargument or rehearing shall have expired; PROVIDED, HOWEVER, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court may be Filed with respect to such order shall not cause such order not to be a Final Order.

          1.53 "FOREIGN SUBSIDIARY" means any entity incorporated or formed under the laws of a country other than the United States of America which is wholly-owned or otherwise controlled by PHI or by PHI and/or one or more of its subsidiaries.

          1.54 "FRANCHISE AGREEMENTS" means agreements between PHI and various third parties for the license and use of PLANET HOLLYWOOD or OFFICIAL ALL STAR CAFE trademarks, tradenames and related intellectual property.

          1.55 "GENERAL UNSECURED CLAIM" means any claim (including any Trade Claim, Rejection Claim or Litigation Claim) that is not a Consolidated Claim, Old Senior Subordinated Notes Claim, Intercompany Claim, Administrative Claim, Priority Claim, SunTrust Claim, Miscellaneous Secured Claim, Indenture Trustee Claim or a Landlord Settlement Agreement Claim.

          1.56 "HOLDER" means an Entity which is the owner, legal and/or beneficial, of a Claim against or Interest in one or more Debtor, as the case may be.

          1.57 "IMPAIRED CLAIM" means a Claim identified in Section 3.1 of the Plan as impaired under the Plan.

          1.58 "INDENTURE TRUSTEE CHARGING LIEN" means any Lien or other priority in payment available to the Old Indenture Trustee pursuant to the Old Indenture for payment of any fees, costs or disbursements incurred by such Old Indenture Trustee, to the extent not otherwise paid under the Plan.

          1.59 "INDENTURE TRUSTEE CLAIM" means a contractual Claim held by the Old Indenture Trustee for compensation, reimbursement of costs or disbursements (including without limitation the costs and expenses of its attorneys, accountants and financial advisors), or indemnity arising from the Old Indenture regardless of whether such fees and expenses are incurred prior or subsequent to the Petition Date.

          1.60 "INTERCOMPANY CLAIM" means any Claim against any of the Debtors held by any Subsidiary or Foreign Subsidiary other than any of the Consolidated Debtors, that continues to operate its business subsequent to the Effective Date.

          1.61 "INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT" means the agreement governing the respective rights in property of the Debtors securing parties to the Working Capital Facility, the New Senior Secured Notes Indenture, and the New Secured PIK Notes Indenture substantially in the form Filed as Exhibit "9" to the Plan at or prior to the Confirmation Hearing.

          1.62 "INTEREST" means an equity security in PHI within the meaning of
Section 101(16) of the Bankruptcy Code.

          1.63 "JOINT VENTURES" means strategic venture agreements PHI and one or more of its Subsidiaries has executed with third parties.

          1.64 "LANDLORD SETTLEMENT AGREEMENT" means an agreement between PHI or any of its Filed Subsidiaries and a landlord regarding the restructuring, termination or sale of a Debtor's leasehold rights and obligations, which requires approval or ratification of such agreement by the Bankruptcy Court.

          1.65 "LEASEHOLD GUARANTEES" means a guaranty by PHI of any lease between PHI or any of its Subsidiaries or Joint Ventures as lessee and any lessor.

          1.66 "LIEN" means any conveyance in trust, assignment or pledge of, mortgage or lien on, security interest in, or charge or encumbrance of any kind against, any property of any Debtor.

          1.67 "LITIGATION CLAIM" means a claim arising from a pre-Petition
Date dispute between PHI or a Filed Subsidiary and any third party which was not settled, liquidated or resolved as of the Petition Date.

          1.68 "MISCELLANEOUS SECURED CLAIM" means any Allowed Claim that is a Secured Claim other than the SunTrust Claim.

          1.69 "NEW CLASS A COMMON STOCK" means the approximately 3.0 million shares of authorized common stock of Reorganized PHI, par value $.01 per share, to be issued under the Plan.

          1.70 "NEW CLASS B COMMON STOCK" means the 7.0 million shares of authorized common stock of Reorganized PHI, par value $.01 per share, to be issued to the New Money Investors under the Plan.

          1.71 "NEW COMMON STOCK" means, collectively, the New Class A Common Stock, the New Class B Common Stock, and any other common stock of Reorganized PHI authorized to be issued pursuant to the Plan.

          1.72 "NEW INDENTURE TRUSTEE" shall be as designated at the Confirmation Hearing and have the meaning set forth in the Confirmation Order.

          1.73 "NEW MONEY INVESTORS" means certain entities that have agreed to acquire 7.0 million shares of New Class B Common Stock for $30 million ($4.2857 per share).

          1.74 "NEW OPTIONS" means 1.0 million options each for the purchase of one share of New Class A Common Stock.

          1.75 "NEW SECURED PIK NOTES" means the secured PIK notes to be issued by Reorganized PHI pursuant to the Plan under the New Secured PIK Notes Indenture and guaranteed by all operating Subsidiaries. The principal economic terms of the New Secured PIK Notes are set forth on ANNEX B hereto.

          1.76 "NEW SECURED PIK NOTES INDENTURE" means the Indenture between Reorganized PHI, as issuer, and the New Secured PIK Notes Indenture Trustee, as trustee, which indenture relates to the New Secured PIK Notes, substantially in the form to be Filed as EXHIBIT 7 to the Plan at or prior to the Confirmation Hearing.

          1.77 "NEW SECURED PIK NOTES INDENTURE TRUSTEE" shall be as designated at the Confirmation Hearing and have the meaning set forth in the Confirmation Order.

          1.78 "NEW SECURED PIK NOTES SECURITY AND PLEDGE AGREEMENT" means the Security and Pledge Agreement pursuant to which certain collateral is pledged to secure Reorganized PHI's obligations under the New Secured PIK Notes, substantially in the form to be Filed as EXHIBIT 8 to the Plan at or prior to the Confirmation Hearing.

          1.79 "NEW SENIOR SECURED NOTES" means the senior secured notes to be issued by Reorganized PHI pursuant to the Plan under the New Senior Secured Notes Indenture. The principal economic terms of the New Senior Secured Notes are set forth on ANNEX A hereto.

          1.80 "NEW SENIOR SECURED NOTES INDENTURE" means the Indenture between Reorganized PHI, as issuer, and the New Senior Secured Notes Indenture Trustee, as trustee, which indenture relates to the New Senior Secured Notes, substantially in the form to be Filed as EXHIBIT 3 to the Plan at or prior to the Confirmation Hearing.

          1.81 "NEW SENIOR SECURED NOTES INDENTURE TRUSTEE" shall be as designated at the Confirmation Hearing and have the meaning set forth in the Confirmation Order.

          1.82 "NEW SENIOR SECURED NOTES SECURITY AND PLEDGE AGREEMENT" means the Security and Pledge Agreement pursuant to which certain collateral is pledged to secure Reorganized PHI's obligations under the New Senior Secured Notes, substantially in the form Filed as EXHIBIT 4 to the Plan at or prior to the Confirmation Hearing.

          1.83 "NEW STOCK OPTION PLAN" means one or more stock option plans to be implemented by Reorganized PHI providing for the issuance to management and Celebrities of options to purchase up to 1.0 million shares of New Class A Common Stock on a fully diluted basis.

          1.84 "NEW WARRANT AGENT" shall be as designated at the Confirmation Hearing and shall have the meaning set forth in the Confirmation Order.

          1.85 "NEW WARRANT AGREEMENT" means the Warrant Agreement between Reorganized PHI, as issuer, and the New Warrant Agent, as agent, which agreement relates to the New Warrants, substantially in the form to be Filed as EXHIBIT 10 to the Plan at or prior to the Confirmation Hearing. The terms of the New Warrants are set forth in the Summary of New Warrants attached hereto as ANNEX C.

          1.86 "NEW WARRANTS" means the freely transferable warrants issued pursuant to the New Warrant Agreement evidencing the right to purchase up to 200,000 shares of New Class A Common Stock, which shall expire three (3) years from the Effective Date, and which shall have an exercise price of $65.50 per share, substantially in the form to be Filed as EXHIBIT 11 to the Plan at or prior to the Confirmation Hearing.

          1.87 "OLD CELEBRITY OPTIONS" means any outstanding options for the purchase of Class A Old Common Stock issued to Celebrities prior to the Petition Date.

          1.88 "OLD COMMON STOCK" means, collectively, the Class A and Class B common shares, par value $.01 per share, of PHI, issued and outstanding, or held in treasury, immediately prior to the Effective Date.

          1.89 "OLD EMPLOYEE OPTIONS" means any outstanding options for the purchase of Class A Old Common Stock, issued to officers, employees and independent contractors prior to the Petition Date.

          1.90 "OLD INDENTURE" means the Old Senior Subordinated Notes
Indenture.

          1.91 "OLD INDENTURE TRUSTEE" means United States Trust Company of New York, or its successor, as trustee under the Old Senior Subordinated Notes Indenture.

          1.92 "OLD SECURITY" or "OLD SECURITIES" means the Old Senior Subordinated Notes, the Old Common Stock, the Old Warrants, the Old Celebrity Options and the Old Employee Options, individually or collectively, as the context may require.

          1.93 "OLD SENIOR SUBORDINATED NOTES" means the 12% Senior Subordinated Notes due 2005, issued by PHI pursuant to the Old Senior Subordinated Notes Indenture.

          1.94 "OLD SENIOR SUBORDINATED NOTES CLAIM" means any Claim of a
Holder of Old Senior Subordinated Notes which, for purposes of the Plan, shall be deemed to be an amount equal to the sum of (i) the outstanding principal amount, as of the Petition Date, of Old Senior Subordinated Notes held by such Holder, and (ii) an amount equal to 100% of the accrued and unpaid interest at the rate of 12% per annum plus interest on defaulted interest at the rate of 13% per annum and other amounts that specifically arise under the Old Senior Subordinated Notes Indenture, exclusive of amounts covered by the Indenture Trustee Claim, and the Old Senior Subordinated Notes Indenture through but not including the Petition Date.

          1.95 "OLD SENIOR SUBORDINATED NOTES INDENTURE" means the Indenture between PHI, as issuer, and the Old Senior Subordinated Notes Indenture Trustee, as trustee, dated as of March 25, 1998, as amended, which Indenture relates to the Old Senior Subordinated Notes.

          1.96 "OLD TRANSFER AGENT" means as registrar and transfer agent with respect to the Old Common Stock.

          1.97 "OLD WARRANTS" means any warrants outstanding as of the Petition Date to purchase shares of Old Common Stock.

          1.98 "ORDINARY COURSE PROFESSIONALS ORDER" means the Order
Authorizing Debtors to Employ and Compensate Professionals for Specific Services Rendered in the Ordinary Course of Business, which was signed by the Bankruptcy Court on October 13, 1999, as amended from time to time.

          1.99 "PETITION DATE" means October 12, 1999, the date on which the Debtors filed their voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.

          1.100 "PHI" means Planet Hollywood International, Inc., a Delaware corporation.

          1.101 "PLAN" means this Joint Plan of Reorganization proposed by the Debtors, as it may hereafter be amended or modified from time to time.

          1.102 "PLAN DOCUMENTS" means those documents identified in Exhibits 1 through 12 which will be Filed at or prior to the Confirmation Hearing.

          1.103 "PLAN SECURITIES" means the New Common Stock issuable pursuant to the Plan, the New Senior Secured Notes, the New Secured PIK Notes, the New Warrants and the shares of New Class A Common Stock issuable upon exercise of the New Warrants, the New Options and the shares of New Class A Common Stock issuable upon exercise of the New Options.

          1.104 "POST-PETITION TRADE CLAIM" means an expense or obligation incurred by any of the Debtors arising from or with respect to the sale and delivery of goods or the rendition of services (except for fees and disbursements of Professionals) to any of the Debtors after the Petition Date.

          1.105 "PRIORITY CLAIM" means any Allowed Claim, to the extent entitled to priority under Section 507 (a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim, against any Debtor.

          1.106 "PRIORITY TAX CLAIM" means the tax Claims of governmental units to the extent such Claims are entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

          1.107 "PROFESSIONAL" means (i) any professional retained in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court in accordance with Sections 327 or 1103 of the Bankruptcy Code (other than the Ordinary Course Professionals Order), (ii) any attorney or accountant seeking compensation or reimbursement of expenses pursuant to Section 503(b) of the Bankruptcy Code,
(iii) any Entity whose fees and expenses are subject to approval by the Bankruptcy Court as reasonable pursuant to Section 1129(a)(4) of the Bankruptcy Code, and (iv) any attorney, accountant or financial advisor for the Old Indenture Trustee.

          1.108 "PRO RATA" means, with respect to any amount of consideration to be distributed to a Creditor holding an Allowed Claim or Holder of an Allowed Interest of a particular Class on a particular date, a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Interest in a Class to the amount of such Allowed Claim or Allowed Interest is the same as the ratio of the aggregate amount of the consideration distributed on account of all Allowed Claims or Allowed Interests in such Class to the aggregate amount of all Allowed Claims or Allowed Interests in such Class.

          1.109 "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in Section 6.6(b) of this Plan.

          1.110 "REJECTION CLAIM" means the Claim, if any, of parties other than any of the Debtors to executory contracts or unexpired leases with any of the Debtors which are rejected or deemed rejected pursuant to a Final Order.

          1.111 "RELEASES" shall have the meaning set forth in Section 12.1 of this Plan.

          1.112 "REORGANIZED PHI" means PHI from and after the Effective Date.

          1.113 "REORGANIZED DEBTORS" means any or all of the Debtors from and after the Effective Date.

          1.114 "SECURED CLAIM" means any Claim which is wholly or partially secured by a valid Lien, which has been properly perfected as required by applicable law on property of the Debtors to the extent of the value of the interest of the Holder of such Claim in such property of the Debtors, or that is subject to set-off under Section 553 of the Bankruptcy Code as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code.

          1.115 "SECURITIES ACT" means the Securities Act of 1933, as amended.

          1.116 "SHELF REGISTRATION STATEMENT" shall have the meaning set forth in Section 6.6(b) of this Plan.

          1.117 "SUBSIDIARIES" means the Domestic Subsidiaries and the Foreign Subsidiaries, collectively.

          1.118 "SUNTRUST" means SunTrust Bank, Central Florida, National Association.

          1.119 "SUNTRUST AGREEMENTS" means, collectively, (i) the Amended and Restated Revolving Credit Agreement dated March 25, 1998, as amended, which was executed by SunTrust, individually and as Administrative Agent and Agent, and PHI, including the Synthetic Lease, Interest Rate Swap and Letter of Credit agreements executed in connection therewith (respectively, the "Revolving Credit Agreement," the "Synthetic Lease," the "Interest Rate Swap" and the "Letter of Credit Facility"); (ii) the Security Agreement dated March 25, 1998, as amended, which was executed by SunTrust as Agent, PHI and Planet Hollywood (Region IV), Inc.; and (iii) the Guaranty Agreement dated March 25, 1998 as subsequently ratified, which was executed by PHI and its material subsidiaries.

          1.120 "SUNTRUST CLAIM" means the outstanding balance due on the Letter of Credit Facility of the Sun Trust Agreements (in the amount of approximately $2.5 million as of the Petition Date).

          1.121 "SUPPLEMENTAL CLASS 5 DISTRIBUTION" shall have the meaning set forth in Section 5.5 of the Plan.

          1.122 "TRADE CLAIM" means any unsecured Claim arising from or with respect to (i) the sale and delivery of goods, or the rendition of services, to the Debtors prior to the Petition Date; and (ii) all other obligations incurred in the ordinary course, conduct and operation of the Debtors' businesses prior to the Petition Date.

          1.123 "TREASURY RATE" means the "underpayment rate" (as defined in Section 6612(a)(2) of the Internal Revenue Code of 1986, as amended) on the Business Day immediately preceding the Confirmation Date which rate is the rate of interest charged by the Internal Revenue Service on delinquent federal income taxes.

          1.124 "UNCONSOLIDATED AFFILIATES" means affiliated companies which are not majority owned by PHI or its Subsidiaries, consisting of PH Asia, ECE, and Planet Hollywood Hospitality, Inc.

          1.125 "UNIMPAIRED CLAIM" means a Claim in a Class identified in
Section 3.2 of the Plan as unimpaired thereunder.

          1.126 "UNOFFICIAL NOTEHOLDERS' COMMITTEE" means the committee of holders of Old Senior Subordinated Notes formed prior to the Petition Date, representing holders of in excess of $160 million principal amount of the Old Senior Subordinated Notes.

          1.127 "UNOFFICIAL NOTEHOLDERS' COMMITTEE SUBSTANTIAL CONTRIBUTION CLAIM" means the Claim, if any, of the Unofficial Noteholders' Committee for reimbursement of the reasonable unpaid post-Petition Date fees and expenses of its legal and financial advisors, which amount PHI has agreed to pay pursuant to the Plan.

          1.128 "WORKING CAPITAL FACILITY" means a post-Effective Date working capital facility in an amount not to exceed $15 million substantially in the form Filed as Exhibit "5" to the Plan at or prior to the Confirmation Hearing.

          1.129 "WORKING CAPITAL FACILITY SECURITY AND PLEDGE AGREEMENT" means the Security and Pledge Agreement pursuant to which certain collateral may be pledged to secure Reorganized PHI's obligations under the Working Capital Facility, substantially in the form Filed as EXHIBIT 6 to the Plan at or prior to the Confirmation Hearing.

          1.130 "WORKING CAPITAL LENDER" means the provider(s) of the Working Capital Facility.

         RULES OF CONSTRUCTION

          1.131 INTERPRETATION AND RULES OF CONSTRUCTION. Unless otherwise specified, all section, article, schedule, annex and exhibit references in the Plan are to the respective section in, article of, annex to or schedule or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time in accordance with the provisions hereof. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan (excluding the Plan Documents, unless made applicable thereto pursuant to an express provision thereof).

          1.132 OTHER TERMS. The words "herein" "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. Each capitalized term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or the Bankruptcy Rules.

          1.133 HEADINGS. Headings are used in the Plan for convenience of reference only and shall not constitute a part of the Plan for any other purpose. Headings shall not limit or otherwise affect the provisions of the Plan.

          1.134 INCORPORATION OF EXHIBITS. All exhibits referred to in this Plan are deemed incorporated into, and made a part of this Plan, whether Filed contemporaneously herewith or hereafter.


                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

          2.1 PRE-PETITION CLAIMS AND EQUITY INTERESTS CLASSIFIED. All Claims and all Interests are classified as set forth in Section 2.3 hereof. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date. A Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class and, notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or Allowed Interest. Holders of Claims or Interests shall be entitled to vote in, and receive distributions from, a particular Class only to the extent the Allowed Claim or Allowed Interest is within such Class.

          2.2 ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS. As provided in
Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against the Debtors shall not be classified for purposes of voting on or receiving distributions under the Plan. All such Claims shall be treated separately as unclassified Claims on the terms set forth in Article IV of the Plan.

           2.3 CLAIMS AGAINST AND INTERESTS IN THE DEBTORS. All Claims against, and Interests in, any of the Debtors are classified as follows:

               (a) CLASS 1 CLAIMS   Class 1 consists of all Priority Claims.

               (b) CLASS 2 CLAIMS   Class 2 consists of the SunTrust Claims.

               (c) CLASS 3 CLAIMS   Class 3 consists of all Miscellaneous
                                    Secured Claims.

               (d) CLASS 4 CLAIMS   Class 4 consists of all Convenience Claims.

               (e) CLASS 5 CLAIMS   Class 5 consists of all Old Senior
                                    Subordinated Notes Claims.

               (f) CLASS 6 CLAIMS   Class 6 consists of all General Unsecured
                                    Claims.

               (g) CLASS 7 CLAIMS   Class 7 consists of Claims arising from
                                    Landlord Settlement Agreements.

               (h) CLASS 8 INTERESTS Class 8 consists of all Interests of
                                     Holders of Old Common Stock.

               (i) CLASS 9 CLAIMS FOR ISSUANCE OF OLD COMMON STOCK

                                      Class 9 consists of all Old Warrants, Old
                                      Celebrity Options and Old Employee Options and all other options or rights to acquire Old Common Stock, including, without limitation, all Claims arising out of the rejection of Old Warrants, Old Celebrity Options and Old Employee Options and other options to acquire Old Common Stock, to the extent they constitute executory contracts, and any Claim that has the same priority as the Old Common Stock pursuant to Section 510(b) of the Bankruptcy Code.

               (j) CLASS 10 CLAIMS    Class 10 consists of all Intercompany
                                      Claims.

               (k) CLASS 11 INTERESTS Class 11 consists of all Interests of PHI and any Filed Subsidiary in any other
                                      Filed Subsidiary.


                                   ARTICLE III

                       IDENTIFICATION OF IMPAIRED CLASSES
                         OF CLAIMS AND EQUITY INTERESTS

          3.1 IMPAIRED CLASSES OF CLAIMS AND INTERESTS. Class 5 Claims, Class 6 Claims, Class 8 Interests and Class 9 Claims are impaired under the Plan.

          3.2 UNIMPAIRED CLASSES OF CLAIMS AND INTERESTS. Class 1 Claims, Class 2 Claims, Class 3 Claims, Class 4 Claims, Class 7 Claims and Class 10 Claims are not impaired under the Plan. Class 11 Interests are not impaired.

          3.3 IMPAIRMENT CONTROVERSIES. If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Class of Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, resolve such controversy.


                                   ARTICLE IV

               TREATMENT OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS

          4.1 FEES OF PROFESSIONALS AND CLAIMS FOR SUBSTANTIAL CONTRIBUTION. All Professionals retained by any Debtor and any other Entities (other than any Professionals retained by the Old Indenture Trustee, which Professionals shall be paid in accordance with Section 6.4 of the Plan) requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code for services rendered before the Confirmation Date (including, without limitation, any compensation requested by any Professional or any other Entity for making a substantial contribution in the Chapter 11 Cases shall File and serve on Reorganized PHI, the Creditors' Committee and the United States Trustee an application for final allowance of compensation and reimbursement of expenses no later than thirty (30) days after the Effective Date. Objections to applications of Professionals for compensation or reimbursement of expenses must be Filed and served on Reorganized PHI, the United States Trustee, the Creditors' Committee and the Professionals to whose application the objections are addressed, no later than fifteen (15) days after service of the related application. Reorganized PHI shall pay the amounts Allowed by Final Order of the Bankruptcy Court within ten (10) days after the date of such Order.

          4.2 ORDINARY COURSE LIABILITIES. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' business shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized PHI pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Claims without any further action by the Holders of such Claims or the need for Bankruptcy Court approval.

          4.3 ADMINISTRATIVE RECLAMATION CLAIMS. Allowed Administrative Reclamation Claims shall be paid in full in Cash on the later of the Effective Date, the date of allowance of the Reclamation Claim, or such other date as shall be approved by an order of the Bankruptcy Court.

          4.4 CURE COST CLAIMS. Allowed Cure Cost Claims shall be paid in full in Cash on the later of the Effective Date, the date of allowance of the Cure Cost Claim, or at such other date as shall be approved by an order of the Bankruptcy Court.

          4.5 PRIORITY TAX CLAIMS. Unless otherwise agreed between the Holder of a Priority Tax Claim and any Debtor or Reorganized PHI, in accordance with
Section 1129(a)(9)(C) of the Bankruptcy Code, each Holder of an Allowed Priority Tax Claim shall receive, at such Debtor's or Reorganized PHI's option, as the case may be, either (i) Cash, in the full amount of such Allowed Priority Tax Claim on the Effective Date or (ii) deferred payments of Cash in the full amount of such Allowed Priority Tax Claim, payable in equal annual principal installments beginning the first anniversary of the Effective Date and ending on the earlier of the sixth anniversary of the Effective Date or the sixth anniversary of the date of the assessment of such Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at an annual rate equal to the Treasury Rate or such other rate as may be set by the Bankruptcy Court at the Confirmation Hearing. The amount of any Allowed Priority Tax Claim for which the time for filing a return, if required, under applicable law or under any authorized extension thereof, has not expired on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, PROVIDED, HOWEVER, that the Debtors reserve the right to seek a determination by the Bankruptcy Court of the validity, amount and priority of any Priority Tax Claim under 11 U.S.C. ss.505, (ii) survive the Effective Date and consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy Code.


                                    ARTICLE V

                        TREATMENT OF CLAIMS AND INTERESTS

          5.1 CLASS 1. PRIORITY CLAIMS. Class 1 Claims are unimpaired. At Reorganized PHI's option, each Holder of an Allowed Priority Claim shall be entitled to receive, in full satisfaction of such Claim, the Allowed amount of such Claim in full in Cash on the later of (i) the Effective Date, (ii) the date that such Claim becomes an Allowed Priority Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between any Debtor and the Holder of such Claim.

          5.2 CLASS 2. THE SUNTRUST CLAIMS. Allowed Class 2 Claims are unimpaired. On the Effective Date, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction of its Allowed Class 2 Claim in Cash, the outstanding unpaid amount due, if any, under the SunTrust Agreements plus accrued and unpaid interest, if any, at the non-default contractual rate set forth in the SunTrust Agreements through the Effective Date, plus Allowed fees, costs and expenses, if any.

          5.3 CLASS 3. MISCELLANEOUS SECURED CLAIMS. Claims 3 Claims are unimpaired. At Reorganized PHI's option, on the Effective Date each Holder of an Allowed Miscellaneous Secured Claim shall either be treated in accordance with
Section 1124(2) of the Bankruptcy Code, or in accordance with the terms of any agreements between the Secured Creditor and any Debtor, as approved by the Bankruptcy Court.

          5.4 CLASS 4. CONVENIENCE CLAIMS. Class 4 Claims are unimpaired. On the later of the Effective Date, the date of allowance of its Convenience Claim or such other date as shall be approved by an order of the Bankruptcy Court, each Holder of an Allowed Claim that is $2,000 or less or reduced to $2,000 or less shall receive a Cash payment equal to the lesser of $2,000 or the Allowed amount of the Claim.

          5.5 CLASS 5. OLD SENIOR SUBORDINATED NOTES CLAIMS. Class 5 Claims are impaired. On the Effective Date, each Holder of a Class 5 Claim as of the Distribution Record Date shall have an Allowed Claim equal to the face amount of its Old Senior Subordinated Notes plus unpaid accrued interest and interest on defaulted payments of interest at the default rate provided in the Old Senior Subordinated Notes Indenture and related documents through the Petition Date, and shall receive on the Effective Date, in full satisfaction of its Allowed Class 5 Claim, its Pro Rata share of $47.5 million in Cash, $60 million principal amount of New Secured PIK Notes, and 2.65 million shares of New Class A Common Stock. If, prior to the Confirmation Date, PHI has entered into the Bay Harbour Agreement, then PHI shall deliver to Electing Holders of Class 5 Claims in lieu of payment of up to $25 million Cash and, if applicable, to Bay Harbour under the Bay Harbour Agreement, their respective Pro Rata shares of (i) up to $25 million of New Senior Secured Notes having the principal economic terms set forth in ANNEX A hereto, and (ii) a fee consisting of $625,000 Cash and 350,000 shares of New Class A Common Stock. The principal economic terms of the New Secured PIK Notes are set forth on ANNEX B hereto. If the amount of any New Class A Common Stock paid to a third-party lender as partial consideration for the purchase of the New Senior Secured Notes is less than 350,000 shares of New Class A Common Stock, then the Holders of Class 5 Claims shall receive, on the Effective Date, their Pro Rata share of that undistributed New Class A Common Stock up to a total of 350,000 shares (the "Supplemental Class 5 Distribution"), and the amount of New Secured PIK Notes distributed to Class 5 shall be reduced by the Class 6 Adjustment Amount.

          5.6     CLASS 6. GENERAL UNSECURED CLAIMS.

          Each Holder of an Allowed Class 6 Claim will receive in full satisfaction of its Allowed Claim, Cash and New Secured PIK Notes having an aggregate value as a percentage of its Allowed Claim equal to the aggregate value of the consideration to be received by each Holder of an Allowed Class 5 Claim as a percentage of its Allowed Claim. The Cash component of the distribution to Class 6 shall be the same percentage of a Class 6 Holder's Allowed Claim as the Cash component of the distribution to Class 5 is as a percentage of the Allowed Claims of Holders in Class 5, counting a distribution of New Senior Secured Notes to Holders of Class 5 Claims, if any, as a Cash payment. For the purpose of calculating the Class 6 distribution, New Secured PIK Notes and New Senior Secured Notes, if any, distributed to Holders of Class 5 Claims, shall be valued at their face amounts and New Class A Common Stock shall be valued at $4.2857 per share. In the event Class 5 receives the Supplemental Class 5 Distribution, then the Holders of Class 6 Claims shall receive, on the Effective Date, their Pro Rata share of the Class 6 Adjustment Amount determined as provided in this Section 5.6.

          5.7 CLASS 7. LANDLORD SETTLEMENT AGREEMENT CLAIM. Class 7 Claims are unimpaired. Holders of Claims arising under Landlord Settlement Agreements, whether executed prior to or subsequent to the Petition Date, shall receive the treatment provided in the Landlord Settlement Agreement, whether payment of Cash, performance by a Debtor, surrender of leasehold or other property rights, or as otherwise required, in the manner and at the time provided in a Landlord Settlement Agreement. All such Claims for payment, performance or otherwise shall be deemed Allowed unless a Final Order of the Bankruptcy Court is entered prior to the Effective Date disallowing, disapproving or unwinding a Landlord Settlement Agreement.

          5.8     CLASS 8. OLD COMMON STOCK.  Class 8 Interests are impaired.

          (a) If both Class 5 and Class 6 accept the Plan, each Holder of an Allowed Class 8 Interest as of the Distribution Record Date shall receive on the Effective Date, in full satisfaction of its Allowed Interest, its Pro Rata share of New Warrants, PROVIDED, HOWEVER, that Holders of less than 5,450 shares of Old Common Stock will receive no distribution.

          (b) If either Class 5 or Class 6 rejects the Plan, Holders of Class 8 Interests shall not receive or retain any property on account of their Class 8 Interests, and no New Warrants shall be issued.

          5.9 CLASS 9. CLAIMS FOR ISSUANCE OF OLD COMMON STOCK. Class 9 Claims are impaired. The Holders of Class 9 Claims shall not receive or retain any property under the Plan. All Old Employee Options and all other options or rights to acquire the Old Common Stock shall be canceled, annulled and extinguished on the Effective Date.

          5.10 CLASS 10. INTERCOMPANY CLAIMS. Class 10 Claims are unimpaired. Except as provided in Section 6.1.5 hereof, at Reorganized PHI's option, each Holder of an Allowed Class 10 Claim shall be treated in accordance with Section 1124(2) of the Bankruptcy Code.

          5.11 CLASS 11. INTERCOMPANY INTERESTS. Class 11 Interests are unimpaired. Holders of Class 11 Interests shall be treated in accordance with
Section 1124(2) of the Bankruptcy Code.

          5.12 POST-PETITION INTEREST. To the extent required by a Final Order of the Bankruptcy Court or applicable law, the aggregate distribution paid to Holders of Allowed Claims deemed to be unimpaired under the Plan shall include interest accrued thereon from the Petition Date through the Effective Date at the lower of (i) the Treasury Rate; (ii) the rate earned on the Debtors' cash investments; or (iii) the rate determined by the Bankruptcy Court.

          5.13 ALLOCATION BETWEEN PRINCIPAL AND ACCRUED INTEREST. The aggregate consideration paid to Holders in respect of their Allowed Claims shall be treated under this Plan as allocated first to the principal amount of such Allowed Claim to the extent thereof and, thereafter, to the interest, if any, accrued thereon through the Effective Date.


                                   ARTICLE VI

                         MEANS FOR EXECUTION OF THE PLAN

          6.1 IMPLEMENTATION OF PLAN. On the Effective Date, PHI shall (i) receive $30 million in cash from the New Money Investors, the purchase price for
7.0 million shares of New Class B Common Stock; (ii) issue up to $25 million face amount of the New Senior Secured Notes to one or more third-party lenders and/or to Bay Harbour and the Electing Holders of Class 5 Claims, and (iii) obtain such other financing on terms reasonably acceptable to the Debtors and the Creditors' Committee as necessary to effectuate the Plan, including, on or after the Effective Date, the proceeds from the Working Capital Facility to the extent necessary to fund the Debtors' obligations under this Plan and to operate the Reorganized Debtors. Reorganized PHI shall issue the New Senior Secured Notes, the New Secured PIK Notes, the New Warrants, New Options and New Common Stock, and shall deliver Cash to the entities entitled to receive distributions under this Plan.

          6.2 GENERAL CORPORATE MATTERS. Reorganized PHI and the other Reorganized Debtors shall take such action as is necessary under the laws of the State of Delaware, federal law and other applicable law to implement the terms and provisions of the Plan.

          6.2.1 CANCELLATION OF OLD SECURITIES, INSTRUMENTS AND AGREEMENTS RELATING TO IMPAIRED CLAIMS AND INTERESTS. On the Effective Date, except as otherwise provided in the Plan, all securities, instruments and agreements governing any Claims and Interests impaired hereby shall be deemed canceled and terminated, and the obligations of the Debtors relating to, arising under, in respect of or in connection with such securities, instruments and agreements shall be discharged; PROVIDED, HOWEVER, that except as otherwise provided herein, notes, securities and other evidences of Claims and Interests shall, effective upon the Effective Date, represent the right to participate, to the extent such Claims and Interests are Allowed, in the distributions contemplated by the Plan.

          6.2.2 EFFECTIVENESS OF SECURITIES, INSTRUMENTS AND AGREEMENTS. On the Effective Date, all securities, instruments and agreements entered into or issued pursuant to the Plan, including, without limitation, the Plan Documents and any security, instruments or agreements entered into in connection with any of the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

          6.2.3 CORPORATE ACTION. As of the Effective Date, Reorganized PHI shall be deemed to have adopted the Amended PHI Articles and the Amended PHI By-Laws which shall thereupon become effective. Reorganized PHI shall file the Amended PHI Articles which shall, among other things, contain appropriate provisions consistent with the Plan and other Plan Documents (i) governing the authorization of the New Common Stock, (ii) prohibiting the issuance of nonvoting equity securities as required by Section 1123(a)(6) of the Bankruptcy Code, and (iii) implementing such other matters as Reorganized PHI believes are necessary and appropriate to effectuate the terms and conditions of the Plan, including, without limitation, provisions implementing the Board member election rights of the Holders of New Class A Common Stock and New Class B Common Stock. Except as otherwise specifically provided in the Plan, the adoption of the Amended PHI Articles and the Amended PHI By-Laws, the selection of directors and officers of Reorganized PHI, the distribution of Cash, the issuance and distribution of the New Senior Secured Notes, the New Secured PIK Notes, the New Common Stock, the New Warrants, and the New Stock Options, and the adoption, execution and delivery of all contracts, instruments, indentures, modifications and other agreements related to any of the foregoing, and other matters provided for under the Plan involving corporate action to be taken by or required of Reorganized PHI shall be deemed to have occurred and be effective on the Effective Date as provided herein, and shall be authorized and approved in all respects without any requirements of further action by stockholders, officers or directors of Reorganized PHI. To the extent required by law, the Board of Directors of Reorganized PHI shall take such action as may be necessary from time to time to approve the issuance of the Plan Securities and such other action, if any, as may be required to meet the requirements of the Plan, the Plan Securities or the Plan Documents.

          6.2.4 MANAGEMENT AND BOARD OF DIRECTORS. On the Effective Date, the Board of Directors of Reorganized PHI shall consist of five (5) members appointed by the New Money Investors (the "Class B Directors") and two (2) members appointed by the Creditors' Committee (the "Class A Directors"). After the Effective Date, Holders of New Class B Common Stock shall have the right to elect the five Class B Directors, and the Holders of New Class A Common Stock shall have the right to elect the two Class A Directors until repayment in full of the New Secured PIK Notes, at which time the number of Class A Directors shall be reduced to one, and thereafter the Class A Director shall be elected by the Holders of New Class A Common Stock in accordance with the terms of the Amended PHI Articles and the Amended PHI By-Laws. Robert Earl shall be the Chief Executive Officer of PHI on and after the Effective Date. Selection of a Chief Financial Officer and a Chief Operating Officer for PHI prior to or as of the Effective Date shall be subject to the consent, not to be unreasonably withheld, of the Creditors' Committee, and after the Effective Date shall be subject to the super-majority approval of a majority of the members (including at least one Class A Director) of Reorganized PHI's Board of Directors. Officers and directors for all of the Reorganized Debtors other than PHI shall be designated by the Board of Directors of Reorganized PHI. Except as otherwise provided herein or in any Plan Document, the members of the existing Board of Directors of PHI shall have no continuing obligations to any of the Debtors or Reorganized PHI on and after the Effective Date. At such time as there shall be no issued and outstanding shares of Class B Common Stock, all members of the Board of Directors of Reorganized PHI shall be elected by the holders of Class A Common Stock.

          6.2.5 NEW STOCK OPTIONS. On the Effective Date, PHI shall implement the New Stock Option Plans for the benefit of Post-Effective Date management and Celebrities who continue to sponsor PHI. The Stock Options issued under the New Stock Option Plans shall be exercisable into shares of New Class A Common Stock. A Committee appointed by PHI's Board of Directors shall determine the exercise price and exercise term of the Stock Options.

          6.2.6 SUBSTANTIVE CONSOLIDATION. The Plan contemplates the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Case solely for purposes of confirmation, consummation and implementation of the Plan. Pursuant to the Confirmation Order, on the Confirmation Date: (i) all assets, and all proceeds thereof, and all liabilities of the Consolidated Debtors will be merged or treated as though they were merged with and into the assets and liabilities of Reorganized PHI; (ii) all Consolidated Claims and Claims among the Consolidated Debtors will receive no distribution under the Plan; (iii) any obligation of any Consolidated Debtor, and all guarantees thereof executed by one or more of the Consolidated Debtors, and any Claims filed or to be filed in connection with any such obligation and guarantee will be deemed one Claim against Reorganized PHI; (iv) each and every Claim filed in the individual Chapter 11 Case of any of the Consolidated Debtors will be deemed filed against Reorganized PHI; and (v) for purposes of determining the availability of the right of set-off under Section 553 of the Bankruptcy Code, the Consolidated Debtors shall be treated for purposes of the Plan as one entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to any of the Consolidated Debtors may be setoff against the debts of any of the Consolidated Debtors.

          6.2.7 EXTINGUISHMENT OF GUARANTEE. Except as otherwise provided in the Plan or in any Plan Documents, or in executory contracts or leases assumed by the Debtors, on the Effective Date, all Claims based upon guarantees of collection, payment or performance made by any of the Debtors as to the obligations of each other, including, without limitation, the Leasehold Guarantees, shall be discharged, released and of no further force and effect. Guarantees by the Debtors, any non-Debtor affiliates, officers, directors, other third parties or their affiliates of leases or contracts that are assumed by the Debtors on or prior to the Effective Date shall remain in existence and shall not be discharged or extinguished.

          6.2.8 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED PHI AND THE OTHER REORGANIZED DEBTORS. PHI shall continue to exist on and after the Effective Date as Reorganized PHI, a corporation duly organized under the laws of Delaware, with all the rights and powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under Delaware law, subject to the terms and provisions of this Plan and the Confirmation Order. The other Reorganized Debtors shall continue to exist on and after the Effective Date as entities duly organized under the laws of their respective states of incorporation or organization, unless otherwise determined by PHI or Reorganized PHI. Except as otherwise provided in the Plan, on or after the Effective Date, all property of the Consolidated Estates, and any property and assets acquired by the Debtor or the Reorganized Debtors under any provisions of the Plan, shall vest in the Reorganized Debtors, free and clear of any and all Claims, Liens, charges and other Encumbrances. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property or assets and compromise or settle any Claims against them without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional fees, disbursements, expenses or related support services without application to the Bankruptcy Court, except as otherwise provided in Section 14.3 of the Plan.

          6.3 DISTRIBUTION.

          6.3.1 GENERALLY. Except as otherwise provided in the Plan, any distribution required by the Plan to be made on the Effective Date in respect of a Claim or Interest that is Allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than the later to occur of: (i) 45 days after the Effective Date or (ii) the date on which such Claim or Interest becomes Allowed and any other conditions to distribution with respect to such Claim or Interest shall have been satisfied.

          6.3.2 DISTRIBUTIONS TO THE HOLDER OF SUNTRUST CLAIMS. Any cash payment required to be made on the Sun Trust Claims shall be delivered by PHI to Sun Trust on the Effective Date conditioned on the delivery by Sun Trust of executed releases of Liens, guarantees and cash collateral including any necessary mortgage satisfactions, UCC Terminations Statements or other documents reasonably requested by PHI.

          6.3.3 DISTRIBUTIONS TO HOLDERS OF OLD SENIOR SUBORDINATED NOTES CLAIMS. All distributions provided for in the Plan on account of Old Senior Subordinated Notes Claims will be made to the Old Indenture Trustee for further distribution to individual Holders of Old Senior Subordinated Notes Claims. Any such distribution made by the Old Indenture Trustee will be made pursuant to the Old Senior Subordinated Notes Indenture; provided, however, that any distributions of New Senior Secured Notes to Holders of Class 5 Claims shall be made only to Bay Harbour and the Electing Holders of Class 5 Claims. Notwithstanding any provision in the Plan to the contrary, the Old Senior Subordinated Notes Indenture will continue in effect to the extent necessary to allow the Old Indenture Trustee to receive and make distributions pursuant to the Plan on account of Old Senior Subordinated Notes Claims. Any actions taken by the Old Indenture Trustee on or after the Effective Date that are not for this purpose will be null and void as against the Debtors and Reorganized PHI, and Reorganized PHI will have no obligations to the Old Indenture Trustee for any fees, costs or expenses incurred in connection with any such actions.

          6.3.4 DISTRIBUTIONS TO HOLDERS OF OTHER CLAIMS AND INTERESTS. Reorganized PHI will make all distributions required under the Plan, except for distributions made by the Old Indenture Trustee. Reorganized PHI may employ or contract with other Entities including but not limited to the Old Stock Transfer Agent to assist it in making the distributions required by the Plan.

          6.3.5 COMPENSATION FOR SERVICES RELATED TO DISTRIBUTION. In consideration for providing services related to distributions pursuant to the Plan, the Old Indenture Trustee and any other Entity employed by Reorganized PHI, as the case may be, will receive from Reorganized PHI without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized PHI and will not be deducted from distributions to be made pursuant to the Plan to Holders of Allowed Claims and Allowed Interests.

          6.3.6 DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS.

          (a) Distributions to Holders of Allowed Claims and Holders of Allowed Interests will be made as follows: (a) with respect to Old Senior Subordinated Notes Claims by the Old Indenture Trustee, in accordance with the applicable Old Senior Subordinated Notes Indenture, (b) with respect to all other Allowed Claims, by Reorganized PHI (i) at the addresses set forth on the respective proofs of Claim Filed by Holders of such Claims; (ii) at the addresses set forth in any written notices of address change delivered to Reorganized PHI after the Bar Date; (iii) at the addresses reflected in the applicable Debtor's records if no proof of Claim has been Filed and Reorganized PHI has not received a written notice of a change of address, and (c) with respect to Allowed Class 8 Interests by Reorganized PHI at the addresses for record holders supplied by the Old Stock Transfer Agent or by PHI as of the Distribution Record Date.

          (b) If any distribution to a Holder of a Class 5 Claim is returned to the Old Indenture Trustee as undeliverable (an "Undeliverable Class 5 Distribution"), no further distributions will be made to that Holder until the Old Indenture Trustee is notified in writing of such Holder's then current address. If a Holder of Old Senior Subordinated Notes is not entitled to a distribution under the Old Senior Subordinated Notes Indenture, the Plan, or any order of the Bankruptcy Court, such distribution shall be treated as an Undeliverable Class 5 Distribution. Any such Undeliverable Class 5 Distributions will be held by the Old Indenture Trustee until they become deliverable, or one year from the Effective Date, whichever is earlier. After one year from the Effective Date, the Old Indenture Trustee may redistribute the Undeliverable Class 5 Distributions to other claimants receiving Class 5 distributions, on a pro rata basis. Any such distribution shall not alter the calculation of the aggregate value distributable to Class 5 for purposes of calculating the distribution to Class 6. If the Undeliverable Class 5 Distributions are so small as to make it unduly burdensome to distribute them to other claimants, the Old Indenture Trustee will return the Undeliverable Class 5 Distributions to Reorganized PHI.

          (c) If any distribution to any other Holders of Allowed Claims or Allowed Interests is returned as undeliverable, no further distributions will be made to such Holders until Reorganized PHI or its distribution agents are notified in writing of such Holder's then current address.

          (d) Undeliverable Cash (including dividends or other distributions on account of undeliverable New Common Stock) will be held in segregated bank accounts in the name of Reorganized PHI for the benefit of the potential claimants of such funds. Undeliverable Cash will be invested by Reorganized PHI in a manner consistent with Reorganized PHI's investment and deposit guidelines. Subject to paragraph 6.3.6(b) above, undeliverable Plan Securities will be held by Reorganized PHI for the benefit of the potential claimants of such securities. Any Holder of an Allowed Claim or an Allowed Interest that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by Reorganized PHI or the Old Indenture Trustee, as the case may be, within one year after the Effective Date will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Debtors, Reorganized PHI, the other Reorganized Debtors or their respective property. In such case, subject to paragraph 6.3.6(b) above, (i) any Cash held for distribution on account of such claims for undeliverable distributions (including Cash interest, maturities, dividends and other distributions on undelivered Plan Securities, as the case may be) shall be property of Reorganized PHI, free of any restrictions thereon (except as otherwise provided in any Plan Document); (ii) any New Secured PIK Notes held for distribution on account of such claims for distribution shall be canceled and of no further force or effect; and (iii) any New Common Stock held for distribution on account of such claims for distribution shall either be canceled or held as treasury shares as Reorganized PHI may determine is appropriate.

          (e) Pending the distribution of the New Common Stock, Reorganized PHI will cause all of the New Common Stock held by it for distribution under the Plan to be: (i) represented in person or by proxy at each meeting of the stockholders of Reorganized PHI; and (ii) voted proportionately with the votes cast with respect to New Class A Common Stock, by the other holders of New Class A Common Stock taken as a whole, and with respect to New Class B Common Stock, by the other holders of New Class B Common Stock taken as a whole.

          6.3.7   DISTRIBUTION RECORD DATE.

          As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Securities (as applicable) will be closed, and Reorganized PHI, the Old Indenture Trustee, the Old Stock Transfer Agent and their respective agents will have no obligation to recognize the transfer of any Old Securities occurring after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

          6.3.8 MEANS OF CASH PAYMENTS. Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a domestic bank selected by Reorganized PHI, or by wire transfer from a domestic bank, at the option of Reorganized PHI.

          6.3.9   FRACTIONAL PLAN SECURITIES

          (a) Notwithstanding any other provisions of the Plan, principal amounts of the New Secured PIK Notes or the New Senior Secured Notes will be issued only in denominations of $1,000 and integral multiples thereof. When any distribution on account of an Allowed Claim would otherwise result in the issuance of New Secured PIK Notes or the New Senior Secured Notes with an aggregate principal amount that is not an integral multiple of $1,000, the actual distribution of such notes will be rounded to the next higher or lower integral multiple of $1,000, as follows: (a) aggregate principal amounts that exceed an integral multiple of $1,000 by $500 or more will be rounded to the next higher integral multiple of $1,000 and (b) aggregate principal amounts that exceed an integral multiple of $1,000 by less than $500 will be rounded to the next lower integral multiple of $1,000. If, as a result of such rounding, the sum of such principal amounts differs from the aggregate principal amount of such New Secured PIK Notes or the New Senior Secured Notes specified to be distributed pursuant to the Plan, as applicable, the aggregate principal amount of the New Secured PIK Notes or the New Senior Secured Notes so specified to be distributed pursuant to the Plan will be adjusted upward or downward to provide for the distribution of the applicable New Secured PIK Notes or the New Senior Secured Notes in an aggregate principal amount equal to such sum. No consideration will be provided in lieu of principal amounts that are rounded down.

          (b) Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock, and whole numbers of New Warrants and New Options will be issued. When any distribution on account of an Allowed Claim or an Allowed Interest would otherwise result in the issuance of a number of shares of New Common Stock or a number of New Warrants or New Options that is not a whole number, the actual distribution of shares of such stock, warrants or options will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (ii) fractions less than 1/2 will be rounded to the next lower number. The total number of shares of New Common Stock, New Warrants or New Options specified to be distributed to a Class of Claims or Interests will be adjusted as necessary to account for the rounding provided for herein. If, as a result of such rounding, the amount of shares of New Common Stock or the amount of New Warrants to be distributed to a particular Class differs from the aggregate number of shares of New Common Stock, New Warrants or New Options specified to be distributed pursuant to the Plan to that Class, the aggregate number of shares of New Common Stock or the amount of New Warrants or New Options specified with respect to such Class will be adjusted upward or downward to provide for the appropriate distribution of New Common Stock, New Warrants or New Options, as the case may be. No consideration will be provided in lieu of fractional shares, warrants or options that are rounded down. In addition, notwithstanding the foregoing, no de minimis distribution shall be made as provided in Section 14.17 of this Plan.

          6.3.10  SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES.

          (a) As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or an Allowed Interest evidenced by the notes, instruments, securities or other documentation canceled pursuant to the Plan, the Holder of such Claim or Interest must tender the applicable notes, instruments, securities or other documentation evidencing such Claim or Interest to Reorganized PHI or its designated agent, or the Old Indenture Trustee, as applicable. Any Cash or Plan Securities to be distributed pursuant to the Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.3.6 hereof.

          (b) Except as provided in Section 6.3.10(c) hereof, each Holder of an Allowed Claim or an Allowed Interest will tender its Old Security to Reorganized PHI or its designated agent or the Old Indenture Trustee, as applicable, together with a letter of transmittal to be provided to such Holder by Reorganized PHI or its designated agent, or the Old Indenture Trustee as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the Holder of the applicable Old Security to act and the authenticity of any signatures required thereon. All surrendered Old Securities will be marked as canceled by Reorganized PHI or its designated agent, or the Old Indenture Trustee, as applicable, and delivered to Reorganized PHI.

          (c) In addition to any requirements under the applicable Old Indenture, any Holder of a Claim or Interest evidenced by an Old Security that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Old Security, deliver to Reorganized PHI or its designated agent or the Old Indenture Trustee, as applicable: (i) evidence satisfactory to such Entity of such loss, theft, mutilation or destruction and (ii) such security or indemnity as may be required by such Entity to hold such Entity harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Old Security. Upon compliance with this Section 6.3.10(c) by a Holder of a Claim or an Interest evidenced by an Old Security, such Holder will, for all purposes under the Plan, be deemed to have surrendered an Old Security.

          (d) Any Holder of an Old Security that fails to surrender or be deemed to have surrendered such Old Security within one year after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Old Security discharged and will be forever barred from asserting any such claim against the Debtors, Reorganized PHI, the other Reorganized Debtors or their respective property.

          6.3.11 SETOFF. Reorganized PHI may, but shall not be required to, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, claims of any nature that the Debtors or Reorganized PHI may have against the Holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a setoff nor the allowance of any Claim against the Debtors or Reorganized PHI shall constitute a waiver or release by the Debtors or Reorganized PHI of any claim that the Debtors or Reorganized PHI may possess against such Holder.

          6.4 INDENTURE TRUSTEE CHARGING LIENS. In full satisfaction of Allowed Claims secured by Indenture Trustee Charging Liens, the Old Indenture Trustee will receive from Reorganized PHI Cash equal to the amount of such Claims, and any Indenture Trustee Charging Liens will be released. Distributions received by Holders of Allowed Claims pursuant to the Plan will not be reduced on account of payment of Allowed Claims secured by Indenture Trustee Charging Liens. Notwithstanding any other provisions of the Plan, upon: (a) submission of appropriate documentation to Reorganized PHI regarding fees and expenses incurred by the Old Indenture Trustee in connection with the Chapter 11 Cases through the Effective Date that are secured by an Old Indenture Trustee Charging Lien and (b) the failure of Reorganized PHI to object on the grounds of reasonableness, as determined under the terms of the applicable Old Senior Subordinated Notes Indenture, to the payment of such fees and expenses within 20 Business days after receipt of such documentation, the Old Indenture Trustee will be deemed to hold an Allowed Claim for such fees and expenses, which Reorganized PHI will pay in Cash within 30 Business Days after the receipt of the documentation regarding the fees and expenses of such Old Indenture Trustee, without further Bankruptcy Court approval.

          6.5 RETIREE BENEFITS. On and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized PHI shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in Section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

          6.6 EXEMPTIONS FROM SECURITIES LAWS AND REGISTRATION RIGHTS.

          (a) The Confirmation Order will provide that the offer and sale of those Plan Securities that are issued in exchange for a Claim against, an interest in, or an Administrative Claim against the Debtors, or principally in such exchange and partly for cash or property, are exempt from registration pursuant to Section 1145(a) of the Bankruptcy Code and that those Plan Securities may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an "underwriter," as defined in
Section 1145(b)(1) of the Bankruptcy Code with respect to those Plan
Securities.

          (b) Plan Securities issued to the New Money Investors, or to a purchaser of the New Senior Secured Notes, or to any other Entity that is not exchanging Claims or Interests for such securities, shall be issued pursuant to the exemption provided by Section 4(2) of the Securities Act.

          (c) Reorganized PHI, the New Money Investors and certain other holders of Plan Securities, if any, who may be deemed to be "underwriters" as defined in
Section 1145(b)(1) of the Bankruptcy Code or under the Securities Act with respect to the Plan Securities shall enter into a Registration Rights Agreement, substantially in the form filed as Exhibit "12" to this Plan at or prior to the Confirmation Hearing. The Registration Rights Agreement requires Reorganized PHI to use its reasonable best efforts to file within 90 days after the Effective Date, or such longer time as may be required to prepare the necessary financial statements, at its expense, a "shelf" registration statement (the "Shelf Registration Statement"), and to have the Shelf Registration Statement declared effective as soon as practicable after such filing and to keep the Shelf Registration Statement continuously effective until the second anniversary date of the effective date thereof. No securities other than the New Common Stock, the New Senior Secured Notes, the New Secured PIK Notes and the New Warrants, in each instance held by the New Money Investors or an Entity deemed to be an "underwriter", shall be included in the Shelf Registration Statement. Reorganized PHI shall also, if necessary, supplement or make amendments to the Shelf Registration Statement to the extent necessary to keep the Shelf Registration Statement effective as aforesaid.


                                  ARTICLE VII

                       ACCEPTANCE OR REJECTION OF THE PLAN

          7.1 CLASSES ENTITLED TO VOTE. Only Holders of an Allowed Claim in Class 5 or Class 6 under the Plan shall be entitled to vote separately to accept or reject the Plan. Each Holder of a Claim or Interest in a Class of Claims or Interests which is unimpaired under the Plan, including Class 1, Class 2, Class 3, Class 4, Class 7, Class 10 and Class 11 shall be presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Classes 8 and 9 shall be presumed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

          7.2 CLASS ACCEPTANCE REQUIREMENT. An impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

          7.3 CONFIRMATION NOTWITHSTANDING REJECTION OF PLAN BY AN IMPAIRED CLASS. If any impaired Class or Classes of Claims or Interests shall not accept the Plan, the Debtors request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code. In addition, the Debtors reserve the right to modify the Plan pursuant to the provisions of Section 14.13 of the Plan to provide treatment sufficient to assure that the Plan does not discriminate unfairly, and is fair and equitable, with respect to the Class or Classes not accepting the Plan and, in particular, the treatment necessary to meet the minimum requirements of Sections 1129(a) and (b) of the Bankruptcy Code with respect to the rejecting Classes and any other Classes affected by such modifications; PROVIDED, HOWEVER, that the Debtors shall not modify the Plan to
(i) reduce the distributions to be made to any of Classes 1, 2, 3, 4, 5, 6, 7, 10 or 11; or (ii) increase the distributions to be made to any Class, without first having obtained the consent of the Creditors' Committee.


                                  ARTICLE VIII

                     PROCEDURE FOR RESOLVING DISPUTED CLAIMS

          8.1 UNIMPAIRED CLAIMS GENERALLY. The amount of any Allowed Unimpaired Claim including the rights, if any, of the Holder of any such Claim that has properly Filed a proof of Claim on or prior to the Bar Date, or any other date determined by the Bankruptcy Court with respect to such Claim, to payment in respect thereof shall (a) be determined, (i) in the event that no objection to, or request for estimation with respect to, such Claim is Filed in accordance with Section 8.3 hereof, by any court of competent jurisdiction other than the Bankruptcy Court in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved and adjudicated if these Chapter 11 Cases had not been commenced or (ii) in the event that an objection to, or request for estimation with respect to, such Claim is Filed in accordance with Section 8.3 hereof, by the Bankruptcy Court, (b) except as otherwise provided in Section 8.1(a)(ii) hereof, survive the Effective Date and consummation of the Plan as if the Chapter 11 Cases had not been commenced, and
(c) not be discharged pursuant to Section 1141 of the Bankruptcy Code. In order to carry out the foregoing provisions of the Plan, the Debtors, Reorganized PHI and the Holders of Unimpaired Claims that have properly Filed a proof of Claim on or prior to the Bar Date, shall have, among other rights and obligations, the following rights and obligations:

          8.1.1 DEBTOR ACTIONS; RESERVATION OF RIGHTS. Except to the extent that an objection to, or a request for estimation with respect to an Unimpaired Claim has been filed in accordance with Section 8.3 hereof, the Holder of such Claim shall be entitled, after the Effective Date, to commence any action or proceeding against Reorganized PHI, or to continue any action or proceeding against any of the Debtors, to determine the amount of its Claim in any court of competent jurisdiction.

          8.1.2 CREDITOR ACTIONS. The Debtors or Reorganized PHI, as the case may be, may at any time before or after the Confirmation Date and before or after the Effective Date, dispute, defend against or otherwise oppose, in accordance with bankruptcy or nonbankruptcy law, any such Unimpaired Claim (other than any such Claim to the extent allowed by Final Order of the Bankruptcy Court or the Confirmation Order) without taking any formal action either in or out of court (except as otherwise required by bankruptcy or nonbankruptcy law). Reorganized PHI shall retain, in addition to all claims, rights and causes of action retained by Reorganized PHI pursuant to Section 14.5 of the Plan, all defenses, at law or in equity, to any and all Unimpaired Claims (other than any such Claim to the extent allowed by Final Order of the Bankruptcy Court or the Confirmation Order).

          8.2 REJECTION CLAIMS. Any Rejection Claim not barred pursuant to the provisions of Section 9.2 of the Plan shall be an Allowed Claim in the amount set forth in the Filed proof of Claim evidencing such Claim unless an objection is Filed to such Claim not later than sixty (60) days after the Effective Date or such later time ordered by the Bankruptcy Court without need for notice and hearing. Upon the Filing of any such objection, the amount of the Allowed Rejection Claim, if any, shall be determined by the Bankruptcy Court unless it shall have sooner become an Allowed Claim.

          8.3 DISPUTED CLAIMS. The amount of any Claim which is a Disputed Claim and the rights of the Holder of such Claim, if any, to payment in respect thereof shall be determined by the Bankruptcy Court, unless it shall have sooner become an Allowed Claim. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than as provided in Section 4.1 hereof) and Interests shall be Filed and served upon the Holder of such Claim or Interest no later than sixty (60) days after the Effective Date; PROVIDED, HOWEVER, that, unless otherwise ordered by the Bankruptcy Court, any of the Debtors, or Reorganized PHI shall be entitled to File an objection to any Claim Filed after the Bar Date, including, without limitation, any Claim Filed by a governmental unit pursuant to Section 502(b)(9) of the Bankruptcy Code, on or prior to the later of (i) sixty (60) days after the Effective Date and (ii) sixty (60) days after the service of such Claim on any of the Debtors or Reorganized PHI.

          8.4 AUTHORITY TO OPPOSE CLAIMS. On and after the Effective Date, except as the Bankruptcy Court may otherwise order, Reorganized PHI shall have the exclusive right to make, prosecute and settle any objections to Claims or Interests.

          8.5 TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS. Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of a Disputed Claim until such Claim or Interest becomes an Allowed Claim or an Allowed Interest, as the case may be.


                                   ARTICLE IX

                               EXECUTORY CONTRACTS

          9.1 GENERAL TREATMENT. If the Effective Date occurs, all executory contracts and unexpired leases of the Debtors designated for assumption under the Plan, or at or prior to the Confirmation Hearing, shall be assumed by Reorganized PHI or the applicable other Reorganized Debtor as of the Confirmation Date. All other executory contracts or unexpired leases shall be deemed rejected as of the Confirmation Date.

          9.2 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not previously evidenced by a Filed proof of Claim or barred by a Final Order, shall be forever barred and shall not be enforceable against the Debtors, Reorganized PHI, the other Reorganized Debtors or their properties or agents, successors, or assigns, unless a proof of Claim relating thereto is Filed with the Bankruptcy Court within thirty (30) days after the later of (i) the entry of a Final Order authorizing such rejection and (ii) the Effective Date, or within such shorter period as may be ordered by the Bankruptcy Court.

          9.3 CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Each executory contract and unexpired lease to be assumed pursuant to the Plan shall be reinstated and rendered unimpaired in accordance with Sections 1124(2) and 365(b)(1) of the Bankruptcy Code, or in accordance with the applicable Landlord Settlement Agreement or any other agreement that is approved by the Bankruptcy Court. In connection therewith, the Debtors shall cure or provide adequate assurance that they will cure any monetary default (other than of the kind specified in Section 365(b)(2) of the Bankruptcy Code), by payment of the default amount in Cash on the Effective Date (or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree), compensate, or provide adequate assurance that the Debtors will promptly compensate parties other than the Debtors to such contract or lease for any actual pecuniary loss to such parties resulting from such default, and provide adequate assurance of future performance under such contract or lease. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of Reorganized PHI, the other Reorganized Debtors or any of their assignees to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments or performance required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.


                                    ARTICLE X

                       CONDITIONS TO CONFIRMATION AND THE
                        OCCURRENCE OF THE EFFECTIVE DATE

          10.1 CONDITIONS TO CONFIRMATION. Confirmation of this Plan is conditioned upon the occurrence of the following, or waiver of the following, conditions jointly by the Debtors and the Creditors' Committee:

          (a) PHI shall have Filed with the Bankruptcy Court a fully-executed agreement with the New Money Investors for the acquisition of New Class B Common Stock on terms consistent with this Plan;

          (b) PHI shall have Filed with the Bankruptcy Court a fully-executed agreement for the acquisition by Bay Harbour Management L.C. or one or more other parties of the New Senior Secured Notes for up to $25 million on terms consistent with this Plan or evidence of other financing as necessary to implement the Plan on terms acceptable to the Debtors and the Creditors' Committee;

          (c) The Plan shall have been accepted by not less than two-thirds in amount and a majority in number of the Holders of the Claims in Class 5 (Old Senior Subordinated Notes) entitled to vote and that do vote on the Plan;

          (d) A Confirmation Order in form and substance acceptable to the Debtors and the Creditors' Committee shall have been Filed with and signed by the Bankruptcy Court; and

          (e) No material alterations to the Plan as Filed shall be required by the Bankruptcy Court, unless consented to by the Debtors.

          10.2 CONDITIONS TO THE OCCURRENCE OF THE EFFECTIVE DATE. This Plan shall not be consummated and the Effective Date shall not occur unless and until each of the following conditions have been satisfied or, if waivable, waived jointly by the Debtors and the Creditors' Committee:

          (a) All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall have been paid;

          (b) The provisions of the Plan and all exhibits thereto shall be reasonably satisfactory to the Debtors and the Creditors' Committee;

          (c) The Confirmation Order shall have become a Final Order;

          (d) The Effective Date shall have occurred no later than February 29, 2000; and

          (e) All actions and documents necessary to implement the provisions of this Plan shall have been effected, executed or duly provided for in a manner reasonably satisfactory to the Debtors and the Creditors' Committee.


                                   ARTICLE XI

                EFFECTS OF CONFIRMATION AND EFFECTIVENESS OF PLAN

          11.1 DISCHARGE OF CLAIMS. Except as otherwise provided herein or in the Confirmation Order, on the Effective Date: (i) the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims of any kind, nature, or description whatsoever against the Debtors, any of their assets or properties or any property dealt with under the Plan to the extent permitted by Section 1141 of the Bankruptcy Code; (ii) all existing Claims against the Debtors shall be and shall be deemed to be discharged; (iii) all obligations of the Debtors, directly or as guarantors, under the SunTrust Agreements and the Old Senior Subordinated Notes Indenture, shall be deemed released, discharged and satisfied; and (iv) all Holders of Claims and Interests shall be precluded from asserting against the Debtors, any of their assets or properties, or any property dealt with under the Plan, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such Holder Filed a proof of Claim.

          11.2 DISCHARGE OF DEBTORS. Except as otherwise provided herein, any consideration distributed to Creditors under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and, except as otherwise provided herein, upon the Effective Date, the Debtors shall be deemed discharged and released to the extent permitted by Section 1141 of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Confirmation Date, and all debts of the kinds specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based upon such debt is Filed or deemed Filed under Section 501 of the Bankruptcy Code; or (ii) the Holder of a Claim based upon such debt has accepted the Plan. Except as provided herein and therein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors. As provided in Section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the commencement or continued prosecution of any action against the Debtors, Reorganized PHI, the other Reorganized Debtors, or any of their respective properties, to the extent it relates to a Claim discharged.

          11.3 SURVIVAL OF INDEMNIFICATION CLAIMS AND OBLIGATIONS. Notwithstanding any other provision of this Plan, all existing provisions of the By-Laws, the Old Senior Subordinated Notes Indenture or other applicable laws, corporate documents or agreements of the Debtors or any Foreign Subsidiary or Domestic Subsidiary providing for the indemnification of current or former officers or directors of any of the Debtors, or the Old Indenture Trustee, and all Claims of such officers, directors or the Old Indenture Trustee, under the by-laws of such Debtor, the Old Senior Subordinated Notes Indenture or other applicable law, corporate documents or agreements shall expressly survive Confirmation of the Plan and be binding on and enforceable against Reorganized PHI irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date.

          11.4 TERMINATION OF CLAIMS OF CONTRACTUAL SUBORDINATION AGAINST HOLDERS OF OLD SENIOR SUBORDINATED NOTES CLAIMS. Provided that (i) the Bankruptcy Court shall have entered the Confirmation Order and (ii) the Effective Date shall have occurred, all rights, actions or causes of action between or among Holders of "senior indebtedness" (as defined in the Old Senior Subordinated Notes Indenture) and Holders of Old Senior Subordinated Notes Claims based upon any claimed right to contractual subordination shall be satisfied, terminated, void and of no further force or effect as of the Effective Date so that, notwithstanding any such rights, actions or causes of action, each Holder of Old Senior Subordinated Notes Claims shall have the rights and benefits of the distributions provided in this Plan.


                                  ARTICLE XII

                            RELEASES AND INJUNCTIONS

          12.1 RELEASES. On the Effective Date, Reorganized PHI and the other Reorganized Debtors shall be deemed to release unconditionally, and hereby are deemed to release unconditionally on such date (i) each present or former officer, director, shareholder, employee, consultant, attorney, accountant and other representatives of the Debtors, the Domestic Subsidiaries and the Foreign Subsidiaries, PROVIDED, HOWEVER, that in no event shall the Reorganized Debtors be deemed to have released any Releasee that asserts a Disputed Claim against the Debtors or the Reorganized Debtors from any claim, counter claim, defense or offset that may be asserted in connection with such claim; (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee each consultant, attorney, accountant or other representative or member (and each of such member's respective officers, directors, shareholders, employees, consultants, attorneys, accountants and other representatives) of the Creditors' Committee, and (iii) the Holders of Old Senior Subordinated Notes Claims that are or were at any time members of the Unofficial Noteholders' Committee and, solely in their capacity as representatives of such Holders, each of such Holder's respective officers, directors, shareholders, employees, consultants, attorneys, accountants and other representatives as well as attorneys and financial advisors to the Unofficial Noteholders' Committee, and their officers, directors, shareholders and employees (the Entities specified in clauses (i), (ii) and (iii) are referred to collectively as the "Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases or the Plan, except that no Releasees shall be released from acts or omissions which are the result of gross negligence or willful misconduct.

          On the Effective Date, each Holder of a Claim or Interest shall be deemed to have released unconditionally, and hereby is deemed to release unconditionally on such date, the Releasees, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to Reorganized PHI, the other Reorganized Debtors, the Chapter 11 Cases or the Plan, except that no Releasees shall be released from acts or omissions which are the result of gross negligence or willful misconduct.

          If and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then the Debtors reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them.

         12.2 NO LIABILITY FOR SOLICITATION OR PARTICIPATION. As specified in
Section 1125(e) of the Bankruptcy Code, Entities that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable, on account of such solicitation or participation, for violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of securities in connection therewith.

         12.3 LIMITATION OF LIABILITY. Neither the Debtors, Reorganized PHI, the other Reorganized Debtors, nor any of their respective employees, officers, directors, agents, or representatives, nor any Professionals employed by any of them, nor the Creditors' Committee or any of its members, agents, representatives, or professional advisors, shall have or incur any liability to any Entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating the Plan, or any contract, instrument, release, or other agreement or document created in connection with the Plan.

          12.4 GENERAL INJUNCTION. Except as provided herein or in the Confirmation Order, from and after the Effective Date, all Entities who received or are Holders of Plan Securities and all Holders of Claims against or Interests in the Estates are permanently restrained and enjoined after the Confirmation Date (i) from commencing, continuing, or taking any act, to enforce against any of the Debtors or any Foreign Subsidiary or Domestic Subsidiary or any officer, director or employee of any of the Debtors any right, claim or cause of action arising under or related to any Old Security or any claim from enforcing, attaching, collecting or recovering by any manner or means, any judgment, award, decree or order against any Debtor or any Foreign Subsidiary or Domestic Subsidiary or any right, claim or cause of action arising under or related to any Old Security or any claim, (ii) from creating, perfecting or enforcing any encumbrance of any kind against any Debtor or any Foreign Subsidiary or Domestic Subsidiary or any right, claim or cause of action arising under or related to any Old Security or any claim, (iii) from asserting any setoff, right of subrogation, indemnification, contribution or recoupment of any kind against any obligation due any Debtor or any Foreign Subsidiary or Domestic Subsidiary, or any right, claim or cause of action arising under or related to any Old Security or any claim, and (iv) from performing any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan and orders of the Bankruptcy Court; PROVIDED, HOWEVER, that each Holder of a Claim or Interest may, to the extent permitted by and in accordance with the provisions of the Plan, commence or continue any action or proceeding to determine the amount of its Claim or Interest in the Bankruptcy Court or any other court of competent jurisdiction, and all Holders of Claims or Interests shall be entitled to enforce their rights under the Plan and the Plan Documents, provided further, however, that nothing in the Plan shall restrain and enjoin all Entities who received or are Holders of Plan Securities and all Holders of Claims against and Interests in the Estates from taking any action to enforce liability arising from acts or omissions which are the result of gross negligence or willful misconduct.

         12.5 SECTION 346 INJUNCTION. In accordance with Section 346 of the Bankruptcy Code, for purposes of any state or local law imposing a tax, income will not be realized by the Estates, the Debtors or Reorganized PHI by reason of the forgiveness or discharge of indebtedness resulting from the Chapter 11 Cases. As a result each state or local taxing authority is permanently enjoined and restrained, after the Confirmation Date, from commencing, continuing or taking any act to impose, collect or recover in any manner any tax against any Debtor, Reorganized PHI or the other Reorganized Debtor, arising by reason of the forgiveness or discharge of indebtedness of any such Entity under the Plan.


                                  ARTICLE XIII

                            RETENTION OF JURISDICTION

          13.1 SCOPE OF JURISDICTION. Pursuant to Sections 1334 and 157 of Title 28 of the United States Code, notwithstanding occurrence of the Effective Date or substantial consummation of the Plan, the Bankruptcy Court shall retain and have jurisdiction from and after the Confirmation Date of all matters arising in, arising under, and related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

               13.1.1 To hear and determine any and all adversary proceedings, applications or contested matters pending on the Effective Date or brought after the Effective Date including, but not limited to, Avoidance Actions, if any;

               13.1.2 To hear and determine any and all applications for substantial contribution and for compensation and reimbursement of expenses Filed in accordance with the Plan;

               13.1.3 To hear and determine Rejection Claims, disputes arising from the assumption and assignment of executory contracts and unexpired leases, and Disputed Claims which are Impaired Claims or which are held by Holders of Unimpaired Claims;

               13.1.4 To hear and determine, pursuant to the provisions of
Section 505 of the Bankruptcy Code, all issues related to the liability of a Debtor for any tax incurred prior to the Effective Date;

               13.1.5 To enforce the provisions of the Plan and to determine any and all disputes under the Plan;

               13.1.6 To enter and implement such orders as may be appropriate in the event Confirmation is for any reason stayed, reversed, revoked, modified or vacated;

               13.1.7 To modify any provision of the Plan to the extent permitted by the Bankruptcy Code and to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

               13.1.8 To enter such orders as may be necessary or appropriate in furtherance of consummation and implementation of the Plan;

               13.1.9 To determine the allowance of Claims and Interests as provided in the Plan; and

               13.1.10 To enter an order closing the Chapter 11 Cases.

          13.2 FAILURE OF THE BANKRUPTCY COURT TO EXERCISE JURISDICTION. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, this Article XIII shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.


                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

          14.1 COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, the Debtors, Reorganized PHI, the other Reorganized Debtor, the Collateral Agent, and the Old Indenture Trustee shall comply with all applicable withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and all distributions hereunder shall be subject to such withholding and reporting requirements. Creditors may be required to provide certain tax information as a condition to receipt of distributions pursuant to the Plan. Notwithstanding any other provision of the Plan, each Entity receiving a distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

          14.2 DISCHARGE OF OLD INDENTURE TRUSTEE. Subsequent to the performance of the Old Indenture Trustee, or its agents, of their duties and obligations under the provisions of the Plan and the Confirmation Order, if any, and under the terms of the Old Senior Subordinated Notes Indenture, such Old Indenture Trustee and its agents shall be relieved, discharged and released from all obligations, claims, rights, demands and causes of action associated with or arising from such Old Senior Subordinated Notes Indenture. The Confirmation Order shall enjoin from and after the Effective Date the prosecution, whether directly, derivatively or otherwise, of any claim, debt, right, cause of action or liability released or to be released pursuant to this Section 14.2.

          14.3 POST-EFFECTIVE DATE FEES AND EXPENSES OF PROFESSIONALS. Reorganized PHI shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court (except as may be required by Section 1129(a)(4) of the Bankruptcy Code), pay the reasonable fees and reasonable expenses of the Professionals related to implementation and consummation of the Plan that are incurred after the Effective Date; PROVIDED, HOWEVER, that no such fees and expenses shall be paid except upon receipt by Reorganized PHI of a detailed written invoice from the Professional seeking compensation and expense reimbursement and PROVIDED, FURTHER, HOWEVER, that Reorganized PHI may, within ten (10) business days after receipt of an invoice for fees and expenses, object to some or all of any such invoice, and if the dispute cannot be resolved with the Professional seeking compensation, then either party may request that the Bankruptcy Court determine the reasonableness of such fees and expenses.

          14.4 VESTING OF PROPERTY OF THE DEBTORS. Except as otherwise provided in the Plan (including any Plan Document) or any other indentures, instruments or agreements to be executed and delivered pursuant to the Plan or the Confirmation Order, upon the Effective Date, all property of the Consolidated Estates, wherever situated, shall vest in Reorganized PHI or the other Reorganized Debtors, as applicable, and shall be retained by Reorganized PHI or the other Reorganized Debtors, as applicable, or distributed to Creditors or Interest Holders as provided in the Plan. On the Effective Date, all property of the Consolidated Estates, whether retained by Reorganized PHI or the other Reorganized Debtors, as applicable, or distributed to Creditors or Interest Holders, shall be free and clear of all Claims, Liens, Encumbrances and Interests, except the Claims, Liens, Encumbrances and Interests of Creditors and Holders of Interests expressly provided for in the Plan (including in any Plan Document).

          14.5 CAUSES OF ACTION. Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized PHI shall retain and may enforce any claims, rights and causes of action that any of the Consolidated Debtors or the Consolidated Estates may hold against any entity including, without limitation, any Avoidance Actions or any claims, rights or causes of action arising under any similar provisions of state law, or any other statute or legal theory. Reorganized PHI or any successor may pursue those rights of action, as appropriate, in accordance with what is in the best interests of Reorganized PHI or any successor holding such rights of action.

          14.6 ASSUMPTION OF LIABILITIES. The liability for and obligation to make the distributions required under the Plan shall be assumed by Reorganized PHI, which shall have the liability for, and obligation to make, all distributions of Cash, Plan Securities or other instruments to be issued by the Debtors or Reorganized PHI.

          14.7 OTHER DOCUMENTS AND ACTIONS. Without a further order of the Bankruptcy Court, the Debtors and Reorganized PHI may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan. Each of the President, any Vice President, the Chief Financial Officer, the Secretary, the Treasurer or other duly authorized representative of each of the Debtors and of Reorganized PHI, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

          14.8 SECTION 1146 EXEMPTION. Pursuant to Section 1146(c) of the Bankruptcy Code, (i) the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated by the Plan, (ii) the making, delivery, creation, assignment, amendment or recording of any note or other obligation for the payment of money or any mortgage, deed of trust or other security interest under, in furtherance of, or in connection with the Plan, the issuance, renewal, modification or securing of indebtedness by such means, and (iii) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

          14.9 BINDING EFFECT.

                  (a) From and after the Confirmation Date, the Plan shall be binding upon and inure to the benefit of the Reorganized Debtors, Holders of Claims, Holders of Interests, and their respective successors and assigns.

                  (b) If the Plan is not confirmed, the Plan shall be deemed null and void and notwithstanding anything herein or in the Disclosure Statement to the contrary nothing contained herein or in the Disclosure Statement shall be deemed (i) to constitute a waiver or release of any Claims by the Debtors or any other Entity, (ii) to prejudice in any manner the rights of the Debtors or any other Entity, (iii) to constitute any admission by any of the Debtors, or any other Entity, or (iv) to constitute any admission or concession regarding any Claim or Interest.

          14.10 GOVERNING LAW. Unless an applicable rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or the Delaware Corporation Law, the internal laws of the State of Delaware (without reference to conflict of laws principles) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan or the Chapter 11 Cases, except as may otherwise be provided in such agreements, documents, and instruments.

          14.11 FILING OF ADDITIONAL DOCUMENTS. On or before the conclusion of the Confirmation Hearing, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

          14.12 DISSOLUTION OF CREDITORS' COMMITTEE. On the Effective Date, the Creditors' Committee shall dissolve and the members of the Creditors' Committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases. The Professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except as specifically provided in the Plan, and for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed after the Effective Date pursuant to the Plan.

          14.13 AMENDMENTS AND MODIFICATIONS.

                  (a) The Debtors may, with the consent of the Creditors' Committee and in accordance with Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, after hearing on notice to such Entities as are entitled to such notice pursuant to Bankruptcy Rule 3019, amend or modify the Plan prior to the entry of the Confirmation Order. No amendment or modification of Section
12.1 of the Plan shall require any resolicitation of acceptances.

                  (b) After the entry of the Confirmation Order, PHI may, with the consent of the Creditors' Committee and in accordance with Section 1127(b) of the Bankruptcy Code, amend or modify this Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, and after the Effective Date the parties to any Plan Document may amend or modify any such Plan Document pursuant to the terms thereof without notice to any Entity not entitled to receive notice under such Plan Document and without an order from the Bankruptcy Court.

          14.14 REVOCATION. The Debtors reserve the right to revoke and withdraw the Plan prior to Confirmation. If the Debtors revoke or withdraw the Plan pursuant to this Section 14.14, then the Plan shall be deemed null and void and, in such event, the provisions of Section 14.9(b) shall apply.

          14.15 SEVERABILITY. Should any provision in the Plan be determined to be unenforceable, with the consent of the Debtors or Reorganized PHI, as applicable, such provisions shall be deemed to be severed, and such determination shall in no way limit or affect the enforceability and operative effect of any other provisions of the Plan.

         14.16 NOTICES. Any pleading, notice or other document required by the Plan or the Confirmation Order to be served or delivered to the Debtors, Reorganized PHI or the Creditors' Committee will be sent by overnight delivery service, courier service or facsimile transmission to:

                  (a)      Planet Hollywood International, Inc.
                           8669 Commodity Circle
                           Orlando, FL 32819
                           Attn:  General Counsel

with copies to:

                           Lewis Kruger
                           Robin Keller
                           Stroock & Stroock & Lavan LLP
                           180 Maiden Lane New
                           York, NY 10038 (212) 806-5400 (phone) (212) 806-6006
                           (fax)

                           (COUNSEL TO THE DEBTORS)

                   (b)     Myron Trepper
                           Steven Wilamowsky
                           Willkie Farr & Gallagher
                           153 East 53rd Street
                           New York, NY 10022
                           (212) 728-8000
                           (212) 728-8111

            (COUNSEL TO THE OFFICIAL UNSECURED CREDITORS' COMMITTEE)

          14.17 DE MINIMIS DISTRIBUTIONS. Notwithstanding any provision to the contrary contained herein, no distribution of less than twenty-five dollars ($25) in Cash or less than 100 shares of New Common Stock or 10 New Warrants or New Options shall be made to any Holder of an Allowed Claim or an Allowed Interest. Such undistributed amount will be retained by Reorganized PHI, and in the case of undistributed New Common Stock, held as treasury shares.

          14.18 PLAN AND PLAN DOCUMENTS CONTROL. In the event and to the extent that any provision of the Disclosure Statement is inconsistent with any provision of the Plan or any Plan Document, the applicable provision of the Plan or the applicable Plan Document shall control and take precedence. In the event and to the extent that any provision of the Plan is inconsistent with any provision of any Plan Document, the applicable provision of the applicable Plan Document shall control and take precedence.

                              CONFIRMATION REQUEST

          Debtors hereby request Confirmation of the Plan pursuant to Section 1129(a) or, in the event the Plan is not accepted by each of those Classes of Claims and Interests entitled to vote, Section 1129(b) of the Bankruptcy Code.

Dated:   December 13, 1999
         Orlando, Florida

                             Respectfully submitted,

PLANET HOLLYWOOD INTERNATIONAL,             COOL PLANET, INC.
  INC.

By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    ------------------------------              -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


COOL PLANET II, INC.                        PLANET HOLLYWOOD (ASPEN), INC.


By:  \S\ THOMAS AVALLONE                    By: \S\ THOMAS AVALLONE
    ------------------------------              -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (ATLANTIC                  PLANET HOLLYWOOD (CHICAGO), INC.
  CITY), INC.

By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    -------------------------------             -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (HONOLULU),                PLANET HOLLYWOOD (LP), INC.
  INC.

By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    -------------------------------             -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (NEW YORK                  PLANET HOLLYWOOD (NEW YORK),
  CITY), INC.                               LTD.

By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    --------------------------------        -----------------------
    Name: Thomas Avallone                   Name: Thomas Avallone
    Title: Executive Vice President         Title: Executive Vice President
           Chief Financial Officer                 Chief Financial Officer


PLANET HOLLYWOOD (ORLANDO), INC.            PLANET HOLLYWOOD (PHOENIX), INC.

By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    --------------------------------            -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (REGION I), INC.           PLANET HOLLYWOOD (REGION II), INC.


By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    --------------------------------            -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (REGION III), INC.         PLANET HOLLYWOOD (REGION IV), INC.


By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    --------------------------------            -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (REGION V), INC.           PLANET HOLLYWOOD (REGION VI), INC.


By: \S\ THOMAS AVALLONE                     By: \S\ THOMAS AVALLONE
    --------------------------------            -------------------
    Name: Thomas Avallone                       Name: Thomas Avallone
    Title: Executive Vice President             Title: Executive Vice President
           Chief Financial Officer                     Chief Financial Officer


PLANET HOLLYWOOD (REGION VII),              PLANET HOLLYWOOD (TEXAS), LTD.
  INC.

By:  \S\ THOMAS AVALLONE                    By: \S\ THOMAS AVALLONE
     ------------------------------             -------------------
     Name: Thomas Avallone                      Name: Thomas Avallone
     Title: Executive Vice President            Title: Executive Vice President
            Chief Financial Officer                    Chief Financial Officer


PLANET HOLLYWOOD (WAREHOUSE),               SOUND REPUBLIC, INC.
  INC.

By:  \S\ THOMAS AVALLONE                    By: \S\ THOMAS AVALLONE
     ---------------------------------          -------------------
     Name: Thomas Avallone                      Name: Thomas Avallone
     Title: Executive Vice President            Title: Executive Vice President
            Chief Financial Officer                    Chief Financial Officer


SOUND REPUBLIC I, INC.                      ALL STAR CAFE INTERNATIONAL, INC.

By:  \S\ THOMAS AVALLONE                    By: \S\ THOMAS AVALLONE
     --------------------------------           -------------------
     Name: Thomas Avallone                      Name: Thomas Avallone
     Title: Executive Vice President            Title: Executive Vice President
            Chief Financial Officer                    Chief Financial Officer


ALL STAR CAFE (NEW YORK), INC.              EBCO MANAGEMENT, INC.

By:  \S\ THOMAS AVALLONE                    By: \S\ THOMAS AVALLONE
     ---------------------------------          -------------------
     Name: Thomas Avallone                      Name: Thomas Avallone
     Title: Executive Vice President            Title: Executive Vice President
            Chief Financial Officer                    Chief Financial Officer

                                     ANNEX A

                    SUMMARY TERMS OF NEW SENIOR SECURED NOTES

Issuer:                       Reorganized Planet Hollywood International, Inc.
("PHI")

Guarantors:                   All Operating Subsidiaries of PHI (together with
                              PHI, the "Company")

Principal Amount:             Up to $25 million

Maturity:                     First or Second Anniversary of the Effective Date
                              [subject to the approval of the Senior Secured
                              Notes purchaser].

Interest:                     Payable quarterly or semi-annually in arrears in
                              cash at a rate of 8% per annum, plus an applicable default interest rate as may be negotiated.

Security:                     The New Senior Secured Notes shall be secured by
                              liens on substantially all of the Reorganized
                              Company's assets except that their liens on inventory, receivables, Memorabilia and other collateral reasonably determined by PHI to be necessary in accordance with prudent business practices to secure the Working Capital Facility, shall be junior to the liens of the Working
                              Capital Facility. The Company will negotiate in good faith with the Committee regarding terms for the release by the Working Capital Facility lender of Memorabilia and other collateral securing the Working Capital Facility based on liquidity levels of the Company to be determined, provided that after giving effect to such releases, the Company maintains adequate liquidity and working capital.

Covenants:                    Normal and customary for secured indebtedness of
                              this nature to be determined to the reasonable satisfaction of the Creditors' Committee.

Asset Sales:                  Any net proceeds from the sale of any collateral
                              must be used to repay the Senior Secured Notes, subject to the terms of the Working Capital
                              Facility.

Commitment Fee:               To Be Determined

Equity:                       To Be Determined

                                     ANNEX B

                     SUMMARY TERMS OF NEW SECURED PIK NOTES

Issuer:                       Reorganized Planet Hollywood International, Inc.
                              ("PHI")

Guarantors:                   All Operating Subsidiaries of PHI (together with
                              PHI, the "Company")

Principal Amount:             $65.7 million (estimated)

Maturity:                     Fifth Anniversary of the Effective Date

Interest:                     Payable semi-annually in cash, at 10% per annum,
                              or at the sole election of the issuer, payable in kind in additional New Secured PIK Notes at 12.75% per annum; PROVIDED, HOWEVER, that commencing two and one-half years after the Effective Date, interest on the New Secured PIK Notes shall be payable only in cash at 10% per annum; AND FURTHER
                              PROVIDED, HOWEVER, that after one year from the date of issuance, interest on the New Secured PIK
                              Notes shall be paid in cash at 10% per annum if the ratio of the Reorganized Company's consolidated EBITDA to Interest Expense is greater than 1.75 for the last twelve month period.

Security:                     The New Secured PIK Notes shall be secured by
                              liens on substantially all of the Reorganized
                              Company's assets junior solely to the New Senior
                              Secured Notes and the Working Capital Facility.

Optional
Redemption:                   New Secured PIK Notes may be redeemed, in whole or
                              in part, at any time, at the option of the Issuer, at par plus accrued and unpaid interest to the date of redemption.

Mandatory
Redemption:                   At an annual measuring point to be agreed upon by
                              PHI and the Creditors' Committee: (a) if the ratio of the Company's consolidated EBITDA to Interest
                              Expense is greater than 2.0 for the last twelve month period; and (b) the sum of the Company's cash plus availability under its post-Effective
                              Date Working Capital Facility exceeds $25 million, then 50% of such excess shall be used to redeem the New Secured PIK Notes.

Covenants:                    Normal and customary for secured indebtedness of
                              this nature, to be determined to the reasonable satisfaction of the Creditors' Committee.

                                     ANNEX C

                          SUMMARY TERMS OF NEW WARRANTS

Issuer:                       Reorganized Planet Hollywood International, Inc.
                              ("PHI")

Strike Price:                 $65.50 per share

Term:                         Expire three years after the Effective Date

                                    EXHIBIT 1

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES

          FORM OF AMENDED AND RESTATED PHI CERTIFICATE OF INCORPORATION

                                [TO BE INCLUDED]

                                    EXHIBIT 2

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                    FORM OF AMENDED AND RESTATED PHI BY-LAWS

                                [TO BE INCLUDED]

                                    EXHIBIT 3

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                   FORM OF NEW SENIOR SECURED NOTES INDENTURE

                                [TO BE INCLUDED]

                                    EXHIBIT 4

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES

                    FORM OF NEW SENIOR SECURED NOTES SECURITY
                              AND PLEDGE AGREEMENT

                                [TO BE INCLUDED]

                                    EXHIBIT 5

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES

                      FORM OF NEW WORKING CAPITAL FACILITY

                                [TO BE INCLUDED]

                                    EXHIBIT 6

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


         FORM OF WORKING CAPITAL FACILITY SECURITY AND PLEDGE AGREEMENT

                                [TO BE INCLUDED]

                                    EXHIBIT 7

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                     FORM OF NEW SECURED PIK NOTES INDENTURE

                                [TO BE INCLUDED]

                                    EXHIBIT 8

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


           FORM OF NEW SECURED PIK NOTES SECURITY AND PLEDGE AGREEMENT


                                [TO BE INCLUDED]

                                    EXHIBIT 9

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                  INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

                                [TO BE INCLUDED]

                                   EXHIBIT 10

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES



                          FORM OF NEW WARRANT AGREEMENT

                                [TO BE INCLUDED]

                                   EXHIBIT 11

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                              FORM OF NEW WARRANTS

                                [TO BE INCLUDED]

                                   EXHIBIT 12

                                       TO

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                [TO BE INCLUDED]

                                    EXHIBIT 2

                                       TO

                   FIRST AMENDED DISCLOSURE STATEMENT FOR THE
                   FIRST AMENDED JOINT REORGANIZATION PLAN OF
                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                      LIST OF LICENSED OR FRANCHISED UNITS

PLANET HOLLYWOOD UNITS


Cancun, Mexico                         Puerto Vallarta, Mexico
Jakarta, Indonesia                     Moscow, Russia
Sydney, Australia                      Cape Town, South Africa
Acapulco, Mexico                       Dubai, United Arab Emirates
Bangkok, Thailand                      Tel Aviv, Israel
Beirut, Lebanon                        Guam
Singapore                              Melbourne, Australia
Kuala Lumpur, Malaysia                 Rome, Italy
Madrid, Spain                          Gold Coast, Australia
Taipei, Taiwan                         Sao Paulo, Brazil
Montreal, Canada                       Niagara Falls, Canada
Vancouver, Canada                      Toronto, Canada
Hong Kong                              New Orleans, Louisiana
Barcelona, Spain




OFFICIAL ALL STAR CAFE UNITS

Mexico City, Mexico                    Melbourne, Australia
Atlantic City, New Jersey              Honolulu, Hawaii

                                    EXHIBIT 3

                                       TO

                   FIRST AMENDED DISCLOSURE STATEMENT FOR THE
                   FIRST AMENDED JOINT REORGANIZATION PLAN OF
                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                 LIST OF LOCATIONS CLOSED SINCE JANUARY 1, 1999


PLANET HOLLYWOOD UNITS


Houston, Texas                                   Edmonton, Canada
Miami, Florida                                   Chicago, Illinois
Ft. Lauderdale, Florida                          Gurnee Mills, Illinois
Prague, Czech Republic                           Maui, Hawaii
Helsinki, Finland                                Phoenix Arizona
Aspen, Colorado                                  Costa Mesa, California
Zurich, Switzerland
Indianapolis, Indiana


OFFICIAL ALL STAR CAFE UNITS

Atlanta, Georgia


SOUND REPUBLIC UNITS

London, England


COOL PLANET UNITS

Irvine, California

                                    EXHIBIT 4

                                       TO

                   FIRST AMENDED DISCLOSURE STATEMENT FOR THE
                   FIRST AMENDED JOINT REORGANIZATION PLAN OF
                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


           LIST OF LOCATIONS SUBJECT TO LANDLORD SETTLEMENT AGREEMENTS

MODIFIED LEASES AGREED TO

PLANET HOLLYWOOD UNITS

                  Atlantic City, New Jersey
                  Myrtle Beach, South Carolina
                  Washington, D.C.
                  Mall of America, Minnesota
                  Gatwick, England
                  Lake Tahoe, Nevada
                  Baltimore, Maryland
                  Atlanta, Georgia
                  Honolulu, Hawaii
                  Nashville, Tennessee
                  San Diego, California
                  Seattle, Washington


UNITS FRANCHISED/LICENSED TO THIRD PARTIES

PLANET HOLLYWOOD UNITS

                  New Orleans, Louisiana
                  Montreal, Canada
                  Toronto, Canada
                  Vancouver, Canada

OFFICIAL ALL STAR CAFE UNITS

                  Atlantic City, New Jersey
                  Honolulu, Hawaii

                                    EXHIBIT 5

                                       TO

                   FIRST AMENDED DISCLOSURE STATEMENT FOR THE
                   FIRST AMENDED JOINT REORGANIZATION PLAN OF
                       PLANET HOLLYWOOD INTERNATIONAL INC.
                         AND CERTAIN OF ITS SUBSIDIARIES


                        HISTORICAL FINANCIAL INFORMATION

PLANET HOLLYWOOD INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS STATED IN THOUSANDS OF           JUNE 27,       DECEMBER 27,
U.S. DOLLARS                                                            1999             1998
                                                                     ------------     ------------
                                                                      (UNAUDITED)

ASSETS
Current assets:
         Cash and cash equivalent.......................        $       21,702    $       45,426
         Accounts receivable, net.......................                12,835            16,740
         Taxes receivable...............................                    --            12,308
         Inventories....................................                15,329            19,186
         Prepaid expenses and other assets..............                 8,047             6,271
                                                                    -----------       ----------
                  Total current assets..................                57,913            99,931
         Restricted cash and cash equivalents...........                 9,155            16,265
         Property and equipment, net....................               264,362           281,115
         Goodwill, net..................................                26,212            27,057
         Other assets, net..............................                16,934            16,417
         Investments in affiliated entities.............                30,080            31,842
                                                                    ----------        ----------
                  Total assets..........................        $      404,656    $      472,627
                                                                ==============    ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Accounts payable and accrued liabilities.......        $       70,191    $       64,783
         Notes payable - current........................               257,722            25,326
                                                                --------------    --------------
                  Total current liabilities.............               327,913            90,109
         Deferred rentals...............................                11,442            11,618
         Notes payable..................................                 4,324           254,420
         Capital lease obligation.......................                 3,876             3,815

         Deferred credits...............................                 7,464             6,350

                  Total liabilities.....................               355,019           366,312
         Minority interest..............................                 5,504                --
         Stockholders' equity:
              Common stock - Class A....................                 1,003               974
              Common stock - Class B....................                    89               118
              Capital in excess of par value............               286,367           285,667
              Deferred compensation.....................                  (125)             (225)
              Accumulated deficit.......................              (240,176)         (177,288)
              Accumulated other compensation income.....                (3,025)           (2,931)
                                                                    -----------       -----------
         Total stockholders' equity.....................                44,133           106,315
                                                                        ======           =======

         Total liabilities and stockholders' equity             $      404,656    $      472,627
                                                                ==============    ==============


Note:   Unaudited financial statements for twenty-six weeks ended June 27, 1999 should be read in conjunction with the financial reports filed with the Securities and
        Exchange Commission.

                                                                      THIRTEEN WEEKS ENDED               TWENTY-SIX WEEK ENDED
PLANET HOLLYWOOD INTERNATIONAL INC. AND SUBSIDIARIES                 -----------------------           -------------------------
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS                       JUNE 27,       JUNE 28,          JUNE 27,         JUNE 28,
(UNAUDITED)STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER              1999           1998              1999             1998
SHARE AMOUNTS                                                        -----------      -----------       -----------     ----------
Revenues................................................            $   76,647        $  105,112      $   151,675        $  201,644

Cost and expenses:
     Cost of sales......................................                20,728            25,328           40,961            48,957
     Operating expenses.................................                57,259            57,973          113,068           112,646
     General and administrative expenses................                12,380             9,932           24,175            18,300
     Preopening costs...................................                   303             2,559              303             4,675
     Depreciation and amortization......................                 4,891             5,842            9,983            11,197
     Restructuring charges..............................                    --                --            3,500                --
     Impairment of long lived assets.........................               --                --            4,598                --
                                                                    ----------           ---------      ---------          --------
                                                                        95,561           101,634          196,588           195,775

Income (loss) from operations...........................              (18,914)             3,478         (44,913)             5,869
Non-operating expenses (income):
     Interest expense...................................                 9,136             6,888           17,254             7,304
     Interest income....................................                 (282)           (1,332)            (774)           (1,561)
     Equity in (common) loss of
       unconsolidated affiliates........................                    58             (100)            1,155             (505)

     Other..............................................                   340                --              340                --
                                                                   -----------           ----------     ----------        ---------
Income (loss) before income taxes and
     cumulative effect..................................              (28,166)           (1,978)         (62,888)               631
Provision for (benefit from) income taxes...............                    --             (742)               --               238

Income (loss) before cumulative effect of
     change in accounting principle.....................              (28,166)           (1,236)         (62,888)               393
Cumulative effect of change in accounting
     principal..........................................                    --                --               --           (5,984)
                                                                 -------------    -------------    --------------    --------------
Net loss................................................        $     (28,166)    $      (1,236)   $     (62,888)    $      (5,591)
                                                                ==============    ==============   ==============    ==============
Loss per share:
BASIC
Income (loss) before cumulative effect
     of change in accounting principal..................        $       (0.26)    $       (0.01)   $       (0.58)    $         0.00
                                                                ==============    ==============   ==============    ==============

Cumulative effect of change in accounting
     principle..........................................                    --                --               --            (0.05)

Net loss................................................        $        (0.26)   $        (0.01)  $        (0.58)   $        (0.05)
                                                                ===============   ==============   ==============    ==============
DILUTED
Income (loss) before cumulative effect
     of change in accounting principal..................        $       (0.26)    $       (0.01)   $       (0.58)    $         0.00
                                                                ==============    ==============   ==============    ==============
Cumulative effect of change in accounting
     principle..........................................                    --                --               --            (0.05)
                                                                ==============    ==============   ==============    ==============
Net loss................................................        $       (0.26)    $       (0.01)   $        (0.58)   $        (0.05)
                                                                ==============    ==============   ==============    ==============
BASIC Weighted Average Shares...........................               109,091           109,089          109,091           109,056
                                                                ==============    ==============   ==============    ==============
DILUTED Weighted Average Shares.........................               109,091           109,692          109,091           109,787
                                                                ==============    ==============   ==============    ==============


Note:    Unaudited financial statements for twenty-six weeks ended June 27, 1999 should be read in conjunction with the financial reports filed with the Securities and
         Exchange Commission.

PLANET HOLLYWOOD INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
STATED IN THOUSANDS OF U.S. DOLLARS

                                                                              TWENTY-SIX WEEKS ENDED
                                                                               JUNE 27,         JUNE 28,
                                                                                1999             1998
                                                                                ----             ----

NET CASH USED IN OPERATING ACTIVITIES                                         $(27,724)        $(20,926)

Cash flows from investing activities:
         Additions to property and equipment......................              (4,281)         (39,384)
         Proceeds from sales of property and equipment............              20,540               --
         Purchase of restaurant from franchisee...................               --              (2,635)
         Sale of joint venture interests..........................               --               2,250
         Investment in affiliate..................................                 107             (461)
         Other....................................................               --                (767)
                                                                              ----------        ---------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                             16,366          (40,997)
                                                                              ----------        ----------
Cash flows from financing activities:
         Proceeds from issuance of notes payable..................               2,370          250,000
         Change in restricted cash................................               3,104               --
         Exercise of stock options................................                  --               61
         Deferred financing costs.................................                  --          (10,455)
         Repayment of notes payable...............................             (17,851)         (63,106)
                                                                              -----------      ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...............             (12,377)         176,500
                                                                              -----------      ----------
EFFECT OF EXCHANGE RATES ON CASH..................................                  11             (160)
                                                                              -----------      ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..............             (23,724)         114,417
                                                                              -----------      ----------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..................              45,426            9,089
                                                                              -----------      ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........................             $21,702         $123,506
                                                                              ===========      ==========


Note:
Unaudited financial statements for twenty-six weeks ended June 27, 1999 should be read in conjunction with the financial reports filed with the Securities and Exchange Commission.

PLANET HOLLYWOOD INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(000's OMITTED)
DECEMBER 27, 1998

                                                                                            DECEMBER 28,        DECEMBER 27,
                                                                                               1997                1998
                                                                                            ------------        ------------
ASSETS
Current assets:
     Cash and cash equivalents                                                              $     9,089         $    45,426
     Accounts receivable, less allowance of $1,500 and $2,122                                    25,084              16,740
     Inventories                                                                                 42,612              19,186
     Deferred taxes                                                                              10,427                --
     Income taxes receivable                                                                       --                12,308
     Pre-opening cost, net                                                                        7,803                --
     Prepaid expenses and other assets                                                            7,082               6,271
                                                                                            -----------         -----------
          Total current assets                                                                  102,097              99,931

     Restricted cash and cash equivalents                                                          --                16,265
     Property and equipment, net                                                                318,456             281,115
     Goodwill                                                                                    29,922              27,057
     Deferred taxes                                                                               6,015                --
     Other assets, net                                                                            8,665              16,417
     Investment in affiliated entities                                                           40,404              31,842
                                                                                            -----------         -----------
          Total assets                                                                      $   505,559         $   427,627
                                                                                            -----------         -----------
                                                                                            -----------         -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                                       $    54,100         $    35,111
     Accrued expenses                                                                            15,215              29,672
     Notes payable - current                                                                      1,264              25,326
                                                                                            -----------         -----------
          Total current liabilities                                                              70,579              90,109

     Deferred rentals                                                                            10,798              11,618
     Notes payable                                                                               66,628             254,420
     Capital lease obligation                                                                     3,863               3,815
     Deferred credits                                                                            15,150               6,350
                                                                                            -----------         -----------
          Total liabilities                                                                     167,018             366,312
                                                                                            -----------         -----------
                                                                                            -----------         -----------
Commitments and contingencies (Note 12)

Stockholders' equity:
     Preferred stock, $.01 par value; 25,000,000 shares authorized; none issued;
          preferences, limitations and rights to be established by the Board of Directors         --                   --
     Common stock - Class A voting, $.01 par value; 250,000,000 shares authorized;
          97,127,526 and 97,325,796 issued and outstanding, respectively                            972                 974
     Common stock - Class B non-voting, $.01 par value, 25,000,000 shares authorized;
          11,545,706 issued and outstanding                                                         118                 118
     Capital in excess of par value                                                             279,372             285,667
     Deferred compensation                                                                       (4,125)               (225)
     Retained earnings (accumulated deficit)                                                     66,644            (177,288)
     Cumulative currency translation adjustments                                                 (4,440)             (2,931)
                                                                                            -----------         -----------
               Total sctockholders' equity                                                      338,541             106,315
                                                                                            -----------         -----------
                    Total liabilities and stockholders' equity                              $   505,559         $   472,627
                                                                                            -----------         -----------
                                                                                            -----------         -----------
Note:
Unaudited financial statements for twenty-six weeks ended June 27, 1999 should be read in conjunction with the financial reports filed with the Securities and Exchange Commission

PLANET HOLLYWOOD INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(OOOs OMITTED)
DECEMBER 27, 1998

                                                                                  FISCAL            FISCAL            FISCAL
                                                                                   1996              1997              1998
                                                                                ------------     ------------      ------------
REVENUES:
     Direct                                                                     $    347,436     $    447,310      $    367,296
     Royalty                                                                           4,528           11,715             8,078
     Franchise                                                                        21,400           16,100            11,600
                                                                                ------------     ------------      ------------
                                                                                     373,364          475,125           386,974
                                                                                ------------     ------------      ------------
COSTS AND EXPENSES:
     Cost of sales                                                                    90,816          119,449           110,874
     Operating                                                                       156,893          208,484           237,930
     General and administrative                                                       23,041           54,683            64,548
     Preopening expenses                                                              14,257           18,868            10,384
     Depreciation and amortization                                                    13,038           19,957            25,024
     Restructuring charges                                                              --               --               6,925
     Accelerated compensation expense                                                   --               --               6,191
     Impairment of long lived assets                                                    --             48,699           125,843
                                                                                ------------     ------------      ------------
                                                                                     298,045          470,140           587,719
                                                                                ------------     ------------      ------------
Income (loss) from operations                                                         75,319            4,985          (200,745)
                                                                                ------------     ------------      ------------
NON-OPERATING (INCOME) EXPENSE
     Interest income                                                                  (2,121)          (1,327)           (4,847)
     Interest expense                                                                  4,995             --              25,822
     Equity in (income) loss of unconsolidated affiliates                             (4,308)          (6,900)           11,022
                                                                                ------------     ------------      ------------
                                                                                      (1,434)          (8,227)           31,997

Income before minority interests                                                      76,753           13,212          (232,742)
Minority interests                                                                     1,037             --                --
                                                                                ------------     ------------      ------------
Income before provision for income taxes                                              75,716           13,212          (232,742)
Provision for income taxes                                                            27,636            4,954             5,206
                                                                                ------------     ------------      ------------
Income (loss) before extraordinary item                                               48,080            8,258          (237,948)
Extraordinary loss on early extinguishment of debt
     (net of income tax benefit of $5,991)                                            10,421             --                --
Cumulative effect of change in accounting for preopening costs
     (net of income taxes of $3,590)                                                    --               --               5,984
                                                                                ------------     ------------      ------------
Net income (loss)                                                               $     37,659     $      8,258      $   (243,932)
                                                                                ------------     ------------      ------------
                                                                                ------------     ------------      ------------
EARNINGS PER SHARE:

     BASIC:
       Income (loss) before extraordinary item                                  $        .47     $        .08      $      (2.18)
       Extraordinary items                                                              (.10)            --                --
       Cumulative effect of accounting change                                           --               --                (.06)
                                                                                ------------     ------------      ------------
       Net income (loss)                                                        $        .37     $        .08      $      (2.24)
                                                                                ------------     ------------      ------------
                                                                                ------------     ------------      ------------
     DILUTED:
       Income (loss) before extraordinary item                                  $        .47     $        .08      $      (2.17)
       Extraordinary item                                                               (.10)            --                --
       Cumulative effect of accounting change                                           --               --                (.06)
                                                                                ------------     ------------      ------------
       Net income (loss)                                                        $        .37     $        .08      $      (2.23)
                                                                                ------------     ------------      ------------
                                                                                ------------     ------------      ------------
Note:
Unaudited financial statements for twenty-six weeks ended June 27, 1999 should be read in conjunction with the financial reports filed with the
Securities and Exchange Commission

PLANET HOLLYWOOD INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                                                  FISCAL            FISCAL           FISCAL
                                                                                   1996              1997             1998
                                                                                ------------     ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                          $     37,659     $      8,258      $   (243,932)
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
       Depreciation                                                                    11,620           18,173            22,129
       Amortization                                                                    15,676           20,652             2,895
       Extraordinary item                                                              10,421             --                --
       Impairment of long lived assets                                                  --             48,699           125,843
       Cumulative effect of change in accounting principle                              --               --               5,984
       Amortization of discount on senior subordinated notes, debt issue
          costs and line of credit costs                                               1,167             --               3,954
       Amortization of celebrity restricted stock options and awards                   1,268            2,864             8,736
       Minority interests                                                              1,037             --                --
       Equity in income of unconsolidated affiliates                                  (4,308)          (6,900)           11,022
       Changes in assets and liabilities:
          Accounts receivable                                                        (15,604)          (4,959)            9,015
          Income taxes receivable                                                       --               --             (12,308)
          Inventories                                                                 (7,747)         (22,008)           23,426
          Prepaid expenses and other assets                                           (1,778)          (3,604)              811
          Preopening costs                                                           (13,916)         (19,869)             --
          Deferred income taxes                                                        5,711          (10,125)           20,032
          Accounts payable and accrued expenses                                        3,230            4,780            (3,558)
          Deferred rentals                                                             3,827              469               820
          Deferred credits                                                               100           (1,950)           (8,800)
          Other, net                                                                     467           (3,207)           (4,079)
                                                                                ------------     ------------      ------------
          Net cash provided by (used in) operating activities                         48,830           31,273           (38,010)
                                                                                ------------     ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and equipment                                             (81,675)        (120,033)         (105,819)
     Proceeds from sale of subsidiary interests                                         --               --               2,250
     Proceeds from sale of transportation equipment                                    7,936             --                --
     Purchase of restaurant from franchisee                                             --             (8,083)           (2,521)
     Investment in affiliated entities                                                  (131)         (22,721)           (2,749)
     Other                                                                              --             (1,115)           (1,240)
                                                                                ------------     ------------      ------------
          Net cash used in investing activities                                      (73,870)        (151,952)         (110,079)
                                                                                ------------     ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Change in restricted cash and investments                                           610             --             (16,265)
     Proceeds from issuance of senior subordinated notes                               --                --             250,000
     Distributions to minority interests                                                (271)            --                --
     Proceeds from issuance of common stock                                          196,581           19,137              --
     Proceeds from exercise of options                                                 --                 891                61
     Proceeds from issuance of notes payable                                           3,360           63,028            34,809
     IPO costs and  financing costs capitalized                                       (3,445)            --                --
     Deferred financing costs                                                           (698)          (1,020)          (11,163)
     Repayment of stockholder notes payable                                          (70,750)            --                --
     Repayment of notes payable                                                      (65,439)            (883)          (73,003)
                                                                                ------------     ------------      ------------
          Net cash provided by financing activities                                   59,948           81,153           184,439
                                                                                ------------     ------------      ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                --              (1,216)              (13)
                                                                                ------------     ------------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  34,908          (40,742)           36,337
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      14,923           49,831             9,089
                                                                                ------------     ------------      ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $     49,831     $      9,089      $     45,426
                                                                                ------------     ------------      ------------
Note:
Unaudited financial statements for twenty-six weeks ended June 27, 1999 should be read in conjunction with the financial reports filed with the
Securities and Exchange Commission